UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPRINT NEXTEL CORPORATION

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AMENDED MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Sprint Nextel Corporation:

On or about May 3, 2013, we mailed you a proxy statement-prospectus relating to a special stockholders’ meeting of Sprint Nextel Corporation (“Sprint”) that was scheduled to be held on June 12, 2013, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 and April 12, 2013 (the “Merger Agreement”), by and among Sprint, SoftBank Corp. (“SoftBank”) and its direct and indirect wholly owned subsidiaries, Starburst I, Inc. (“HoldCo”), Starburst II, Inc. (“New Sprint” or “Parent”) and Starburst III, Inc. (“Merger Sub”), pursuant to the terms of which Merger Sub will merge with and into Sprint, with Sprint surviving the merger as a wholly-owned subsidiary of New Sprint (the “SoftBank Merger”).

I am pleased to report that on June 10, 2013, the parties to the Merger Agreement entered into an amendment (the “Merger Agreement Amendment”) to increase by $4.5 billion the aggregate cash consideration payable in the SoftBank Merger to Sprint stockholders. This increases the aggregate cash consideration payable to Sprint stockholders in the SoftBank Merger from $12.14 billion to $16.64 billion. Of this amount, $1.5 billion is being funded by new cash being contributed by SoftBank, and $3.0 billion is being funded by reallocating a portion of the aggregate $18.54 billion being contributed by SoftBank to New Sprint, such that $1.9 billion, instead of $4.9 billion, will remain in the cash balances of New Sprint immediately following the closing of the SoftBank Merger.

The Merger Agreement Amendment will result in a 37% increase in the aggregate amount of cash consideration payable to Sprint stockholders, and, based on the number of shares of Sprint common stock outstanding as of June 7, 2013, will result in Sprint stockholders who elect (or are deemed to have elected) to receive cash receiving a minimum of $5.50 per share cash consideration (even if all Sprint stockholders were to elect or be deemed to have elected to receive cash consideration). This represents an increase of $1.48 from the $4.02 per share cash consideration that such stockholders would have received under the Merger Agreement prior to the Merger Agreement Amendment if all Sprint stockholders elect (or are deemed to have elected) to receive cash consideration.

In addition, the Merger Agreement Amendment provides that Sprint stockholders will have the option to elect to receive cash in the amount of $7.65 (a $0.35 increase from the $7.30 option under the Merger Agreement prior to the Merger Agreement Amendment) for each share of Sprint common stock owned by them (subject to proration). Sprint stockholders will also continue to have the option to elect to receive one share of New Sprint common stock for each share of Sprint common stock owned by them (subject to proration).

In connection with, and in consideration of, the increase in the cash consideration payable in the SoftBank Merger, SoftBank and Sprint have also amended the Merger Agreement to:

•

provide that immediately following the effective time of the SoftBank Merger, SoftBank (through its ownership of HoldCo) will own approximately 78% of the fully diluted equity of New Sprint (increased from approximately 70%), and the former stockholders and other equityholders of Sprint will own approximately 22% of the fully diluted equity of New Sprint (decreased from approximately 30%); and

•

make various other changes, including to increase the amounts payable by Sprint to SoftBank if the Merger Agreement, as amended by the Merger Agreement Amendment (the “Amended Merger Agreement”), were to be terminated under the circumstances that trigger such payments, amend the definition of “Superior Offer,” amend the conditions under which Sprint may terminate the Amended Merger Agreement and require Sprint to adopt, no later than June 17, 2013, a stockholder rights plan that will provide for certain protections for Sprint and its stockholders with respect to unsolicited offers for Sprint.

In addition, SoftBank and Sprint amended the Bond Purchase Agreement (the “Bond Purchase Agreement”) entered into by and between Sprint and Parent, dated as of October 15, 2012, to provide that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Amended Merger Agreement is terminated (except if the Amended Merger Agreement is terminated by Sprint as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and to provide Parent, in lieu of converting the bond previously issued pursuant to the terms of the Bond Purchase Agreement, the right to cause Sprint (or any successor to Sprint) to purchase the bond, upon certain qualifying termination events, and subject to adjustment, at a price that consists of the principal and accrued interest of the bond, plus the aggregate net value of Sprint common stock that would otherwise be issuable upon conversion of the bond determined by subtracting the initial $5.25 per share conversion price of the bond from the volume-weighted average price of Sprint common stock into which the bond would otherwise be convertible over a period of 30 trading days ending on the qualifying termination date (the “Amended Bond Purchase Agreement”).

We are pleased to inform you that a number of the significant conditions to closing the SoftBank Merger that are provided for in the Merger Agreement have been satisfied, including:

•	expiration of the waiting period applicable to the closing of the SoftBank Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),

•	obtaining all required consents to the SoftBank Merger by state regulatory agencies,

•	confirmation that the Committee on Foreign Investments in the United States has completed its review of the SoftBank Merger with no unresolved national security concerns,

•	acceptance by the Defense Security Service of a commitment to implement certain national security measures following the SoftBank Merger, and

•	the declaration of effectiveness by the SEC of the registration statement of which this supplement and the proxy statement-prospectus are parts.

In addition, in connection with financing the SoftBank Merger, SoftBank has entered into a loan agreement pursuant to which lenders are committed to provide SoftBank, subject to the satisfaction of certain conditions precedent, a loan of approximately ¥1.035 trillion (which, under currency hedging arrangements entered into by SoftBank, will be converted to $12.49 billion). SoftBank has also raised additional funds through recent Japanese and international bond offerings, which, when converted under SoftBank’s currency hedging arrangements, are sufficient to provide the additional $6.05 billion necessary to consummate the SoftBank Merger.

Sprint’s board of directors, after careful consideration of the factors more fully described in the accompanying supplement and the proxy statement-prospectus, including the unanimous recommendation of a special committee composed entirely of independent directors (the “Sprint Special Committee”), has unanimously determined that the SoftBank Merger is in the best interests of Sprint and its stockholders, and has unanimously approved the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement, including the SoftBank Merger. In addition, the Sprint Special Committee has, consistent with its fiduciary duties and in consultation with its financial and legal advisors, evaluated the unsolicited proposal to acquire Sprint publicly announced by DISH Network Corporation (“DISH”) on April 15, 2013 (the “DISH Proposal”), and the Sprint Special Committee and Sprint’s board of directors have each unanimously determined that no acquisition inquiry submitted by DISH to the Company through the date of the Merger Agreement Amendment (including the DISH Proposal) constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). As a result, the Sprint Special Committee and Sprint’s board of directors have terminated all discussions and negotiations with DISH regarding the DISH Proposal.

Sprint’s board of directors recommends that you vote “FOR” the adoption of the Amended Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger and “FOR”

the proposal to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Amended Merger Agreement.

Following commencement of the special stockholders’ meeting on June 12, 2013, the meeting was adjourned to 10:00 a.m., local time on June 25, 2013 at Ritz Charles, 9000 W. 137th Street, Overland Park, Kansas 66221, in order to afford Sprint’s stockholders sufficient time to consider the increase in the merger consideration described in the Merger Agreement Amendment, as well as the additional provisions of the Merger Agreement Amendment, the Bond Purchase Agreement Amendment and the related changes to the terms of the SoftBank Merger. The record date for the special stockholders’ meeting has not changed and remains April 18, 2013, and only holders of record of Sprint common stock at the close of business on April 18, 2013 are entitled to vote at the special stockholders’ meeting or at any postponement or adjournment of such special stockholders’ meeting.

For your convenience, we have enclosed an updated proxy card with the accompanying supplement to the proxy statement-prospectus. If you have already voted to adopt the Merger Agreement using a properly executed proxy card or otherwise voted over the Internet or by telephone, you will be considered to have voted for the adoption of the Amended Merger Agreement and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your proxy card as soon as possible. If you attend the special stockholders’ meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The accompanying supplement provides you with detailed information about the Amended Merger Agreement, the Amended Bond Purchase Agreement, the related changes to the terms of the SoftBank Merger, Sprint and New Sprint. Please give this material your careful attention. You may also obtain more information about Sprint and New Sprint from documents each of them has filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. The SoftBank Merger cannot be completed unless holders of a majority of the outstanding shares of Sprint common stock entitled to vote at the special stockholders’ meeting vote for the adoption of the Amended Merger Agreement. Failing to vote has the same effect as a vote against the adoption of the Amended Merger Agreement. You are cordially invited to attend the special stockholders’ meeting; however, whether or not you plan to attend the special stockholders’ meeting, it is important that your shares be represented.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor and New Sprint’s information agent, Georgeson Inc., toll free at (866) 741-9588 (banks and brokers call (212) 440-9800).

We look forward to seeing you at the special stockholders’ meeting, and we appreciate your continued loyalty and support.

Sincerely,

James H. Hance, Jr.

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying supplement or the proxy statement-prospectus, or determined the accompanying supplement or the proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the proxy statement-prospectus is dated June 13, 2013, and is first being mailed to stockholders on or about June 13, 2013.

SPRINT NEXTEL CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

SUPPLEMENT DATED JUNE 13, 2013

(to Proxy Statement-Prospectus Dated May 1, 2013)

AMENDMENT TO MERGER AGREEMENT

YOUR VOTE IS VERY IMPORTANT

On or about May 3, 2013, Sprint Nextel Corporation (“Sprint”) mailed to its stockholders of record as of the close of business on April 18, 2013 a definitive proxy statement-prospectus relating to a special stockholders’ meeting in connection with the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 and April 12, 2013 (the “Merger Agreement”), by and among Sprint, SoftBank Corp. (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent” or “New Sprint”), and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of New Sprint (“Merger Sub”). Upon consummation of the merger pursuant to the terms of the Merger Agreement (the “SoftBank Merger”), Merger Sub will merge with and into Sprint, with Sprint surviving the SoftBank Merger as a wholly owned subsidiary of New Sprint. Upon consummation of the SoftBank Merger, New Sprint will be renamed “Sprint Corporation.”

We are pleased to report that Sprint, SoftBank, HoldCo, Parent and Merger Sub have entered into an amendment to the Merger Agreement, dated as of June 10, 2013 (the “Merger Agreement Amendment”), which is attached as Annex S-A to this supplement and is incorporated herein by reference. The primary purpose of the Merger Agreement Amendment is to increase by $4.5 billion the aggregate cash consideration payable in the SoftBank Merger to Sprint stockholders. This increases the aggregate cash consideration payable to Sprint stockholders in the SoftBank Merger from $12.14 billion to $16.64 billion. Of this amount, $1.5 billion is being funded by new cash being invested by SoftBank, and $3.0 billion is being funded by reallocating a portion of the aggregate $18.54 billion being contributed by SoftBank to New Sprint, such that $1.9 billion, instead of $4.9 billion, will remain in the cash balances of New Sprint immediately following the closing of the SoftBank Merger.

The Merger Agreement Amendment will result in a 37% increase in the aggregate amount of cash consideration payable to Sprint stockholders, and, based on the number of shares of Sprint common stock outstanding as of June 7, 2013, will result in Sprint stockholders who elect (or are deemed to have elected) to receive cash receiving a minimum of $5.50 per share cash consideration (even if all Sprint stockholders were to elect or be deemed to have elected to receive cash consideration). This represents an increase of $1.48 from the $4.02 per share cash consideration that such stockholders would have received under the Merger Agreement prior to the Merger Agreement Amendment if all Sprint stockholders elect (or are deemed to have elected) to receive cash consideration. If the Merger Agreement, as amended by the Merger Agreement Amendment (the “Amended Merger Agreement”), is adopted by Sprint’s stockholders, then upon the terms and subject to the conditions described in the Amended Merger Agreement, upon the effectiveness of the SoftBank Merger, based on the elections made by Sprint stockholders, each outstanding share of Series 1 common stock, $2.00 par value per share, of Sprint (“Sprint common stock”), except as otherwise provided for in the Amended Merger Agreement, will be converted into the right to receive either (i) cash in an amount equal to $7.65 for each share of Sprint common stock (a $0.35 increase from the $7.30 option under the Merger Agreement prior to the Merger Agreement Amendment) or (ii) one share of New Sprint common stock, par value $0.01 per share (“New Sprint common stock”), for each share of Sprint common stock, in both cases subject to proration as described below. You will have the right to elect to receive cash or New Sprint common stock, or, to the extent you hold multiple shares of Sprint common stock, a combination of cash and New Sprint common stock, with respect to all or a portion of the Sprint common stock that you own. However, the number of shares of New Sprint common stock that you receive as a result of your stock elections, or the amount of cash you receive as a result of your cash elections, may be less than the number of shares or cash you requested, as the allocations of stock and cash are subject to proration to ensure that New Sprint will pay $16.64 billion in cash in the SoftBank Merger and the former stockholders and other equityholders of Sprint will own approximately 22% of the fully diluted equity of New Sprint immediately following the SoftBank Merger.

In connection with, and in consideration of, the increase in the cash consideration in the SoftBank Merger, SoftBank and Sprint have also agreed to amend the Merger Agreement to provide that, immediately following the effective time of the SoftBank Merger, SoftBank (through its ownership of HoldCo) will own approximately 78% of the fully diluted equity of New Sprint (increased from approximately 70%), and the former stockholders and other equityholders of Sprint will own approximately 22% of the fully diluted equity of New Sprint (decreased from approximately 30%). As a result, based on shares of Sprint common stock outstanding as of June 7, 2013, if the holders of all shares of Sprint common stock elect to receive cash consideration in the SoftBank Merger, the proration rules in the Amended Merger Agreement would result in each share of Sprint common stock being converted into a combination of (a) cash in the amount of $5.50 instead of $4.02 and (b) 0.28 of a share of New Sprint common stock instead of 0.4484 of a share of New Sprint common stock. If any Sprint stockholders elect to receive stock consideration in the SoftBank Merger, then the cash component payable to holders that elect (or are deemed to have elected) to receive cash will be greater than $5.50 and the stock component payable to such holders will be less than 0.28 of a share of New Sprint common stock.

In connection with, and in consideration of, the increase in the cash consideration payable in the SoftBank Merger, SoftBank and Sprint have also amended the Merger Agreement to make various other changes, including to increase the amounts payable by Sprint to SoftBank if the Amended Merger Agreement were to be terminated under the circumstances that trigger such payments, amend the definition of “Superior Offer,” amend the conditions under which Sprint may terminate the Amended Merger Agreement and require Sprint to adopt a stockholder rights plan no later than June 17, 2013.

In addition, SoftBank and Sprint amended the Bond Purchase Agreement (the “Bond Purchase Agreement Amendment”) entered into by and between Sprint and Parent, dated as of October 15, 2012 (the “Bond Purchase Agreement”), to provide that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Amended Merger Agreement is terminated (except if the Amended Merger Agreement is terminated by Sprint as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and to provide Parent, in lieu of converting the bond previously issued pursuant to the terms of the Bond Purchase Agreement, the right to cause Sprint (or any successor to Sprint) to purchase the bond, upon consummation of an alternative transaction with a third party following certain qualifying termination events and, subject to adjustment, at a price that consists of the principal and accrued interest of the bond, plus the net value of Sprint common stock that would otherwise be issuable upon conversion of the bond determined by subtracting the initial $5.25 per share conversion price of the bond from the volume-weighted average price of Sprint common stock into which the bond would otherwise be convertible over a period of 30 trading days ending on the date the Amended Merger Agreement is terminated (the “Amended Bond Purchase Agreement”). The Merger Agreement Amendment and the Bond Purchase Agreement Amendment are together referred to herein as the “Amendments” and the Amended Merger Agreement and the Amended Bond Purchase Agreement are together referred to herein as the “Amended Agreements.”

The Sprint board of directors, after careful consideration of the factors more fully described in this supplement and the proxy statement-prospectus, including the unanimous recommendation of a special committee composed entirely of independent directors (the “Sprint Special Committee”), has unanimously determined that the SoftBank Merger is in the best interests of Sprint and its stockholders, and has unanimously approved the Amended Merger Agreement and the transactions contemplated by the

Amended Merger Agreement, including the SoftBank Merger. In addition, the Sprint Special Committee has, consistent with its fiduciary duties and in consultation with its financial and legal advisors, evaluated the unsolicited proposal to acquire Sprint publicly announced by DISH Network Corporation (“DISH”) on April 15, 2013 (the “DISH Proposal”), and the Sprint Special Committee and the Sprint board of directors have each unanimously determined that no acquisition inquiry submitted by DISH to Sprint through the date of the Merger Agreement Amendment (including the DISH Proposal) constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). As a result, the Sprint Special Committee and the Sprint board of directors have terminated all discussions and negotiations with DISH regarding the DISH Proposal.

The Sprint board of directors recommends that you vote “FOR” the adoption of the Amended Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger and “FOR” the proposal to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Amended Merger Agreement.

Stockholders who neither elect to receive stock nor to receive cash will be deemed to have elected to receive cash, and they will be allocated and receive the same type (or types) of consideration that are ultimately determined to be allocable to other Sprint stockholders that have affirmatively elected to receive cash. In order for your election to receive cash or stock consideration to be valid, you must submit a properly completed form of election by the election deadline, which is expected to be 5:00 p.m., Eastern time, on the date that is five business days immediately preceding the effective time of the SoftBank Merger, all as provided for in the proxy statement-prospectus (although a failure to make either election will be treated the same as an election to receive cash). None of SoftBank (or any of its subsidiaries), New Sprint, Merger Sub, Sprint, the Sprint board of directors or the Sprint Special Committee is making any recommendation as to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Your vote in favor of the adoption of the Amended Merger Agreement does not constitute an election to receive stock or cash in the SoftBank Merger, and an election to receive stock or cash in the SoftBank Merger does not constitute a vote in favor of the adoption of the Amended Merger Agreement.

This supplement incorporates important business and financial information about Sprint from other documents that are not included in or delivered with this supplement. This information is available to you without charge upon your written or oral request. This supplement and the proxy statement-prospectus is available at Sprint’s website at www.sprint.com/investors, and you can obtain the documents incorporated by reference in this supplement and the proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from:

Sprint Nextel Corporation

Brad Hampton, Investor Relations

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 259-3755

email: investor.relations@sprint.com

You may also ask questions about this supplement and the proxy statement-prospectus and obtain copies of these documents from the proxy solicitor for Sprint and the information agent for New Sprint, Georgeson Inc., by requesting in writing or by telephone from:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Toll Free: (866) 741-9588

Banks and Brokers: (212) 440-9800

If you would like to request any documents, please do so by June 18, 2013 in order to receive them before the special stockholders’ meeting.

This supplement, the proxy statement-prospectus and their annexes and exhibits are also available for inspection at the public reference facilities of the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Sprint that have been filed via the EDGAR System.

See “Where You Can Find More Information” beginning on page S-111.

THIS SUPPLEMENT IS DATED JUNE 13, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER

THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXPLANATORY NOTE

This supplement to the Prospectus filed by New Sprint on May 1, 2013 and the Definitive Proxy Statement filed by Sprint on May 1, 2013, which we refer to as the proxy statement-prospectus, is being provided to you because Sprint, SoftBank, HoldCo, Parent and Merger Sub have entered into the Amendments. This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the proxy statement-prospectus, the annexes to the proxy statement-prospectus and the documents referred to in the proxy statement-prospectus, each of which should be read in its entirety.

The references to “the Merger Agreement” throughout the proxy statement-prospectus are revised to refer to “the Amended Merger Agreement” except where the context otherwise requires. The references to “the Merger Agreement, a copy of which is attached as Annex A to the proxy statement-prospectus” throughout the proxy statement-prospectus are replaced with references to “the Merger Agreement, a copy of which is attached as Annex A to the proxy statement-prospectus, as amended by the Merger Agreement Amendment, which is attached as Annex S-A to this supplement.” The references to “the Bond Purchase Agreement” throughout the proxy statement- prospectus are revised to refer to “the Bond Purchase Agreement, as amended by the Bond Purchase Agreement Amendment, which is attached as Annex S-B to this supplement” except where the context otherwise requires.

Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the proxy statement-prospectus, the annexes to the proxy statement-prospectus and the documents referred to in the proxy statement-prospectus are not otherwise modified, supplemented or amended. To the extent information in this supplement differs from, updates or conflicts with information contained in the proxy statement-prospectus, the information in this supplement is the more current information. Capitalized terms used and not defined herein have the meanings set forth in the proxy statement-prospectus.

QUESTIONS AND ANSWERS ABOUT THE AMENDED AGREEMENTS, THE SOFTBANK MERGER AND THE SPRINT SPECIAL STOCKHOLDERS’ MEETING

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the SoftBank Merger, the Sprint Special Stockholders’ Meeting and New Sprint” beginning on page Q-1 of the proxy statement-prospectus. You are encouraged to read carefully this entire supplement and the entire proxy statement-prospectus, including the Annexes and the other documents to which this supplement or the proxy statement-prospectus refers or incorporates by reference, because the information in this section does not provide all the information that might be important to you.

Questions and Answers About the Amendments, the Amended Agreements and the SoftBank Merger

Q: Why am I receiving this supplement to the proxy statement-prospectus and an updated proxy card?

A: You have been sent this supplement to the proxy statement-prospectus and an updated proxy card because on June 10, 2013, Sprint, SoftBank, HoldCo, Parent and Merger Sub entered into the Merger Agreement Amendment and Sprint and Parent entered into the Bond Purchase Agreement Amendment. This supplement provides information about the Amendments and updates the proxy statement-prospectus that was previously mailed to you.

Q: What are the significant changes in the Amended Agreements?

A: The Merger Agreement Amendment will result in a 37% increase in the aggregate amount of cash consideration payable to Sprint stockholders and, based on the number of shares of Sprint common stock outstanding as of June 7, 2013, will result in Sprint stockholders who elect (or are deemed to have elected) to receive cash receiving a minimum of $5.50 per share cash consideration (even if all Sprint stockholders were to elect or be deemed to have elected to receive cash consideration). This represents an increase of $1.48 from the $4.02 per share cash consideration that such stockholders would have received under the Merger Agreement prior to the Merger Agreement Amendment if all Sprint stockholders elect (or are deemed to have elected) to receive cash consideration.

Sprint stockholders will have the option to elect to receive cash in the amount of $7.65 (a $0.35 increase from the $7.30 option under the Merger Agreement prior to the Merger Agreement Amendment) or one share of New Sprint common stock for each share of Sprint common stock owned by them (subject to proration).

In connection with, and in consideration of, the increase in the cash consideration payable in the SoftBank Merger, SoftBank and Sprint agreed to provisions in the Amended Merger Agreement to:

•

provide that, immediately following the effective time of the SoftBank Merger, SoftBank (through its ownership of HoldCo) will own approximately 78% of the fully diluted equity of New Sprint (increased from approximately 70%), and the former stockholders and other equityholders of Sprint will own approximately 22% of the fully diluted equity of New Sprint (decreased from approximately 30%);

•	provide that the Sprint special stockholders’ meeting scheduled for June 12, 2013 will be convened and then immediately adjourned to June 25, 2013;

•	terminate certain waiver letters previously granted by Parent to Sprint permitting discussions between Sprint and DISH in connection with the DISH Proposal; and

•

make various other changes, including to increase the amounts payable by Sprint to SoftBank if the Amended Merger Agreement were to be terminated under the circumstances that trigger such payments, amend the definition of “Superior Offer,” amend the conditions under which Sprint may terminate the Amended Merger Agreement and require Sprint to adopt a stockholder rights plan by June 17, 2013.

In addition, SoftBank and Sprint amended the Bond Purchase Agreement to provide that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Amended Merger Agreement is terminated (except if the Amended Merger Agreement is terminated by Sprint as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and to provide Parent, in lieu of converting the bond previously issued pursuant to the terms of the Bond Purchase Agreement, the right to cause Sprint (or any successor to Sprint) to purchase the bond, upon consummation of an alternative transaction with a third party following certain qualifying termination events and, subject to adjustment, at a price that consists of the principal and accrued interest of the bond, as well as net value of Sprint common stock that would otherwise be issuable upon conversion of the bond determined by subtracting the initial $5.25 per share conversion price of the bond from the volume-weighted average price of Sprint common stock that would otherwise be issuable upon conversion of the bond determined over a period of 30 trading days ending on the date the Amended Merger Agreement is terminated.

Each of these changes is discussed further in this supplement under “The Merger Agreement Amendment,” beginning on page S-66 or “The Bond Purchase Agreement Amendment,” beginning on page S-71.

Q: As a Sprint stockholder, what will I receive in the SoftBank Merger?

A: Each share of Sprint common stock you hold will be exchanged for the right to receive either $7.65 in cash (the “Cash Consideration”) or one share of New Sprint common stock (the “Stock Consideration”), subject to proration as described below. Each Sprint stockholder will have the right to elect to receive Cash Consideration or Stock Consideration in respect of each share of Sprint common stock owned by that stockholder, and a Sprint stockholder that fails to make either election will be deemed to have elected to receive Cash Consideration. Because the aggregate Cash Consideration that Sprint stockholders will receive in the SoftBank Merger is fixed at $16.64 billion, the elections of Sprint stockholders to receive Cash Consideration or Stock Consideration are subject to proration and allocation rules set forth in the Amended Merger Agreement and described herein. Based on the number of shares of Sprint common stock outstanding as of June 7, 2013, if all Sprint stockholders were to make the same election, and assuming there are no dissenting stockholders who perfect their appraisal rights, you would receive Cash Consideration of $5.50 per share of Sprint common stock you hold (representing approximately 72% of $7.65) and Stock Consideration of approximately 0.28 of a share of New Sprint common stock per share of Sprint common stock you hold.

The proration and allocation rules applicable to the cash and stock elections to be made by Sprint stockholders, which are more fully described in “Update Regarding the Cash/Stock Election,” beginning on page S-74 of this supplement are complex and have the potential to result in allocations of consideration that differ (for each Sprint stockholder) from the form of consideration elected (or deemed elected). Subject to the more detailed description of these rules described in such sections, these proration and allocation rules will operate in the following manner:

•

If Sprint stockholders, in the aggregate, elect (or are deemed to have elected) to receive Cash Consideration in an amount exceeding $16.64 billion, then (a) Sprint stockholders that elect to receive Cash Consideration (or that fail to elect to receive either Cash Consideration or Stock Consideration and thus are deemed to have elected to receive Cash Consideration) will receive a mixture of Cash Consideration and Stock Consideration in a proportion that results in the aggregate payment of $16.64 billion of Cash Consideration to such stockholders, pro rata in proportion to the number of shares of Sprint common stock held by such stockholders, and (b) Sprint stockholders that elect to receive Stock Consideration will receive merger consideration comprised entirely of Stock Consideration.

•

If Sprint stockholders, in the aggregate, elect to receive Stock Consideration in an amount exceeding the available stock component of the aggregate merger consideration issuable under the Amended Merger Agreement (the “Aggregate Merger Consideration”), then (a) Sprint stockholders that elect to receive Stock Consideration will receive a mixture of Stock Consideration and Cash Consideration that results in the distribution of the entire stock component of the Aggregate Merger Consideration to such stockholders, pro rata in proportion to the number of shares of Sprint common stock held by such stockholders, (b) Sprint stockholders that elect to receive Cash Consideration will receive merger consideration comprised entirely of Cash Consideration, and (c) Sprint stockholders that fail to elect to receive either Cash Consideration or Stock Consideration will receive merger consideration comprised entirely of Cash Consideration.

The proration and allocation rules applicable to the Sprint Merger do not include any mechanism to ensure that the value of the consideration received for each share of Sprint common stock is equivalent, and the value received by a stockholder that makes (or is deemed to have made) a cash election may be significantly different than the value received by a stockholder that makes a stock election. Based on recent trading prices of Sprint common stock, Sprint stockholders that consider electing to receive Stock Consideration in the SoftBank Merger should carefully consider the likelihood that they may receive consideration having a lower value at the effective time of the SoftBank Merger than a Sprint stockholder that elects (or is deemed to have elected) to receive Cash Consideration in the SoftBank Merger. Only two days elapsed between the date of the Amendments and the date of this supplement, and the trading value of Sprint common stock after the date of the Amendments is subject to a large number of factors, including market reaction to the effect of the Amendments on the value of the Sprint common stock and any developments with respect to the DISH Proposal. The closing price of Sprint common stock on June 10, 2013, the last full trading day prior to the public announcement of the Amendments, and on June 12, 2013, the last full trading day prior to the date of this supplement, was $7.18 and $7.35, respectively. In the event the SoftBank Merger is consummated, there can be no assurance as to what the trading value of New Sprint common stock will be immediately following the completion of the SoftBank Merger or at any time thereafter. See “Risk Factors — Shares of New Sprint common stock may have a value that is less than the per share cash consideration of $7.65 or the cash consideration received after application of the proration and allocation rules and the value of such shares could fluctuate significantly.” beginning on page 49 of the proxy statement-prospectus. Please see “Update Regarding the Cash/Stock Election — Cash/Stock Proration and Allocation Rules” beginning on page S-75 for several specific examples of how these proration and allocation rules will work in practice.

Q: Has the Sprint board of directors approved the Amended Merger Agreement?

A: Yes, the Sprint board of directors, upon the unanimous recommendation of the Sprint Special Committee, has unanimously approved the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement, including the SoftBank Merger, and declared them advisable.

Q: Did the Sprint Special Committee receive a fairness opinion from its financial advisor?

A: Yes. In connection with the Amendments, the Special Committee received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) dated June 10, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in the opinion, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent).

The full text of the written opinion of BofA Merrill Lynch, which set forth the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with such opinion, is attached as Annex S-J and is incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety.

Q: Did the Sprint board of directors receive fairness opinions from each of its financial advisors in connection with the Amendments?

A: Yes. In connection with the Amendments, the Sprint board of directors received a written opinion from each of Citigroup Global Markets, Inc. (“Citigroup”), Rothschild Inc. (“Rothschild”) and UBS Securities LLC (“UBS”), each dated June 10, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in their respective written opinions, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent).

The full text of the written opinions of each of Citigroup, Rothschild and UBS, which set forth the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with each such opinion, are attached as Annexes S-G, S-H and S-I, respectively, to this supplement and are incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read these opinions carefully in their entirety.

Q: What will determine if I will receive New Sprint common stock, cash or a combination of the two?

A: You may elect to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two in exchange for your shares of Sprint common stock. However, depending on what type of consideration the other Sprint stockholders elect (or are deemed to have elected) to receive as consideration and the proration rules, you may not receive your preferred type of consideration with respect to all of your shares of Sprint common stock. The elections that you and other Sprint stockholders make (or are deemed to have made) regarding the receipt of cash or shares of New Sprint common stock in exchange for shares of Sprint common stock will determine the mix of consideration that you will receive in the SoftBank Merger. For a complete description of the proration and allocation rules, see “Update Regarding the Cash/Stock Election” beginning on page S-74.

Q: How do I elect to receive cash or shares of New Sprint common stock? Can I change or revoke my election?

A: After you have determined whether you would like to receive cash or shares of New Sprint common stock, or a combination of the two to the extent you hold multiple shares of Sprint common stock, you should properly complete the form of election indicating your election, and send the form of election to Computershare Trust Company, N.A. (“Computershare”), the exchange agent, or, if applicable, your bank, broker, or other nominee as directed on the form of election. Sprint stockholders who fail to properly complete and return the form of election, together with any other required documentation specified in the form of election, prior to the election deadline (as described below) will be considered to have elected to receive cash for all purposes of the Amended Merger Agreement.

Your form of election will be mailed separately. Your form of election must be received by Computershare, together with any other required documentation specified in the form of election, no later than the election deadline, which is five business days before the effective time of the SoftBank Merger. Sprint will publicly announce any extension of the election deadline by press release promptly following any determination to extend the election deadline. Computershare will make available the form of election upon request to any person who becomes a registered holder of Sprint common stock between the election record date and the close of business on the day prior to the election deadline. Because the effective time has not yet been established, you are encouraged to return your election form as promptly as practicable. SoftBank and Sprint anticipate that the SoftBank Merger will be completed in mid-2013 but no earlier than July 1, 2013.

Sprint stockholders who hold their shares in “street name,” that is, with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their broker, dealer, bank or other financial institution, that holds their shares to make an election on their behalf, or to change or revoke an election. For a more detailed description of the election procedures, see “Update Regarding the Cash/Stock Election — Making the Cash/Stock Election” beginning on page S-74.

Once you have made a valid election, you will not be able to transfer your shares of Sprint common stock subject to such election unless and until you have validly revoked such election. Any transferee of such shares must (if the election deadline has not occurred) make a new election with respect to such shares if such transferee does not wish the shares to be considered non-electing shares and deemed to be cash elections. If you have made a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline you will not be able to revoke such election or transfer your shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

None of SoftBank (or any of its subsidiaries), New Sprint, Merger Sub, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make.

Q: If I am a Sprint stockholder, am I required to complete a form of election in order to receive my merger consideration?

A: No. Even if you do not make an election, you will still receive your portion of the merger consideration. However, Sprint stockholders who fail to properly complete and return the form of election as directed, together with any other required documentation specified in the form of election, prior to the election deadline will be considered non-electing stockholders for all purposes of the Amended Merger Agreement, and accordingly will receive merger consideration (consisting of cash or a combination of cash and shares of New Sprint common stock) that is identical to the merger consideration allocable to those stockholders that have elected to receive cash. See “Updates to the Cash/Stock Election — Cash/Stock Proration and Allocation Rules” beginning on page S-75.

Q: What is the status of DISH’s recently announced unsolicited proposal to acquire Sprint?

A: On April 15, 2013, Sprint announced that it had received an unsolicited proposal from DISH to acquire Sprint, and that Sprint’s board of directors would review the DISH Proposal carefully and consistent with its fiduciary and legal duties. The Sprint board of directors subsequently established the Sprint Special Committee to assess the DISH Proposal.

The Sprint Special Committee held fifteen meetings in relation to the DISH Proposal and the pending transaction with SoftBank. At these meetings, the Sprint Special Committee reviewed and discussed with its advisors and consultants, and, under limited circumstances, Sprint management, various aspects of the DISH Proposal, including the legal and financial terms, the structure and feasibility of DISH’s proposed financing, the feasibility of the DISH Proposal and the pending transaction with SoftBank, and the comparative advantages and disadvantages of the two transactions. The Sprint Special Committee also received regular updates on continuing discussions with each of DISH and SoftBank, potential modifications to the pending transaction with SoftBank, and other further developments with regard to the two transactions. See “Update to Recent Developments” beginning on page S-28 and “Update to Background of the SoftBank Merger” beginning on page S-21.

The Sprint Special Committee has, consistent with its fiduciary duties and in consultation with its financial, regulatory, network and legal advisors, evaluated the DISH Proposal, and the Sprint Special Committee and the Sprint board of directors have each unanimously determined that no acquisition inquiry submitted by DISH to Sprint through the date of the Merger Agreement Amendment (including the DISH Proposal) constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). As a result, the Sprint Special Committee and the Sprint board of directors have terminated all discussions and negotiations with DISH regarding the DISH Proposal. The Sprint board of directors unanimously recommends that the stockholders of Sprint vote “FOR” the adoption of the Amended Merger Agreement (the “Merger Proposal”), “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger (the “Merger-Related Compensation Proposal”) and “FOR” the proposal to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Amended Merger Agreement (the “Adjournment Proposal”).

In reaching its decision to approve the Amended Merger Agreement and to terminate discussions with DISH regarding the DISH Proposal, the Sprint board of directors noted the following aspects, among others, of the Amended Merger Agreement and the SoftBank Merger:

•

the fact that the cash purchase price paid to Sprint stockholders increased from $7.30 per share to $7.65 per share, subject to proration, and represents a significant premium for Sprint stockholders – 52% more than the closing price of Sprint shares the day before news reports of a potential transaction between Sprint and SoftBank, and 5% more than the original SoftBank Merger per share cash consideration;

•	the fact that the aggregate cash portion of the SoftBank merger consideration increased from 55% to 72%;

•

the fact that SoftBank will deliver an additional $4.5 billion of cash to Sprint stockholders (comprised of an additional $1.5 billion cash contribution from SoftBank and the reallocation of $3.0 billion of previously committed primary capital), bringing the total cash consideration available to Sprint stockholders to $16.64 billion;

•	the fact that current Sprint stockholders will own approximately 22% of a better capitalized, more competitive company;

•	the fact that the purchase price of SoftBank’s primary investment in Sprint effectively increased from $5.25 to $6.25 per share;

•	its belief that the SoftBank Merger provides Sprint stockholders with the opportunity to participate in the upside of a stronger, better capitalized and more competitive Sprint;

•

the fact that the SoftBank Merger will improve Sprint’s capital structure, positioning it to better compete against the current duopoly of AT&T Inc. (“AT&T”) and Verizon Communications Inc. (“Verizon”);

•

its belief that the SoftBank Merger represents a significant premium to the DISH Proposal, particularly when taking into account the value of synergies between Sprint and SoftBank, the debt burden DISH proposed Sprint incur to finance the proposed DISH transaction and the lost time value in light of DISH’s need to restart the multi-month regulatory review;

•	the fact that the per share cash consideration of the SoftBank Merger is 16% greater than the per share cash consideration of the DISH Proposal, assuming full proration; and

•	the likelihood that the SoftBank Merger would be completed, and completed in a reasonably prompt time frame, considering the terms of the Amended Merger Agreement.

The Sprint board of directors noted the following aspects associated with DISH’s unsolicited proposal:

•

the fact that the regulatory process associated with the DISH Proposal would significantly delay the closing of that transaction until the first half of 2014, therefore creating uncertainty that the closing of the proposed transaction would actually occur;

•

the fact that DISH has not yet begun the FCC and state approval processes, whereas the SoftBank Merger has received all required state approvals and clearance from the Committee on Foreign Investment in the United States, and the only material closing conditions outstanding are the FCC approval and the affirmative vote of the Sprint stockholders; such that the Sprint board of directors believes the SoftBank Merger could be closed in a matter of weeks;

•

the fact that the leverage included in the DISH Proposal could significantly reduce Sprint’s ability to make necessary technology investments and could constrain the combined company’s future growth prospects by weakening its financial credibility with employees, vendors and customers;

•	the fact that DISH never submitted an actionable offer to the Sprint Special Committee by the Sprint Special Committee’s deadline of June 6, 2013; and

•	the fact that the DISH Proposal did not provide a combined operational and financial plan or address Sprint’s interim funding needs.

Please see “Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger” beginning on page S-36.

Sprint stockholders are not being asked to vote on or take any action with respect to the DISH Proposal at the special stockholders’ meeting.

Q: What are the conditions to the closing of the SoftBank Merger?

A: The closing of the SoftBank Merger is subject to certain closing conditions, including but not limited to adoption of the Amended Merger Agreement by the Sprint stockholders, receipt of all required regulatory approval, and other conditions. These conditions have not changed as a result of the Merger Agreement Amendment. Important conditions to the SoftBank Merger have been satisfied as follows:

•

Each of SoftBank and Sprint has made the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and, on December 6, 2012, the Antitrust Division (the “Antitrust Division”) of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act.

•

SoftBank and Sprint received clearance from the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to a review under the Foreign Investment and National Security Act of 2007, to proceed with the SoftBank Merger. After its review and investigation, CFIUS found that there are no unresolved national security issues associated with SoftBank’s proposed acquisition of a controlling interest in Sprint and SoftBank’s resulting indirect ownership of Clearwire Corporation.

•	The Defense Security Service (“DSS”) accepted a commitment to implement certain national security measures following the SoftBank Merger.

•

Each required state regulatory agency has approved the SoftBank Merger. See the section entitled “The SoftBank Merger — Regulatory Matters” beginning on page 121 of the proxy statement-prospectus and the section entitled “Update to Regulatory Matters” beginning on page S-78 of the supplement.

•

On November 20, 2012, Sprint announced that it had obtained the necessary consents to amend the applicable provisions of certain outstanding indentures such that the SoftBank Merger could not constitute a change of control triggering event. In addition, Sprint has obtained consent under two of three credit facilities outstanding for which a change of control could result in a default or prepayment right or obligation, such that the SoftBank Merger would not constitute a change of control, and Sprint is currently working with its lenders under the third credit facility to obtain a similar consent.

•	On May 1, 2013, the SEC declared effective the registration statement of which this supplement and the proxy statement-prospectus are parts.

See the section entitled “The Merger Agreement — Conditions to the Completion of the SoftBank Merger” beginning on page 150 of the proxy statement-prospectus for more information.

Q: What is the status of Sprint’s proposed transaction to acquire Clearwire Corporation?

A: On December 17, 2012, Sprint announced that it had agreed to acquire all of the equity interests of Clearwire Corporation (together with Clearwire Communications LLC, “Clearwire”) not currently owned by Sprint (the “Clearwire Acquisition”), subject to the terms and conditions of the agreement and plan of merger, dated as of December 17, 2012, by and among Sprint, Clearwire Corporation and Collie Acquisition Corp., as amended on May 21, 2013 (the “Clearwire Acquisition Agreement”).

On January 8, 2013, Clearwire announced that it had received an alternative transaction proposal from DISH and that the Special Committee of the Clearwire board of directors had determined that its fiduciary duties required it to engage with DISH to discuss, negotiate and/or provide information in connection with the DISH proposal for Clearwire. On May 21, 2013, Sprint and Clearwire executed an amendment to the Merger Agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share of Clearwire’s Class A common stock, in each case payable in cash without interest. Clearwire also adjourned its special meeting of the stockholders to consider the Clearwire Acquisition Agreement that was scheduled to be held on May 21, 2013, and to reconvene on May 31, 2013. On May 22, 2013, Clearwire announced that the Clearwire board of directors, upon the recommendation of the special committee of the Clearwire board consisting of three independent and disinterested directors who are not officers or employees of the Clearwire or Sprint designees to the Clearwire board, and who do not, and will not, have an economic interest in Clearwire or the surviving corporation following the completion of the Clearwire Acquisition, had determined that the Clearwire Acquisition is advisable, is substantively and procedurally fair to and is in the best interests of Clearwire’s unaffiliated stockholders, and that the Clearwire board of directors has also unanimously approved and declared advisable the Clearwire Acquisition Agreement. On May 30, 2013, the evening before Clearwire was scheduled to have its special stockholders’ meeting to vote on the Clearwire Acquisition Agreement with Sprint, DISH commenced a tender offer to purchase all outstanding shares of Clearwire’s Class A Common Stock, including any shares of Class A Common Stock issued in respect of outstanding shares of Class B Common Stock, for $4.40 per share, which is scheduled to expire at midnight at the end of June 28, 2013. In light of the tender offer, Clearwire adjourned its special stockholders meeting until June 13, 2013 in order to enable Clearwire to review the terms of the tender offer. On June 12, 2013, DISH amended certain terms of its tender offer and extended the expiration of the tender offer until midnight at the end of July 2, 2013. On that same day, Clearwire filed a Schedule 14D-9 with respect to the tender offer in which it announced that the Clearwire board of directors, acting on the recommendation of the special committee of the Clearwire board of directors, recommended that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) tender their shares into the DISH tender offer, and had determined to change its recommendation of the Clearwire Acquisition and recommend that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) vote against the adoption of the Clearwire Acquisition Agreement at the Clearwire special meeting of stockholders. Clearwire announced that it intended to adjourn its special meeting of the stockholders scheduled to be held on June 13, 2013, and to be reconvene on June 24, 2013.

Sprint’s stockholders are not being asked to vote to approve the Clearwire Acquisition, and neither the approval of the Clearwire Acquisition Agreement by Clearwire’s stockholders nor the closing of the Clearwire Acquisition are conditions to the closing of the SoftBank Merger.

Questions and Answers About the Sprint Special Stockholders’ Meeting

Q: When and where is the Sprint special stockholders’ meeting?

A: Following the convening of the special stockholders’ meeting on June 12, 2013, the meeting was adjourned to 10:00 a.m., local time on June 25, 2013 at Ritz Charles, 9000 W. 137th Street, Overland Park, Kansas 66221.

Q: What matters will be voted on at the special stockholders’ meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the Amended Merger Agreement, included as Annex A to the proxy statement-prospectus and Annex S-A to this supplement, which is referred to as the “Merger Proposal”;

•

to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger, which is referred to as the “Merger-Related Compensation Proposal”; and

•

to approve any motion to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal, which is referred to as the “Adjournment Proposal”;

and to transact any other business as may properly come before the special stockholders’ meeting or any postponement or adjournment of such special stockholders’ meeting.

Approval of the Merger Proposal is required as a condition to the consummation of the SoftBank Merger. Approval of the Merger-Related Compensation Proposal is not required to consummate the SoftBank Merger.

Q: Who is entitled to vote at the special stockholders’ meeting?

A: All holders of Sprint common stock as of the close of business on the meeting record date are entitled to vote at the special stockholders’ meeting, or any postponements or adjournments thereof. Notwithstanding that the special stockholders meeting was adjourned to June 25, 2013, the meeting record date has not changed and remains April 18, 2013. As of the meeting record date, there were 3,014,764,924 shares of Sprint common stock outstanding and entitled to vote, held by approximately 45,514 holders of record. Each holder of Sprint common stock is entitled to one vote for each share the stockholder held as of the meeting record date. Please also read the disclosure under “How can I vote my shares in person at the special stockholders’ meeting?”

Q: How does Sprint’s board of directors recommend that I vote on the proposals?

A: Sprint’s board of directors recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

None of SoftBank (or any of its subsidiaries), New Sprint, Merger Sub, Sprint, the Sprint board of directors or the Sprint Special Committee is making any recommendation as to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election.

Q: What do I need to do now?

A: There are two steps you should take now:

1.	Carefully read and consider the information contained in this supplement and in the proxy statement-prospectus.

2.	Vote your shares of Sprint common stock. You should cast your vote on the Merger Proposal, Merger-Related Compensation Proposal and the Adjournment Proposal by voting via the Internet, by phone or by completing, signing and dating your proxy card and returning it promptly in the enclosed self-addressed envelope. You can also attend the special stockholders’ meeting and vote in person.

For your convenience, we have enclosed an updated proxy card with this supplement. If you have already voted “FOR,” “AGAINST” or to “ABSTAIN” on the adoption of the Merger Agreement using a properly executed proxy card or otherwise voted over the Internet or by telephone, you will be considered to have voted in the same manner on the adoption of the Amended Merger Agreement and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your proxy card as soon as possible. If you attend the special stockholders’ meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q: How do I vote?

A: If you are a stockholder of record of Sprint as of the meeting record date, you may submit your proxy before the special stockholders’ meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special stockholders’ meeting, as discussed above.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee. If you hold your shares in “street name” please see the question in the proxy statement-prospectus “My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me” If you hold your shares in an employee plan provided by Sprint, please see the question in the proxy statement-prospectus “How are my employee plan shares voted?”

Q: What if I do not vote, or I abstain?

A: An abstention occurs when a stockholder attends the special stockholders’ meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, or respond with an “abstain” vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Assuming a quorum is present, if you do not attend the special stockholders’ meeting and fail to vote by proxy or fail to instruct your broker, bank or other nominee how to vote on the Merger-Related Compensation Proposal or the Adjournment Proposal, it will have no effect on the outcome of the vote on the Merger-Related Compensation Proposal or the Adjournment Proposal, as applicable.

If you attend the special stockholders’ meeting and fail to vote or respond with an “abstain” vote, it will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal or the Adjournment Proposal, as applicable.

Therefore, we urge you to vote.

If you properly submit your proxy but do not indicate how you want to vote on the proxy card, your proxy will be counted as a vote in favor of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may change your vote at any time before your proxy is voted at the special stockholders’ meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Sprint;

•

by logging onto www.proxyvote.com in the same manner you would to submit your proxy electronically or by calling 1-800-690-6903, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special stockholders’ meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the special stockholders’ meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Participants in the Sprint 401(k) Plan will receive separate voting instruction cards covering their shares held in the plan, including instructions on how to change your vote or revoke your proxy.

Shares of Sprint common stock purchased through the Sprint Employee Stock Purchase Plan are held in brokerage accounts and are treated the same as other beneficially owned shares. You must contact your broker to change your vote or revoke your proxy.

Q: What do I do if I have already submitted my vote?

A: If you have already voted and you do not want to change the way you previously voted, you do not need to do anything further and your vote will be counted at the Sprint special stockholders’ meeting. If you have not previously voted, we urge you to submit a proxy by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided, or submit your proxy by telephone or over the Internet by following the instructions on the proxy card. If you wish to revoke or change the proxy you have already submitted, we urge you to submit a new proxy by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided, or submit your new proxy by telephone or over the Internet by following the instructions on the proxy card, or cast your vote in person at the Sprint special stockholders’ meeting. You may change your vote at any time before your proxy is voted at the special stockholders’ meeting.

Q: Who can help answer my questions?

A: If you have any questions about the SoftBank Merger or how to submit your proxy, or how to submit your form of election, or if you need additional copies of this supplement, the proxy statement-prospectus or the enclosed proxy card, form of election or voting instructions, you should contact:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Toll Free: (866) 741-9588

Banks and Brokers: (212) 440-9800

Confidential

SUMMARY OF THE SUPPLEMENT

The following information supplements and, where applicable, replaces the information under the heading “Summary of the Proxy Statement-Prospectus” beginning on page 1 of the proxy statement-prospectus, and highlights information contained elsewhere in this supplement. This section may not contain all the information that is important to you with respect to the SoftBank Merger and the other matters being considered at the special stockholders’ meeting. We urge you to read this supplement and the proxy statement-prospectus carefully, including the attached Annexes and the other documents incorporated by reference herein. See also the section entitled “Where You Can Find More Information.” We have included page references in this summary to direct you to more complete descriptions of the topics presented below.

Recommendation of the Sprint Board of Directors (see page S-36)

After careful consideration, the Sprint board of directors has unanimously determined that the SoftBank Merger is in the best interests of Sprint and its stockholders and recommends that holders of Sprint common stock vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

For a more complete description of Sprint’s reasons for the SoftBank Merger and the recommendation of the Sprint board of directors, see “Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger” beginning on page S-36. For a description of the merger-related Sprint executive compensation arrangements, see “The SoftBank Merger — Advisory Vote Regarding Merger-Related Executive Compensation (Say-on-Golden-Parachute)” beginning on page 130 of the proxy statement-prospectus.

Opinions of Sprint’s Financial Advisors (see page S-40)

In connection with the SoftBank Merger, the Sprint board of directors received a written opinion from each of Citigroup Global Markets, Inc. (“Citigroup”), Rothschild Inc. (“Rothschild”) and UBS Securities LLC (“UBS”), each dated June 10, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in their respective written opinions, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent). On June 10, 2013, each of Citigroup, Rothschild and UBS had delivered to the Sprint board of directors its oral opinion to the same effect, which preceded the delivery of such written opinions of each financial advisor.

The full text of the written opinions of each of Citigroup, Rothschild and UBS, which set forth the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with each such opinion, are attached as Annexes S-G, S-H and S-I to this supplement, respectively, and are incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read these opinions carefully in their entirety. These opinions were provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the SoftBank Merger and did not address any aspects or implications of the SoftBank Merger or the other transactions contemplated by the Merger Agreement, as it existed on June 10, 2013, and drafts of the Merger Agreement Amendment and the Bond Purchase Amendment each delivered to Citigroup, Rothschild and UBS on June 10, 2013, other than the fairness of the Aggregate Merger Consideration, from a financial point of view, to the holders of Sprint common stock (other than New Sprint, Merger Sub and any other wholly owned subsidiary of New Sprint). Citigroup, Rothschild and UBS were not requested to consider, and their opinions did not address, the underlying business decision of Sprint to effect the Transactions (which consist of the SoftBank Merger, the $1.9 billion in cash that SoftBank will invest in New Sprint pursuant to the terms of the Amended Merger Agreement at the effective time of the SoftBank Merger (the “Equity Contribution”), the transactions contemplated by the Amended Bond Purchase Agreement (the “Bond Purchase Transaction”) and the transactions contemplated by the Warrant (the “Warrant Transaction”)), the relative merits of the Transactions as compared to any alternative business strategies that might exist for Sprint or the effect of any other transaction in which Sprint might engage. The respective opinions of Citigroup, Rothschild and UBS are not intended to be and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the SoftBank Merger or otherwise, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Citigroup, Rothschild and UBS expressed no opinions as to the related proration mechanisms, procedures and limitations in the Amended Merger Agreement. The respective opinions of each of Citigroup, Rothschild and UBS were based solely upon the information available to these financial advisors as of June 10, 2013, the date on which their respective written opinions were rendered.

Opinion of the Sprint Special Committee’s Financial Advisor (see page S-56)

In connection with the SoftBank Merger, BofA Merrill Lynch, the financial advisor to the Sprint Special Committee, delivered to the Sprint Special Committee a written opinion, dated June 10, 2013, to the effect that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in the written opinion, the Aggregate Merger Consideration, is fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub or any other wholly owned subsidiary of Parent). On June 10, 2013, BofA Merrill Lynch had delivered to the Sprint Special Committee its oral opinion to the same effect, which preceded the delivery of such written opinion. The full text of the written opinion, dated June 10, 2013 of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken in connection with such opinion, is attached as Annex S-J and is incorporated by reference in this supplement and the proxy statement-prospectus in its entirety. BofA Merrill Lynch provided its opinion to the Sprint Special Committee (in its capacity as such) for the benefit and use of the Sprint Special Committee in connection with and for purposes of its evaluation of the fairness of the Aggregate Merger Consideration from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub or any other wholly owned subsidiary of Parent). BofA Merrill Lynch’s opinion does not address any other aspect or implication of the SoftBank Merger or any of the other transactions contemplated by the Merger Agreement and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Sprint or in which Sprint might engage or as to the underlying business decision of Sprint to proceed with or effect the Transactions. BofA Merrill Lynch’s opinion does not address any other aspect of the SoftBank Merger, and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed SoftBank Merger or any related matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, BofA Merrill Lynch expressed no opinion as to the related proration mechanisms, procedures and limitations contained in the Merger Agreement.

The Structure of the SoftBank Merger

To accomplish the SoftBank Merger and the other transactions contemplated by the Amended Merger Agreement, SoftBank formed HoldCo, Parent and Merger Sub (the “SoftBank Entities”), all of which are parties to the Amended Merger Agreement. On October 22, 2012, Parent acquired the Bond from Sprint, and now beneficially owns approximately 16.3% of the outstanding shares of Sprint common stock (based on shares of Sprint common stock outstanding as of June 7, 2013 and the number of shares of Sprint common stock into which the Bond may, under certain circumstances, be converted). The Bond is not convertible unless and until certain conditions are met. See “The Bond Purchase Agreement — Conversion of the Bond” beginning on page 136 of the proxy statement-prospectus and “The Bond Purchase Agreement Amendment” beginning on page S-71 of this supplement. At the time the SoftBank Merger is completed, Merger Sub will merge with and into Sprint, and Sprint will be the surviving corporation.

At the effective time of the SoftBank Merger, Sprint will become a wholly owned subsidiary of Parent. Parent, which is currently named “Starburst II, Inc.,” will be renamed “Sprint Corporation.”

Diagrams illustrating the SoftBank Merger and procedures are as follows:

Step 1 — Initial Ownership Structure

Step 2 — Merger

Step 3 — Post-Merger Ownership Structure

Summary of the Material Terms of the SoftBank Merger Affected by the Merger Agreement Amendment (see page S-66)

Merger Consideration. In the SoftBank Merger, each Sprint stockholder is entitled to elect to receive, with respect to each share of Sprint common stock owned by it, subject to the proration and allocation rules described in “Updates Regarding the Cash/Stock Election” beginning on page S-74, either $7.65 in cash or one share of New Sprint common stock. If a Sprint stockholder owns more than one share of Sprint common stock, that stockholder may elect to receive cash as to some of its shares of Sprint common stock and New Sprint common stock as to other shares of Sprint common stock, subject to such proration and allocation rules. Under the terms of the Amended Merger Agreement, because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $16.64 billion, at the effective time of the SoftBank Merger, an aggregate of approximately 2.175 billion of the outstanding shares of Sprint common stock (representing approximately 72% of the outstanding Sprint common stock calculated as of June 7, 2013) will be entitled to be exchanged for $7.65 in cash per share of common stock (assuming there are no dissenting stockholders who perfect their appraisal rights). All remaining outstanding shares of Sprint common stock (representing approximately 28% of the outstanding Sprint common stock calculated as of June 7, 2013) will be exchanged for New Sprint common stock on a one-for-one basis. Between the date of this supplement and the effective time of the SoftBank Merger, the number of shares of Sprint common stock outstanding may vary, and accordingly the number of shares of Sprint common stock that will ultimately be exchanged for shares of New Sprint common stock in the SoftBank Merger will also vary. However, pursuant to the terms of the Amended Merger Agreement, former Sprint stockholders and other former Sprint equityholders will not own in excess of approximately 22% of the fully diluted equity of New Sprint as of the effective time of the SoftBank Merger. Please note that Sprint stockholders and other Sprint equityholders will not be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein.

HoldCo Shares. In the SoftBank Merger, pursuant to the Amended Merger Agreement and the organizational documents of New Sprint, all outstanding shares of New Sprint common stock held by HoldCo at the effective time of the SoftBank Merger will be automatically reclassified into a number of shares of New Sprint common stock representing 77.667% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of a warrant to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint common stock (the “Warrant”), as discussed in “The Warrant Agreement” beginning on page 161 of the proxy statement-prospectus) as of immediately following the effective time of the SoftBank Merger, and the former Sprint stockholders and other former equityholders of Sprint will hold, collectively, shares of New Sprint common stock and other equity securities of New Sprint collectively representing 22.333% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the Warrant) as of immediately following the effective time of the SoftBank Merger. In addition, the percentages described above assume that there will be no dissenting shares. The effect of dissenting shares, to the extent they would have otherwise received shares of New Sprint common stock in the SoftBank Merger had they not been dissenting shares, would be to increase the number of New Sprint’s outstanding shares held by both HoldCo and by other former Sprint stockholders who receive shares of New Sprint common stock in the SoftBank Merger such that the proportionate percentage of shares of New Sprint held by HoldCo and the former Sprint stockholders is the same.

“No Solicitation” Provisions. The Amended Merger Agreement retains provisions prohibiting Sprint from seeking an alternative acquisition transaction and requires Sprint to notify SoftBank of any inquiries, requests, proposals or offers relating to or for any such alternative acquisition transactions. The Amended Merger Agreement does not, however, prohibit Sprint from considering and potentially recommending to its stockholders, or terminating the Amended Merger Agreement and entering into an agreement with respect to, an unsolicited, bona fide written superior offer from a third party under the circumstances described in, and subject to Sprint’s compliance with the terms of, the Amended Merger Agreement. For further information see “The Merger Agreement Amendment — No Solicitation of Alternative Offers” beginning on page S-67.

Termination of the Amended Merger Agreement. The Merger Agreement contains detailed provisions that entitle Sprint or SoftBank to terminate the Merger Agreement under certain enumerated circumstances. The Merger Agreement Amendment changes the terms of one of the Triggering Events with respect to the timing of Sprint’s recommendation regarding certain tender offers or exchange offers. In addition, Sprint’s ability to terminate the Merger Agreement in connection with a determination that an alternative acquisition transaction constitutes a superior offer has been modified under the Merger Agreement Amendment to such terminations that occur prior to the earlier of (i) the adoption of the Amended Merger Agreement by the required vote or (ii) 11:59 p.m. New York City time on June 25, 2013. In addition, to avail itself of this termination right, the Sprint board of directors must have, among other things determined by 11:59 p.m. New York City time on June 18, 2013 that such alternative acquisition transaction constitutes a superior offer. For further information see “The Merger Agreement Amendment — Termination of the Amended Merger Agreement” beginning on page S-68.

Termination Fee and Expenses. If the Amended Merger Agreement is terminated under specified circumstances, Sprint may be required to pay a termination fee of $800 million or reimbursement of expenses of up to $200 million to Parent. If the Amended Merger Agreement is terminated under other specified circumstances, Parent may be required to pay a “reverse termination fee” of $600 million to Sprint. For further details, see “The Merger Agreement Amendment — Termination Fee; Expenses” beginning on page S-68 and “The Merger Agreement — Reverse Termination Fee” beginning on page 154 of the proxy statement-prospectus.

Stockholder Rights Plan. In the Merger Agreement Amendment, Sprint agreed to adopt a stockholder rights plan (the “Rights Plan”) no later than June 17, 2013. Under the Amended Merger Agreement, Sprint has agreed to take certain actions with respect to the Rights Plan, including to ensure that none of the SoftBank Entities are deemed to become acquiring persons as defined in the Rights Plan, and to require a distribution date and a stock acquisition date as a result of acquisitions of greater than 17% beneficial ownership of shares of Sprint common stock by parties other than the SoftBank Entities. For further details, see “The Merger Agreement Amendment — Stockholder Rights Plan” beginning on page S-69.

Summary of the Material Terms of the Bond Purchase Agreement Amendment (see page S-71)

Covenants that Apply to Parent. In connection with the Bond Purchase Agreement Amendment, Sprint has amended the Bond Purchase Agreement to provide that the “Standstill and Non-Solicitation” provisions of the Bond Purchase Agreement will have no further force or effect on Parent or the SoftBank entities upon termination of the Amended Merger Agreement (except for a termination of the Amended Merger Agreement by Sprint as a result of certain breaches of representation, warranties, covenants or agreements by a SoftBank Entity). With such amendment, the Amended Bond Purchase Agreement provides that until the earliest of (i) the termination of the Amended Bond Purchase Agreement, (ii) Parent no longer holding more than 5% of the shares of Sprint common stock (or a portion of the Bond convertible into more than 5% of the shares of Sprint common stock) or (iii) any termination of the Amended Merger Agreement (other than for a termination by Sprint in the circumstances discussed above), except with respect to the consummation of the SoftBank Merger and in certain other circumstances provided in the Amended Bond Purchase Agreement, neither Parent nor any of the SoftBank Entities, and will interact with any third party to, effect certain transactions involving Sprint.

Make Whole Put Right. In connection with the Bond Purchase Agreement Amendment, Sprint has agreed to an amendment to the Bond Purchase Agreement to provide that in the event of a “qualifying termination event,” Parent has the right, at its option, to deliver Sprint a notice to suspend its rights to convert the Bond into Sprint common stock and instead require Sprint (or any successor thereto) to pay Parent, at the “make whole payment time” an amount in cash equal to the sum of (a) the principal amount of the Bond, plus (b) all accrued and unpaid interest on the Bond through the date of payment, plus (c) the aggregate net value of Sprint common stock that would otherwise be issuable upon conversion of the Bond determined by subtracting the initial $5.25 per share conversion price of the bond from the volume-weighted average price of Sprint common stock into which the Bond would otherwise be convertible over a period of 30 trading days ending on the date the Amended Merger Agreement is terminated. The sum of the amounts in clauses (a), plus (b), plus (c) is referred to as the “make whole put amount.”

In the event (1) that the “qualifying agreement” is terminated or (2) the transaction contemplated by such qualifying agreement is otherwise not consummated for any reason by June 10, 2014 (and in the case of this clause (2) Parent has delivered a notification to Sprint after June 10, 2014 that it is revoking its notice to receive the make whole put amount), then the notice from Parent to Sprint will be deemed automatically withdrawn as of the date of such termination (in the case of clause 1) or receipt of such written notice from Parent (in the case of clause 2), as applicable, and the suspension of Parent’s right to convert the Bond described above will be terminated and Parent will again have its full rights under the Amended Bond Purchase Agreement to convert the Bond as if the notice had never been delivered by Parent.

Regulatory Approvals (see page S-78)

As of the date of this supplement, various conditions to the closing of the SoftBank Merger have been satisfied, including expiration of the waiting period applicable to the closing of the SoftBank Merger under the HSR Act, obtaining all required consents to the SoftBank Merger by state regulatory agencies, confirmation that CFIUS has completed its review of the SoftBank Merger with no unresolved national security concerns, acceptance by DSS of a commitment to implement certain national security measures following the SoftBank Merger, and the declaration of effectiveness by the SEC of the registration statement of which this supplement and the proxy statement-prospectus are parts. FCC approval remains pending.

Recent Developments (see page S-28)

On April 15, 2013, Sprint announced that it had received an unsolicited proposal from DISH to acquire Sprint. Sprint announced that its board of directors will review the DISH Proposal carefully and consistent with its fiduciary and legal duties. The Sprint board of directors subsequently established the Sprint Special Committee to assess the DISH Proposal.

The Sprint Special Committee has, consistent with its fiduciary duties and in consultation with its financial, regulatory, network and legal advisors, evaluated the DISH Proposal, and the Sprint Special Committee and the Sprint board of directors have each unanimously determined that no acquisition inquiry submitted by DISH to Sprint through the date of the Merger Agreement Amendment (including the DISH Proposal) constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). As a result, the Sprint Special Committee and the Sprint board of directors have terminated all discussions and negotiations with DISH regarding the DISH Proposal. The Sprint board of directors unanimously recommends that the stockholders of Sprint vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

In addition, in accordance with the terms of the Amended Merger Agreement, SoftBank has terminated certain waiver letters provided to Sprint in connection with the DISH Proposal. See “The Merger Agreement Amendment — Termination of Waiver Letters” beginning on page S-69.

Risks Associated with the SoftBank Merger (see page S-32)

The SoftBank Merger (including the possibility that the SoftBank Merger may not be completed) poses a number of risks to Sprint and its stockholders. In addition, New Sprint is subject to various additional risks, including risks related to SoftBank controlling New Sprint. You should carefully consider the following risks, including the risks discussed in the section entitled “Update to Risk Factors” in this supplement and the section entitled “Risk Factors” in the proxy statement-prospectus before investing in our common stock:

•

In the event you receive New Sprint common stock as merger consideration, whether by reason of electing stock or as a result of the proration and allocation rules described in this supplement, the number of shares of New Sprint common stock you receive will be a fixed number and will not vary based on the market price of Sprint common stock before the effective time of the SoftBank Merger.

•

The SoftBank Merger and the Clearwire Acquisition are subject to various closing conditions, and uncertainties related to the SoftBank Merger and the Clearwire Acquisition, or the potential failure to complete the SoftBank Merger or the Clearwire Acquisition, could negatively impact Sprint’s business or share price.

•

So long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.

Board of Directors and Management Following the SoftBank Merger (see page S-80)

During the 24 months immediately following the effective time of the SoftBank Merger, the New Sprint board of directors will consist of ten members, determined as follows:

•	one director who will also be the Chief Executive Officer of New Sprint;

•	three individuals designated by SoftBank who qualify as “Independent Directors” as such term is defined in the NYSE listing rules;

•

three additional individuals proposed by Sprint and reasonably acceptable to SoftBank from the members of Sprint’s board of directors immediately prior to the closing of the SoftBank Merger, who are expected to be Independent Directors;

•	three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors; and

•

it is anticipated that at all times one of the directors designated by SoftBank, subject to U.S. government approval, will serve as the “Security Director” pursuant to a National Security Agreement entered into between Parent, SoftBank and certain U.S. government parties (the “NSA”).

In addition, during the 12 months immediately following the period described above, the New Sprint board of directors will consist of ten members, determined as follows:

•	one director who will also be the Chief Executive Officer of New Sprint;

•	six individuals who qualify as “Independent Directors” as such term is defined in the NYSE listing rules; and

•

three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors, but one of whom shall be the Security Director as provided under the NSA.

Each director of New Sprint will remain in office until his or her earlier resignation or successors are elected in accordance with the bylaws of New Sprint. The Security Director will serve on the compensation committee of the New Sprint board of directors. The obligation of SoftBank and New Sprint to maintain the Security Director shall remain in place for so long as the NSA remains in effect.

At all times following the period described above until such time as the combined voting interest of SoftBank and its controlled affiliates in New Sprint falls below 50% and remains below 50% for 90 consecutive days, the New Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules). Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, the New Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in New Sprint, rounded up to the nearest whole number.

As of the date of this supplement, at the effective time of the SoftBank Merger, the following individuals are expected to serve on the New Sprint board of directors:

•	Ronald D. Fisher, 65, president and director of Parent and director of SoftBank;

•	Daniel R. Hesse, 59, Chief Executive Officer of Sprint;

•	Admiral Michael G. Mullen, USN (ret.), 66, Former Chairman, Joint Chiefs of Staff (who will be designated as the “Security Director” as described above); and

•	Masayoshi Son, 55, founder, Chairman and CEO of SoftBank.

Other than the individuals noted above, SoftBank and Sprint have not determined who will serve on the New Sprint board of directors.

Upon the consummation of the SoftBank Merger, the executive officers of New Sprint will be determined by the New Sprint board of directors. Other than Mr. Hesse, who is expected to be appointed as the initial Chief Executive Officer of New Sprint, as of the date of this supplement, SoftBank and Sprint have not determined who will serve as the officers of New Sprint at the effective time of the SoftBank Merger. In addition, it is expected that at the effective time of the SoftBank Merger, Mr. Son would be appointed as the initial Chairman of the New Sprint board of directors and Mr. Fisher would be appointed as the initial Vice-Chairman of the New Sprint board of directors.

UPDATE TO BACKGROUND OF THE SOFTBANK MERGER

The proxy statement-prospectus in “The SoftBank Merger — Background of the SoftBank Merger,” beginning on page 83, describes the background of the SoftBank Merger up to and including May 1, 2013, the date of the proxy statement-prospectus. The discussion below supplements that description. While we believe that the following description, in addition to the related disclosure in the proxy statement-prospectus, covers the material terms regarding the background of the SoftBank Merger, this summary and the summary in the proxy statement-prospectus may not contain all of the information that is important to you. You should carefully read this entire supplement, including the section titled “The Amended Merger Agreement,” and the entire proxy statement-prospectus, including the section titled “The Merger Agreement,” and the other documents to which we refer for a more complete understanding of the SoftBank Merger.

On April 15, 2013, Sprint announced that it had received the DISH Proposal and that its board of directors would review the DISH Proposal carefully and consistent with its fiduciary and legal duties. On that same day, the Sprint board of directors formed the Sprint Special Committee. On April 15, 2013, the closing price of Sprint common stock on the NYSE (the “Sprint Closing Price”) was $7.06.

On April 18, 2013, the Sprint Special Committee engaged Shearman & Sterling LLP (“Shearman & Sterling”), as counsel to the Sprint Special Committee, and BofA Merrill Lynch, as financial advisor to the Sprint Special Committee, in each case in connection with its review of the DISH Proposal.

On April 20, 2013, the Sprint Special Committee met and approved sending a letter to DISH requesting additional information to enable the Sprint Special Committee and its advisors to review and evaluate the DISH Proposal.

On April 24, 2013, the Sprint Special Committee received a letter from DISH responding to certain of the Special Committee’s additional information requests.

On April 25, 2013, the Sprint Special Committee requested from SoftBank a waiver (the “Waiver”) of certain provisions of the Merger Agreement that would allow Sprint to enter into a non-disclosure agreement with DISH permitting the receipt by Sprint of confidential information from DISH (but not the transmittal of confidential information to DISH) and to discuss (but not negotiate) with DISH solely for the purpose of clarifying and obtaining further information from DISH regarding the DISH Proposal.

On April 26, 2013, SoftBank provided the Waiver. Following receipt of the Waiver, BofA Merrill Lynch, on behalf of the Sprint Special Committee, sent a non-disclosure agreement and list of priority questions to DISH.

On April 30, 2013, Sprint and DISH executed the non-disclosure agreement.

On May 2, 2013, DISH’s counsel, White & Case LLP (“White & Case”), sent an initial draft merger agreement to Shearman & Sterling.

On or about May 2, 2013, the Chairman of the Sprint Special Committee, Larry C. Glasscock, received a call from Ronald D. Fisher to discuss SoftBank’s views regarding the DISH Proposal. Mr. Fisher also noted that SoftBank was planning to engage with certain stockholders of Sprint to discuss the DISH Proposal.

On May 3, 2013, representatives of Sprint and the Sprint Special Committee, including their respective legal and financial advisors, and representatives of DISH, including its financial advisor, Barclays Capital (“Barclays”), and White & Case, met in New York City to discuss the financing, legal and regulatory aspects of the DISH Proposal. Later that day, the Sprint Special Committee held a telephonic meeting with its legal and financial advisors to discuss developments in connection with the DISH Proposal, including receipt of the draft DISH merger agreement and DISH’s written responses to a list of priority questions and requests that the Sprint

Special Committee had previously sent to DISH. Certain members of Sprint management were also invited to take part in a portion of the meeting, and, before being excused, provided the Sprint Special Committee with an update regarding recent communications between Sprint and significant stockholders of Sprint. On May 3, 2013, the Sprint Closing Price was $7.15.

On May 8, 2013, at the request of the financial advisor to the Sprint Special Committee, SoftBank delivered to Sprint a synergy analysis with respect to the SoftBank Merger.

On May 9, 2013, representatives of Sprint and the Sprint Special Committee, and their respective legal and financial advisors, met separately with representatives of DISH and SoftBank, and their respective legal and financial advisors, in New York City. The SoftBank discussions focused primarily on synergies and the DISH discussions focused primarily on synergies and other operational and financial aspects of a combined company.

On May 13, 2013, the Sprint Special Committee held an in-person meeting in New York City with its legal and financial advisors. Certain members of Sprint management were invited to take part in a portion of the meeting via telephone conference. Shearman & Sterling reviewed with the Sprint Special Committee certain provisions of the draft DISH merger agreement and the pending stockholder litigation related to the SoftBank Merger and the DISH Proposal. BofA Merrill Lynch provided the Sprint Special Committee with an update regarding interactions with SoftBank and DISH and their respective advisors, including in-person meetings that had taken place and information that had been provided by SoftBank and DISH. Members of Sprint management then joined the meeting. The Sprint Special Committee and its advisors engaged in a thorough discussion of SoftBank’s and DISH’s respective views of synergies and other items and received input received from Sprint management on these items. The Sprint Special Committee and its advisors also discussed DISH’s views of operational benefits of a combined company, as well as input received from Sprint management on this item. Members of Sprint management joined the meeting and discussed with the Sprint Special Committee various aspects of certain spectrum assets and other questions asked by the Sprint Special Committee. Sprint management was then excused from the meeting. Shearman & Sterling and BofA Merrill Lynch also reviewed with the Sprint Special Committee DISH’s proposed financing structure (including on a pro forma basis), the existing capital structures of DISH and Sprint, and the pro forma equity ownership and anticipated debt repayment profile of a combined company.

On May 14, 2013, Shearman & Sterling and BofA Merrill Lynch discussed with SoftBank’s representatives of SoftBank’s financial advisor, Raine, and legal advisor, Morrison & Foerster LLP (“Morrison & Foerster”) potential modifications (the “Potential Modifications”) to the terms of the Merger Agreement.

On the morning of May 15, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss the developments in connection with the DISH Proposal, including in respect of DISH’s announced bond issuance and the draft financing commitment letter that DISH had delivered to the Sprint Special Committee on May 14, 2013. Shearman & Sterling and BofA Merrill Lynch also provided the Sprint Special Committee with an update regarding the Potential Modifications. After a lengthy discussion, the Sprint Special Committee directed Shearman & Sterling and BofA Merrill Lynch to develop a detailed response to the Potential Modifications for the Sprint Special Committee to consider later that evening.

That same day, Shearman & Sterling and BofA Merrill Lynch discussed the Potential Modifications with SoftBank’s advisors. Also that day, the Chairman of the Sprint Special Committee had a telephone conversation with Mr. Fisher.

In the evening of May 15, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss the Potential Modifications. Shearman & Sterling and BofA Merrill Lynch reviewed with the Sprint Special Committee its analysis of the legal and financial terms of the Potential Modifications, respectively, including possible responses that the Sprint Special Committee could make to such terms. After a lengthy discussion, the Sprint Special Committee directed Shearman & Sterling and BofA Merrill Lynch to contact SoftBank’s advisors the next day and communicate the details of the Sprint Special Committee’s views of, and certain responses to, the Potential Modifications.

On May 16, 2013, Shearman & Sterling and BofA Merrill Lynch presented SoftBank’s advisors with the Sprint Special Committee’s views of and responses to the Potential Modifications. The same day, the Chairman of the Sprint Special Committee had a call with Masayoshi Son, and Mr. Fisher regarding the Potential Modifications and a call with Charles Ergen regarding the DISH Proposal.

On May 17, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss the Potential Modifications following the telephone conversations between Mr. Glasscock and the Sprint Special Committee’s advisors, on the one hand, and Mr. Fisher and SoftBank’s advisors, on the other. The Sprint Special Committee also discussed with its advisors the upcoming stockholder vote with respect to Sprint’s pending transaction with Clearwire and certain considerations related thereto.

On May 19, 2013, Shearman & Sterling and BofA Merrill Lynch had discussions with SoftBank’s advisors and SoftBank’s advisors presented a proposed revised waiver (the “New Waiver”) from SoftBank of certain additional provisions of the Merger Agreement permitting Sprint and its representatives to furnish non-public information concerning Sprint to DISH and to engage with DISH in discussions and negotiations regarding the DISH Proposal. In addition, a potential consent from SoftBank was discussed that would permit Sprint to increase the merger consideration payable by Sprint in its pending transaction with Clearwire.

On May 20, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss the terms of the New Waiver. Shearman & Sterling reviewed with the Sprint Special Committee the terms of the New Waiver and discussed with the Sprint Special Committee other available courses of action. Shearman & Sterling and BofA Merrill Lynch also provided the Sprint Special Committee with an update regarding DISH’s third-party financing, noting that executed financing commitment letters had yet to be received from DISH.

Later on that same day, the Sprint board of directors held a telephonic meeting to discuss the status of the DISH Proposal and the New Waiver. The Sprint board of directors approved the New Waiver. On that same day, Sprint and SoftBank executed the New Waiver, and Sprint publicly announced that it had entered into the New Waiver and that it would enter into a nondisclosure agreement with DISH. That evening and the next day, Shearman & Sterling and BofA Merrill Lynch contacted DISH and representatives of DISH to advise them of the New Waiver and to communicate the Sprint Special Committee’s expectations for process and timeline that included DISH submitting a revised offer on or prior to June 6, 2013.

On May 21, 2013, following Sprint’s receipt of the New Waiver from SoftBank, Sprint entered into an amended and restated nondisclosure agreement (the “DISH NDA”) with DISH containing customary limitations on the use and disclosure of all non-public written and oral information furnished to DISH by or on behalf of Sprint.

On May 22, 2013, DISH provided Sprint with a due diligence request list. On May 23, 2013, at the direction of the Sprint Special Committee, Sprint provided representatives of DISH with access to an electronic data room and started providing information to DISH in connection with DISH’s due diligence.

Also on May 23, 2013, the Sprint Finance Committee held a telephonic meeting, with Sprint management and representatives of certain of its advisors in attendance. After a brief update on the Clearwire Acquisition, the Finance Committee reviewed and discussed the various financing scenarios Sprint management had developed over the last year, including the scenarios discussed in “The SoftBank Merger — Certain Financial Scenarios Prepared by the Management of Sprint” beginning on page 112 of the proxy statement-prospectus and the scenarios discussed in “Opinions of Sprint’s Financial Advisors—Summary of Financial Scenarios Prepared by the Management of Sprint” beginning on page S-48. The Finance Committee also discussed providing one of the scenarios to DISH.

Later that same day, the Chairman of the Sprint Special Committee received a call from Mr. Ergen informing him that DISH would be providing the Sprint Special Committee with an executed financing commitment letter (the “Financing Commitment”) in connection with the DISH Proposal. Mr. Ergen also requested that DISH be permitted to involve a private equity sponsor (“Sponsor A”) in the DISH Proposal as a possible equity financing source.

Later that day, the Sprint Special Committee held a telephonic meeting with its advisors to discuss developments in connection with the DISH Proposal, including the receipt of the Financing Commitment from DISH earlier in the day and the possible involvement of Sponsor A in the DISH Proposal. After a lengthy discussion, including an overview of the Financing Commitment by Shearman & Sterling and BofA Merrill Lynch, the Sprint Special Committee directed Shearman & Sterling to coordinate Sprint’s granting consent under the DISH NDA with respect to DISH providing confidential information received from Sprint to Sponsor A. Also, at the meeting, BofA Merrill Lynch discussed with the Sprint Special Committee possible regulatory consultants and network consultants that could provide advice to the Sprint Special Committee in connection with the DISH Proposal. BofA Merrill Lynch described the background and expertise of each consultant, as well as the extent of any work that each consultant had previously performed for Sprint, SoftBank and DISH. After a lengthy discussion, and advice from Shearman & Sterling, the Sprint Special Committee determined that none of the consultants had a conflict of interest, and directed BofA Merrill Lynch to coordinate the engagement of Bingham McCutchen LLP (“Bingham”), as a regulatory consultant to the Sprint Special Committee, and Spectrum Management Consulting, Inc. (“SMC”), as network consultant to the Sprint Special Committee. Also on May 23, 2013, Sprint provided DISH with a due diligence request list. Sprint and its representatives received access to an electronic data room beginning on May 27, 2013. The Sprint Closing Price on May 23, 2013 was $7.31.

On May 24, 2013, representatives of Sprint and the Sprint Special Committee, and their respective legal and financial advisors, met with representatives of DISH and its legal and financial advisors for a Sprint management presentation and due diligence session in New York City. Later that day, Sprint provided official notice to SoftBank that it had entered into a nondisclosure agreement with DISH and that, pursuant to the terms of the nondisclosure agreement, Sprint had agreed to allow DISH to provide information regarding Sprint on a confidential basis to a private equity firm. On the same day, DISH requested, and the Sprint Special Committee on the following day consented to, a second private equity firm to act as a possible equity financing source in connection with the DISH Proposal. The Sprint Closing Price on May 24, 2013 was $7.33.

On May 26, 2013, SoftBank’s counsel, Morrison & Foerster, sent a letter to Sprint on behalf of SoftBank regarding, among other things, DISH’s provision of information related to Sprint to a private equity firm.

On May 27, 2013, Sprint’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), replied to Morrison & Foerster, responding to certain statements in the May 26 letter, as well as addressing certain other matters regarding timing of the June 12 special meeting. On May 28, 2013, Morrison & Foerster responded to Skadden regarding these matters.

On May 28, 2013, representatives of Shearman & Sterling and Skadden had a telephone conference with representatives of White & Case to present significant issues with respect to the DISH Proposal and the initial draft merger agreement, including issues related to financing, certainty of closing, minority protections, the Clearwire Acquisition, conditions and termination fees.

On May 29, 2013, representatives of Sprint and the Sprint Special Committee, and certain of their respective financial advisors, met with DISH and its legal and financial advisors for a Sprint management presentation regarding Sprint network and due diligence session at Sprint’s headquarters in Overland Park, Kansas. On the same day, the Finance Committee held a regularly scheduled meeting, with Sprint management, Skadden, Citigroup and its and the Special Committee’s advisors in attendance. Sprint management provided an update on the Clearwire Acquisition and the DISH Proposal. That evening during a reception dinner, the Sprint board of directors learned from press reports of DISH’s announced tender offer for Clearwire.

On May 30, 2013, the Sprint board of directors met at a regularly scheduled meeting with Sprint management and its legal advisor and one of its financial advisors and the Sprint Special Committee’s legal advisor in attendance. Sprint management provided an update on the same matters that had been presented to the Finance Committee the day before, as described above. The Sprint board of directors discussed the Clearwire

Acquisition, including the DISH tender offer, and the DISH Proposal, and the interaction between the two transactions. Sprint management, members of the Sprint Special Committee and the advisors answered various questions from the board members regarding the status and other aspects of the transactions. The Sprint Closing Price on May 30, 2013 was $7.34.

On May 31, 2013, representatives of Sprint and the Sprint Special Committee, and their respective financial advisors, met with DISH and its legal and financial advisors for a DISH management presentation at DISH’s headquarters in Englewood, Colorado.

On June 1, 2013, the Sprint Special Committee received a letter from DISH regarding certain network and spectrum diligence meetings, and requesting a meeting with the Sprint Special Committee.

During the week of June 3, 2013, as part of the mutual due diligence process, DISH and Sprint and their representatives held various due diligence calls regarding specific areas of their respective businesses.

On June 3, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss developments in connection with the DISH Proposal. Shearman & Sterling and BofA Merrill Lynch also provided the Sprint Special Committee with an update regarding the SoftBank Merger and related conversations with SoftBank’s legal and financial advisors.

Also on June 3, 2013, the Sprint Special Committee sent a letter to DISH reiterating its request that DISH submit a fully-financed, best and final binding offer by June 6, 2013 and indicating that the Sprint Special Committee would be available to meet with DISH on June 7, 2013.

On June 4, 2013, representatives of Sprint and the Sprint Special Committee, and their respective legal and financial advisors, met with DISH and its financial advisors for a due diligence session at DISH’s headquarters in Englewood, Colorado. At this meeting, Sprint presented a DISH-requested network scenario to DISH. On the same day, Shearman & Sterling distributed to White & Case a revised merger agreement reflecting the positions of Sprint and the Sprint Special Committee, including with respect to the various issues identified in a June 1, 2013 issues list delivered to White & Case. On the same day, a representative of Morrison & Foerster sent a letter to representatives of Skadden and Shearman & Sterling further addressing the matters that were the subject of its letters of May 26 and May 28. The Sprint Closing Price on June 4, 2013 was $7.26.

On June 5, 2013, the Sprint board of directors held a special meeting to discuss certain matters related to the DISH tender offer for Clearwire and to receive an update from the Sprint Special Committee and its legal advisor on the interactions with DISH and SoftBank. Later that day, the Sprint Special Committee held a telephonic meeting with its advisors and consultants. Certain members of Sprint management were invited to take part in a portion of the Sprint Special Committee meeting. SMC presented its preliminary technical and spectrum analysis, with input received from Sprint management. Sprint management was then excused from the meeting. Bingham then presented its preliminary telecommunications regulatory analysis. BofA Merrill Lynch also provided the Sprint Special Committee with an update regarding meetings and developments in connection with the DISH Proposal, including conference calls with subject matter experts on topics including tax, human resources and sales and marketing.

On June 6, 2013, the Sprint Special Committee received a letter from DISH indicating that it would not present an offer on that day. DISH did not submit a revised draft of its merger agreement or otherwise respond to many of the issues contained therein or in the June 1, 2013 issues list delivered to White & Case.

On the morning of June 7, 2013, Shearman & Sterling and BofA Merrill Lynch met with SoftBank’s advisors, and SoftBank’s advisors outlined the key parameters of a set of potential amendments to the terms of the Merger Agreement and the Bond Purchase Agreement. Pursuant to these parameters, SoftBank would consider increasing the amount of cash consideration to be delivered to Sprint stockholders upon the consummation of the SoftBank Merger by $4.5 billion, reallocating $3.0 billion from the total $18.54 billion being contributed by SoftBank to New Sprint such that $1.9 billion, instead of $4.9 billion, would remain in the cash balances of New Sprint immediately following the closing. As part of the potential changes, SoftBank’s indirect ownership of New Sprint after consummation of the SoftBank Merger would increase from approximately 70% of New Sprint on a fully diluted basis to approximately 80.6% on a fully diluted basis. In addition to the changes to the consideration in the SoftBank Merger, the termination fee would increase from $600 million to $1 billion, that the expense reimbursement amount would increase from $75 million to $300 million, that Sprint’s right to terminate the Merger Agreement in the event that its stockholders vote against adoption of the Merger Agreement be subject to the obligation to negotiate further with SoftBank, that the ability of the Sprint board of directors to terminate the Merger Agreement to enter into a transaction providing for a “Superior Offer,” as defined in the Merger Agreement, or to change its recommendation to Sprint stockholders in favor of the SoftBank Merger, would end on the third business day following the execution of the Amended Merger Agreement, that Sprint adopt a stockholder rights plan, and that the Sprint board of directors immediately terminate all discussions with DISH. Further, various potential revisions to the Bond Purchase Agreement to protect SoftBank’s investment were discussed, including revising the terms of the put price upon a change of control and limiting Sprint’s ratio of indebtedness to EBITDA.

On the afternoon of June 7, 2013, the Sprint Special Committee met with representatives of DISH, at which time DISH presented the Sprint Special Committee with the status of the DISH Proposal. DISH advised the Sprint Special Committee of its substantial progress with regard to due diligence, and relayed that it had not yet completed its due diligence review and would not be submitting a best and final proposal on that day. The Sprint Closing Price on June 7, 2013 was $7.24.

On June 8, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss its meeting with representatives of SoftBank and review the terms described above. Shearman & Sterling and BofA Merrill Lynch reviewed with the Sprint Special Committee its analysis of the legal and financial terms, respectively, including possible responses that the Sprint Special Committee could make to such terms in the event that they chose to proceed. After a detailed discussion regarding such terms, the Sprint Special Committee directed Shearman & Sterling and BofA Merrill Lynch to arrange to meet with SoftBank’s advisors to communicate the details of the Sprint Special Committee’s views of, and responses to, the proposed terms. That meeting occurred later that evening.

On June 9, 2013, Shearman & Sterling and BofA Merrill Lynch met with SoftBank’s advisors to discuss SoftBank’s responses to the issues discussed at the meeting held the previous evening. During the course of the meeting, SoftBank’s advisors and the Sprint Special Committee’s advisors negotiated possible amendments to the Merger Agreement and Bond Purchase Agreement (the “Proposed Amendments”). Following these meetings, Shearman & Sterling and BofA Merrill Lynch agreed to discuss certain terms of the Proposed Amendments with the Sprint Special Committee. On the afternoon of June 9, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss Shearman & Sterling’s and BofA Merrill Lynch’s meeting with SoftBank’s advisors. Shearman & Sterling and BofA Merrill Lynch presented the Sprint Special Committee with the terms of the Proposed Amendments and reviewed its analysis of the legal and financial terms, respectively, of the Proposed Amendments. Later that evening, the Chairman of the Sprint Special Committee called Mr. Fisher to request certain modifications to the terms of the Proposed Amendments.

On June 10, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss Shearman & Sterling’s and BofA Merrill Lynch’s analysis of the Proposed Amendments received the previous day. Certain members of Sprint management were also invited to take part in a portion of the meeting, and provided the Sprint Special Committee with an overview of preliminary synergy analyses relating to the DISH Proposal and the pending transaction with SoftBank. Sprint management was then excused from the meeting. Shearman & Sterling reviewed the Proposed Amendments and the Sprint Special Committee’s mandate as set forth in the resolutions of Sprint’s board of directors forming the Sprint Special Committee. The Sprint Special Committee then held a detailed discussion on the DISH Proposal and the Proposed Amendments. Also at this meeting, BofA Merrill Lynch reviewed with the Sprint Special Committee its financial analysis of the Aggregate Merger Consideration and delivered to the Sprint Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Aggregate Merger Consideration to be received by holders of Sprint common stock (other than New Sprint, Merger Sub or any other wholly owned subsidiary of New Sprint), was fair, from a financial point of view, to such holders. After a detailed discussion, the Sprint Special Committee unanimously determined that, in light of the Proposed Amendments, the DISH Proposal was not, and was not reasonably likely to lead to, a Superior Offer. The Sprint Special Committee also unanimously approved the Proposed Amendments and determined that the SoftBank Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable and recommended that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments). The Sprint Special Committee finally unanimously recommended to the Sprint board of directors the same. The Sprint Closing Price on June 10, 2013 was $7.18.

Later that day, the Sprint board of directors held a special meeting for the purpose of considering the DISH Proposal and the Proposed Amendments. Present at the meeting were members of Sprint management, Sprint’s financial and legal advisors and the Sprint Special Committee’s financial and legal advisors. The Sprint board of directors received an update from members of the Sprint Special Committee on the DISH Proposal and the Proposed Amendments, including the Sprint Special Committee’s recommendation that the Sprint board of directors approve the Proposed Amendments, determine that the Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable, recommend that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments), and determine that the DISH Proposal was not, and was not reasonably likely to lead to, a Superior Offer. The Sprint board of directors considered the reallocation of $3.0 billion of the $4.9 billion of primary capital infusion by SoftBank provided for in the original Merger Agreement, resulting in $1.9 billion of primary capital infusion provided by the Amended Merger Agreement. Sprint management indicated that they were comfortable with this reallocation of merger consideration in light of forecasted best practices and global scale related efficiency synergies, including those arising from the SoftBank Merger, which forecasts were based on more than six months of cooperative efforts between Sprint and SoftBank management. See “Opinion of the Sprint Special Committee’s Financial Advisor — Certain Financial Scenarios Prepared by the Management of Sprint — Softbank Merger Model” beginning on page S-63. At that meeting, each of Sprint’s financial advisors rendered to the Sprint board of directors its respective oral opinion (subsequently confirmed in writing on June 10, 2013) that, as of the date of the meeting and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in such opinion, the Aggregate Merger Consideration to be paid to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders. The Sprint board of directors then, among other things, approved the Proposed Amendments, determined that the Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable, resolved to recommend that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments), and determined that the DISH Proposal did not constitute, nor was reasonably likely to lead to, a Superior Offer.

In addition, in accordance with the terms of the Amended Merger Agreement, SoftBank has terminated certain waiver letters provided to Sprint in connection with the DISH Proposal, and Sprint has ceased all discussions or negotiations with DISH regarding the DISH Proposal, terminated DISH’s access to Sprint’s nonpublic information and requested the destruction of all nonpublic information furnished by Sprint to DISH under the DISH NDA. See “The Merger Agreement Amendment — Termination of Waiver Letters” beginning on page S-69.

UPDATE TO RECENT DEVELOPMENTS

Updates on the DISH Proposal

The proxy statement-prospectus in “Recent Developments” beginning on page 46, describes the developments related to the DISH Proposal up to and including May 1, 2013, the date of the proxy statement-prospectus. The discussion below supplements that description.

Prior to April 29, 2013, the Sprint Special Committee held two telephonic meetings with its advisors to discuss, among other things, the DISH Proposal and possible courses of action related to clarifying and obtaining further information from DISH regarding the DISH Proposal. After April 29, 2013, but before June 7, 2013, the Sprint Special Committee held nine meetings in relation to the DISH Proposal and the pending transaction with SoftBank. At these meetings, the Sprint Special Committee reviewed and discussed with its advisors and consultants and, under limited circumstances, Sprint management, various aspects of the DISH Proposal, including the legal and financial terms, the structure and feasibility of DISH’s proposed financing, the feasibility of the DISH Proposal and the pending transaction with SoftBank, and the comparative advantages and disadvantages of the two transactions. The Sprint Special Committee also received regular updates on continuing discussions with DISH and SoftBank, potential modifications to the pending transaction with SoftBank, and other further developments with regard to the two transactions. See “Update to Background of the SoftBank Merger” beginning on page S-21.

On the afternoon of June 7, 2013, the Sprint Special Committee met with representatives of DISH, at which time DISH presented the Sprint Special Committee with the status of the DISH Proposal. DISH advised the Sprint Special Committee of its substantial progress with regard to due diligence, and relayed that it had not yet completed its due diligence review and would not be submitting a best and final proposal on that day.

On June 8, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss its meeting with representatives of SoftBank and review the terms of proposed amendments to the Merger Agreement and the Bond Purchase Agreement. Shearman & Sterling and BofA Merrill Lynch reviewed with the Sprint Special Committee its analysis of the legal and financial terms, respectively, including possible responses that the Sprint Special Committee could make to such terms in the event that they chose to proceed. After a detailed discussion regarding such terms the Sprint Special Committee directed Shearman & Sterling and BofA Merrill Lynch to arrange to meet with SoftBank’s advisors to communicate the details of the Sprint Special Committee’s views of, and responses to, the proposed terms. That meeting occurred later that evening.

On June 9, 2013, Shearman & Sterling and BofA Merrill Lynch met with SoftBank’s advisors, Morrison & Foerster and Raine, to discuss SoftBank’s responses to the issues discussed at the meeting held the previous evening. During the course of the meeting, SoftBank’s advisors and the Sprint Special Committee’s advisors negotiated the Proposed Amendments. Following these meetings, Shearman & Sterling and BofA Merrill Lynch agreed to discuss certain terms of the Proposed Amendments with the Sprint Special Committee. On the afternoon of June 9, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss Shearman & Sterling’s and BofA Merrill Lynch’s meeting with SoftBank’s advisors. Shearman & Sterling and BofA Merril Lynch presented the Sprint Special Committee with the terms of the Proposed Amendments and reviewed its analysis of the legal and financial terms, respectively, of the Proposed Amendments. Later that evening, the Chairman of the Sprint Special Committee called Mr. Fisher to request certain modifications to the terms of the Proposed Amendments.

On June 10, 2013, the Sprint Special Committee held a telephonic meeting with its advisors to discuss Shearman & Sterling’s and BofA Merrill Lynch’s analysis of the Proposed Amendments received the previous day. Certain members of Sprint management were also invited to take part in a portion of the meeting, and provided the Sprint Special Committee with an overview of preliminary synergy analyses relating to the DISH Proposal and the pending transaction with SoftBank. Sprint management was then excused from the meeting. Shearman & Sterling reviewed the Proposed Amendments and the Sprint Special Committee’s mandate as set forth in the resolutions of Sprint’s board of directors forming the Sprint Special Committee. The Sprint Special Committee then held a detailed discussion on the DISH Proposal and the Proposed Amendments. Also at this meeting, BofA Merrill Lynch reviewed with the Sprint Special Committee its financial analysis of the Aggregate Merger Consideration and delivered to the Sprint Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Aggregate Merger Consideration to be received by holders of Sprint common stock (other than New Sprint, Merger Sub or any other wholly owned subsidiary of New Sprint), was fair, from a financial point of view, to such holders. After a detailed discussion, the Sprint Special Committee unanimously agreed that, in light of the Proposed Amendments, the DISH Proposal was not, and was not reasonably likely to lead to, a Superior Offer. The Sprint Special Committee also unanimously approved the Proposed Amendments and determined that the SoftBank Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable and recommended that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments). The Sprint Special Committee finally unanimously recommended to the Sprint board of directors the same.

Later that day, the Sprint board of directors held a special meeting for the purpose of considering the DISH Proposal and the Proposed Amendments. Present at the meeting were members of Sprint management and representatives of Sprint’s financial advisors and Skadden. The Sprint board of directors received an update from members of the Sprint Special Committee on the DISH Proposal and the Proposed Amendments, including the Sprint Special Committee’s recommendation that the Sprint board of directors approve the Proposed Amendments, determine that the Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable, recommend that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments, and determine that the DISH Proposal was not, and was not reasonably likely to lead to, a Superior Offer. At that meeting, each of Sprint’s financial advisors rendered to the Sprint board of directors its respective oral opinion (subsequently confirmed in writing on June 10, 2013) that, as of the date of the meeting and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in such opinion, the Aggregate Merger Consideration to be paid to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders. The Sprint board of directors then, among other things, approved the Proposed Amendments, determined that the Merger and the Merger Agreement (as amended by the Proposed Amendments) are advisable, resolved to recommend that Sprint’s stockholders vote to adopt the Merger Agreement (as amended by the Proposed Amendments, and determined that the DISH Proposal did not constitute, nor was reasonably likely to lead to, a Superior Offer.

The Sprint Special Committee has, consistent with its fiduciary duties and in consultation with its financial, regulatory, network and legal advisors, evaluated the DISH Proposal, and the Sprint Special Committee and the Sprint board of directors have each unanimously determined that no acquisition inquiry submitted by DISH to Sprint through the date of the Merger Agreement Amendment (including the DISH Proposal) constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). As a result, the Sprint Special Committee and the Sprint board of directors have terminated all discussions and negotiations with DISH regarding the DISH Proposal.

The Sprint board of directors unanimously recommends that the stockholders of Sprint vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

In addition, in accordance with the terms of the Amended Merger Agreement, SoftBank has terminated certain waiver letters provided to Sprint in connection with the DISH Proposal, and Sprint has ceased all discussions or negotiations with DISH regarding the DISH Proposal, terminated DISH’s access to Sprint’s nonpublic information and requested the destruction of all nonpublic information furnished by Sprint to DISH under the non-disclosure agreement between Sprint and DISH. See “The Merger Agreement Amendment — Termination of Waiver Letters” beginning on page S-67.

Update on Sprint’s Proposed Acquisition of Clearwire Corporation

As previously announced, on December 17, 2012, Sprint agreed to acquire all of the equity interests of Clearwire not currently owned by Sprint, subject to the terms and conditions of the Clearwire Acquisition Agreement.

On May 21, 2013, Sprint and Clearwire executed an amendment to the Clearwire Acquisition Agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share of Clearwire’s Class A common stock, in each case payable in cash without interest. On May 21, 2013, Clearwire convened the scheduled special meeting of stockholders to consider and vote on the adoption of the Clearwire Acquisition Agreement, as amended (the “Clearwire Special Meeting”), and immediately adjourned the Clearwire Special Meeting to May 31, 2013 without conducting any further business. On May 22, 2013, Clearwire filed and mailed a supplement to its proxy statement related to the Clearwire Special Meeting disclosing, among other things, the increase in the merger consideration from $2.97 to $3.40, that the Clearwire Special Meeting had been adjourned to May 31, 2013, and other disclosures regarding its interactions with both Sprint and DISH since April 23, 2013, the date of Clearwire’s proxy statement related to the Clearwire Special Meeting.

On May 30, 2013, DISH commenced an unsolicited cash tender offer to acquire all outstanding common shares of Clearwire at a price of $4.40 per share. DISH’s tender offer statement on Schedule TO states that consummation of the tender offer is conditioned on, among other things, (i) there being validly tendered and not withdrawn a number of Clearwire shares that represents more than 25% of the voting power of Clearwire on a fully-diluted basis (in a press release, DISH indicated it may be willing to lower this threshold to 12.5% if it was granted certain governance rights discussed below), (ii) expiration of the waiting period under the HSR Act, (iii) execution by Clearwire and certain of its subsidiaries of a Note Purchase Agreement with a subsidiary of DISH which provides for, among other things, the issuance of exchangeable notes to DISH (the “DISH Note Purchase Agreement”) and (iv) execution by Clearwire of an Investor Rights Agreement with a subsidiary of DISH which provides, among other things, that (A) Clearwire will cause the nominating committee of the Clearwire board of directors to nominate a number of designees of DISH to the Clearwire board of directors that is proportionate to DISH’s ownership interest in Clearwire, subject to a minimum of three DISH directors, (B) grants to DISH the right to veto certain actions by Clearwire and (C) grants to DISH preemptive rights on future issuances by Clearwire of equity and certain other securities (the “Investor Rights Agreement”).

In response to the DISH tender offer proposal, on May 30, 2013, Clearwire issued a press release announcing that the special committee of Clearwire’s board of directors (the “Clearwire Special Committee”) had determined, consistent with its fiduciary duties, that it would engage with DISH to discuss, negotiate and/or provide information in connection with the DISH proposal for Clearwire. The May 30 press release stated that the Clearwire Special Committee noted “while the most recent DISH proposal raises issues that need to be discussed with DISH, the proposal appears to be more actionable that DISH’s previous proposal.” The May 30 press release further stated that on or before June 12, 2013, Clearwire intended to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 stating whether the Clearwire board of directors and the Clearwire Special Committee recommends acceptance or rejection of DISH’s unsolicited tender offer, expresses no opinion and remains neutral toward the tender offer, or is unable to take a position with respect to the tender offer, as well as setting forth the Clearwire board of directors’ and the Clearwire Special Committee’s reasons for its position with respect to the tender offer.

In the May 30 press release, Clearwire also announced that (i) it would adjourn the Clearwire Special Meeting from May 31, 2013 to June 13, 2013, (ii) Clearwire had elected not to make the June 1, 2013 draw of $80 million of exchangeable notes under a note purchase agreement between Sprint and Clearwire, (iii) Clearwire intended to make the interest payments totaling approximately $255 million due on June 1, 2013 on Clearwire’s first-priority, second-priority and exchangeable notes, and (iv) the Clearwire Special Committee had not made any determination to change its recommendation of the Clearwire Acquisition.

On June 12, 2013, DISH amended certain terms of its tender offer, including the conditions thereto, and extended the expiration of the tender offer until midnight at the end of July 2, 2013. On that same day, Clearwire filed a Schedule 14D-9 with respect to the tender offer in which it announced that the Clearwire board of directors, acting on the recommendation of the Clearwire Special Committee, recommended that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) tender their shares into the DISH tender offer, and had determined to change its recommendation of the Clearwire Acquisition and recommend that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) vote against the adoption of the Clearwire Acquisition Agreement at the Clearwire special meeting of stockholders. Clearwire announced that it intended to adjourn its special meeting of the stockholders scheduled to held on June 13, 2013, and to reconvene on June 24, 2013.

The Clearwire Acquisition Agreement contains a “force-the-vote” provision, meaning that notwithstanding any Adverse Company Board Recommendation (as defined in the Clearwire Acquisition Agreement), the Clearwire Acquisition Agreement is required to be submitted to the Clearwire stockholders for the purpose of adopting the Clearwire Acquisition Agreement (unless the Clearwire Acquisition Agreement is terminated in accordance with its terms).

As of the date of this supplement, the Clearwire Special Meeting is scheduled to be reconvened on June 24, 2013. There can be no assurance that the vote to adopt the Clearwire Acquisition Agreement will occur on such date or whether the Clearwire Special Meeting will be further adjourned or postponed. Whenever the vote on the adoption of the Clearwire Acquisition Agreement occurs, there can be no assurance that the Clearwire Acquisition Agreement will be adopted by Clearwire’s stockholders, and it is possible that Clearwire stockholders will vote against adoption of the Clearwire Acquisition Agreement and the Clearwire Acquisition Agreement is terminated.

If the Clearwire Acquisition Agreement is adopted by the Clearwire stockholders, Sprint intends to consummate the Clearwire Acquisition, subject to the satisfaction or waiver of the conditions set forth in the Clearwire Acquisition Agreement. As previously disclosed, the completion of the SoftBank Merger is a condition to Sprint’s obligation to consummate the Clearwire Acquisition, but Sprint could elect to waive this condition and permit the closing of the Clearwire Acquisition to occur first, subject to the consent of SoftBank. Likewise, Sprint could waive this condition if Sprint stockholders failed to adopt the Merger Agreement with SoftBank, in which case the Clearwire Acquisition could still occur, even if the SoftBank Merger does not occur. Sprint has made no determination, and gives no assurance with respect to, whether and it what circumstances it would consider waiving this condition.

If the Clearwire Acquisition Agreement is not adopted by the Clearwire stockholders and the Clearwire Acquisition Agreement is terminated, Sprint will evaluate all of its options with respect to Clearwire. As disclosed above, Sprint will not vote in favor of the DISH proposal, tender its shares in the offer or waive any of its rights as a stockholder or under the EHA, and Sprint intends to enforce its legal and contractual rights with respect to Clearwire and the DISH proposal. In addition, if the Clearwire Acquisition Agreement is not adopted by the Clearwire stockholders and the SoftBank Merger is completed, Sprint expects that, subject to the terms and conditions of the Agreement Regarding Right of First Offer with the Voting Agreement Stockholders (each as defined in the proxy statement-prospectus) it will acquire the shares of Clearwire held by the Voting Agreement Stockholders following completion of the SoftBank Merger, in accordance with the terms of the Agreement Regarding Right of First Offer.

The SoftBank Merger is not conditioned on adoption of the Clearwire Acquisition Agreement by Clearwire’s stockholders or the closing of the Clearwire Acquisition.

UPDATE TO RISK FACTORS

In addition to the other information included and incorporated by reference in this supplement and the proxy statement-prospectus, including the matters addressed in the section entitled “Statements Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the Merger Proposal. In addition, you should read and consider the additional risks contained in the proxy-statement prospectus in “Risk Factors,” beginning on page 48. You should also read and consider the other information in this supplement and the proxy statement-prospectus and the other documents incorporated by reference in this supplement and the proxy statement-prospectus. See the section entitled “Where You Can Find More Information” beginning on page S-111.

In the event you receive New Sprint common stock as merger consideration, whether by reason of electing stock or as a result of the proration and allocation rules described in this supplement, the number of shares of New Sprint common stock you receive will be a fixed number and will not vary based on the market price of Sprint common stock before the effective time of the SoftBank Merger.

At the effective time of the SoftBank Merger, each share of Sprint common stock will be exchanged for either one share of New Sprint common stock or $7.65 in cash, subject to proration and allocation rules. The dollar value of New Sprint common stock that Sprint stockholders receive (whether by electing to receive stock or even if they have not elected to receive New Sprint common stock, as a result of proration or allocation rules) as merger consideration at the effective time of the SoftBank Merger will be based upon the market value of New Sprint common stock at such time, which may be different from, and lower than, the closing price of Sprint common stock prior to the public announcement of the SoftBank Merger or at any time thereafter.

The $16.64 billion of cash being paid in the merger represents, assuming no proration and at a cash price of $7.65 per share, sufficient cash for the acquisition of approximately 72% of the outstanding shares of Sprint common stock, calculated as of June 7, 2013. Accordingly, the remaining 28% outstanding shares of Sprint common stock will be exchanged for shares of New Sprint common stock. If the holders of all shares of Sprint common stock elected to receive cash consideration in the SoftBank Merger, the proration rules in the Merger Agreement would result in each share of Sprint common stock being converted into a combination of (a) cash in the amount of $5.50 (representing 72% of $7.65) and (b) approximately 0.28 (or 28%) of a share of New Sprint common stock. If any Sprint stockholders elect to receive stock consideration in the SoftBank Merger, then the cash component payable to holders that elect (or are deemed to have elected) to receive cash will be greater than $5.50, and the stock component payable to such holders will be lower than 0.28 of a share of New Sprint common stock.

The market value of Sprint common stock ranged from $7.31 to $7.41 during the two-day period June 11-12, 2013, the only trading days after the Amended Merger Agreement was publicly announced and prior to the date of this supplement. Assuming that the market value of a share of Sprint common stock represents the opportunity to receive at least $5.50 per share in cash and the remainder of the merger consideration in shares of New Sprint common stock, the implicit per share market value of the New Sprint stock component of the merger consideration may be viewed as having ranged from $6.44 to $6.80 during this period. (The implicit value was determined by subtracting $5.50 from the market value of Sprint common stock during this period, and then dividing the result by 0.28.) The trading value of Sprint common stock after the date of this supplement is subject to a large number of factors, including any developments with respect to DISH.

Because this range of implicit values for New Sprint common stock is lower than the cash component of the merger consideration ($7.65 per share), Sprint stockholders that consider electing to receive stock consideration should carefully consider the likelihood that they may receive merger consideration having a lower value (at the effective time of the SoftBank Merger) than a Sprint stockholder that elects (or is deemed to have elected) to receive cash consideration as discussed in the proxy statement-prospectus. Similar calculations made prior to the date of the Amended Merger Agreement also suggested implicit values for New Sprint common stock that were lower overall than the prior cash component of the merger consideration ($7.30 per share), although the prior terms of the SoftBank Merger differed from the current terms in several significant respects, including that they involved $4.5 billion less cash to Sprint stockholders, $3.0 billion more cash being retained by New Sprint, and

Sprint stockholders and other equityholders holding approximately 30% of New Sprint’s equity instead of approximately 22%. There can be no assurance as to what the trading value of New Sprint common stock will be immediately following the completion of the SoftBank Merger or at any time thereafter.

Moreover, the effective time of the SoftBank Merger will not occur prior to July 1, 2013, and may be several weeks after Sprint stockholder approval has been obtained. There will be no adjustment to the stock or cash components of the merger consideration, and the parties do not have a right to terminate the Merger Agreement, solely based upon changes in the market price of Sprint. Sprint stockholders are urged to obtain recent market quotations for Sprint common stock.

New Sprint is a new company with no prior operating history, and the shares of New Sprint common stock have not previously been publicly traded. The value of a share of New Sprint common stock that you may receive in the SoftBank Merger may be less than the per share cash consideration, and the trading price of New Sprint common stock immediately following the effective time of the SoftBank Merger may be different from, and lower than, the closing price of Sprint common stock at the time of the first public announcement of the SoftBank Merger or at any time thereafter. See “Risk Factors — Shares of New Sprint common stock may have a value that is less than the per share cash consideration of $7.65 or the cash consideration received after application of the proration and allocation rules and the value of such shares could fluctuate significantly,” beginning on page 49 of the proxy statement-prospectus.

The SoftBank Merger and the Clearwire Acquisition are subject to the receipt of consents and clearances from regulatory authorities that may impose measures to protect national security and classified projects or other conditions that could have an adverse effect on New Sprint, or, if not obtained, could prevent completion of the SoftBank Merger or the Clearwire Acquisition.

In addition to the Antitrust Division and the FTC granting early termination of the waiting period under the HSR Act on December 6, 2012 with respect to the SoftBank Merger, SoftBank and Sprint have also received clearance from CFIUS that the SoftBank Merger and the Clearwire Acquisition do not present any unresolved national security issues. Each state regulatory agency that must consent has also approved the SoftBank Merger and the Clearwire Acquisition. As a precondition to CFIUS clearance of the SoftBank Merger, CFIUS required that SoftBank and Sprint enter into a National Security Agreement, under which SoftBank and Sprint have agreed to implement certain measures to protect national security, certain of which may materially and adversely affect New Sprint’s operating results, due to increasing the costs of compliance with security measures and limiting New Sprint’s control over certain U.S. facilities, contracts, personnel, vendor selection and operations. SoftBank and Sprint have notified the FCC, CFIUS and DSS of the Amendments. For further information, see “The SoftBank Merger — Regulatory Matters” beginning on page 121 of the proxy statement-prospectus and “Update to Regulatory Matters” beginning on page S-78.

As long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.

Following the effective time of the SoftBank Merger, SoftBank will beneficially own 77.667% of New Sprint, on a fully diluted basis, assuming SoftBank does not exercise any portion of the Warrant (and excluding shares issuable upon exercise of the Warrant) and assuming there are no dissenting stockholders who perfect their appraisal rights. If SoftBank fully exercises the Warrant, SoftBank will beneficially own 78% of New Sprint following the effective time of the SoftBank Merger, on a fully diluted basis, assuming there are no dissenting stockholders who perfect their appraisal rights. Further, to the extent there are dissenting stockholders, SoftBank’s beneficial ownership of New Sprint will increase. As a result, until such time as SoftBank and its controlled affiliates hold shares representing less than a majority of the votes entitled to be cast by the holders of outstanding New Sprint common stock at a stockholder meeting, SoftBank generally will have the ability to control the outcome of any matter submitted for the vote of New Sprint stockholders, except in certain circumstances set forth in New Sprint’s certificate of incorporation or bylaws.

In addition, pursuant to the Amended Merger Agreement, New Sprint will be subject to certain requirements and limitations regarding the composition of the New Sprint board of directors. However, many of those requirements and limitations expire on or prior to the third anniversary of the effective time of the SoftBank Merger. Thereafter, for so long as SoftBank and its controlled affiliates hold shares of New Sprint common stock representing at least a majority of the votes entitled to be cast by the holders of New Sprint common stock at a stockholder meeting, SoftBank will be able to freely nominate and elect all the members of New Sprint’s board of directors, subject only to a requirement that a certain number of directors qualify as “Independent Directors,” as such term is defined in the NYSE listing rules, and applicable law. The directors elected by SoftBank will have the authority to make decisions affecting the capital structure of New Sprint, including the issuance of additional capital stock or options, the incurrence of additional indebtedness, the implementation of stock repurchase programs and the declaration of dividends.

The interests of SoftBank may not coincide with the interests of the other New Sprint stockholders, and the other New Sprint stockholders will not have received any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein. The business, financial and operating policies of Sprint in effect prior to the effective time of the SoftBank Merger may not continue following the effective time of the SoftBank Merger. SoftBank’s ability, subject to the limitations in the New Sprint certificate of incorporation and bylaws, to control all matters submitted to New Sprint’s stockholders for approval will limit the ability of other stockholders to influence corporate matters and, as a result, New Sprint may take actions that its stockholders do not view as beneficial. As a result, the market price of New Sprint common stock could be adversely affected. In addition, the existence of a controlling stockholder of New Sprint may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, New Sprint. A third party would be required to negotiate any such transaction with SoftBank, and the interests of SoftBank with respect to such transaction may be different from the interests of other New Sprint stockholders.

Subject to limitations in the New Sprint certificate of incorporation, as will be in effect at the effective time of the SoftBank Merger, that limit SoftBank’s ability to engage in a certain competing businesses in the United States or take advantage of certain corporate opportunities, SoftBank is not restricted from competing with New Sprint or otherwise taking for itself or its other affiliates certain corporate opportunities that may be attractive to Sprint.

Risks Relating to Sprint

There have been no material changes to risk factors related to Sprint’s business and operations that are included in the proxy statement-prospectus. At the effective time of the SoftBank Merger, New Sprint will be a holding company and its business and operations will include those of Sprint, and therefore, those risks that relate to Sprint will also relate to New Sprint.

Risks Relating to Clearwire

Sprint is currently a major equityholder of Clearwire, and on December 17, 2012, Sprint announced that it had agreed to acquire all of the equity interests of Clearwire Corporation not currently owned by Sprint subject to the terms and conditions of the Clearwire Acquisition Agreement. The proxy statement-prospectus contains certain additional risks that relate to the Clearwire Acquisition, Sprint’s existing investment in Clearwire and the business and operations of Clearwire. If the Clearwire Acquisition and the SoftBank Merger are consummated, Clearwire will be an indirect wholly owned subsidiary of New Sprint, and therefore, certain risks that relate to Clearwire will also relate to New Sprint. For more discussion of Clearwire and the risks affecting Clearwire, you should refer to Clearwire’s Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the three months ended March 31, 2013, and the notice to holders of Clearwire common stock and an accompanying proxy statement filed by Clearwire with the SEC on April 23, 2013, as supplemented on May 22, 2013 and May 28, 2013.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This supplement and the proxy statement-prospectus include “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

In particular, these documents contain forward-looking statements relating to New Sprint, Sprint, Clearwire, DISH, the SoftBank Merger, the Clearwire Acquisition and the DISH Proposal. All statements, other than historical facts, including statements regarding the expected timing of the closings of the SoftBank Merger and the Clearwire Acquisition; the ability of the parties to complete the SoftBank Merger and the Clearwire Acquisition considering the various closing conditions; the expected benefits of the SoftBank Merger and the Clearwire Acquisition, such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of Sprint or New Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the SoftBank Merger or the Clearwire Acquisition may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions or that the required approval by Sprint’s stockholders for the SoftBank Merger or Clearwire’s stockholders for the Clearwire Acquisition may not be obtained; (2) there may be a material adverse change of Sprint or the business of Sprint may suffer as a result of uncertainty surrounding the transactions; (3) the transactions may involve unexpected costs, liabilities or delays; (4) the legal proceedings that may have been initiated, as well as any additional legal proceedings that may be initiated, related to the transactions; and (5) other risk factors as detailed from time to time in Sprint’s and Clearwire’s reports filed with the SEC, including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2013, and the risk factors set forth in the Registration Statement on Form S-4, of which this supplement and the proxy statement-prospectus is a part, which are available on the SEC’s web site (www.sec.gov). The contents of Clearwire’s SEC filings are expressly not incorporated by reference into this supplement or the proxy statement-prospectus. There can be no assurance that the SoftBank Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the SoftBank Merger will be realized.

All forward-looking statements contained in this supplement, the proxy statement-prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, and none of New Sprint, Sprint or SoftBank undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

All subsequent forward-looking statements attributable to Sprint, New Sprint, SoftBank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RECOMMENDATION OF THE SPRINT BOARD OF DIRECTORS;

SPRINT’S REASONS FOR THE SOFTBANK MERGER

The Sprint board of directors and the Sprint Special Committee recommend that the stockholders of Sprint vote “FOR” the adoption of the Amended Merger Agreement.

The Sprint board of directors, after careful consideration of the factors described in this supplement and the proxy statement-prospectus, including the unanimous recommendation of a special committee composed entirely of independent directors, has unanimously determined that the SoftBank Merger is in the best interests of Sprint and its stockholders, and has approved the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement, including the SoftBank Merger. In evaluating the Amended Merger Agreement, the Sprint board of directors consulted with Sprint’s management, as well as Sprint’s legal and financial advisors and, in reaching its determination and recommendation regarding the Amended Merger Agreement and the SoftBank Merger, considered the following factors, in addition to the factors described in “The SoftBank Merger — Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger” in the proxy statement-prospectus:

•

the fact that the cash purchase price paid to Sprint stockholders increased from $7.30 per share to $7.65 per share, subject to proration, and represents a significant premium for Sprint stockholders – 52% more than the closing price of Sprint shares the day before news reports of a potential transaction between Sprint and SoftBank, and 5% more than the original SoftBank Merger per share cash consideration;

•	the fact that the aggregate cash portion of the SoftBank merger consideration increased from 55% to 72%;

•

the fact that SoftBank will deliver an additional $4.5 billion of cash to Sprint stockholders (comprised of an additional $1.5 billion cash contribution from SoftBank and the reallocation of $3.0 billion of previously committed primary capital), bringing the total cash consideration available to Sprint stockholders to $16.64 billion;

•	the fact that current Sprint stockholders will own approximately 22% of a better capitalized, more competitive company;

•	the fact that the purchase price of SoftBank’s primary investment in Sprint effectively increased from $5.25 to $6.25 per share;

•

its belief that the SoftBank Merger provides Sprint stockholders with the opportunity to participate in the upside of a stronger, better capitalized and more competitive Sprint, including the Sprint Special Committee’s consideration of the following:

•	the fact that SoftBank has a successful track record of improving the competitive position of acquired companies and driving growth and financial performance;

•	its belief that Sprint will benefit from SoftBank’s leadership in LTE technology, allowing Sprint to compete sooner and more aggressively with the two large incumbent U.S. carriers; and

•

its belief that Sprint’s ongoing process of enhancing its network coverage, call quality and data speeds will benefit from the experience gained by SoftBank with LTE technology in building its own network;

•	its belief that the SoftBank Merger is more favorable to Sprint’s stockholders when compared with the DISH Proposal, including the Sprint Special Committee’s consideration of the following:

•	the fact that the per share cash consideration of the SoftBank Merger is 16% greater than the per share cash consideration of the DISH Proposal, assuming full proration;

•

its belief that the SoftBank Merger represents a significant premium to the DISH Proposal, particularly when taking into account the value of synergies between Sprint and SoftBank, the debt burden DISH proposes Sprint incur to finance the proposed DISH transaction and the lost time value in light of DISH’s need to restart the multi-month regulatory review;

•

the fact that the regulatory process associated with the DISH Proposal would significantly delay the closing of that transaction until the first half of 2014, therefore creating uncertainty that the closing of the proposed transaction would actually occur;

•

the fact that DISH has not yet begun the FCC and state approval processes, whereas the SoftBank Merger has received all required state approvals and clearance from the Committee on Foreign Investment in the United States, and the only material closing conditions outstanding are the FCC approval and the affirmative vote of the Sprint stockholders; the Sprint board of directors believes the SoftBank Merger could be closed in a matter of weeks;

•

the fact that DISH may take certain actions that could complicate the regulatory process, including the possible acquisition of spectrum from LightSquared (with respect to which affiliates of DISH has reportedly made an acquisition proposal);

•

the fact that the leverage included in the DISH Proposal could significantly reduce Sprint’s ability to make necessary technology investments and could constrain the combined company’s future growth prospects by weakening its financial credibility with employees, vendors and customers; by contrast, the Sprint Special Committee believes that the SoftBank Merger will improve Sprint’s capital structure, positioning it to better compete against the current duopoly of AT&T and Verizon; and

•

the fact that if significant delays result from the regulatory process associated with the proposed DISH transaction, strategic, financial and capital uncertainty could result while the DISH Proposal is being reviewed; the Sprint Special Committee believes that this would leave Sprint at a significant disadvantage, particularly as competitors industry-wide are upgrading their technology, and given the fact that Sprint and Clearwire would be undercapitalized and unable to quickly build out their networks, all while facing significant competition from Verizon, AT&T and T-Mobile US, Inc.;

•	the likelihood that the SoftBank Merger would be completed, and completed in a reasonably prompt time frame, considering the terms of the Amended Merger Agreement;

•

the financial analysis of Citigroup and the oral opinion of that firm delivered to Sprint’s board of directors on June 10, 2013, which was confirmed by delivery of a written opinion on June 10, 2013, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “Opinions of Sprint’s Financial Advisors” beginning on page S-40 (the full text of the written opinion of Citigroup, dated June 10, 2013, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex S-G to this supplement);

•

the financial analysis of Rothschild and the oral opinion of that firm delivered to Sprint’s board of directors on June 10, 2013, which was confirmed by delivery of a written opinion on June 10, 2013, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “Opinions of Sprint’s Financial Advisors” beginning on page S-40 (the full text of the written opinion of Rothschild, dated June 10, 2013, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex S-H to this supplement);

•

the financial analysis of UBS and the oral opinion of that firm delivered to Sprint’s board of directors on June 10, 2013, which was confirmed by delivery of a written opinion on June 10, 2013, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “Opinions of Sprint’s Financial Advisors” beginning on page S-40 (the full text of the written opinion of UBS, dated June 10, 2013, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex S-I to this supplement);

•

the financial analysis of BofA Merrill Lynch and the oral opinion of that firm delivered to the Sprint Special Committee on June 10, 2013, which was confirmed by delivery of a written opinion on June 10, 2013, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “Opinion of the Sprint Special Committee’s Financial Advisor” beginning on page S-56 (the full text of the written opinion of BofA Merrill Lynch, dated June 10, 2013, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion is attached as Annex S-J to this supplement);

•	the fact that DISH never submitted an actionable offer to the Sprint Special Committee by the Sprint Special Committee’s deadline of June 6, 2013; and

•	the fact that the DISH Proposal did not provide a combined operational and financial plan or address Sprint’s interim funding needs.

The Sprint board of directors and the Sprint Special Committee also considered a number of potentially countervailing factors and risks. These countervailing factors and risks included the fact that some of Sprint’s directors and executive officers have other interests in the SoftBank Merger in addition to their interests as Sprint stockholders, including the manner in which they would be affected by the SoftBank Merger as discussed under “The SoftBank Merger — Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger,” beginning on page 108 of the proxy statement-prospectus and “Updates to Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger” beginning on page S-79.

The Sprint board of directors and the Sprint Special Committee believe that sufficient procedural safeguards were and are present to ensure the fairness of the SoftBank Merger and to permit the Sprint Special Committee to represent effectively the interests of Sprint stockholders. These procedural safeguards include the following:

•

the fact that the Sprint Special Committee was established by the Sprint board of directors and was authorized and was exclusively delegated the full power and authority, to the full extent permitted by applicable law, of the Sprint board of directors to review, evaluate and negotiate the DISH Proposal and the Amended Merger Agreement;

•

the recognition by the Sprint Special Committee that it had no obligation to recommend that the Sprint board of directors approve the Amended Merger Agreement and determine that the SoftBank Merger and the Amended Merger Agreement are advisable and in the best interest of Sprint stockholders;

•

the fact that the Sprint Special Committee is comprised of five independent and disinterested directors, who: (i) are not officers or employees of Sprint, (ii) will not have an economic interest in Sprint or the surviving corporation following consummation of the SoftBank Merger (other than as stockholders of New Sprint) and (iii) will not serve as directors of the surviving corporation following the consummation of the SoftBank Merger;

•

the fact that the Sprint Special Committee received the advice and assistance of BofA Merrill Lynch, as financial advisor, and Shearman & Sterling, as legal advisors, Bingham, as regulatory consultant, and SMC, as network consultant;

•

the financial analysis of BofA Merrill Lynch and the oral opinion of that firm delivered to the Sprint Special Committee on June 10, 2013, which was confirmed by delivery of a written opinion on June 10, 2013, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “Opinion of the Sprint Special Committee’s Financial Advisor” beginning on page S-56 (the full text of the written opinion of BofA Merrill Lynch, dated June 10, 2013, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion is attached as Annex S-J to this supplement);

•

the fact that, at the direction of the Sprint Special Committee, with the assistance of independent legal and financial advisors, active negotiations occurred with representatives of SoftBank regarding the Aggregate Merger Consideration and the other terms of the Merger provided for in the Amended Merger Agreement;

•

the fact that the Sprint Special Committee met numerous times during the course of discussions and negotiations with DISH to discuss the DISH Proposal and with SoftBank to discuss the SoftBank Merger and the terms of the Amended Merger Agreement, including the impact of such terms on other bidders, and that during such time the Sprint Special Committee had, together Shearman & Sterling, BofA Merrill Lynch, Bingham and SMC, full access as needed to management of Sprint; and

•

the availability to the stockholders of Sprint who do not vote in favor of the adoption of the Amended Merger Agreement of appraisal rights under Kansas law, which provide such stockholders an opportunity to have a court determine the fair value of their shares.

This discussion of the information and factors considered by the Sprint board of directors and the Sprint Special Committee includes the principal positive and negative factors considered by the Sprint board of directors and the Sprint Special Committee, but is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the Amended Merger Agreement and the SoftBank Merger and the complexity of these matters, the Sprint board of directors and the Sprint Special Committee did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the Sprint board of directors and the Sprint Special Committee viewed their positions and recommendations as being based on the totality of the information presented to them and the factors they considered.

In addition, individual members of the Sprint board of directors and the Sprint Special Committee may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Sprint’s board of directors and the Sprint Special Committee and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Statements Regarding Forward-Looking Information” beginning on page S-35.

OPINIONS OF SPRINT’S FINANCIAL ADVISORS

Sprint has retained Citigroup, Rothschild and UBS as its financial advisors to advise the Sprint board of directors in connection with the Transactions and certain other potential competing transactions involving Sprint and any third party. Citigroup, Rothschild and UBS are collectively referred to herein as Sprint’s financial advisors. Pursuant to the respective engagements of each of Citigroup, Rothschild and UBS, Sprint requested each of Citigroup, Rothschild and UBS to evaluate the fairness, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of the Aggregate Merger Consideration to be received by such holders pursuant to the Amended Merger Agreement. At the meeting of the Sprint board of directors held on June 10, 2013, Citigroup, Rothschild and UBS presented joint materials and each rendered its oral opinion, subsequently confirmed in writing, that, based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in their respective written opinions, the Aggregate Merger Consideration to be received by the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders.

The respective opinions of each of Citigroup, Rothschild and UBS were based solely upon the information available to these financial advisors as of June 10, 2013, the date on which their respective written opinions were rendered.

The references in this section to any analysis or review of SoftBank or its assets, business, financial information or prospects by one or more of Sprint’s financial advisors is solely for purposes of reflecting in this Section a summary of the actions undertaken by such financial advisors in connection with their services provided to Sprint and their opinions rendered to the Sprint board of directors in connection with the Transactions. In no event will Sprint stockholders or other Sprint equityholders be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or any of the other transactions contemplated by the Amended Merger Agreement.

Opinion of Citigroup Global Markets Inc.

The full text of Citigroup’s written opinion, dated June 10, 2013, is attached to this supplement as Annex S-G and is incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. Citigroup’s opinion was provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the SoftBank Merger and the Aggregate Merger Consideration from a financial point of view and did not address any other aspects or implications of the SoftBank Merger or the Transactions. Citigroup was not requested to consider, and its opinion did not address, the underlying business decision of Sprint to effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for Sprint or the effect of any other transaction in which Sprint might engage, including but not limited to the DISH Proposal. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the SoftBank Merger or otherwise, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Citigroup expressed no opinion as to the related proration mechanisms, procedures and limitations in the Merger Agreement.

In arriving at its opinion, Citigroup:

•

reviewed the Merger Agreement, the Bond Purchase Agreement and the Warrant, as well as drafts of the Merger Agreement Amendment and the Bond Purchase Amendment each delivered to Citigroup on June 10, 2013 (such agreements, as then proposed to be amended, are referred to as the “Agreements”);

•

held discussions with certain senior officers, directors and other representatives and advisors of Sprint and certain senior officers and other representatives and advisors of SoftBank concerning the businesses, operations and prospects of Sprint and SoftBank;

•

examined certain publicly available business and financial information relating to Sprint and SoftBank as well as certain financial forecasts and other information and data relating to Sprint which were provided to or discussed with Citigroup by the management of Sprint;

•

reviewed the financial terms of the Transactions as set forth in the Agreements in relation to, among other things, current and historical market prices and trading volumes of Sprint common stock, the historical and projected earnings and other operating data of Sprint, and the capitalization and financial condition of Sprint;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Sprint;

•

reviewed certain estimates of synergies prepared by the management of Sprint that were not publicly available that the management of Sprint had directed Citigroup to utilize for purposes of its analysis; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of Sprint that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup. With respect to financial forecasts, estimates of synergies and other information and data relating to Sprint provided to or otherwise reviewed by or discussed with Citigroup, Citigroup has been advised by the management of Sprint that such forecasts, estimates of synergies and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sprint as to the future financial performance of Sprint and the expected synergies, and that such forecasts, estimates of synergies and other information and data have been reviewed by Sprint’s board of directors. Citigroup noted in particular in this connection that the forecasts provided to Citigroup by Sprint anticipated, and that Citigroup had been directed by Sprint’s management in connection with rendering its opinion to assume, that Sprint would acquire 100% of the equity interests of Clearwire not currently owned by Sprint on the terms of Sprint’s current proposal to acquire Clearwire. Citigroup expressed no view as to the reasonableness of such financial analyses and forecasts or any assumption on which they were based. In addition, Citigroup assumed that the forecasts would be achieved at the times and in the amounts projected. Citigroup expressed no view as to any such financial forecasts, estimates of synergies and other information and data or the assumptions on which they are based.

Citigroup assumed, with the consent of the Sprint board of directors, that the Transactions and related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any party to the Agreements or the Transactions. Citigroup did not express any opinion as to what the value of the New Sprint common stock actually will be when issued pursuant to the SoftBank Merger or the price at which the New Sprint common stock or the Sprint common stock will trade at any time. Citigroup did not make and has not been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sprint nor did Citigroup make any physical inspection of the properties or assets of Sprint or SoftBank. Citigroup did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. Citigroup relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

Citigroup noted that the Merger Agreement Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on Sprint’s behalf by the Sprint Special Committee, which was advised by its own legal and financial advisors, and that the Sprint Special Committee was also delegated responsibility for reviewing and considering certain other matters relating to the SoftBank Merger and potential alternatives thereto. In this regard, Citigroup noted that it did not participate in negotiations or discussions relating to the Merger Agreement Amendment or the Bond Purchase Amendment. Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in the possible acquisition of all or a part of Sprint. Citigroup has not been asked to pass upon, and expressed no opinion with respect to, any matter other than as to the fairness, from a financial point of view, to the holders (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of Sprint common stock of the Aggregate Merger Consideration to be received by such holders in the SoftBank Merger. Citigroup did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition.

Citigroup also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the SoftBank Merger, or any class of such persons, relative to the Aggregate Merger Consideration. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

Representatives of Sprint advised Citigroup, and Citigroup assumed, that the terms of the Merger Agreement Amendment and the Bond Purchase Amendment, when executed, would conform in all material respects to the terms reflected in the drafts reviewed by Citigroup.

Citigroup has acted as a financial advisor to Sprint in connection with the proposed Transactions and certain other potential competing transactions involving Sprint and any other third party. In connection therewith, Citigroup has received or is entitled to receive fees aggregating $6.5 million (including $2.0 million upon delivery of its opinion), and will receive the following additional fees upon the consummation of the SoftBank Merger or any similar competing transaction with any third party:

•	a fee of $7.5 million; and

•

a fee equal to 0.20% of the Additional Consideration paid in such transaction, where “Additional Consideration” means the product of (A) the excess of (1) the volume weighted average price of Sprint common stock for the ten trading days ending on (and including) the fifth trading day immediately prior to the closing of such transaction over (2) $6.38, and (B) the number of fully-diluted shares of Sprint common stock outstanding (using the treasury stock method) on the fifth trading day immediately prior to the closing of such transaction; provided that the amount set forth in (B) shall not be calculated including any shares of Sprint common stock (or debt or equity securities convertible into shares of Sprint common stock) held by SoftBank as of April 15, 2013.

Citigroup and its affiliates in the past have provided, and currently provide, services to Sprint and SoftBank unrelated to the proposed Transactions, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, having acted for Sprint as joint bookrunner for a $2.3 billion notes offering in November 2012, a $1.5 billion notes offering in August 2012, a $2.0 billion notes offering in February 2012 and a $4.0 billion notes offering in November 2011 and as a lender under Sprint’s credit facilities. Citigroup has also acted as a financial advisor to Sprint in connection with the proposed Clearwire Acquisition, for which Citigroup will receive a fee of $6.5 million upon the consummation of the Clearwire Acquisition. In connection with such services, Citigroup became entitled to receive a fee of $1.0 million on June 1, 2013. Citigroup also provided services for SoftBank as joint lead manager for a JPY 10,000 million bond offering in September 2012 and a JPY 30,000 million bond offering in June 2011 and as a lender under SoftBank’s credit facilities. Citigroup received aggregate investment banking revenue from SoftBank of approximately $10.4 million in 2011 through year-to-date June 2013.

In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Sprint for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Sprint, SoftBank and their respective affiliates.

Opinion of Rothschild Inc.

The full text of Rothschild’s written opinion, dated June 10, 2013, is attached to this supplement as Annex S-H and is incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. Rothschild’s opinion was provided for the benefit of Sprint’s board of directors (in its capacity as such) in connection with and for the purpose of its evaluation of the SoftBank Merger. Rothschild’s opinion should not be construed as creating any fiduciary duty on its part to any party. Rothschild’s opinion was limited to the fairness, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of the Aggregate Merger Consideration pursuant to the Amended Merger Agreement and Rothschild expressed no opinion as to any underlying decision which Sprint made or may make to engage in the Transactions or any alternative transaction, including but not limited to the DISH Proposal. Rothschild’s opinion did not constitute a recommendation to the Sprint board of directors as to whether to approve the Transactions or a recommendation to any holders of Sprint common stock as to how to vote or otherwise act with respect to the Transactions or any other matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Rothschild expressed no opinion as to the related proration mechanisms, procedures and limitations in the Amended Merger Agreement.

In arriving at its opinion, Rothschild:

•	reviewed the Agreements, including drafts of the Merger Agreement Amendment and the Bond Purchase Amendment each delivered to Rothschild on June 10, 2013;

•	reviewed certain publicly available business and financial information concerning Sprint and SoftBank and the industry in which they operate;

•

compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies Rothschild deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of Sprint with publicly available information concerning certain other public companies Rothschild deemed generally relevant, including data relating to public market trading levels and implied multiples;

•	reviewed the current and historical market prices of Sprint common stock;

•	reviewed certain internal financial analyses and forecasts for Sprint prepared by its management relating to its business as approved for Rothschild’s use by Sprint;

•	reviewed certain estimates of synergies prepared by the management of Sprint that were not publicly available that the management of Sprint directed Rothschild to utilize for purposes of its analysis;

•	performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of its opinion; and

•

held discussions with certain members of management of Sprint and SoftBank with respect to the business and financial prospects of Sprint and SoftBank and certain other matters Rothschild believed necessary or appropriate to its inquiry.

In arriving at its opinion, Rothschild, with the consent of the Sprint board of directors, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by Sprint and SoftBank, their respective associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor.

Rothschild did not conduct any valuation or appraisal of any assets or liabilities of Sprint or SoftBank, nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of Sprint or SoftBank.

In relying on the forecasts and estimates of synergies provided to Rothschild or discussed with Rothschild by Sprint, Rothschild assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Sprint’s management as to the expected future results of operations and financial condition of Sprint and the expected synergies, and that such forecasts and estimates of synergies were reviewed by the Sprint board of directors. Rothschild noted in particular in this connection that the forecasts provided to it by Sprint anticipated, and that Rothschild had been directed by Sprint’s management in connection with rendering its opinion to assume, that Sprint will acquire 100% of the equity interests of Clearwire not currently owned by Sprint on the terms of Sprint’s current proposal to acquire Clearwire. Rothschild expressed no view as to the reasonableness of such forecasts, estimates of synergies or any assumption on which they were based. In addition, Rothschild assumed that such forecasts will be achieved at the times and in the amounts projected.

Rothschild assumed that the Transactions contemplated by the Agreements and related transactions will be consummated as contemplated in the Agreements and related agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreements and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transactions, no material delays, limitations, conditions or restrictions will be imposed.

Representatives of Sprint advised Rothschild, and Rothschild assumed, that the terms of the Merger Agreement Amendment and the Bond Purchase Amendment, when executed, would conform in all material respects to the terms reflected in the drafts reviewed by Rothschild.

For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Sprint or SoftBank since the date of the most recent financial statements and other information, financial or otherwise, relating to Sprint or SoftBank made available to Rothschild, and that there was no information or any fact that would make any of the information reviewed by it incomplete or misleading. Rothschild did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

Rothschild’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of its opinion and the conditions and prospects, financial and otherwise, of Sprint and SoftBank as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with certain members of management of Sprint and SoftBank.

Rothschild expressed no opinion as to the price at which the shares of New Sprint common stock or Sprint common stock will trade at any time. Rothschild did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition. Rothschild noted that the Merger Agreement Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on Sprint’s behalf by the Sprint Special Committee, which was advised by its own legal and financial advisors, and that the Sprint Special Committee had also been delegated responsibility for reviewing and considering certain other matters relating to the SoftBank Merger and potential alternatives thereto. In this regard, Rothschild noted that it did not participate in negotiations or discussions relating to the Merger Agreement Amendment or the Bond Purchase Amendment, and Rothschild was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of Sprint, and Rothschild did not express any opinion as to the relative merits of the Transactions as compared to any alternative transaction. Rothschild’s opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Sprint, other than the holders of the Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), or the fairness of the amount or nature of any compensation to be paid or payable to any of Sprint’s officers, directors or employees or any class of such persons, whether relative to the Aggregate Merger Consideration pursuant to the Amended Merger Agreement or otherwise.

Rothschild has acted as a financial advisor to Sprint in connection with the proposed Transactions and certain other potential competing transactions involving Sprint and any third party. In connection therewith, Rothschild has received or is entitled to receive fees aggregating $6.5 million (including $2.0 million upon delivery of its opinion), and will receive the following fees upon the consummation of the SoftBank Merger or any similar competing transaction with any third party:

•	a fee of $2.5 million and

•

a fee equal to 0.20% of the Additional Consideration paid in such transaction, where “Additional Consideration” means the product of (A) the excess of (1) the volume weighted average price of Sprint common stock for the ten trading days ending on (and including) the fifth trading day immediately prior to the closing of such transaction over (2) $6.38, and (B) the number of fully-diluted shares of Sprint common stock outstanding (using the treasury stock method) on the fifth trading day immediately prior to the closing of such transaction; provided that the amount set forth in (B) shall not be calculated including any shares of Sprint common stock (or debt or equity securities convertible into shares of Sprint common stock) held by SoftBank as of April 15, 2013.

In addition, Sprint has agreed to reimburse Rothschild’s expenses and indemnify Rothschild against certain liabilities that may arise out of its engagement. Rothschild was not engaged by Sprint to act as its financial advisor in connection with, and Rothschild is not acting financial advisor to Sprint in connection with, the Clearwire Acquisition. In the past, Rothschild has provided financial advisory services to Sprint in connection with Sprint’s consideration of strategic alternatives unrelated to the Transactions for which it received compensation. During the two years prior to the date of its opinion, the investment banking division of Rothschild did not provide investment banking services to SoftBank for which it received compensation. In addition, Rothschild and its affiliates may in the future provide financial services to Sprint, SoftBank and/or their respective affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services. The issuance of the Rothschild opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.

Opinion of UBS Securities LLC

The full text of UBS’s written opinion, dated June 10, 2013, is attached to this supplement as Annex S-I and is incorporated into this supplement and the proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. UBS’s opinion was provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the Aggregate Merger Consideration from a financial point of view and did not address any other aspects or implications of the SoftBank Merger or the Transactions. UBS’s opinion does not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available with respect to Sprint or Sprint’s underlying business decision to effect the Transactions or any related transaction, including but not limited to the DISH Proposal. UBS’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any related transaction, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, UBS expressed no opinion as to the related proration mechanisms, procedures and limitations in the Amended Merger Agreement.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and financial information relating to Sprint and SoftBank;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Sprint that were not publicly available, including financial forecasts and estimates prepared by the management of Sprint that Sprint has directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of Sprint and SoftBank concerning the businesses and financial prospects of Sprint and SoftBank;

•	performed a discounted cash flow analysis of Sprint in which UBS analyzed the future cash flows of Sprint using financial forecasts and estimates prepared by the management of Sprint;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	reviewed certain estimates of synergies prepared by the management of Sprint that were not publicly available that the management of Sprint directed UBS to utilize for purposes of its analysis;

•	compared the financial terms of the Transactions with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Sprint common stock;

•	reviewed the Agreements, including drafts of the Merger Agreement Amendment and the Bond Purchase Amendment, each delivered to UBS on June 10, 2013; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with UBS’s review, with the consent of the Sprint board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Sprint board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sprint or SoftBank, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and synergies referred to above, UBS assumed, at Sprint’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sprint as to the future financial performance of Sprint and expected synergies, and that such forecasts and estimates, including synergies, have been reviewed by the Sprint board of directors. UBS noted in particular in this connection that the forecasts provided to it by Sprint anticipate, and that UBS was directed by Sprint’s management in connection with rendering its opinion to assume, that Sprint would acquire 100% of the equity interests of Clearwire on the terms of Sprint’s current proposal to acquire Clearwire. UBS expressed no view as to any financial forecasts and estimates, including synergies, or the assumptions on which they are based. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

In rendering its opinion, UBS assumed, with the consent of the Sprint board of directors, that the parties to the Agreements will comply with all material terms of the Agreements and the Transactions and related transactions will be consummated in accordance with the terms of the Agreements and related agreements without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on any of the parties to the Agreements or the Transactions. Representatives of Sprint advised UBS, and UBS also assumed, that the terms of the Merger Agreement Amendment and the Bond Purchase Amendment, when executed, would conform in all material respects to the terms reflected in the drafts reviewed by UBS. UBS noted that the Merger Agreement Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on Sprint’s behalf by the Sprint Special Committee, which was advised by its own legal and financial advisors, and that the Sprint Special Committee had also been delegated responsibility for reviewing and considering certain other matters relating to the SoftBank Merger and potential alternatives thereto. In this regard, UBS noted that it did not participate in negotiations or discussions relating to the Merger Agreement Amendment or the Bond Purchase Amendment, and it had not been authorized to solicit and has not solicited indications of interest in a transaction with Sprint from any party. UBS did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. UBS relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

UBS was not asked to address, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of Sprint common stock of the Aggregate Merger Consideration to be received by such holders in the SoftBank Merger. UBS did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition.

In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Aggregate Merger Consideration. UBS expressed no opinion as to what the value of New Sprint common stock will be when issued pursuant to the SoftBank Merger or the prices at which New Sprint common stock or Sprint common stock will trade at any time.

UBS has acted as a financial advisor to Sprint in connection with the proposed Transactions and certain other potential competing transactions involving Sprint and any third party. In connection therewith, UBS has received or is entitled to receive fees aggregating $6.5 million (including $2.0 million upon delivery of its opinion), and will receive the following fees upon the consummation of the SoftBank Merger or any similar competing transaction with any third party:

•	a fee of $2.5 million and

•

a fee equal to 0.20% of the Additional Consideration paid in such transaction, where “Additional Consideration” means the product of (A) the excess of (1) the volume weighted average price of Sprint common stock for the ten trading days ending on (and including) the fifth trading day immediately prior to the closing of such transaction over (2) $6.38, and (B) the number of fully-diluted shares of Sprint common stock outstanding (using the treasury stock method) on the fifth trading day immediately prior to the closing of such transaction; provided that the amount set forth in (B) shall not be calculated including any shares of Sprint common stock (or debt or equity securities convertible into shares of Sprint common stock) held by SoftBank as of April 15, 2013.

UBS was not engaged by Sprint to act as its financial advisor in connection with, and UBS is not acting as financial advisor to Sprint in connection with, the Clearwire Acquisition. In the past, UBS and its affiliates have provided investment banking services to Sprint and SoftBank unrelated to the proposed Transactions, for which UBS and its affiliates received compensation; however, during the two years prior to the date of its opinion, the investment banking division of UBS did not provide investment banking services to Sprint or SoftBank for which it received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Sprint, SoftBank and certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. The issuance of the UBS opinion was approved by an authorized committee of UBS.

Summary of Financial Analyses of Sprint’s Financial Advisors

The following is a summary of the material financial analyses jointly performed by Sprint’s financial advisors in connection with rendering their respective opinions described above. Sprint’s financial advisors jointly worked on developing these analyses, and these analyses represent the joint work product of Sprint’s financial advisors; however, the opinion of each of Sprint’s financial advisors was independently delivered to the Sprint board of directors by such financial advisor. The following summary does not purport to be a complete description of the financial analyses performed by Sprint’s financial advisors. The preparation of a fairness opinion is a complex analytical and judgmental process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Sprint’s financial advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying their analyses and opinions. The order of analyses described does not represent the relative importance or weight given to those analyses by Sprint’s financial advisors. In addition, some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Sprint’s financial advisors. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Sprint’s financial advisors.

Sprint’s financial advisors employed several analytical methodologies and no one method of analysis should be regarded as critical to their overall conclusions. Each analytical technique has inherent strengths and weaknesses, and the nature of available information may further affect the value of particular techniques. The conclusions reached by Sprint’s financial advisors were based on all analyses and factors taken as a whole and also on application of their experience and judgment, which conclusions involved significant elements of subjective judgment and qualitative analysis. Sprint’s financial advisors therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses they performed. In performing their analyses, Sprint’s financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprint or any other party to the Transactions. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub, Sprint’s financial advisors or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indications of actual values or predictive of future results or values, which may be significantly more or less favorable than as described below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on June 7, 2013, and is not necessarily indicative of current market conditions.

The Aggregate Merger Consideration was determined through negotiation between Sprint and SoftBank and the decision by Sprint to enter into the Transactions was solely that of Sprint’s board of directors. The opinions and financial analyses of Sprint’s financial advisors were only one of many factors considered by the Sprint board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of Sprint’s board of directors, the Sprint Special Committee or management with respect to the Transactions or the Aggregate Merger Consideration. Except as described above, Sprint imposed no other instructions or limitations on its financial advisors with respect to the investigations made or the procedures followed by the financial advisors in rendering their respective opinions.

These financial analyses were conducted in connection with the delivery by the financial advisors of their respective oral opinions on June 10, 2013 (subsequently confirmed in writing) and do not take into account or reflect any changes or developments occurring subsequent to June 10, 2013.

Implied Per Share Aggregate Merger Consideration

For purposes of their financial analyses, Sprint’s financial advisors calculated implied values of the per share Aggregate Merger Consideration using both (1) an illustrative market value of the Aggregate Merger Consideration analysis and (2) an illustrative pro forma discounted cash flow analysis, each as described below.

Illustrative Total Market Value of the Aggregate Merger Consideration

Sprint’s financial advisors calculated the implied Aggregate Merger Consideration to be received by the holders of Sprint common stock by adding an estimated implied value of the aggregate Stock Consideration and an estimated value of the aggregate Cash Consideration. Sprint’s financial advisors calculated the implied value of the aggregate Stock Consideration by multiplying Sprint’s estimated 2014 pro forma (for the Transactions) operating income before depreciation and amortization, including run-rate synergies (“OIBDA”), of $8.3 billion by ratios of enterprise value (“EV”) to 2014 OIBDA of 5.00x to 6.50x, which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions. Sprint’s financial advisors then calculated a range of pro forma equity values of New Sprint as of June 30, 2013 by subtracting Sprint’s estimated pro forma (for the Transactions) debt of $25.8 billion as of June 30, 2013 from the range implied enterprise values and adding to the range of implied enterprise values: (a) Sprint’s estimated pro forma (for the Transactions) cash of $3.6 billion as of June 30, 2013 and (b) the estimated cash of $0.3 billion to be received in connection with the exercise of the Warrant to the extent that the implied share price exceeds the warrant strike price. This resulted in a range of implied equity values of New Sprint common stock of $19.2 billion to $31.8 billion. Assuming existing Sprint stockholders and other equityholders will own approximately 22% (on a fully-diluted basis) of the New Sprint common stock after giving effect to the Transactions, this resulted in an implied range of equity value of the Stock Consideration of $4.2 billion to $7.0 billion. Sprint’s financial advisors then added the estimated Cash Consideration of $16.6 billion to this range which resulted in an implied range of the Aggregate Merger Consideration of $20.9 billion to $23.7 billion or $6.87 to $7.73 per share, assuming approximately 3 billion shares of Sprint common stock outstanding and based on the assumption that each holder of Sprint common stock would receive the same amount of per share Cash Consideration and per share Stock Consideration.

Illustrative Pro Forma Discounted Cash Flow Analysis

Sprint’s financial advisors also calculated the implied Aggregate Merger Consideration to be received by holders of Sprint common stock by calculating the implied value of the New Sprint common stock by using a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Sprint’s financial advisors added, after applying a range of selected after-tax (assuming a 38% tax rate) discount rates of 8.00% to 9.00% (which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions), (x) Sprint’s projected unlevered free cash flows for the period between June 30, 2013 and December 31, 2018, based on Sprint’s management’s financial forecasts, synergy estimates and the pro forma impact of the accelerated use of Sprint’s net operating losses, to (y) the terminal value of Sprint (as described below) as of December 31, 2018. The terminal value of Sprint at the end of the forecast period was estimated by selecting a range of terminal value multiples, based on Sprint’s management’s estimate for Sprint’s OIBDA for the annual period ending December 31, 2018, of 5.0x to 6.0x. Using this discounted cash flow method, Sprint’s financial advisors calculated a range of implied enterprise values of Sprint as of June 30, 2013.

Sprint’s financial advisors then calculated the pro forma equity value of New Sprint as of June 30, 2013 by subtracting estimated net debt of Sprint at June 30, 2013 of $24.0 billion from the range of implied enterprise values, and adding (a) the aggregate cash to be received by New Sprint pursuant to the Equity Contribution of $1.9 billion and (b) the assumed cash of $0.3 billion to be received by New Sprint pursuant to SoftBank’s exercise of the Warrant, in each case to Sprint’s enterprise value as of June 30, 2013. Assuming existing Sprint stockholders and other Sprint equityholders will own approximately 22% (on a fully-diluted basis) of the New Sprint common stock after giving effect to the Transactions, this implied a value of the Stock Consideration of $8.3 billion to $11.1 billion. Sprint’s financial advisors then added the Cash Consideration of $16.6 billion to this range which resulted in an implied range of the Aggregate Merger Consideration of $25.0 billion to $27.8 billion, or $8.13 to $9.02 per share, assuming approximately 3 billion shares of Sprint common stock outstanding and based on the assumption that each holder of Sprint common stock would receive the same amount of per share Cash Consideration and per share Stock Consideration.

Sprint’s financial advisors then compared the implied values of the per share Aggregate Merger Consideration, as described above, to the standalone values of Sprint common stock derived from the analyses described below.

Illustrative Implied Stock Price Premiums

Using the implied values of the per share Aggregate Merger Consideration, Sprint’s financial advisors calculated the premiums of the implied values of the per share Aggregate Merger Consideration to the stock price metrics, including volume-weighted average price (“VWAP”) metrics, set forth in the below table.

	Implied Values of Per Share Merger Consideration Based on
	Illustrative Total Market Value		Illustrative Discounted Cash Flow Analysis
Premium to:	$6.87	$7.73	$8.13	$9.02
10/10/12 Close(1) of $5.04	36%	53%	61%	79%
30-day VWAP of $5.19	32%	49%	57%	74%
90-day VWAP of $4.38	57%	77%	86%	106%
180-day VWAP of $3.57	93%	117%	128%	153%
360-day VWAP of $3.61	90%	114%	125%	150%
52-week high of $5.70	21%	36%	43%	58%
52-week low of $2.12	224%	265%	283%	325%
Median Analyst Price Target of $5.50 (10/12)	25%	41%	48%	64%
Median Analyst Price Target of $7.00 (06/13)	(2)%	10%	16%	29%

(1)	October 10, 2012 was the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank.

Sprint’s financial advisors noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied range of Aggregate Merger Consideration of $6.87 to $7.73 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $8.13 to $9.02 (calculated using an illustrative pro forma discounted cash flow analysis) exceeded the stock prices implied by the stock price metrics set forth in the table above, except in the case of the Median Analyst Price Target of June 2013.

Illustrative Standalone Discounted Cash Flows Analyses

In order to estimate the present value of shares of Sprint common stock, Sprint’s financial advisors performed a discounted cash flow analysis of Sprint. Sprint’s financial advisors added, after applying a range of selected after-tax (assuming a 38% tax rate) discount rates of 8.00% to 9.00% (which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions), (x) Sprint’s projected unlevered free cash flows for the period between June 30, 2013 and December 31, 2018, based on Sprint management’s financial forecasts, to (y) the terminal value of Sprint as of December 31, 2018. The terminal value of Sprint at the end of the forecast period was estimated by selecting a range of terminal value multiples, based on Sprint’s management’s estimate for Sprint’s OIBDA for the annual period ending December 31, 2018, of 5.0x to 6.0x. Sprint’s financial advisors then calculated a range of implied prices per share of Sprint common stock as of June 30, 2013 by (i) subtracting estimated net debt of $27.5 billion as of June 30, 2013 from the range of implied enterprise values and (ii) adding the net present value of net operating loss carryforward to, the estimated enterprise value using the discounted cash flow method as of June 30, 2013 ($1.7 billion) and then dividing such amount by the fully diluted number of shares of Sprint common stock (approximately 3 billion). The range of implied perpetuity growth rates that resulted from these calculations was 2.4% to 4.3% as of June 30, 2013. The range of implied prices per share of Sprint common stock that resulted from these calculations was $3.83 to $6.40 as of June 30, 2013. Sprint’s financial advisors noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $6.87 to $7.73 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $8.13 to $9.02 (calculated using an illustrative pro forma discounted cash flow analysis) fell above these ranges of implied prices per share of Sprint common stock.

Trading Statistics of Selected US Carriers Analysis

Sprint’s financial advisors reviewed and compared specific financial data relating to Sprint with the following selected companies that Sprint’s financial advisors, based on their experience in the U.S. wireless carrier industry, believed to be generally relevant to Sprint. The selected companies were:

•	AT&T Inc.

•	Leap Wireless International, Inc.

•	NTelos Holdings Corp.

•	T-Mobile US, Inc.

•	United States Cellular Corporation

•	Verizon Communications Inc.

Sprint’s financial advisors calculated and compared various financial multiples and ratios of Sprint and the selected companies. As part of their selected company analysis, Sprint’s financial advisors calculated and analyzed each selected company’s ratio of its enterprise value to its projected OIBDA (or EV/OIBDA) for calendar years 2013 and 2014. All of these calculations were performed, and based both on publicly available financial data and closing stock prices, as of June 7, 2013. The calculations with respect to Sprint were performed and based on both publicly available financial data and Sprint management’s projections. The results of this selected comparable company analysis are summarized below:

EV/OIBDA
Comparable Company	2013E	2014E
AT&T Inc.	6.1x	5.9x
Verizon Communications Inc. (adjusted for 45% Vodafone interest in Verizon Wireless)	6.9x	6.5x
T-Mobile US, Inc.	6.0x	5.6x
Leap Wireless International, Inc.	6.8x	7.3x
United States Cellular Corporation	4.9x	5.5x
NTelos Holdings Corp.	5.3x	5.0x
Mean (excluding Sprint)	6.0x	6.0x

Sprint calculations based on publicly available financial data
Sprint (at current market)	6.6x	5.4x
Sprint (at current market; adjusted to proportionally consolidate 50% interest in Clearwire)	7.7x	6.3x
Sprint (at current market; adjusted to fully consolidate Clearwire)	8.5x	6.9x
Sprint (at price prior to 4/12/13)	6.1x	5.0x
Sprint (at price prior to 4/12/13; adjusted to proportionally consolidate 50% interest in Clearwire)	7.0x	5.7x
Sprint (at price prior to 4/12/13; adjusted to fully consolidate Clearwire)	7.9x	6.4x

Sprint calculations based on Sprint management’s projections
Sprint (at current market; adjusted to fully consolidate Clearwire)	8.1x	6.5x
Sprint (at price prior to 4/12/13; adjusted to fully consolidate Clearwire)	7.5x	5.9x

Sprint’s financial advisors selected the companies listed above because their businesses and operating profiles are generally relevant to that of Sprint. However, because no selected company is either identical or directly comparable to Sprint, Sprint’s financial advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Sprint’s financial advisors also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Sprint and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Sprint and the companies included in the selected company analysis. Based upon these judgments, Sprint’s financial advisors selected a range of 5.0x to 6.0x multiples of EV/2014 OIBDA for Sprint and applied such ranges to the Sprint management projections to calculate a range of implied prices per share of Sprint common stock between $3.78 and $5.99. Sprint’s financial advisors noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $6.87 to $7.73 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $8.13 to $9.02 (calculated using an illustrative pro forma discounted cash flow analysis) fell above this range of implied prices per share of Sprint common stock.

Selected Precedent Transactions Analysis

Sprint’s financial advisors reviewed and compared the purchase prices and EV/OIBDA multiples paid in the proposed transaction between AT&T and T-Mobile (announced March 2011) and the transaction between

T-Mobile and MetroPCS (closed May 2013). Sprint’s financial advisors selected these transactions in the exercise of their professional judgment and experience because Sprint’s financial advisors deemed them to be generally relevant to the SoftBank Merger. Sprint’s financial advisors noted the number of comparable transactions was limited, and that the historical transactions that had occurred prior to 2010 in the U.S. wireless carrier industry were not generally relevant to the SoftBank Merger as a result of substantial changes in the industry and markets generally, specifically in light of the financial crisis of 2008.

Based on publicly available financial data, Sprint’s financial advisors compared T-Mobile’s EV implied by the proposed transaction between AT&T and T-Mobile to its estimated 2011 OIBDA, which showed an EV/2011 OIBDA multiple of 7.1x, and MetroPCS’s EV implied by the proposed transaction between T-Mobile and MetroPCS to its estimated 2013 OIBDA, which showed an EV/2013 OIBDA multiple of 6.1x.

Based on the results of this analysis and other factors that Sprint’s financial advisors considered appropriate, Sprint’s financial advisors applied an EV/OIBDA multiple range of 6.0x to 7.0x to Sprint’s management’s estimate for Sprint’s 2013 OIBDA. This analysis showed the following:

Multiple	Implied Price Per Share
EV/2013 OIBDA	$3.21 - $5.08

Sprint’s financial advisors noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $6.87 to $7.73 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $8.13 to $9.02 (calculated using an illustrative pro forma discounted cash flow analysis) fell above this range of implied prices per share of Sprint common stock.

The reasons for and the circumstances surrounding both of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sprint and the companies included in the selected precedent transaction analysis. Accordingly, Sprint’s financial advisors believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed Transactions.

Sprint’s financial advisors therefore made qualitative judgments, based on the knowledge of the industries in which Sprint operates, the companies involved in the precedent transactions and the state of the industry at the time of the precedent transactions, concerning differences between the characteristics of the selected precedent transactions and the proposed Transactions which would affect the acquisition values of the selected target companies and Sprint.

Illustrative Premiums Paid

Using publicly available information, Sprint’s financial advisors reviewed and compared the one-day, one-week and one-month premiums paid in publicly announced transactions involving a U.S. target between January 1, 2007 and June 7, 2013, regardless of form of consideration. For this purpose, Sprint’s financial advisors conducted a search using a subscription database to identify transactions with (1) enterprise values greater than $5 billion and (2) enterprise values greater than $10 billion, in both cases across all industries, except for those involving financial institutions and real estate companies and excluding transactions marketed as mergers-of-equals, which based on the professional judgment and experience of Sprint’s financial advisors were not comparable to the Transactions. This search yielded the following results:

	Transactions Greater Than $5 billion
	All Transactions	All Cash Only	Cash & Stock Only	All Stock Only
1 day premium	37%	40%	31%	24%
1 week premium	38%	42%	33%	23%
1 month premium	40%	44%	36%	24%

	Transactions Greater Than $10 billion
	All Transactions	All Cash Only	Cash & Stock Only	All Stock Only
1 day premium	33%	38%	30%	25%
1 week premium	34%	38%	33%	23%
1 month premium	36%	41%	33%	25%

Based on the results of this search and recognizing that no company or transaction is either identical or directly comparable to Sprint or the Transactions, Sprint’s financial advisors selected a range of premiums of 25% to 35% (which range was selected by Sprint’s financial advisors, based on their knowledge of the industry in which Sprint operates, the companies involved in such prior publicly announced transactions and the consideration paid in such prior transactions as compared to the Transactions, as being appropriate in the context of the Transactions) and applied that range to the price per share of Sprint common stock as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank) which resulted in a range of implied prices per share of Sprint common stock of between $6.30 and $6.80. Sprint’s financial advisors noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $6.87 to $7.73 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $8.13 to $9.02 (calculated using an illustrative pro forma discounted cash flow analysis) fell above this range of implied prices per share of Sprint common stock.

Illustrative Historical Stock Prices

Sprint’s financial advisors reviewed the share price performance of Sprint during the five years ending October 10, 2012 and the five years ended June 7, 2013. Sprint’s financial advisors noted that the range of low and high trading prices of Sprint common stock during the prior 52-week period ending on October 10, 2012 was approximately $2.12 and $5.70. Sprint’s financial advisors noted that the range of low and high trading prices of Sprint common stock during the prior 52-week period ending on June 7, 2013 was approximately $2.74 to $7.39.

Illustrative Equity Research Future Stock Price Targets

Sprint’s financial advisors reviewed the following generally available public market trading price targets for Sprint common stock prepared and published by research analysts between the periods from July 26, 2012 through October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank) and from April 24, 2013 through June 7, 2013.

Research Firm	Price Target 10/12		Price Target 6/13
Nomura Securities International		$7.00		$7.50
FBR Capital Markets & Co.		$7.00		$7.00
Pacific Crest Securities		$6.50		$7.50
Citigroup Global Markets Inc.		$6.50	$	n/a
Macquarie Group Limited		$6.30		$7.50
J.P. Morgan Securities LLC		$6.00		$8.00
Piper Jaffray Companies		$6.00		$8.00
Atlantic Equities LLP		$6.00		$7.50
Credit Suisse Securities (USA) LLC		$6.00	$	n/a
UBS Securities LLC		$6.00	$	n/a
Guggenheim Securities LLC		$5.50		$7.00
BMO Financial Group		$5.50		$9.00	(1)
Evercore Group LLC		$4.50	$	n/a
Deutsche Bank AG		$4.25	$	n/a
RBC Capital Markets		$4.00		$7.00
Pivotal Research Group		$4.00	$	n/a
Canaccord Genuity		$3.80		$6.50
Goldman, Sachs & Co.		$3.75	$	n/a
Jefferies, LLC		$3.00		$7.00
Sanford C. Bernstein & Co., LLC		$3.00	$	n/a
Robert W. Baird & Co. Inc.		$3.00		$7.00
Morgan Stanley & Co, LLC		$2.50		$6.80
Cowen Group	$	n/a		$7.00

(1)	Sprint’s financial advisors, in the exercise of their professional judgment and experience, excluded as a materially higher outlier the BMO price target of $9.00 per share from the mean and median calculations.

These price targets reflected each analyst’s estimate of the future public market trading price of Sprint common stock one year in the future. Sprint’s financial advisors noted that such price targets for Sprint common stock as of October 10, 2012 ranged from $2.50 to $7.00 per share, with a mean of $5.00 per share and a median of $5.50 per share. Sprint’s financial advisors noted that such price targets for Sprint common stock as of June 7, 2013 ranged from $6.50 to $8.00 per share, with a mean of $7.24 per share and a median of $7.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Sprint common stock and these estimates are subject to uncertainties, including the future financial performance of Sprint and future financial market conditions.

OPINION OF THE SPRINT SPECIAL COMMITTEE’S FINANCIAL ADVISOR

The Sprint Special Committee has retained BofA Merrill Lynch to act as its financial advisor in connection with any modification of the Transactions and any competing proposal from any third party. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Sprint Special Committee selected BofA Merrill Lynch to act as its financial advisor in connection with the SoftBank Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the SoftBank Merger, its reputation in the investment community and its familiarity with Sprint and its business.

At the June 10, 2013 meeting of the Sprint Special Committee, BofA Merrill Lynch delivered to the Sprint Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Aggregate Merger Consideration to be received by the holders of Sprint common stock (other than New Sprint, Merger Sub or any other wholly owned subsidiary of New Sprint) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Sprint Special Committee, which describes, among other things, the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, is attached as Annex S-J to this supplement and is incorporated by reference in this supplement and the proxy statement-prospectus in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch provided its opinion to the Sprint Special Committee (in its capacity as such) for the benefit and use of the Sprint Special Committee in connection with and for purposes of its evaluation of the fairness of the Aggregate Merger Consideration from a financial point of view, to the holders of Sprint common stock (other than New Sprint, Merger Sub or any other wholly owned subsidiary of New Sprint). BofA Merrill Lynch’s opinion does not address any other aspect or implication of the SoftBank Merger or any of the other transactions contemplated by the Merger Agreement and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Sprint or in which Sprint might engage or as to the underlying business decision of Sprint to proceed with or effect the Transactions. BofA Merrill Lynch’s opinion does not address any other aspect of the SoftBank Merger, and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed SoftBank Merger or any related matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, BofA Merrill Lynch expressed no opinion as to the related proration mechanisms, procedures and limitations contained in the Merger Agreement.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to Sprint and SoftBank;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sprint furnished to or discussed with BofA Merrill Lynch by the management of Sprint, including certain financial forecasts relating to Sprint prepared by the management of Sprint (such forecasts, the “Sprint Forecasts”);

(3)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Sprint to result from the SoftBank Merger;

(4)	discussed the past and current business, operations, financial condition and prospects of Sprint with members of senior management of Sprint;

(5)	reviewed the trading history for Sprint common stock;

(6)	compared certain financial and stock market information of Sprint with similar information of other companies BofA Merrill Lynch deemed relevant;

(7)	compared certain financial terms of the SoftBank Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(8)	reviewed the Agreements;

(9)	reviewed the transactions contemplated by the Clearwire Acquisition Agreement; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Sprint that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sprint Forecasts, BofA Merrill Lynch was advised by Sprint, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sprint as to the matters covered by the Sprint Forecasts. With respect to the Cost Savings, BofA Merrill Lynch was advised by Sprint, and have assumed, with the consent of Sprint, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sprint as to the future financial performance of Sprint. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sprint, nor did it make any physical inspection of the properties or assets of Sprint. BofA Merrill Lynch did not evaluate the solvency or fair value of Sprint, SoftBank or New Sprint under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Special Committee, that the Transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Sprint, New Sprint or the contemplated benefits of the Transaction. At the direction of the Special Committee, BofA Merrill Lynch assumed and relied upon for purposes of its analyses and opinion, that the Clearwire Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory, shareholder and other approvals, consents, releases and waivers for the Clearwire Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Sprint, New Sprint or the contemplated benefits of the Clearwire Transaction.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Transactions (other than the Aggregate Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the SoftBank Merger, the terms of the Bond Purchase Transaction, the Warrant Transaction of the Equity Contribution and expressed no view or opinion as to any terms or other aspects of the Clearwire Transaction. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Sprint. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Aggregate Merger Consideration to be received by the holders of Sprint common stock (other than New Sprint, Merger Sub or any other wholly owned subsidiary of New Sprint) and no opinion or view was expressed with respect to any consideration received in connection with the SoftBank Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the SoftBank Merger, or class of such persons, relative to the Aggregate Merger Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the SoftBank Merger in comparison to other strategies or transactions that might be available to Sprint or in which Sprint might engage or as to the underlying business decision of Sprint to proceed with or effect the SoftBank Merger. BofA Merrill Lynch did not express any opinion as to what the value of New Sprint common stock actually would be when issued or the prices at which Sprint common stock or New Sprint common stock would trade at any time, including following announcement or consummation of the SoftBank Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the SoftBank Merger or any related matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. Except as described above, Sprint imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Sprint Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses of BofA Merrill Lynch.

Implied Per Share Aggregate Merger Consideration. For purposes of their financial analyses, BofA Merrill Lynch calculated implied values of the per share Aggregate Merger Consideration using a pro forma selected publicly traded companies analysis and a pro forma discounted cash flow analysis, each as described below.

Pro Forma Selected Publicly Traded Companies Analysis. In order to estimate the implied value of the Aggregate Merger Consideration (including the Stock Consideration) to be received by holders of Sprint common stock, BofA Merrill Lynch reviewed publicly available financial and stock market information for the following six publicly traded companies in the U.S. wireless carrier industry (the “Selected Companies”):

•	AT&T Inc.

•	Leap Wireless International, Inc.

•	NTelos Holdings Corp.

•	T-Mobile US, Inc.

•	United States Cellular Corporation

•	Verizon Communications Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the Selected Companies (including, in the case of T-Mobile, an additional adjusted enterprise value giving effect to the impact on EBITDA of a value equipment subsidy), calculated as equity values based on closing stock prices on June 7, 2013, net of debt, as a multiple of estimates of calendar year 2014 earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of New Sprint were based on Sprint management’s financial forecasts for New Sprint, both with and without Cost Savings. BofA Merrill Lynch then applied calendar year 2014 estimated EBITDA multiples of 5.5x to 6.5x derived from the selected publicly traded companies to New Sprint’s calendar year 2014 estimated EBITDA, both with and without Cost Savings, to calculate a range of implied prices per share of New Sprint common stock as follows:

Multiple	Implied Value of Stock Consideration	Implied Value of Aggregate Merger Consideration
EV/Estimated 2014 EBITDA without Cost Savings	$1.19 – $1.69	$6.70 – $7.20
EV/Estimated 2014 EBITDA with Cost Savings	$1.62 – $2.13	$7.13 – $7.64

No company used in this analysis is identical or directly comparable to New Sprint. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which New Sprint was compared.

Pro Forma Discounted Cash Flow Analysis of New Sprint. In order to estimate the implied value of the Aggregate Merger Consideration (including the Stock Consideration) to be received by holders of Sprint common stock, BofA Merrill Lynch performed a discounted cash flow analysis of New Sprint to calculate the estimated present value of the pro forma unlevered, after-tax free cash flows that New Sprint was forecasted to generate during the second half of New Sprint’s fiscal year 2013 and its full fiscal years 2014 through 2018 based on Sprint management’s financial forecasts for New Sprint, assuming the consummation of the Clearwire Transaction and including the pro forma present value of certain net operating losses of New Sprint, both with and without Cost Savings, as estimated by Sprint’s management. BofA Merrill Lynch calculated terminal values for New Sprint by applying terminal multiples of 5.5x to 6.5x to New Sprint’s fiscal year 2018 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2013 using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of New Sprint’s weighted average cost of capital. This analysis indicated an approximate implied per share pro forma equity value reference range for New Sprint of $2.57 to $3.68 without Cost Savings and $3.01 to $4.12 with Cost Savings. Adding the Cash Consideration, this analysis indicated a per share pro forma reference range for the Aggregate Merger Consideration of $8.08 to $9.19 without Cost Savings and $8.52 to $9.63 with Cost Savings.

BofA Merrill Lynch then compared the implied values of the per share Aggregate Merger Consideration, as described above, to the standalone values of Sprint common stock derived from the analyses described below.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Sprint and the Selected Companies.

BofA Merrill Lynch reviewed, among other things, enterprise values of the Selected Companies (including, in the case of T-Mobile, an additional adjusted enterprise value giving effect to the impact on EBITDA of a value equipment subsidy), calculated as equity values based on closing stock prices on June 7, 2013, net of debt, as a multiple of estimates of calendar year 2014 EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Sprint were based on the Sprint Forecasts. BofA Merrill Lynch then applied calendar year 2014 estimated EBITDA multiples of 5.5x to 6.5x derived from the Selected Companies to Sprint’s calendar year 2014 estimated EBITDA to calculate a range of implied prices per share of Sprint common stock as follows:

Multiple	Implied Price Per Share
EV/Estimated 2014 EBITDA	$3.96 – $6.32

No company used in this analysis is identical or directly comparable to Sprint. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Sprint was compared. BofA Merrill Lynch noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $6.70 to $7.20 per share (calculated using a pro forma selected publicly traded companies analysis, without Cost Savings) and $7.13 to $7.64 (calculated using a pro forma selected publicly traded companies analysis, with Cost Savings) fell above these ranges of implied prices per share of Sprint common stock.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed and compared the purchase prices and EBITDA multiple paid in the proposed transaction between AT&T and T-Mobile (announced March 2011) and the transaction between T-Mobile and MetroPCS. BofA Merrill Lynch selected these two transactions that were between national wireless carriers and followed the financial crisis. In the exercise of its professional judgment and experience, BofA Merrill Lynch deemed them to be generally relevant to the SoftBank merger. BofA Merrill Lynch noted the number of relevant transactions entered into between national wireless carriers following the financial crisis was limited, and that these transactions are not directly comparable to the SoftBank Merger.

Based on publicly available financial data, BofA Merrill Lynch compared T-Mobile’s EV implied by the proposed transaction between AT&T and T-Mobile to its estimated EBITDA for the twelve months following the announcement of the transaction, which showed an EV/estimated EBITDA multiple of 7.0x, and MetroPCS’s EV implied by the transaction between T-Mobile and MetroPCS to its estimated EBITDA for the twelve months following the consummation of the transaction, which showed an EV/estimated EBITDA multiple of 4.5x. Estimated financial data of the T-Mobile/MetroPCS transaction were based on publicly available research analysts’ estimates.

Based on the results of this analysis and other factors that BofA Merrill Lynch considered appropriate, it applied an EV/estimated EBITDA multiple range of 5.0x to 7.0x to the estimate for Sprint’s 2014 estimated EBITDA contained in the Sprint Forecasts. This analysis showed the following:

Multiple	Implied Price Per Share
EV/Estimated 2014 EBITDA	$2.78 – $7.50

No company, business or transaction used in this analysis is identical or directly comparable to Sprint or the SoftBank Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies or transactions to which Sprint and the SoftBank Merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Sprint to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sprint was forecasted to generate during the second half of New Sprint’s fiscal year 2013 and its full fiscal years 2014 through 2018 based on the Sprint Forecasts, assuming the consummation of the Clearwire Transaction and including the present value of certain net operating losses of Sprint. BofA Merrill Lynch calculated terminal values for Sprint by applying terminal forward multiples of 5.5x to 6.5x to Sprint’s fiscal year 2018 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2013 using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of Sprint’s weighted average cost of capital. This analysis indicated an approximate implied per share equity value reference range of $5.01 to $8.84 for Sprint. BofA Merrill Lynch noted that, while no one method of analysis should be regarded as critical to their overall conclusions, the implied ranges of Aggregate Merger Consideration of $8.08 to $9.19 (calculated using a pro forma discounted cash flow analysis, without Cost Savings) and $8.52 to $9.63 (calculated using a pro forma discounted cash flow analysis, with Cost Savings) fell within and above these ranges of implied prices per share of Sprint common stock.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including the historical trading prices of Sprint’s common stock during the one-year period ended April 12, 2013, the last trading day prior to the announcement of the DISH Proposal.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Sprint Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprint. The estimates of the future performance of Sprint in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Aggregate Merger Consideration and were provided to the Sprint Special Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Sprint.

The Aggregate Merger Consideration was determined through negotiations between Sprint and SoftBank, rather than by any financial advisor, and was approved by Sprint’s board of directors. The decision to enter into the Transactions was solely that of Sprint’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Sprint Special Committee in its evaluation of the proposed SoftBank Merger and should not be viewed as determinative of the views of the Sprint Special Committee or management with respect to the Transaction or the Aggregate Merger Consideration.

BofA Merrill Lynch was engaged by the Sprint Special Committee of Sprint’s board of directors as a financial advisor in connection with any modification of the original Transactions and any competing proposal from any third party. BofA Merrill Lynch is entitled to receive a fee of (1) $2.0 million in connection with its engagement by the Sprint Special Committee of Sprint’s board of directors and (2) a fee of $2.0 million in connection with the delivery of the opinion discussed above, and, (3) in the event that Sprint consummates a merger or similar transaction (including the SoftBank Merger), a transaction fee equal to the greater of (x) $7.5 million and (y) the sum of (i) $4.0 million plus (ii) 0.20% of the Additional Consideration paid in such transaction, where “Additional Consideration” means the product of (A) the excess of (1) the volume weighted average price of Sprint common stock for the ten trading days ending on (and including) the fifth trading day immediately prior to the closing of such transaction over (2) $6.38, which represents the sum of $4.03 (55.16% of the $7.30 cash consideration) and $2.35 (44.84% of $5.25, which is a hypothetical value of a share of Sprint common stock based on the initial price per share at which the Bond is convertible, the $5.25 initial exercise price of the Warrant and the illustrative price per share of Sprint common stock upon which the Equity Contribution was negotiated), and (B) the number of fully-diluted shares of Sprint common stock outstanding (using the treasury stock method) on the fifth trading day immediately prior to the closing of such transaction; provided that the amount set forth in (B) shall not be calculated including any shares of Sprint common stock (or debt or equity securities convertible into shares of Sprint common stock) held by SoftBank as of April 24, 2013, less any amounts previously paid pursuant to clauses (1) and (2).

Sprint has also agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Sprint, SoftBank and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Sprint and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner or manager for various debt and equity offerings of Sprint and its affiliates, (ii) having acted or acting as a documentation agent and book runner for, and a lender under, certain credit facilities, letters of credit and lease facilities of Sprint and its affiliates, (iii) having acted as solicitation agent for a consent solicitation undertaken by Sprint with respect to certain of its debt securities to provide an exception for transactions involving SoftBank and its affiliates from the change of control provisions under the indenture governing such securities, (iv) having provided or providing certain fixed income trading services to Sprint and its affiliates and (v) having provided or providing certain treasury and management services and products to Sprint and its affiliates. In addition, certain of BofA Merrill Lynch’s affiliates maintain significant commercial (including vendor and/or customer) relationships with Sprint.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to SoftBank and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner or manager for various debt offerings of SoftBank, including SoftBank’s issuance of $2.485 billion of 4.500% Senior Notes due year 2020, the proceeds of which SoftBank has disclosed will be utilized to finance a portion of the Cash Consideration, and (ii) having acted or acting as arranger and bookrunner for, and a lender under, certain credit facilities and other loans of Softbank.

CERTAIN FINANCIAL SCENARIOS PREPARED BY THE MANAGEMENT OF SPRINT

The proxy statement-prospectus in “The SoftBank Merger — Certain Financial Scenarios Prepared by the Management of Sprint” beginning on page 112 describes certain financial scenarios prepared by the management of Sprint in connection with the SoftBank Merger. The discussion below supplements that description.

As stated in the proxy statement-prospectus, Sprint does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. Since the execution of the Merger Agreement in October 2012, Sprint’s management prepared certain non-public financial scenario analyses covering multiple years that were not intended for public disclosure for various purposes as described below.

Revolver Bank Model

In connection with Sprint’s new revolving credit facility entered into in March 2013, Sprint presented a financial model (the “Revolver Bank Model”) to the participants in the bank syndicate. The Revolver Bank Model, which assumed the completion of the SoftBank Merger and the Clearwire Acquisition, was also provided to SoftBank and to SoftBank’s financing sources. The Revolver Bank Model was based on an update to the Clearwire Acquisition Model and reflected Sprint’s 2013 budget assumptions, an assumption of a reduction of one million subscribers in 2013 versus the Clearwire Acquisition Model, an acceleration in capital expenditures and the effect of Sprint’s US Cellular acquisition.

	2013	2014	2015	2016	2017	2018
	(calendar years, dollars in millions)
Adjusted OIBDA	$5,349	$6,299	$7,998	$9,376	$10,716	$12,888
Capital Investment	8,000	8,000	6,000	6,000	6,000	6,000
Free Cash Flow	(6,039)	(4,460)	6	1,274	2,937	5,215

“OIBDA” is operating income/(loss) before depreciation and amortization. “Adjusted OIBDA” is OIBDA excluding severance, exit costs, and other special items. Sprint reports Adjusted OIBDA results in its regular quarterly release of results because it believes that such metric provides useful information to the investment community because it is an indicator of the strength and performance of Sprint’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and its ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

“Free Cash Flow” is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. Sprint reports Free Cash Flow results in its regular quarterly release of results because it believes that such metric provides useful information to investors, analysts and Sprint’s management about the cash generated by Sprint’s core operations after interest and dividends, if any, and Sprint’s ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

SoftBank Merger Model

In connection with discussions with SoftBank regarding revised terms of the Merger Agreement, Sprint management prepared a “SoftBank Merger Model,” which was based on the Revolver Bank Model. The SoftBank Merger Model also assumed an increase in the price of the Clearwire Acquisition (based on a $3.40 per share merger price), a $3 billion reduction in the Equity Contribution and certain reductions in operational costs as a result of plans Sprint’s management had developed to reduce operating costs (“Operational Benefits”) and reflects the effect of purchase price adjustments related to the SoftBank Merger (the “Purchase Price Adjustments”). The SoftBank Merger Model was not provided, prepared or subject to prior review by, SoftBank, although issues related to the development of the Operational Benefits were discussed with SoftBank.

	2013	2014	2015	2016	2017	2018
	(calendar years, dollars in millions)
Adjusted OIBDA(a)	$5,349	$7,021	$9,175	$10,187	$11,681	$13,853
Capital Investment(b)	8,000	8,000	6,000	6,000	6,000	6,432
Free Cash Flow	(6,041)	(3,911)	962	2,114	3,827	5,755

(a)	With synergies (arising from scale purchasing and testing), the 2014 to 2018 amounts would be $7.3 billion, $9.9 billion, $11.0 billion, $12.7 billion and $14.8 billion, respectively. These synergy estimates were prepared by Sprint management.
(b)	With synergies (arising from scale purchasing), the 2015 to 2017 amounts would be $5.9 billion and the 2018 amount would be $6.3 billion. These synergy estimates were prepared by Sprint management.

Alternative Merger Model

Sprint management also prepared an “Alternative Merger Model,” which was based on the Revolver Bank Model and adjusted to eliminate the SoftBank Merger, including elimination of the planned equity investment in Sprint by SoftBank and the payment of a termination fee of $600 million to SoftBank. The Alternative Merger Model was made available to DISH at a meeting held on May 24, 2013. Thereafter, it was made available to SoftBank. The Alternative Merger Model does not reflect any input from DISH, nor was it revised to reflect any changes in the views of Sprint management based on any interaction with DISH.

The Alternative Merger Model is substantially similar to the SoftBank Merger Model, except for changes that directly result from not consummating the SoftBank Merger such as elimination of the Purchase Price Adjustments. The underlying assumption was that the Alternative Merger Model reflected a plan that Sprint could implement if it obtained sufficient capital and other support from a prospective merger partner.

The Alternative Merger Model also assumed the closing of the Clearwire Acquisition at a price of $3.40 per share and updated financing requirements to address, among other things, the elimination of the SoftBank equity investment.

	2013	2014	2015	2016	2017	2018
	(calendar years, dollars in millions)
Adjusted OIBDA	$5,612	$7,320	$9,447	$10,459	$11,953	$14,125
Capital Investment	8,000	8,000	6,000	6,000	6,000	6,432
Free Cash Flow	(6,054)	(4,249)	545	1,652	3,315	5,283

Standalone Model

The Standalone Model assumes Sprint does not enter into any merger. The projections are based on the Alternative Merger Model, but incorporate lower near term capital expenditures in order to conserve cash. These capital expenditure reductions as well as the loss of support from a potential merger partner are expected to negatively impact Sprint’s competitive position, resulting in lower projected revenues and Operational Benefits (due to the reduction in Sprint’s scale).

	2013	2014	2015	2016	2017	2018
	(calendar years, dollars in millions)
Adjusted OIBDA	$5,716	$7,220	$8,364	$9,143	$9,675	$10,181
Capital Investment	8,000	6,609	5,178	6,036	5,479	5,689
Free Cash Flow	(5,992)	(3,013)	617	596	1,565	2,339

These internal financial scenarios were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the scenarios were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants, but in the view of the Sprint’s management, were prepared on a reasonable basis and reflect the best currently available estimates and judgments. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of the proxy statement-prospectus and this supplement are cautioned not to place undue reliance on the prospective financial information. Sprint and New Sprint caution you that the internal financial scenarios are speculative in nature and based upon subjective decisions and assumptions. The summary of these internal financial scenarios is not being included in the proxy statement-prospectus and this supplement to influence your decision whether to vote in favor of the Merger Proposal, but because (a) each of these internal financial scenarios were provided to the Sprint board of directors and the Sprint Special Committee, (b) certain of these internal financial scenarios were provided by Sprint to SoftBank and DISH, and (c) as discussed below, certain of these financial scenarios were provided to the financial advisors of the Sprint board of directors and the Sprint Special Committee, respectively. Specifically, in connection with their analysis of the Transactions and their opinions to the Sprint board of directors, at the direction of Sprint management, Citigroup, Rothschild and UBS utilized the SoftBank Merger Model and the Standalone Model. In addition, in connection with its analysis of the Transactions and the DISH Proposal and its opinion to the Sprint Special Committee, at the direction of the Sprint Special Committee, BofA Merrill Lynch utilized the SoftBank Merger Model and the Standalone Model. Neither Parent’s nor Sprint’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

These internal financial scenarios were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sprint’s management. Important factors that may affect actual results and cause the internal financial scenarios not to be achieved include, but are not limited to, risks and uncertainties relating to Sprint’s business. Because the internal financial scenarios cover multiple future years, such information by its nature is less reliable in predicting each successive year. Unless otherwise stated, the internal financial scenarios also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Amended Merger Agreement, including the SoftBank Merger. The internal financial scenarios also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial scenarios. Accordingly, there can be no assurance that the internal financial scenarios will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial scenarios in the proxy statement-prospectus and this supplement should not be regarded as an indication that any of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors or representatives considered the internal financial scenarios to be predictive of actual future events, and the internal financial scenarios should not be relied upon as such. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial scenarios, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial scenarios to reflect circumstances existing after the date the internal financial scenarios were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the scenarios are shown to be in error. Sprint does not intend to make publicly available any update or other revision to these internal financial scenarios. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding Sprint’s or New Sprint’s ultimate performance compared to the information contained in these internal financial scenarios or that projected results will be achieved. Sprint has made no representation to SoftBank, in the Merger Agreement or otherwise, or to DISH that specifically concerns these internal financial scenarios.

THE MERGER AGREEMENT AMENDMENT

The following describes certain material provisions of the Merger Agreement Amendment and supplements or replaces the information contained in the proxy statement-prospectus included in “The Merger Agreement,” beginning on page 136. The following description of the Merger Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Merger Agreement Amendment, which is attached as Annex S-A to this supplement, and the Merger Agreement, which is attached as Annex A to the proxy statement-prospectus, each of which are incorporated in this supplement and the proxy statement-prospectus by reference.

The rights and obligations of Sprint and the SoftBank Entities are governed by the express terms and conditions of the Amended Merger Agreement and not by this summary or any other information contained in this supplement or the proxy statement-prospectus. All stockholders are urged to read the Merger Agreement Amendment and the Merger Agreement carefully and in their entirety before making any decisions regarding the SoftBank Merger, including the adoption of the Amended Merger Agreement. Various events contemplated by the Merger Agreement have occurred since its execution, and you should carefully read this supplement and the proxy statement-prospectus in its entirety, including the section titled “The SoftBank Merger,” for a more complete understanding of the SoftBank Merger.

Structure of the SoftBank Merger

Aggregate Cash Consideration. The Merger Agreement Amendment increased the cash available for payment to Sprint’s stockholders from $12.14 billion to $16.64 billion and reallocated a portion of the cash that would be retained by New Sprint as of immediately following the SoftBank Merger, such that $1.9 billion, instead of $4.9 billion, will remain, as a consequence of which the total cash contributed by SoftBank to New Sprint was increased from $17.04 billion to $18.54 billion.

HoldCo Shares. The Merger Agreement Amendment increased the “HoldCo Number” (as defined in the Amended Merger Agreement) from 2.294 to 3.477752. As a consequence of this change, in the SoftBank Merger, pursuant to the Amended Merger Agreement and the organizational documents of New Sprint, all outstanding shares of New Sprint common stock held by HoldCo will be automatically reclassified into a number of shares of New Sprint common stock representing 77.667%, instead of 69.642%, of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the warrant contemplated by the warrant agreement and assuming there are no dissenting stockholders who perfect their appraisal rights), and the former stockholders and other former equityholders of Sprint will hold, collectively, shares of New Sprint common stock and other equity securities of New Sprint collectively representing 22.333%, instead of 30.358%, of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the warrant contemplated by the warrant agreement).

Merger Consideration. In the SoftBank Merger, each Sprint stockholder is entitled to elect to receive, with respect to each share of Sprint common stock owned by it, subject to the proration and allocation rules described in “Updates Regarding the Cash/Stock Election — Cash/Stock Proration and Allocation Rules” on page S-75, either $7.65 in cash or one share of New Sprint common stock. If a Sprint stockholder owns more than one share of Sprint common stock, that stockholder may elect to receive cash as to some of its shares of Sprint common stock and New Sprint common stock as to other of its shares of Sprint common stock, subject to such proration and allocation rules. Under the terms of the Amended Merger Agreement, because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $16.64 billion, at the effective time of the SoftBank Merger, an aggregate of approximately 2,175,163,399 of the outstanding shares of Sprint common stock (representing approximately 72% of the outstanding Sprint common stock calculated as of June 7, 2013) will be entitled to be exchanged for $5.50 in cash (assuming there are no dissenting stockholders who perfect their appraisal rights). All remaining outstanding shares of Sprint common stock (representing approximately 28% of the outstanding Sprint common stock calculated as of June 7, 2013)

will be exchanged for New Sprint common stock on a one-for-one basis. Between June 7, 2013 and the effective time of the SoftBank Merger, the number of shares of Sprint common stock outstanding may vary, and accordingly the number of shares of Sprint common stock that will ultimately be exchanged for shares of New Sprint common stock in the SoftBank Merger will also vary; provided, however, that pursuant to the terms of the Amended Merger Agreement, in no event will the SoftBank Merger result in former Sprint stockholders and other former equityholders of Sprint owning in excess of 22.333% of the fully diluted equity of New Sprint at the effective time of the SoftBank Merger (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the warrant contemplated by the warrant agreement).

Because Sprint stockholders may, in the aggregate, elect (or be deemed to have elected) to receive more cash than the $16.64 billion that will be available under the Amended Merger Agreement, or alternatively, Sprint stockholders may, in the aggregate, elect to receive more shares of New Sprint common stock than the number of shares of New Sprint common stock available for distribution under the Amended Merger Agreement, the aggregate consideration will be allocated among the Sprint stockholders based on the proration and allocation rules in “Update Regarding the Cash/Stock Election” on page S-74, which will govern the allocation of the cash and stock consideration.

In addition to, and in connection with, the above changes, certain references throughout the proxy statement-prospectus are further revised as follows. Indications of summary context are for ease of reference only, and are qualified entirely by the related discussion in this supplement and the proxy-statement prospectus.

Prior Reference	Revised Reference	Summary Context
$12.14 billion	$16.64 billion	Aggregate Cash Consideration
$4.9 billion	$1.9 billion	Equity Contribution
$17.04 billion	$18.54 billion	Total SoftBank Cash Contribution
$7.30	$7.65	Per Share Cash Consideration Electable (Subject to Proration)
$4.02	$5.50	Minimum Per Share Cash Consideration (Assuming 100% Cash Elections by Sprint Stockholders)
2.294	3.477752	HoldCo Number Multiplier
69.642%	77.667%	HoldCo’s Post-Merger Fully Diluted Holdings of New Sprint (Without Warrant Exercise)
70%	78%	HoldCo’s Approximate Post-Merger Fully Diluted Holdings of New Sprint (With Warrant Exercise)
30.358%	22.333%	Sprint Equityholders’ Post-Merger Fully Diluted Holdings of New Sprint (Without Warrant Exercise)
30%	22%	Sprint Equityholders’ Approximate Post-Merger Fully Diluted Holdings of New Sprint (With Warrant Exercise)
1,663,013,699	2,175,163,399	Total Sprint Shares Exchangeable for Cash
55.16%	72%	Percentage of Sprint Shares Exchangeable for Cash
44.84%	28%	Percentage of Sprint Shares Exchangeable for New Sprint Shares

No Solicitation of Alternative Offers

Notwithstanding the non-solicitation provisions of the Merger Agreement, Sprint may furnish information, enter into a confidentiality agreement with or enter into discussions or negotiations with any person or entity in response to an unsolicited bona fide written proposal by the person or group relating to an acquisition transaction under certain circumstances. One of those circumstances is that Sprint must receive from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity which are at least as restrictive as the terms contained in the confidentiality agreement between Sprint and SoftBank dated July 23, 2012, as amended. The Merger Agreement Amendment adds the requirement that such person or entity disclose in writing to Sprint the names of any persons and entities to whom such person or entity proposes to make available any nonpublic information, including any actual or potential source of equity financing, co-bidder or similar party before providing such information, and prohibits such person or entity from providing or making available any nonpublic information to any actual or potential source of equity financing, co-bidder or similar party without Sprint’s prior written consent.

The Merger Agreement also requires that Sprint advise Parent orally and in writing of the receipt of any proposal or inquiry relating to an acquisition transaction, the identity of the person making such proposal or inquiry, and a summary of material terms thereof. The Merger Agreement Amendment adds a requirement that Sprint must keep Parent promptly informed as to all material changes with respect to the status of such proposal or inquiry, any material modification thereto and any proposed material modification thereto made by the person making or submitting such proposal or inquiry, and including a summary of all material terms of any such actual or proposed modification.

The Merger Agreement contains a definition of “superior offer” that is relevant for multiple purposes under the Merger Agreement, including with respect to whether Sprint’s board of directors is entitled to change its recommendation of the Merger Proposal and whether it is entitled to terminate the Merger Agreement under certain circumstances. The Merger Agreement Amendment adds a requirement, in order for a third party offer to be considered a superior offer, that Sprint’s board of directors (or a committee thereof) must in good faith take into consideration the financial impact on Sprint’s stockholders of (i) any reasonably anticipated delay in the closing of such potential transaction beyond the anticipated closing date of the SoftBank Merger, (ii) any reasonably anticipated request or requirement by any governmental body that Sprint or such party or any of their respective affiliates take or agree to take certain mitigation measures, (iii) the value of any stock consideration in such potential transaction not being guaranteed as of the closing date. In addition, in order for a written offer to be considered a “superior offer” for which Sprint would have the right to terminate the Amended Merger Agreement to enter into a definitive agreement with respect to such superior offer, Sprint’s board of directors (or a committee thereof) must, prior to 11:59 p.m., New York City time, on June 18, 2013, determine that such written offer is a “superior offer,” determine that a failure to withdraw or modify its recommendation for the SoftBank Merger would be reasonably likely to constitute a breach of its fiduciary duties to stockholders under applicable law and give written notice of those determinations to Parent.

Termination of the Amended Merger Agreement

The Merger Agreement contains detailed provisions that entitle Sprint or SoftBank to terminate the Merger Agreement under certain enumerated circumstances, including SoftBank’s right to terminate upon a “Triggering Event.” The Merger Agreement Amendment changes the terms of one of the Triggering Events to read as follows:

[A] tender offer or exchange offer relating to outstanding shares of Sprint common stock has commenced, and Sprint shall not have sent to its stockholders, prior to the earlier of (x) the date ten business days after the commencement of such tender or exchange offer or (y) the day prior to the date of the Sprint special stockholders’ meeting, a statement disclosing that Sprint recommends rejection of such tender or exchange offer provided that in the case of clause (y) above, that Sprint shall have had a minimum of five calendar days from the commencement of such tender or exchange offer and Parent shall have consented to Sprint adjourning the Sprint special stockholders’ meeting to permit such five calendar day period to elapse.

In addition, Sprint’s ability to terminate the Merger Agreement in connection with a determination that an alternative acquisition transaction constitutes a superior offer has been limited under the Merger Agreement Amendment to such terminations that occur prior to the earlier of (i) the adoption of the Amended Merger Agreement by the required vote or (ii) 11:59 p.m. New York City time on June 25, 2013.

Termination Fee; Expenses

The Merger Agreement required that Sprint pay to Parent a $600 million termination fee in certain circumstances enumerated in the Merger Agreement, and reimburse the SoftBank Entities for all documented fees and expenses incurred, paid or payable in connection with their preparation, negotiation and performance of the Merger Agreement, the commitment letters and all related agreements and documents, their due diligence investigation of Sprint and its subsidiaries, and in connection with the SoftBank Merger and the other transactions contemplated by the Merger Agreement, in an amount not to exceed $75 million. The Merger Agreement Amendment increases these amounts to $800 million and $200 million, respectively.

In addition to, and in connection with, the above changes, all references throughout the proxy statement-prospectus to a $600 million termination fee payable by Sprint to SoftBank are further revised to read $800 million, and all references throughout the proxy statement to $75 million of reimbursable fees and expenses are further revised to read $200 million.

Special Stockholders’ Meeting

The Sprint special stockholders’ meeting scheduled for June 12, 2013 was convened and then immediately adjourned to June 25, 2013.

In addition to, and in connection with, the above changes, all references throughout the proxy statement-prospectus to the special stockholders’ meeting being held on June 12, 2013 are further revised to indicate that the special stockholders’ meeting was initially convened on June 12, 2013, then immediately adjourned to June 25, 2013.

Termination of Waiver Letters

On April 29, 2013, Sprint announced that it had received from SoftBank a limited waiver of certain provisions of the Merger Agreement. The waiver permitted Sprint and its representatives, including the Sprint Special Committee, to enter into a non-disclosure agreement permitting the receipt of confidential information from DISH (but not the transmittal of Sprint confidential information to DISH) and discussions (but not negotiations) with DISH solely for the purpose of clarifying and obtaining further information from DISH regarding the DISH Proposal. In addition, on May 21, 2013, Sprint announced that it had received from SoftBank a second limited waiver of certain provisions of the Merger Agreement. The waiver enabled Sprint to provide DISH access to certain non-public information for due diligence purposes, and to engage in discussions and negotiations with DISH regarding the DISH Proposal.

In accordance with the terms of the Amended Merger Agreement, these waiver letters have been terminated, and Sprint has ceased all discussions or negotiations with DISH regarding the DISH Proposal, terminated DISH’s access to Sprint’s nonpublic information and requested the destruction of all nonpublic information furnished by Sprint to DISH under the non-disclosure agreement between Sprint and DISH. Accordingly, from and after the date of the Amendments, Sprint is no longer entitled to take any of the actions permitted by either of the waiver letters unless and until Sprint is (or becomes) otherwise entitled to take such actions pursuant to (and in accordance with) the terms of the Amended Merger Agreement.

Stockholder Rights Plan

Pursuant to the Merger Agreement Amendment, Sprint agreed to, no later than June 17, 2013, adopt a Rights Plan that provides for certain protections for Sprint and its stockholders with respect to potential unsolicited offers for Sprint. Under the Amended Merger Agreement, Sprint has agreed that:

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Sprint will from time to time make all determinations and take all actions necessary, or as may be reasonably requested by Parent, to ensure, for purposes of the Rights Plan, that none of the SoftBank Entities are deemed to acquire or to have acquired beneficial ownership of any shares of Sprint common stock or to be or become an acquiring person as defined in the Rights Plan, and

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Sprint will not take any action that would allow any person or entity (other than the SoftBank Entities) to acquire beneficial ownership of 17% or more of the shares of Sprint common stock without causing a distribution date and a stock acquisition date under the Rights Plan, and will not otherwise amend or waive any provision of the Rights Plan or redeem any of the rights issued under the Rights Plan.

In addition, if any person or entity becomes an acquiring person under the Rights Plan, Sprint will immediately notify Parent and will, prior to the expiration of Sprint’s right to redeem the rights pursuant to the Rights Plan, if requested by Parent, order the exchange of all or part of the rights (as requested by Parent) pursuant to the Rights Plan, such that all rights to exercise such rights will then terminate, and Sprint will promptly advise Parent of the receipt of any requests for, or inquiries regarding, waivers or amendments of any of the provisions of or exemptions under the Rights Plan.

After the Rights Plan is adopted, which Sprint is obligated to do no later than June 17, 2013, Sprint will file with the SEC a Current Report on Form 8-K, which will provide additional information about the Rights Plan.

THE BOND PURCHASE AGREEMENT AMENDMENT

The following describes certain material provisions of the Bond Purchase Agreement Amendment and supplements or replaces the information contained in the proxy statement-prospectus included in “The Bond Purchase Agreement,” beginning on page 156. The following description of the Bond Purchase Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bond Purchase Agreement Amendment, which is attached as Annex S-B to this supplement, and the Bond Purchase Agreement, which is attached as Annex B to the proxy statement-prospectus, each of which are incorporated in this supplement and the proxy statement-prospectus by reference.

Covenants that Apply to Parent

In connection with the Bond Purchase Agreement Amendment, Sprint has agreed to an amendment to the Bond Purchase Agreement to provide that the “Standstill and Non-Solicitation” provisions of the Bond Purchase Agreement will have no further force or effect on Parent or the SoftBank entities upon termination of the Amended Merger Agreement (except for a termination of the Amended Merger Agreement by Sprint as a result of certain breaches of representation, warranties, covenants or agreements by a SoftBank Entity). With such amendment, the Amended Bond Purchase Agreement provides that until the earliest of (i) the termination of the Amended Bond Purchase Agreement, (ii) Parent no longer holding more than 5% of the shares of Sprint common stock (or a portion of the Bond convertible into more than 5% of the shares of Sprint common stock) or (iii) any termination of the Amended Merger Agreement (other than for a termination by Sprint in the circumstances discussed above), except with respect to the consummation of the SoftBank Merger and in certain other circumstances provided in the Amended Bond Purchase Agreement, neither Parent nor any of the SoftBank Entities, nor will interact with any third party to, effect:

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any acquisition of beneficial ownership of any Sprint securities, rights or options to acquire any securities, or any assets or businesses of Sprint (except that the SoftBank Entities may acquire beneficial ownership of Sprint common stock as long as their aggregate ownership is not more than 19.95% of Sprint common stock);

•	any tender offer, exchange offer, merger, acquisition or other business combination, or any similar extraordinary transaction involving the sale of all or substantially all of the assets of Sprint; or

•	any recapitalization, restructuring, liquidation or dissolution of Sprint or any similar extraordinary transaction involving a dividend or distribution of assets of Sprint.

Make Whole Put Right

In connection with the Bond Purchase Agreement Amendment, Sprint has agreed to an amendment to the Bond Purchase Agreement to provide that in the event of a “qualifying termination event,” Parent has the right, at its option, to deliver Sprint a notice to suspend its rights to convert the Bond into Sprint common stock and instead require Sprint (or any successor thereto) to pay Parent, at the “make whole payment time,” an amount in cash equal to the sum of (a) the principal amount of the Bond, plus (b) all accrued and unpaid interest on the Bond through the date of payment, plus (c) the “net share value.” The sum of the amounts in clauses (a), plus (b), plus (c) is referred to as the “make whole put amount.”

In the event (1) that the “qualifying agreement” is terminated or (2) the transaction contemplated by such qualifying agreement is otherwise not consummated for any reason by June 10, 2014 (and in the case of this clause (2) Parent has delivered a written notice after June 10, 2014 to Sprint revoking its notice to receive the make whole put amount), then the notice from Parent to Sprint will be deemed automatically withdrawn as of the date of such termination (in the case of clause 1) or receipt of such written notice from Parent (in the case of clause 2), as applicable, and the suspension of Parent’s right to convert the Bond described above will be terminated and Parent will again have its full rights under the Amended Bond Purchase Agreement to convert the Bond as if the notice had never been delivered by Parent. In addition, except for the suspension of Parent’s right to convert the bond, the delivery of the notice will have no effect whatsoever on the rights or powers of Parent under the Amended Bond Purchase Agreement until the payment in full of the make whole put amount. Following payment to Parent of the make whole put amount, the Amended Bond Purchase Agreement will terminate; provided, however that the Amended Bond Purchase Agreement will be automatically reinstated if Parent is required to disgorge the make whole put amount in connection with any bankruptcy or insolvency proceeding involving Sprint or any successor to Sprint.

As used in the Amended Bond Purchase Agreement:

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“Make Whole Payment Time” means the time (i) in the case of termination of the Amended Merger Agreement pursuant to Section 8.1(j) of the Amended Merger Agreement, on the date upon which the transaction contemplated by the applicable qualifying agreement is consummated, immediately prior to the consummation of such transaction, and (ii) in the case of a termination of the Amended Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Amended Merger Agreement that constitutes a qualifying termination event, on the date upon which the transaction contemplated by the applicable qualifying agreement is consummated, immediately prior to the consummation of such transaction. Each of Sections 8.1(j), 8.1(b) and 8.1(d) are discussed in the table below.

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“net share value” means the dollar amount that is obtained by multiplying (a) the number of shares of Sprint common stock otherwise issuable upon conversion of the Bond under the Amended Bond Purchase Agreement, by (b) the amount that results from subtracting (x) the quotient obtained by dividing (i) $1,000 by (ii) the conversion rate, which quotient is currently $5.25, from (y) the average of the daily volume-weighted average price of Sprint common stock over the thirty (30) trading day period ending on the day that the Amended Merger Agreement is terminated.

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“qualifying agreement” means (i) as it relates to any termination of the Amended Merger Agreement pursuant to Section 8.1(j) of the Amended Merger Agreement, the definitive acquisition agreement entered into by Sprint with a third party in connection with such termination, and (ii) in the case of a termination of the Amended Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Amended Merger Agreement that constitutes a qualifying termination event, any definitive acquisition agreement entered into by Sprint prior to June 10, 2014. Each of Sections 8.1(j), 8.1(b) and 8.1(d) of the Amended Merger Agreement are discussed in the table below.

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“qualifying termination event” means any termination of the Amended Merger Agreement pursuant to (i) Section 8.1(j) of the Amended Merger Agreement, or (ii) Sections 8.1(b) or 8.1(d) of the Amended Merger Agreement, where (x) in each case for purposes of this clause (ii) at or prior to the time of such termination a proposal or offer for a specified acquisition transaction (as such term in defined in the Amended Merger Agreement) shall have been publicly disclosed, announced, commenced, submitted or made and (y) in the case of termination of the Amended Merger Agreement pursuant to Section 8.1(b), the regulatory conditions in the Amended Merger Agreement shall have been satisfied but a final vote by the Sprint stockholders on the Merger Proposal shall not have taken place. Each of Sections 8.1(j), 8.1(b) and 8.1(d) of the Amended Merger Agreement are discussed in the table below.

Merger Agreement Termination Provision	Summary of Provision
Section 8.1(b)	The Amended Merger Agreement can be terminated by either Parent or Sprint if the SoftBank Merger has not been completed on or before the End Date (October 15, 2013, subject to extension), except that this right to terminate the Amended Merger Agreement is not available to any party if the failure to complete the SoftBank Merger by such date has principally been caused by, or has resulted from, a failure on the part of such party to perform any covenant or obligation in the SoftBank Merger required to be performed by such party pursuant to the Amended Merger Agreement, except that Parent may in the event of a “financing failure” still terminate the Amended Merger Agreement under this provision.

Merger Agreement Termination Provision	Summary of Provision
Section 8.1(d)	The Amended Merger Agreement can be terminated by either Parent or Sprint, upon written notice to the other party, if: (i) the Sprint special stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Sprint’s stockholders shall have taken a final vote on a proposal to adopt the Amended Merger Agreement; and (ii) the Amended Merger Agreement shall not have been adopted at by the required vote.

Section 8.1(j)	The Amended Merger Agreement can be terminated by Sprint if Sprint’s board of directors authorizes Sprint to enter into a binding written agreement concerning an alternative acquisition transaction that constitutes a superior offer, Sprint has complied with all of its related obligations under the Amended Merger Agreement, which include complying with all of the requirements that must be satisfied before Sprint’s board of directors withdraws or modifies in a manner adverse to Parent its recommendation that Sprint’s stockholders vote in favor of the adoption of the Amended Merger Agreement, and Sprint’s board of directors determining in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate the Amended Merger Agreement under the circumstances described above would be reasonably likely to constitute a breach of its fiduciary duties to Sprint’s stockholders under applicable law, and such termination occurs prior to the earlier of (i) the adoption of the Amended Merger Agreement by the required vote or (ii) 11:59 p.m. New York City time on June 25, 2013.

Continuation of Covenants and Obligations

In connection with the Bond Purchase Agreement Amendment, the Bond Purchase Agreement was also amended to provide that, in the event of the consummation of a transaction resulting in a “change of control” (other than pursuant to the Amended Merger Agreement), the covenants that apply to Sprint until the Bond is converted or repaid, the covenants that apply to Sprint until Parent no longer holds more than 5% of Sprint common stock (or a portion of the Bond convertible into more than 5% of Sprint common stock), the covenants that apply to both Parent and Sprint regardless of whether or not the Bond has been converted or repaid or Parent holds more than 5% of Sprint common stock, the obligation to satisfy the conversion obligations with respect to the Bond, the obligation to reserve shares issuable upon conversion of the Bond, the provisions relating to board representation, the indemnification provisions, the events of default, the remedies following the occurrence of an event of default and the registration rights provisions of the Bond Purchase Agreement shall apply, mutatis mutandis to the person (including such person’s parent entity) that is the counterparty in such “change of control” transaction. In addition, the Bond Purchase Agreement was amended to provide that, other than for purposes of determining amounts payable upon conversion (which shall be determined in accordance with the terms of the conversion provisions of the Bond Purchase Agreement), references to “common stock” following a transaction constituting a “change of control” will be deemed to be references to such portion of the “reference property” in such transaction consisting of capital stock.

UPDATES REGARDING THE CASH/STOCK ELECTION

This section of the supplement updates certain information contained in the proxy statement-prospectus included in “The SoftBank Merger — Making the Cash/Stock Election,” beginning on page 123, and “The SoftBank Merger — Cash/Stock Proration and Allocation Rules,” beginning on page 126, and describes certain material aspects of the SoftBank Merger. While we believe that the following description, in addition to the related disclosure in the proxy statement-prospectus, covers the material terms regarding the cash/stock election, this summary and the summary in the proxy statement-prospectus may not contain all of the information that is important to you. You should carefully read this entire supplement, including the section titled “The Amended Merger Agreement,” and the entire proxy statement-prospectus, including the section titled “The Merger Agreement,” and the other documents to which we refer for a more complete understanding of the SoftBank Merger.

Making the Cash/Stock Election

Sprint stockholders are encouraged to make an election as to the form of consideration they wish to receive for their shares of Sprint common stock. None of the SoftBank Entities, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make. Sprint stockholders are not required to complete and return the form of election. However, it is important to note that Sprint stockholders who fail to properly complete and return the form of election, together with the certificates representing their shares of Sprint common stock and any other required documentation specified in the form of election, prior to the election deadline will be considered cash electing stockholders for all purposes of the Merger Agreement, and accordingly will receive merger consideration (consisting of cash or cash and shares of New Sprint common stock) that is identical to the merger consideration allocable to those stockholders that have elected to receive cash. Neither Sprint nor any of the SoftBank Entities, nor the exchange agent, will be responsible for any failure (or inability) of a Sprint stockholder to make a properly completed, timely election. Sprint and Parent highly recommend that Sprint stockholders inform themselves of the value of Sprint common stock at the time they make or consider making any election. There can be no guarantee that the per share value of New Sprint common stock, immediately following the effective time of the SoftBank Merger or at any time thereafter, will be greater than either or both of (a) the $7.65 per share cash component of the merger consideration or (b) the value of a share of Sprint common stock at (x) the time a Sprint stockholder makes or considers making an election, (y) the time a Sprint stockholder acquired its shares of Sprint common stock or (z) immediately prior to the effective time.

The $16.64 billion of cash being paid in the merger represents, assuming no proration and at a cash price of $7.65 per share, sufficient cash for the acquisition of approximately 72% of the outstanding shares of Sprint common stock calculated as of June 7, 2013. Accordingly, the remaining 28% of the outstanding shares of Sprint common stock will be exchanged for shares of New Sprint common stock. If the holders of all shares of Sprint common stock elect to receive cash consideration in the SoftBank Merger, the proration rules in the Merger Agreement would result in each share of Sprint common stock being converted into a combination of (a) cash in the amount of $5.50 (representing 72% of $7.65) and (b) 0.28 (or 28%) of a share of New Sprint common stock. If any Sprint stockholders elect to receive stock consideration in the SoftBank Merger, then the cash component payable to holders that elect (or are deemed to have elected) to receive cash will be greater than $5.50, and the stock component payable to such holders will be less than 0.281 of a share of New Sprint common stock.

The market value of Sprint common stock ranged from $7.31 to $7.41 during the two-day period June 11-12, 2013, the only trading days after the Amended Merger Agreement was publicly announced and prior to the date of this supplement. Assuming that the market value of a share of Sprint common stock represents the opportunity to receive at least $5.50 per share in cash and the remainder of the merger consideration in shares of New Sprint common stock, the implicit per share market value of the New Sprint stock component of the merger consideration may be viewed as having ranged from $6.44 to $6.80 during this period. (The implicit value was determined by subtracting $5.50 from the market value of Sprint common stock during this period, and then dividing the result by 0.28.) The trading value of Sprint common stock after the date of this supplement is subject to a large number of factors, including any developments with respect to DISH.

Because this range of implicit values for New Sprint common stock is lower than the cash component of the merger consideration ($7.65 per share), Sprint stockholders that consider electing to receive stock consideration should carefully consider the likelihood that they may receive merger consideration having a lower value (at the effective time of the SoftBank Merger) than a Sprint stockholder that elects (or is deemed to have elected) to receive cash consideration. Similar calculations made prior to the date of the Amended Merger Agreement also suggested implicit values for New Sprint common stock that were lower overall than the prior cash component of the merger consideration ($7.30 per share), although the prior terms of the SoftBank Merger differed from the current terms in several significant respects, including that they involved $4.5 billion less cash to Sprint stockholders, $3.0 billion more cash being retained by New Sprint, and Sprint stockholders and other equityholders holding approximately 30% of New Sprint’s equity instead of approximately 22%. There can be no assurance as to what the trading value of New Sprint common stock will be immediately following the completion of the SoftBank Merger or at any time thereafter.

If a Sprint stockholder makes a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline, the stockholder will not be able to revoke such election or transfer such shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

The form of election may be submitted until the election deadline, which is expected to be 5:00 p.m., Eastern time, on the date that is five business days prior to the date that the SoftBank Merger is effective, and it may take a period of time before the exchange agent can verify the forms of election and tabulate the election results. Consequently, although the payment of the merger consideration to Sprint stockholders will begin as soon as reasonably practicable after the effective time of the SoftBank Merger, the exact timing of such payment cannot be assured.

Cash/Stock Proration and Allocation Rules

The proration rules applicable to the cash and stock elections to be made by Sprint stockholders have the potential to result in allocations of consideration that differ from the form of consideration elected (or deemed to have been elected). Depending on what type of consideration the other Sprint stockholders elect (or are deemed to have elected) to receive as consideration and the proration rules, a Sprint stockholder may not receive the preferred type of consideration with respect to all of the stockholder’s shares of Sprint common stock. The elections that a stockholder and other Sprint stockholders make (or are deemed to have made) regarding the receipt of cash or shares of New Sprint common stock in exchange for shares of Sprint common stock will determine the mix of consideration that a Sprint stockholder will receive in the SoftBank Merger.

If the cash proration rule applies (as a result of cash elections (collectively with deemed cash elections) exceeding the available cash component of the merger consideration), a Sprint stockholder that elects (or is deemed to have elected) to receive cash for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock. If the stock proration rule applies, a Sprint stockholder that elects to receive shares of New Sprint common stock for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock.

Below, we describe the following two scenarios: (a) where the cash proration rule applies; and (b) where the stock proration rule applies and provide an example of the application of each such scenario.

For purposes of these examples, we have assumed, solely for examples set forth in this section, that at the effective time of the SoftBank Merger, 3,022,802,604 shares of Sprint common stock will be outstanding (which is the number of shares of Sprint common stock outstanding as of June 7, 2013). Because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $16.64 billion, at the effective time of the SoftBank Merger, an aggregate of 2,175,163,399 shares of Sprint common stock will be exchanged for $7.65 in cash per share in the SoftBank Merger, assuming there are no dissenting stockholders who perfect their appraisal rights (without regard to the actual number of outstanding shares of Sprint common stock immediately prior to the effective time), and, based on this number of outstanding shares described above, 847,639,205 shares of Sprint common stock would be exchanged for New Sprint common stock in the SoftBank Merger.

Under the Merger Agreement, and for purposes of each of the illustrated scenarios, dissenting shares are considered to be shares for which an election to exchange shares of Sprint common stock for cash has been received, even though dissenting shares will not be entitled to receive in the SoftBank Merger either cash in the amount of $7.65 or a share of New Sprint common stock. Rather, dissenting shares will be treated as provided in “The SoftBank Merger — Appraisal Rights” beginning on page 132 of the proxy statement-prospectus.

Case 1: Sprint stockholders, in the aggregate, elect (or are deemed to have elected) to exchange shares of Sprint common stock for cash in an amount exceeding $16.64 billion (the cash portion of the Aggregate Merger Consideration available to be paid to Sprint stockholders).

In this case, New Sprint will calculate a cash proration factor for the shares of Sprint common stock for which a cash election has been made (or is deemed to have been made). This cash proration factor will be equal to a fraction (a) whose numerator is 2,175,163,399 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement), and (b) whose denominator is the total number of shares of Sprint common stock for which a cash election has been made (or is deemed to have been made).

Case 1 Example: Assume for this example that cash elections have been made (or are deemed to have been made) with respect to 2,500,000,000 shares of Sprint common stock. The cash proration factor would be equal to the quotient determined by dividing (a) 2,175,163,399, by (b) 2,500,000,000, which equates to 0.87.

In this case, each share of Sprint common stock for which a stock election has been made will be exchanged for one share of New Sprint common stock. As a result of the cash proration rules, each share of Sprint common stock for which a cash election has been made (or is deemed to have been made) will be exchanged for:

•	cash in an amount equal to the product of $7.65 multiplied by the 0.87 proration factor, which equates to approximately $6.65; and

•	a fraction of a share of New Sprint common stock equal to (1 - 0.87), which equates to 0.13 of a share of New Sprint.

Case 2: Sprint stockholders, in the aggregate, elect to exchange shares of Sprint common stock for New Sprint common stock in an amount exceeding the number of shares of New Sprint common stock available as the stock portion of the Aggregate Merger Consideration to be paid to Sprint stockholders.

In this case, New Sprint will calculate a stock proration factor for the shares of Sprint common stock for which a stock election has been made. This stock proration factor will be equal to a fraction (x) whose numerator is the number of shares of Sprint common stock that can be exchanged for New Sprint common stock pursuant to the Merger Agreement (which will be equal to the number of shares of Sprint common stock outstanding at the effective time in excess of 2,175,163,399 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement, assuming there are no dissenting stockholders who perfect their appraisal rights), and (y) whose denominator is the total number of shares of Sprint common stock for which a stock election has been made. In this circumstance, and taking into account the application of this proration factor:

Case 2 Example: Assume for this example that stock elections have been made with respect to 1,250,000,000 shares of Sprint common stock. The stock proration factor would be equal to 847,639,205 (the total number of shares of Sprint common stock that can be exchanged for stock pursuant to the Merger Agreement, based on this number of outstanding shares described above) divided by 1,250,000,000, which equates to 0.68:

As set forth above, in this case each share of Sprint common stock for which a cash election has been made or for which no election has been made will be exchanged for $7.65 in cash. As a result of the stock proration rules, each share of Sprint common stock for which a stock election has been made will be exchanged for:

•	0.68 of a share of New Sprint common stock; and

•	cash in an amount equal to the product of $7.65 multiplied by (1 - 0.68), which equates to approximately $2.46.

Form of Election

After you have determined whether you would like to receive cash or shares of New Sprint common stock, or a combination of the two to the extent you hold multiple shares of Sprint common stock, you should properly complete the form of election indicating your election, and send the form of election to Computershare Trust Company, N.A. (“Computershare”), the exchange agent, or, if applicable, your bank, broker, or other nominee as directed on the form of election. Sprint stockholders who fail to properly complete and return the form of election, together with any other required documentation specified in the form of election, prior to the election deadline (as described below) will be considered to have elected to receive cash for all purposes of the Amended Merger Agreement.

Your form of election will be mailed separately. Your form of election must be received by Computershare, together with any other required documentation specified in the form of election, no later than the election deadline, which is five business days before the effective time of the SoftBank Merger. Sprint will publicly announce any extension of the election deadline by press release promptly following any determination to extend the election deadline. Computershare will make available the form of election upon request to any person who becomes a registered holder of Sprint common stock between the election record date and the close of business on the day prior to the election deadline. Because the effective time has not yet been established, you are encouraged to return your election form as promptly as practicable. SoftBank and Sprint anticipate that the SoftBank Merger will be completed in mid-2013 but no earlier than July 1, 2013.

Sprint stockholders who hold their shares in “street name,” that is, with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their broker, dealer, bank or other financial institution, that holds their shares to make an election on their behalf, or to change or revoke an election. For a more detailed description of the election procedures, see “Update Regarding the Cash/Stock Election — Making the Cash/Stock Election” beginning on page S-74.

Once you have made a valid election, you will not be able to transfer your shares of Sprint common stock subject to such election unless and until you have validly revoked such election. Any transferee of such shares must (if the election deadline has not occurred) make a new election with respect to such shares if such transferee does not wish the shares to be considered non-electing shares and deemed to be cash elections. If you have made a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline you will not be able to revoke such election or transfer your shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

None of SoftBank (or any of its subsidiaries), New Sprint, Merger Sub, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make.

UPDATE TO REGULATORY MATTERS

The proxy statement-prospectus in “The SoftBank Merger — Regulatory Matters,” beginning on page 121, describes the regulatory matters related to the SoftBank Merger up to and including May 1, 2013, the date of the proxy statement-prospectus. The discussion below supplements that description.

As of the date of this supplement, various conditions to the closing of the SoftBank Merger have been satisfied, including expiration of the waiting period applicable to the closing of the SoftBank Merger under the HSR Act, obtaining requisite consents to the SoftBank Merger by state regulatory agencies, confirmation that CFIUS has completed its review of the SoftBank Merger with no unresolved national security concerns, acceptance by DSS of a commitment to implement certain national security measures following the SoftBank Merger, and the declaration of effectiveness by the SEC of the registration statement of which this supplement and the proxy statement-prospectus are parts. As disclosed in the proxy statement-prospectus, the FCC will not issue its approval of the transfer of control of the licenses held by Sprint to SoftBank as a result of the SoftBank Merger until it receives the consent of certain executive branch government agencies that undertake a national security review of FCC-notified transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security and Department of Defense. This consent was issued on June 7, 2013. FCC approval remains pending.

UPDATE TO STOCKHOLDER LAWSUITS CHALLENGING THE SOFTBANK MERGER

The proxy statement-prospectus in “The SoftBank Merger — Stockholder Lawsuits Challenging the SoftBank Merger,” beginning on page 134, describes the stockholder lawsuits challenging the SoftBank Merger up to and including May 1, 2013, the date of the proxy statement-prospectus. The discussion below supplements that description.

A third plaintiff filed an additional complaint in federal court in May, and that complaint was consolidated with the prior federal action. Following consolidation, the federal court granted in part motions to dismiss filed by defendants and entered an order staying all proceedings pending further action in the state court cases.

On May 10, 2013, plaintiffs in the Sprint state action filed a motion for a temporary injunction, seeking to delay the stockholder vote and to prevent enforcement of the Termination Fee, portions of section 5.3 (labeled “no solicitation”), and portions of section 5.5 involving SoftBank’s right to match offers by a third party under certain circumstances. The plaintiffs also asked the court to prevent SoftBank or Parent from converting the Bond into Sprint equity in connection with a change of control transaction involving a third party. Sprint, Sprint’s directors, SoftBank and SoftBank’s subsidiaries have opposed this injunction. A hearing on the motion for temporary injunction was held on June 7, 2013. On June 11, 2013, in light of the announcement of the Merger Agreement Amendment, the plaintiffs requested that the court reserve its ruling on plaintiffs’ motion for a temporary injunction and the court indicated that it would not take any further action on the motion until it has received a new request to do so by the plaintiffs.

UPDATE TO INTERESTS OF CERTAIN SPRINT DIRECTORS AND EXECUTIVE OFFICERS IN THE SOFTBANK MERGER

The proxy statement-prospectus describes the interests of certain Sprint directors and executive officers in the SoftBank Merger up to and including May 1, 2013, the date of the proxy statement-prospectus. As discussed below, on May 30. 2013, with SoftBank’s consent, Sprint granted certain equity awards to its non-employee directors. The discussion below updates and replaces the last paragraph beginning on page 116 of the proxy statement-prospectus.

Each non-employee member of Sprint’s board of directors holds RSUs. None of the RSUs will be subject to accelerated vesting due solely to the consummation of the SoftBank Merger. The vesting of the RSUs will be accelerated upon the director’s involuntary termination of board service following the effective time of the SoftBank Merger.

With SoftBank’s consent, on May 30, 2013 Sprint granted to its non-employee directors the annual equity award grant in the form of RSUs. Each non-employee director received 14,986 RSUs that will vest 100% on the earlier of one year from date of grant or the date of Sprint’s 2014 annual meeting of stockholders, subject to the same acceleration terms as described in the previous paragraph. In addition, the RSUs received by each non-employee director at Sprint’s 2012 annual meeting of stockholders was scheduled to vest at Sprint’s 2013 annual meeting of stockholders. Because the 2013 annual meeting has not occurred, with SoftBank’s consent, the 2012 RSUs became vested and payable in shares on May 30, 2013.

For each of Sprint’s non-employee directors, the amount that would be realized with respect to their aggregate RSUs upon the director’s involuntary termination of board service immediately following the effective time of the SoftBank Merger, is estimated to be approximately as follows, based on an assumed value of $7.35 per share of Sprint common stock, which was the closing market price of Sprint’s common stock on the NYSE on June 12, 2013, the last trading day before the date of this supplement (and does not necessarily reflect the value of the actual “award exchange ratio” being used to convert the stock options and RSUs) and assuming the SoftBank Merger occurred on June 30, 2013 and the director experienced an involuntary termination of service on Sprint’s board of directors on such date:

Time-based RSUs(1)
Robert R. Bennett	$110,147
Gordon M. Bethune	$110,147
Larry C. Glasscock	$110,147
James H. Hance, Jr.	$110,147
V. Janet Hill	$110,147
Frank Ianna	$110,147
Sven-Christer Nilsson	$110,147
William R. Nuti	$110,147
Rodney O’Neal	$110,147

[1]	Value has been calculated by multiplying the shares issuable under the RSUs by $7.35.

UPDATE TO CONTROL AND MANAGEMENT OF NEW SPRINT

AFTER THE SOFTBANK MERGER

The following information supplements and, where applicable, replaces the information under the heading “Control and Management of New Sprint After the SoftBank Merger” beginning on page 177 of the proxy statement-prospectus.

SoftBank

Assuming HoldCo fully exercises the Warrant (and there are no dissenting stockholders), SoftBank will beneficially own approximately 78% of New Sprint following the effective time of the SoftBank Merger, on a fully diluted basis, and assuming HoldCo does not exercise any portion of the Warrant (and there are no dissenting stockholders), SoftBank will beneficially own 77.667% of New Sprint, on a fully diluted basis (excluding shares issuable upon exercise of the Warrant). SoftBank’s ordinary shares are publicly traded in Japan.

Board of Directors of New Sprint

During the 24 months immediately following the effective time of the SoftBank Merger, the board of directors of New Sprint will consist of ten members, determined as follows:

•	the Chief Executive Officer of New Sprint, who is initially expected to be Mr. Hesse;

•	three individuals designated by SoftBank who qualify as “Independent Directors” as such term is defined in the NYSE listing rules;

•

three additional individuals proposed by Sprint and reasonably acceptable to SoftBank from the members of Sprint’s board of directors immediately prior to the effective time of the SoftBank Merger, all of whom, other than Mr. Hesse, are currently Independent Directors;

•

three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors, and is expected to include Messrs. Son and Fisher, neither of whom would be considered an Independent Director; and

•

it is anticipated that at all times one of the directors designated by SoftBank, subject to U.S. government approval, will serve as the “Security Director” pursuant to the National Security Agreement entered into between Parent, SoftBank and certain U.S. government parties (the “NSA”), who shall initially be Admiral Mullen.

In addition, during the 12 months immediately following the period described above, the board of directors of New Sprint will consist of ten members, determined as follows:

•	the Chief Executive Officer of New Sprint;

•	six individuals who qualify as “Independent Directors” as such term is defined in the NYSE listing rules; and

•	three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors.

Each director of New Sprint will remain in office until his or her earlier resignation or successors are elected in accordance with the bylaws of New Sprint. The Security Director will serve on the compensation committee of the New Sprint board of directors. The obligation of SoftBank and New Sprint to maintain the Security Director shall remain in place for so long as the NSA remains in effect.

At all times following the periods described above until such time as the combined voting interest of SoftBank and its controlled affiliates in New Sprint falls below 50% and remains below 50% for 90 consecutive days, the New Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules).

If the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 50% for 90 consecutive days, then the board composition requirements described above will no longer apply. Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, the New Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in New Sprint, rounded up to the nearest whole number.

In order to address certain national security considerations in connection with the merger, SoftBank and Sprint entered into the NSA. Under the NSA, one director of New Sprint designated by SoftBank, subject to U.S. government approval, shall be designated as the “Security Director.” The Security Director will administer, and will be authorized and empowered to comply with and perform his or her obligations under, the NSA.

Subject to the composition requirements described above, the New Sprint bylaws will provide that:

•

any director of New Sprint may be removed, with or without cause, by action of holders of capital stock having a majority of the voting power of then-outstanding shares entitled to vote in the election of directors; and

•	any director nominated by SoftBank or its controlled affiliate may be removed by SoftBank or its relevant controlled affiliate by written notice to the New Sprint board of directors.

Notwithstanding the prior two bulleted paragraphs, removal of the Security Director will be subject to the additional requirements of the anticipated Network Security Agreement.

In addition to, and in connection with, the above changes, all references throughout the proxy statement-prospectus to the “anticipated Network Security Agreement” are further revised to read “the National Security Agreement entered into by SoftBank and Parent.”

Directors and Executive Officers

The following table sets forth information regarding the persons currently serving as directors and officers of Parent:

Name and Titles	Age
Ronald D. Fisher, Director and President	65
Steven J. Murray, Director, Treasurer and Secretary	44

Ronald D. Fisher. Mr. Fisher joined SoftBank in 1995, overseeing its U.S. operations and its other activities outside of Asia, and was the founder of SoftBank Capital. He is currently Director and President of SoftBank Holdings, Inc. and also serves as a member of the board of directors of SoftBank. Mr. Fisher has over 30 years of experience of working with high growth and turnaround technology companies. Prior to joining SoftBank, Mr. Fisher was the CEO of Phoenix Technologies Ltd., the leading developer and marketer of system software products for personal computers, from 1990 to 1995. Mr. Fisher joined Phoenix from Interactive Systems Corporation, a UNIX software company that was purchased by the Eastman Kodak Company in 1988. At Interactive Systems he served for five years as President, initially as COO and then CEO. Mr. Fisher’s experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Mr. Fisher serves on the boards of several public and private companies, including Cloud Engines (Pogoplug), Desktone, and Swirl. Mr. Fisher previously served on the boards of E*Trade Financial Corporation and GSI Commerce (sold to eBay in 2011). Mr. Fisher earned an MBA from Columbia University, New York, and a

Bachelor of Commerce from the University of Witwatersrand in South Africa. Mr. Fisher was selected to Parent’s board of directors because he possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations and board practices of other public corporations.

Steven J. Murray. Mr. Murray joined SoftBank in 1997 and has 20 years of experience working with high growth technology based businesses; including sourcing and managing venture investments, all aspects of mergers and acquisitions and significant corporate finance and accounting. He focuses on digital media technologies as well as a variety of technology based services. In addition to his direct venture investing experience, Mr. Murray has been the principal senior executive responsible for designing and executing billions of dollars of complex structured monetization strategies for various SoftBank investments, including initial public offerings, secondary public offerings, mergers, private sales, public market block sale transactions and complex collars. Mr. Murray came to SoftBank Capital from Deloitte, one of the world’s largest professional services firms. While at Deloitte, Mr. Murray specialized in serving numerous high growth technology based businesses including Primark Corporation, Harcourt General and IDG. Mr. Murray serves on the boards of several private companies including Grab Networks, Echo360, Mobile Posse, Nellymoser and xAD. Mr. Murray previously served on the boards of Pivot Solutions (sold to CME Group in 2012), Sermo (sold to WorldOne in 2012), ZipList (sold to Condé Nast in 2012), Rivermine (sold to Emptoris in 2010), NLG (sold to World Travel Holdings in 2006), Viacore (sold to IBM in 2006) and Webhire (sold to Kenexa in 2006). Mr. Murray is a Certified Public Accountant and holds a B.S. in Accounting from Boston College. Mr. Murray was selected to Parent’s board of directors because he possesses particular knowledge and experience in technology industries, accounting, financing and capital finance and strategic planning.

Neither Messrs. Fisher nor Murray has received compensation for their service as directors or officers of New Sprint prior to the effective time of the SoftBank Merger. New Sprint intends to adopt a compensation policy that, effective at the time of the SoftBank Merger, will be applicable to all of its non-employee directors.

As of the date of this supplement, at the effective time of the SoftBank Merger, the following individuals are expected to serve on the New Sprint board of directors:

•	Ronald D. Fisher, 65, president and director of Parent and director of SoftBank;

•	Daniel R. Hesse, 59, Chief Executive Officer of Sprint;

•	Admiral Michael G. Mullen, USN (ret.), 66, Former Chairman, Joint Chiefs of Staff; and

•	Masayoshi Son, 55, founder, Chairman and CEO of SoftBank.

Other than the individuals noted above, SoftBank and Sprint have not determined who will serve on the New Sprint board of directors.

Upon the consummation of the SoftBank Merger, the executive officers of New Sprint will be determined by the New Sprint board of directors. Other than Mr. Hesse, who is expected to be appointed as the initial Chief Executive Officer of New Sprint, as of the date of this supplement, SoftBank and Sprint have not determined who will serve as the officers of New Sprint at the effective time of the SoftBank Merger. In addition, it is expected that at the effective time of the SoftBank Merger, Mr. Son would be appointed as the initial Chairman of the New Sprint board of directors and Mr. Fisher would be appointed as the initial Vice-Chairman of the New Sprint board of directors.

Daniel R. Hesse. Before becoming the President and Chief Executive Officer of Sprint in December 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation. He served as Chief Executive Officer of Sprint’s Local Telecommunications Division from June 2005 until the Embarq spin-off in May 2006. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corp., a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He serves on the board of directors of the National Board of Governors of the Boys and Girls Clubs of America and the University of Notre Dame Mendoza School of Business. He previously served on the boards of directors of Clearwire Corporation, Nokia Corporation and VF Corporation.

Admiral Michael G. Mullen, USN (ret). Admiral Mullen will serve on the New Sprint board of directors as the “Security Director” under the NSA. Admiral Mullen served as the 17th Chairman of the Joint Chiefs of Staff from October 2007 until his retirement in September 2011. Previously, Admiral Mullen served as the 28th Chief of Naval Operations (“CNO”) from July 2005 to 2007. CNO was one of four different four-star assignments Admiral Mullen held, which also included Commander, U.S. Naval Forces Europe and Commander, Allied Joint Force Command, and the 32nd Vice Chief of Naval Operations. Admiral Mullen serves on the board of directors of General Motors, and since 2012, he has served as President of MGM Consulting LLC and is the Charles and Marie Robertson Visiting Professor at the Woodrow Wilson School of Public and International Affairs at Princeton University.

Masayoshi Son. Mr. Son founded SoftBank in September 1981, and has been its President and Chairman ever since and its Chief Executive Officer since February 1986. Mr. Son serves in various capacities with SoftBank’s portfolio of companies, including service with BB Technologies Corporation (currently SoftBank BB Corp.) as president since 2001 and as Chairman and CEO since 2004, service with JAPAN TELECOM CO., LTD. (currently SoftBank Telecom Corp.) as Chairman since 2004 and CEO since 2006, and with Vodafone K.K. (currently SoftBank Mobile Corp.) as CEO and Chairman since 2006. In addition, Mr. Son has served as Chairman of Yahoo Japan Corporation since 1996, which was established as a joint venture between SoftBank and Yahoo! Inc. Mr. Son also has served as Chairman of the Broadband Association in Japan and of The Great East Japan Earthquake Recovery Initiative Foundation. Mr. Son received a B.A. in Economics from the University of California Berkeley.

Committees

The New Sprint board of directors currently has no committees. In connection with the closing of the SoftBank Merger, New Sprint’s board of directors is expected to establish an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The Security Director will serve on the compensation committee. In the future, New Sprint’s board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Limitations, Restrictions and Conditions on SoftBank’s Conduct of Business and Exercise of Rights

National Security Agreement. In order to address certain national security considerations in connection with the merger, SoftBank and Parent have entered into the NSA. The director of New Sprint designated by SoftBank and designated as the “Security Director,” who will initially be Admiral Mullen, will administer, and will be authorized and empowered to comply with and perform his or her obligations under, the NSA.

Certain Relationships and Related Transactions

Transactions Between the SoftBank Entities and Sprint

In connection with the Clearwire Acquisition, on May 20, 2013, New Sprint delivered a consent to Sprint, which permitted Sprint to enter into an amendment to the Clearwire Acquisition Agreement.

In connection with the DISH Proposal, on April 26, 2013, New Sprint delivered to Sprint a waiver under the Merger Agreement, which permitted Sprint to engage in discussions with DISH and its representatives solely for the purpose of clarifying, and obtaining further information regarding, the DISH Proposal in order to enable the Sprint Special Committee to determine whether the DISH Proposal is reasonably likely to lead to a Superior

Offer (as defined in the Merger Agreement prior to the Merger Agreement Amendment). On May 20, 2013, New Sprint delivered to Sprint a second waiver under the Merger Agreement, which permitted Sprint to engage in further discussions regarding the DISH Proposal, and otherwise take certain actions that would otherwise have been prohibited by the Merger Agreement. Each of these waivers have been terminated in accordance with the Merger Agreement Amendment.

Wholly owned subsidiaries of Sprint and SoftBank revised their International Roaming Agreement on May 21, 2013. The agreement provides that SoftBank will be preferred over all other carriers, including CDMA carriers, in Japan, based on rates and Sprint’s projected roaming expenses for the next five years are approximately $1.5 million dollars. This transaction was ratified by Sprint’s Nominating and Corporate Governance Committee.

In April 2013, New Sprint and an affiliate of Sprint entered into license agreements providing New Sprint with use of a portion of Sprint’s facilities in Overland Park, Kansas, for approximately $322,000. This transaction is expected to be ratified by Sprint’s Nominating and Corporate Governance Committee.

SUMMARY HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data of Sprint have been derived from the audited historical consolidated financial statements and related notes of Sprint as of and for each of the five years in the period ended December 31, 2012 and the unaudited historical consolidated financial statements and related notes for the three month periods ended March 31, 2013 and 2012. The selected historical consolidated financial data provide only a summary and should be read in conjunction with the audited consolidated financial statements and notes thereto, the unaudited interim financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Sprint’s filings with the SEC. See “Where You Can Find More Information” on page S-111. Historical results are not necessarily indicative of any results to be expected in the future.

	As of and for the
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in millions, except per share amounts)
Results of Operations Data:
Net operating revenues	$8,793	$8,734	$35,345	$33,679	$32,563	$32,260	$35,635
Goodwill impairment	—	—	—	—	—	—	963
Depreciation and amortization(1)	1,492	1,666	6,543	4,858	6,248	7,416	8,407
Operating income (loss)(1)	29	(255)	(1,820)	108	(595)	(1,398)	(2,642)
Net loss(1)(2)	(643)	(863)	(4,326)	(2,890)	(3,465)	(2,436)	(2,796)

Loss per Share and Dividends:
Basic and diluted loss per common share(1)(2)	$(0.21)	$(0.29)	$(1.44)	$(0.96)	$(1.16)	$(0.84)	$(0.98)
Dividends per common share(3)	—	—	—	—	—	—	—

Cash Flow Data:
Net cash provided by operating activities	$940	$978	$2,999	$3,691	$4,815	$4,891	$6,179
Capital expenditures	1,381	783	4,261	3,130	1,935	1,603	3,882

	As of
	March 31,	December 31,
	2013	2012	2011	2010	2009	2008
	(in millions)
Financial Position Data:
Total assets	$50,757	$51,570	$49,383	$51,654	$55,424	$58,550
Property, plant and equipment, net	14,025	13,607	14,009	15,214	18,280	22,373
Intangible assets, net	22,352	22,371	22,428	22,704	23,462	22,886
Total debt, capital lease and financing obligations	24,500	24,341	20,274	20,191	21,061	21,610
Stockholders’ equity	6,474	7,087	11,427	14,546	18,095	19,915

(1)

During the three-month period ended March 31, 2013, Sprint recognized operating income of $29 million as compared to an operating loss of $255 million during the same period in 2012. The change in operating income of $284 million is primarily due to a reduction of accelerated depreciation related to Network Vision resulting from Sprint’s initial phase of taking Nextel platform sites off-air which occurred in the first half of 2012. In addition, cost of services and products decreased reflecting a decrease in service and repair costs due to a decline in the volume and frequency of repairs, combined with reduced network costs such as rent and utilities related to the shut-down of the Nextel platform. Partially offsetting the decreases in depreciation expense and cost of services and products was a decrease in other operating revenues due to a one-time termination fee related to a spectrum hosting arrangement terminated in 2012. In 2012, operating income decreased $1.9 billion from the prior year resulting in an operating loss primarily due to increases in operating expenses of $3.6 billion partially offset by the increase in net operating revenues of $1.7 billion. The increases in operating expenses are due to the incremental effect of accelerated depreciation due to the implementation of Network Vision, which was approximately $2.1 billion, of which the majority related to the Nextel platform. The increase related to accelerated depreciation was slightly offset by a net decrease in depreciation as a result of assets that became fully depreciated or were retired. In addition, wireless cost of products increased approximately $1.8 billion primarily due to higher cost of postpaid and prepaid devices. In 2011, operating income improved $703 million primarily due to the increase in net operating revenues of $1.1 billion as well as decreases in depreciation and amortization associated with a reduction in the replacement rate of assets in 2009 through 2011, and definite lived intangible assets becoming fully amortized. These changes were offset by increases in operating expenses of $413 million as a result of increases in wireless cost of services associated with 4G MVNO roaming due to higher data usage and increased wireless cost of products primarily related to higher cost of postpaid and prepaid devices. In 2010, operating loss improved $803 million primarily due to the increase in net operating revenues of $303 million in addition to decreases in operating expenses of $500 million as a result of Sprint’s cost cutting initiatives in prior periods. In 2009, Sprint recognized net charges of $389 million ($248 million after tax) primarily related to asset impairments other than goodwill, severance and exit costs, and merger and integration costs. In 2008, Sprint recognized net charges of $936 million ($586 million after tax) primarily related to merger and integration costs, asset impairments other than goodwill, and severance and exit costs.
(2)	During the three-month periods ended March 31, 2013 and 2012, and during 2012, 2011 and 2010, Sprint did not recognize significant tax benefits associated with federal and state net operating losses generated during the periods due to Sprint’s history of consecutive annual losses. As a result, Sprint recognized an increase in the valuation allowance on deferred tax assets affecting the income tax provision by approximately $265 million and $348 million for the three-month periods ended March 31, 2013 and 2012, respectively, and $1.8 billion, $1.2 billion, and $1.4 billion for the years ended December 31, 2012, 2011 and 2010, respectively.
(3)	Sprint did not declare any dividends on its common shares in any of the periods reported.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

These unaudited pro forma condensed combined financial statements give effect to (a) the proposed merger (the “SoftBank Merger”) whereby Sprint Nextel Corporation (“Sprint”) would become a wholly owned subsidiary of Starburst II, Inc. (“Starburst II,” “New Sprint” or “Parent”) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2012 (the “Merger Agreement”), as amended on November 29, 2012, April 12, 2013 and June 10, 2013 (the “Amended Merger Agreement”), (b) a Bond Purchase Agreement by and between Sprint and Parent, dated as of October 15, 2012 (the “Bond Purchase Agreement”), as amended on June 10, 2013 (the “Amended Bond Purchase Agreement”) and (c) Sprint’s proposed acquisition of all of the remaining equity interests in Clearwire Corporation (“Clearwire”) not currently held by Sprint (the “Clearwire Acquisition”).

The unaudited pro forma condensed combined balance sheet includes the historical unaudited condensed consolidated balance sheets of Starburst II, Sprint and Clearwire, as of March 31, 2013, giving pro forma effect to (i) the SoftBank Merger and the Clearwire Acquisition as discussed above and (ii) the additional equity capitalization of Parent, as if these transactions had been consummated on March 31, 2013. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013 was prepared using the historical unaudited condensed consolidated statement of operations of Starburst II, Sprint and Clearwire for the three months ended March 31, 2013, giving pro forma effect to the acquisitions as if these transactions had been consummated on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was prepared using the historical audited consolidated statement of operations of Starburst II for the period from October 5, 2012 (date of incorporation) through December 31, 2012, and the historical audited consolidated statements of operations of Sprint and Clearwire for the year ended December 31, 2012, giving pro forma effect to the acquisitions as if these transactions had been consummated on January 1, 2012. The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to agreements and events that are (1) directly attributable to the SoftBank Merger and Clearwire Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

These unaudited condensed combined pro forma financial statements have been prepared on a basis to illustrate the Amended Merger Agreement and the Amended Bond Purchase Agreement (collectively, the “SoftBank Transactions”) and the Clearwire Acquisition separately given that each transaction is subject to approval from separate stockholders groups and the possibility that the Clearwire Acquisition is not approved by the requisite number of Clearwire minority stockholders. The pro forma effect of the transactions have been presented separately on a combined basis but rather as individual transactions to enable the users of the proxy statement-prospectus supplement to view the pro forma effect of each transaction. A condition precedent to the Clearwire Acquisition is the consummation of the SoftBank Merger. Accordingly, the pro forma effect of consummating only the SoftBank Transaction has been labeled “Pro Forma Condensed Combined — Starburst II & Sprint” in each of the unaudited pro forma condensed combined financial statements and the incremental pro forma effect of the Clearwire Acquisition is included separately to arrive at a final pro forma presentation in the column labeled “Pro Forma Condensed Combined.” We believe this basis of presentation is more useful to stockholders voting on the SoftBank Merger rather than an exclusion of the Clearwire Acquisition.

SoftBank Transactions

On October 5, 2012, Parent was established by SoftBank for the purpose of acquiring a controlling interest in Sprint and undertaking the transactions contemplated by the SoftBank Transactions. For more details about the SoftBank Transactions, see “The Merger Agreement” and “The Bond Purchase Agreement” beginning on pages 136 and 156, respectively, of the proxy statement-prospectus and “The Merger Agreement Amendment” and “The Bond Purchase Agreement Amendment” beginning on pages S-66 and S-71, respectively.

The completion of the SoftBank Transactions, which is subject to various conditions, including Sprint stockholder and regulatory approval, is expected to occur in stages. On October 22, 2012, Sprint issued a convertible bond (“Bond”) under the Bond Purchase Agreement to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019. The Bond is convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The Bond will convert into shares of Sprint common stock immediately prior to consummation of the SoftBank Merger and may not otherwise be converted prior to the termination of the Amended Merger Agreement.

On June 10, 2013, Sprint, SoftBank Corp., Starburst I, Inc. (“HoldCo”), Parent and Starburst III, Inc. entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”) resulting in a preliminary estimated purchase price of approximately $23.0 billion. Pursuant to the Merger Agreement Amendment HoldCo will increase the amount it contributes to New Sprint at the closing from $17 billion to $18.5 billion, of which (i) the aggregate cash consideration payable to Sprint stockholders is increased from $12.1 billion to $16.6 billion, and (ii) $1.9 billion rather than $4.9 billion will remain in the cash balance of New Sprint for general corporate purposes, including but not limited to the Clearwire Acquisition. Immediately following the Effective Time of the SoftBank Merger, HoldCo will own approximately 78% of the fully diluted equity of New Sprint (increased from approximately 70% as compared to the Merger Agreement), and the former stockholders and other equityholders of Sprint will collectively own approximately 22% of the fully diluted equity of New Sprint (decreased from approximately 30% as compared to the Merger Agreement).

Under the terms of the Merger Agreement Amendment, Sprint stockholders will have the option to elect to receive cash, limited to $16.6 billion, in the amount of $7.65 (subject to proration) for each share of Sprint common stock which represents an increase of $0.35 from the $7.30 (subject to proration) for each share of Sprint common stock option under the Merger Agreement. Sprint stockholders will also continue to have the option to elect to receive one share of New Sprint common stock for each share of Sprint common stock owned (subject to proration). See “The SoftBank Merger — Cash/Stock Proration and Allocation Rules” beginning on page 126 of the proxy statement-prospectus and “Updates Regarding The Cash/Stock Election” beginning on page S-74.

In addition, SoftBank and Sprint amended the Bond Purchase Agreement (the “Bond Purchase Agreement Amendment”) to provide that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Amended Merger Agreement is terminated (except if the Amended Merger Agreement is terminated by Sprint as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and to provide Parent, in lieu of converting the Bond previously issued pursuant to the terms of the Bond Purchase Agreement, the right to cause Sprint (or any successor to Sprint) to purchase the Bond, upon certain qualifying termination events and, subject to adjustment, at a price that consists of the principal and accrued interest of the Bond, plus the aggregate net value of Sprint common stock that would otherwise be issuable upon conversion of the Bond determined by subtracting the initial $5.25 per share conversion price of the Bond from the volume-weighted average price of Sprint common stock into which the Bond would otherwise be convertible over a period of 30 trading days ending on the qualifying termination date.

Upon consummation of the SoftBank Merger, HoldCo will receive a five-year warrant to purchase approximately 55 million shares of New Sprint at $5.25 per share which would yield approximately $300 million in proceeds upon exercise. No pro forma adjustment for the warrant has been reflected in the unaudited pro forma condensed combined balance sheet due to its immateriality. See “The Warrant Agreement” beginning on page 161 of the proxy statement-prospectus. Upon consummation of the SoftBank Merger, (i) Sprint will become a wholly-owned subsidiary of New Sprint, (ii) New Sprint will be a publicly traded company, (iii) SoftBank will indirectly own approximately 78% of New Sprint on a fully diluted basis, and (iv) the former stockholders and other equityholders of Sprint will own approximately 22% of the fully diluted equity of New Sprint.

As more fully described in the notes to the unaudited pro forma condensed combined financial information, the estimate of total consideration paid by Parent in exchange for 100% of the outstanding shares of Sprint, excluding the 590 million shares of Sprint common stock issuable upon conversion of the Bond, is determined based primarily upon the approximately $16.6 billion cash consideration plus the stock consideration equal to the estimated fair value of New Sprint shares of common stock to be distributed to Sprint stockholders existing immediately prior to the consummation of the SoftBank Merger.

Clearwire Transactions

On December 17, 2012, Sprint announced the Clearwire Acquisition pursuant to an agreement and plan of merger dated as of December 17, 2012. The completion of the Clearwire Acquisition is subject to various conditions including Clearwire stockholder and regulatory approval, and the consummation of the SoftBank Merger, among other things. Under the terms of this agreement and plan of merger for the Clearwire Acquisition, upon the closing of the Clearwire Acquisition, Sprint agreed to pay to Clearwire stockholders cash in an amount equal to $2.97 per share equaling $2.2 billion in exchange for all shares of Clearwire common stock not currently held by Sprint.

On December 17, 2012, Clearwire and Sprint entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be convertible into Clearwire common stock at $1.50 per share, subject to certain conditions and subject to adjustment, pursuant to the terms of such financing agreements. Under the financing agreements, Clearwire has the right to sell to Sprint up to $80 million of exchangeable notes per month for up to ten months beginning in January 2013, subject to certain conditions including the consummation of the proposed Clearwire Acquisition. Refer to Note 9 — Liquidity.

On May 21, 2013, Sprint and Clearwire executed an amendment to the prior merger agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share. Clearwire’s board of directors, upon recommendation of a Special Committee of the board consisting of three independent directors who are not Sprint designees, recommended that Clearwire stockholders adopt the amended merger agreement. The revised merger agreement is subject to customary closing conditions, including regulatory approvals and the approval of Clearwire’s stockholders, including the approval of a majority of Clearwire stockholders not affiliated with Sprint or SoftBank. SoftBank has consented to the increased offer to acquire the remaining stake of Clearwire. See Note 10 — Subsequent Events.

Unaudited Pro Forma Condensed Combined Financial Statement Considerations

The unaudited pro forma condensed combined financial information was prepared treating Parent as the acquiring entity for purposes of the SoftBank Merger and Sprint as the acquiring entity for purposes of the Clearwire Acquisition. Accordingly, consideration paid by Parent to acquire the ownership interest of Sprint will be allocated to the assets acquired and liabilities assumed from Sprint, and consideration paid by Sprint in the Clearwire Acquisition, as well as the estimated fair value of Sprint’s previously held interest in Clearwire, will be allocated to the assets acquired and liabilities assumed from Clearwire, based upon their estimated fair values as of the acquisition date of each respective transaction. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and the liabilities assumed from Sprint and Clearwire based on preliminary estimates of fair value.

Additionally, the allocations of the fair value of the consideration paid in excess of Sprint’s and Clearwire’s historical book value is dependent upon certain valuations and other studies that have not yet been finalized. A final estimate of the fair value of Sprint’s and Clearwire’s assets and liabilities will be based on the actual net tangible and intangible assets that exist at the acquisition date of each transaction, which will not be known prior to the consummation of each transaction. Accordingly, the pro forma consideration paid by the acquirers and the associated purchase price adjustments are preliminary, subject to future adjustments which may be material and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The final purchase prices and the allocations thereof may differ materially from those reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following completion of the transactions.

This unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial information and accompanying notes of Parent, beginning on page F-2 of the proxy statement-prospectus, of Sprint, which are incorporated by reference into the proxy statement-prospectus and this supplement, and of Clearwire, which are included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into the proxy statement-prospectus and this supplement and the unaudited historical financial information as of and for the three month period ended March 31, 2013 and accompanying notes of Parent beginning on page S-114, of Sprint, which are incorporated by reference in the proxy statement-prospectus and this supplement and of Clearwire beginning on page S-124. The unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the SoftBank Merger and Clearwire Acquisition had been consummated at the dates specified and is not indicative of operations going forward. The unaudited pro forma condensed combined statement of operations does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the proposed SoftBank Merger and Clearwire Acquisition.

Starburst II

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013

(in millions)

	Starburst II (Parent)	Sprint Nextel Corporation	Bond Conversion Adjustments			Eliminations			Pro Forma Adjustments			Pro Forma Condensed Combined — Starburst II & Sprint
ASSETS
Current assets
Cash and cash equivalents	$3	$6,275	$—			$—			$18,540	(5c	)	$8,158
									(16,640)	(5d	)
									(20)	(5e	)
Short-term investments	—	1,494	—			—			—			1,494
Accounts and notes receivable, net	17	3,352	—			(14)	(5b	)				3,355
Device and accessory inventory	—	843	—			—			—			843
Deferred tax assets	—	—	—			—			83	(5i	)	83
Prepaid expenses and other current assets	—	805	—			—			(116)	(5i	)	689

Total current assets	20	12,769	—			(14)			1,847			14,622

Investments	3,103	866	—			(3,103)	(5b	)	1,736	(5i	)	2,602
Property, plant and equipment, net	—	14,025	—			—			(238)	(5i	)	13,787
Intangible assets
Goodwill	—	359	—			—			8,288	(5i	)	8,647
FCC licenses and other	—	20,722	—			—			7,371	(5i	)	28,093
Definite-lived intangible assets, net	—	1,271	—			—			5,326	(5i	)	6,597
Other assets	—	745	—			—			(503)	(5i	)	242

Total assets	$3,123	$50,757	$—			$(3,117)			$23,827			$74,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$2,963	$—			$—			$—			$2,963
Accrued expenses and other current liabilities	11	5,176	—			(16)	(5b	)	(259)	(5i	)	4,912
Current portion of long-term debt, financing and capital lease obligations	—	428	—			—			—			428

Total current liabilities	11	8,567	—			(16)			(259)			8,303
Long-term debt, financing and capital lease obligations	—	24,072	(2,862)	(5a	)	—			2,826	(5i	)	24,036
Deferred tax liabilities	1	7,131	—			—			3,509	(5i	)	10,641
Other liabilities	—	4,513	—			—			(857)	(5i	)	3,656

Total liabilities	12	44,283	(2,862)			(16)			5,219			46,636

Commitments and contingencies
Stockholders’ equity
Common stock	—	6,026	—			—			(6,026)	(5h	)	39
						—			31	(5c	)
						—			8	(5f	)
Paid-in capital	3,146	47,026	3,100	(5a	)	(3,100)	(5b	)	(47,026)	(5h	)	28,030
									18,509	(5c	)
									6,151	(5f	)
									165	(5g	)
									59	(5e	)
Accumulated deficit	(36)	(45,459)	(238)	(5a	)	—			45,697	(5h	)	(115)
									(79)	(5e	)
Accumulated other comprehensive income (loss)	1	(1,119)	—			(1)	(5b	)	1,119	(5h	)	—
Non-controlling interest	—	—	—			—			—			—

Total stockholders’ equity	3,111	6,474	2,862			(3,101)			18,608			27,954

Total liabilities and stockholders’ equity	$3,123	$50,757	$—			$(3,117)			$23,827			$74,590

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

As of March 31, 2013

(in millions)

	Pro Forma Condensed Combined — Starburst II & Sprint	Clearwire Corporation (Note 7a)	Eliminations			Pro Forma Adjustments			Pro Forma Condensed Combined
ASSETS
Current assets
Cash and cash equivalents	$8,158	$176	$—			$(2,495)	(6a	)	$5,789
						(50)	(8b	)
Short-term investments	1,494	625	—			—			2,119
Accounts and notes receivable, net	3,355	20	(79)	(7b	)	—			3,296
Device and accessory inventory	843	16	—			—			859
Deferred tax assets	83	—	—			(25)	(8a	)	58
Prepaid expenses and other current assets	689	84	(123)	(7b	)	—			650

Total current assets	14,622	921	(202)			(2,570)			12,771
Investments	2,602	—	(2,208)	(7b	)				134
			(260)	(7b	)
Property, plant and equipment, net	13,787	2,120	—			(308)	(8a	)	15,599
Intangible assets
Goodwill	8,647	—	—			—			8,647
FCC licenses and other	28,093	4,260	—			5,568	(8a	)	37,921
Definite-lived intangible assets, net	6,597	—	—			—			6,597
Other assets	242	138	—			(46)	(8a	)	334

Total assets	$74,590	$7,439	$(2,670)			$2,644			$82,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,963	$63	$(75)	(7b	)	$—			$2,951
Accrued expenses and other current liabilities	4,912	462	(127)	(7b	)	55	(6c	)	5,302
Current portion of long-term debt, financing and capital lease obligations	428	40	—			—			468

Total current liabilities	8,303	565	(202)			55			8,721
Long-term debt, financing and capital lease obligations	24,036	4,288	(181)	(7b	)	713	(8a	)	28,856
Deferred tax liabilities	10,641	191	—			1,542	(8a	)	12,374
Other liabilities	3,656	914	—			(422)	(8a	)	4,148

Total liabilities	46,636	5,958	(383)			1,888			54,099

Commitments and contingencies
Stockholders’ equity
Common stock	39	—	—			—			39
Paid-in capital	28,030	3,218	(3,218)	(7b	)	—			28,030
Accumulated deficit	(115)	(2,573)	2,573	(7b	)	806	(7c	)	(165)
			(806)	(7c	)	(50)	(8b	)
Accumulated other comprehensive income (loss)	—	—	—			—			—
Non-controlling interest	—	836	(836)	(7b	)	—			—

Total stockholders’ equity	27,954	1,481	(2,287)			756			27,904

Total liabilities and stockholders’ equity	$74,590	$7,439	$(2,670)			$2,644			$82,003

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2013

(in millions, except per share amounts)

	Starburst II (Parent)	Sprint Nextel Corporation	Pro Forma Adjustments			Pro Forma Condensed Combined — Starburst II & Sprint	Clearwire Corporation (Note 7a)	Pro Forma Adjustments			Pro Forma Condensed Combined
Net operating revenues	$—	$8,793	$(34)	(5j	)	$8,759	$318	$(113)	(7dii	)	$8,964
Net operating expenses
Cost of services and products	—	4,933	(19)	(5k	)	4,885	296	(9)	(8c	)	5,056
			(29)	(5j	)			(116)	(7dii	)
Selling, general and administrative	14	2,336	—			2,350	141	—			2,491
Severance, exist costs and asset impairments	—	25	—			25	—	—			25
Depreciation and amortization	—	1,492	—	(5l	)	1,745	184	(22)	(8d	)	1,903
			253	(5m	)			(4)	(8e	)
Other, net	—	(22)	—			(22)	—	—			(22)

	14	8,764	205			8,983	621	(151)			9,453

Operating income (loss)	(14)	29	(239)			(224)	(303)	38			(489)

Other income (expense)
Interest income (expense)	14	(432)	128	(5n	)	(290)	(141)	52	(8f	)	(373)
								6	(7di	)
Equity in losses of unconsolidated investments and other, net	(8)	(202)	—			(210)	(2)	212	(7di	)	(10)
								(10)	(7di	)

	6	(634)	128			(500)	(143)	260			(383)

Loss before income taxes	(8)	(605)	(111)			(724)	(446)	298			(872)
Income tax (expense) benefit	(1)	(38)	—	(5o	)	(39)	(16)	13	(8g	)	(42)

Net loss	$(9)	$(643)	$(111)			$(763)	$(462)	$311			$(914)

Basic and diluted net loss per common share	$—	$(0.21)	$—			$(0.20)	$—	$—			$(0.23)

Basic and diluted weighted average common shares outstanding	3	3,013	875	(5p	)	3,891	—	—			3,891

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2012

(in millions, except per share amounts)

	Starburst II(1) (Parent)	Sprint Nextel Corporation	Pro Forma Adjustments			Pro Forma Condensed Combined — Starburst II & Sprint	Clearwire Corporation (Note 7a)	Pro Forma Adjustments			Pro Forma Condensed Combined
Net operating revenues	$—	$35,345	$(146)	(5j	)	$35,199	$1,265	$(459)	(7dii	)	$36,005
Net operating expenses
Cost of services and products	—	20,841	(76)	(5k	)	20,649	1,235	(39)	(8c	)	21,409
			(116)	(5j	)			(470)	(7dii	)
								34	(7diii	)
Selling, general and administrative	32	9,765	—			9,797	558	(34)	(7diii	)	10,321
Severance, exist costs and asset impairments	—	298	—			298	83	—			381
Depreciation and amortization	—	6,543	—	(5l	)	7,732	768	(76)	(8d	)	8,406
			1,189	(5m	)			(18)	(8e	)
Other, net	—	(282)	—			(282)	—	—			(282)

	32	37,165	997			38,194	2,644	(603)			40,235

Operating loss	(32)	(1,820)	(1,143)			(2,995)	(1,379)	144			(4,230)

Other income (expense)
Interest income (expense)	10	(1,428)	456	(5n	)	(962)	(553)	203	(8f	)	(1,289)
								23	(7di	)
Equity in losses of unconsolidated investments and other, net	(1)	(924)	—			(925)	(9)	1,100	(7di	)	112
								(54)	(7di	)

	9	(2,352)	456			(1,887)	(562)	1,272			(1,177)

Loss before income taxes	(23)	(4,172)	(687)			(4,882)	(1,941)	1,416			(5,407)
Income tax (expense) benefit	(3)	(154)	—	(5o	)	(157)	197	(210)	(8g	)	(170)

Net loss	$(26)	$(4,326)	$(687)			$(5,039)	$(1,744)	$1,206			$(5,577)

Basic and diluted net loss per common share	$—	$(1.44)	$—			$(1.31)	$—	$—			$(1.45)

Basic and diluted weighted average common shares outstanding	3	3,002	837	(5p	)	3,842	—	—			3,842

(1)	The historical statement of operations of Starburst II is for the period from October 5, 2012 (date of incorporation) through December 31, 2012.

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited pro forma condensed combined financial information was prepared on the basis of accounting principles generally accepted in the United States of America utilizing the SEC’s guidance under Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information and accompanying notes reflect a preliminary allocation of the estimated purchase prices as if the SoftBank Merger and Clearwire Acquisition had been consummated on March 31, 2013, with respect to the balance sheet, and on January 1, 2012, with respect to the statements of operations. The estimated purchase price for each of the SoftBank Merger and Clearwire Acquisition, the related allocations and all other adjustments included in this pro forma condensed combined financial information are preliminary, subject to future adjustments, which may be material, and have been prepared solely for the purpose of providing the information presented.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current fair value. As the purchase price for the Parent’s acquisition of Sprint includes shares and equity awards to be issued as consideration, the estimated fair value of such shares and equity awards to be issued will most likely result in values that are different from the amounts assumed in this unaudited pro forma condensed combined financial information.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Several valuation techniques have been utilized to determine the estimated fair value of assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements. The following table outlines the general valuation methods used to estimate fair value for the material assets acquired and liabilities assumed:

Asset acquired or liability assumed	Valuation Technique
Current assets and current liabilities	Current assets and liabilities are generally reflected at historical carrying amounts on the basis that these amounts approximate estimated fair value. The adjustments to current assets and current liabilities reflected in the accompanying unaudited condensed combined pro forma balance sheet are described in the associated notes included herein.

Property, plant and equipment, net	Net property, plant and equipment was calculated using a cost approach which estimates the fair value of property, plant and equipment needed to replace the functionality provided by the existing property and equipment. Accordingly, the estimated reduction in the carrying value reflected herein is primarily due to advances in telecommunications equipment technology and the decommissioning of the Nextel platform.

Tradenames	Indefinite and definite lived tradenames were determined using a relief from royalty approach, which estimates the amount a market participant would pay to utilize Sprint’s tradenames.

FCC licenses	FCC licenses were determined by analysis of market comparables in addition to the use of an income approach, the Greenfield direct value method, which estimates value through estimating discounted future cash flows of a hypothetical start-up business.

Customer relationships	Customer relationships were estimated using an excess earnings approach, which estimates value through estimating discounted future cash flows of existing customers as of the measurement date.

Long-term debt	Long-term debt was determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data.

Lease contracts	Estimated based on an income approach comparing contractual rents to current market rates.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Parent would have been had the SoftBank Merger and Clearwire Acquisition occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the SoftBank Merger and Clearwire Acquisition. Further, upon consummation of Parent’s acquisition of Sprint, the board of directors of New Sprint will be comprised of a combination of SoftBank and Sprint appointees, including a “Security Director” pursuant to the National Security Agreement who will be designated by SoftBank and is subject to United States of America government approval. Senior management of New Sprint will be determined by the board of directors of New Sprint. See “Update to Control and Management of New Sprint After the SoftBank Merger” beginning on page S-80.

SoftBank Transactions

Note 2 — Preliminary Purchase Price Calculation — New Sprint

The allocations of the preliminary estimated purchase price are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed in connection with Parent’s acquisition of Sprint. The estimated purchase price of approximately $23.0 billion has been calculated as follows (in millions, except per share amounts):

Total cash to be paid to Sprint stockholders	$16,640
Estimated value of shares of New Sprint to be issued to former Sprint stockholders(a)	6,159
Estimated value of New Sprint equity awards issued to former Sprint equity award holders(b)	165

Total estimated purchase price	$22,964

(a)	Represents approximately 838 million of Sprint’s total outstanding shares as of March 31, 2013 multiplied by $7.35, the Sprint closing share price on June 11, 2013, the day following the announcement of the amendment to the SoftBank Merger Agreement. As calculated in Note 5(p), 838 million shares is the estimated number of Sprint shares that would have been exchanged for New Sprint shares had the SoftBank Merger been consummated on March 31, 2013. Upon consummation of the SoftBank Merger, the value of this component of the consideration will be based on the actual number of New Sprint shares issued to former Sprint stockholders and the actual stock price of New Sprint. A 10% difference in New Sprint’s stock price would change the purchase price by approximately $615 million with a corresponding change in the allocation of value primarily to intangible assets acquired, both indefinite and definite-lived, including goodwill. The actual purchase price and the final valuation could differ significantly on the date of consummation of the SoftBank Merger compared to the current estimate.

(b)	In accordance with applicable authoritative accounting guidance, the fair value of replacement awards attributable to pre-acquisition service is recorded as part of the consideration transferred in the SoftBank Merger, while the fair value of replacement awards attributable to post-acquisition service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Sprint equity awards attributable to pre-acquisition and post-acquisition service is estimated based on the ratio of vested to unvested equity awards. The fair value of the New Sprint equivalent equity awards was estimated as of March 31, 2013, using the Black-Scholes valuation model utilizing various assumptions for stock options and using Sprint’s stock price for valuation of restricted stock units.

The estimated purchase price is allocated based on the estimated fair value of assets acquired and liabilities assumed. For purposes of the unaudited pro forma condensed combined financial statements the amount of additional estimated purchase price in excess of the estimated purchase price previously determined under the terms of the original Merger Agreement has been allocated to goodwill except for Sprint’s increased offer for Clearwire, which has been preliminarily allocated to FCC licenses. However, the actual purchase price allocation, particularly related to Sprint, may result in material differences to allocations among acquired assets. The majority of additional purchase price has been allocated to goodwill for purposes of these pro forma financial statements; however, it is possible that for Sprint, additional amounts may be allocated to indefinite lived intangible assets, such as FCC licenses and tradenames, and definite lived intangible assets, such as customer relationships upon finalizing the purchase price and performing the formal purchase price allocation. Any amounts allocated to indefinite lived intangible assets would have no effect on the unaudited pro forma condensed combined statements of operations while amounts allocated to definite-lived intangible assets such as customer relationships, if any, would have an effect on the unaudited pro forma condensed combined statements of operations. For illustrative purposes, the following table demonstrates the estimated pre-tax effect of additional amounts allocated to customer relationships on pro forma pre-tax loss in the unaudited condensed combined statements of operations:

Increase in Customer Relationships by increments of:	Increase in Pro Forma Pre-Tax Loss for the twelve months ended 12/31/2012	Increase in Pro Forma Pre-Tax Loss for the three months ended 3/31/2013
$100 million	$22 million	$5 million

Note 3 — Bond Purchase Agreement

On October 22, 2012, Sprint issued the Bond, under the terms of the Bond Purchase Agreement, to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which is convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The Bond will convert into shares of Sprint common stock immediately prior to consummation of the SoftBank Merger and may not otherwise be converted prior to the termination of the Amended Merger Agreement. See “The Bond Purchase Agreement” beginning on page 156 of the proxy statement-prospectus. The Bond Purchase Agreement was amended in conjunction with the Merger Agreement Amendment on June 10, 2013 which provides Parent with the right, at its option, to require Sprint to settle the Bond for cash if certain conditions are met prior to the maturity date of the Bond. See “The Bond Purchase Agreement Amendment” beginning on page S-71.

No pro forma adjustments are necessary with regard to the issuance of the Bond as the issuance occurred on October 22, 2012 and is included in the unaudited historical financial information as of and for the three months ended March 31, 2013 and the audited historical financial information as of and for the year ended December 31, 2012.

Note 4 — Parent (New Sprint) Equity Capitalization and Unaudited Pro Forma Stockholders’ Equity

The following information is provided to present additional detail regarding the elements of New Sprint’s equity capitalization and unaudited pro forma stockholders’ equity (in millions).

Total equity capitalization:
Cash payment to former Sprint stockholders for the purchase of common stock(i)	$16,640
Issuance of Parent common stock to former Sprint stockholders(ii)	6,159
Estimated value of Parent equity awards issued to former Sprint equity award holders (see Note 2)	165

Total estimated purchase price	$22,964
Issuance of Parent shares to HoldCo in connection with October 2012 cash capital contribution	3,100
Issuance of Parent shares to HoldCo upon consummation of the SoftBank Merger(i)	1,900

Total equity capitalization(iii)	$27,964

i.

In accordance with the Amended Merger Agreement, SoftBank will cause HoldCo to further capitalize Parent with approximately $18.5 billion in cash. Approximately $16.6 billion will be distributed to former

Sprint stockholders and approximately $1.9 billion will remain in the cash balance of Parent for general corporate purposes, including but not limited to the Clearwire Acquisition.

ii.	Represents the estimated aggregate value of the approximately 838 million common shares issued by New Sprint in exchange for Sprint shares for purposes of the unaudited pro forma condensed combined financial information (see Note 2).

iii.	The historical stockholders’ equity of Sprint will be eliminated in consolidation with Parent upon completion of the SoftBank Merger. The combined stockholders’ equity of New Sprint will be representative of the total investment by HoldCo in New Sprint and the new equity issuances. See the pro forma components of equity as of March 31, 2013 below (in millions, except per share amounts):

	Common stock	Paid-in-capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Parent pre-acquisition stockholders’ equity	$—	$3,146	$(36)	$1	$3,111
Impact of shares to be issued by Parent to HoldCo (par value $0.01 per share)	31	18,509	—	—	18,540
Impact of shares to be issued by Parent to former Sprint stockholders (par value $0.01 per share)	8	6,151	—	—	6,159
Issuance of Parent equity awards	—	165	—	—	165
Estimated transaction fees not yet incurred	—	59	(79)	—	(20)
Other	—	—	—	(1)	(1)

Combined post-acquisition pro forma stockholders’ equity	$39	$28,030	$(115)	$—	$27,954

Note 5 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $23.0 billion (see Note 2) has been allocated based on preliminary estimates of fair value, using historical financial statements of Sprint as of March 31, 2013.

The following unaudited consolidated pro forma adjustments result from the preliminary allocation of estimated purchase price to the assets acquired and liabilities assumed from the SoftBank Merger.

(a)	Reflects the conversion of the amounts associated with the Bond. According to the provisions of the Bond Purchase Agreement, as amended, immediately prior to the consummation of the SoftBank Merger, the Bond will be converted into approximately 590 million shares of Sprint common stock. Accordingly, the amounts recorded by Sprint as debt under the $3.1 billion Bond become paid-in-capital and the remaining $238 million beneficial conversion feature recorded by Sprint is expensed directly to accumulated deficit.

(b)	Reflects consolidation adjustments to eliminate Parent’s $3.1 billion investment in Sprint as well as other immaterial intercompany balances.

(c)	Reflects the cash capital contribution of HoldCo to Parent.

(d)	Reflects the cash payment to former Sprint stockholders for the purchase of common stock.

(e)	Reflects estimated remaining fees, such as investment bankers, legal, regulatory and other, relating to the SoftBank Merger to be incurred in future periods, $20 million of which is estimated to be incurred by Sprint and $59 million of which is estimated to be incurred by SoftBank on behalf of Parent.

(f)	Reflects the issuance of New Sprint common stock to former Sprint stockholders.

(g)	Reflects the portion of the estimated fair value of New Sprint equity awards issued to former Sprint equity award holders which relate to service provided in the pre-combination period.

(h)	Reflects the elimination of historical Sprint equity carrying values, including the effects of the Bond conversion, resulting from Parent acquisition of Sprint.

(i)	The SoftBank Merger is being treated as a business combination with Parent, the accounting acquirer, purchasing 100% of the ownership interests in Sprint. Consequently, the acquisition-date fair value of the consideration provided by Parent to the owners of Sprint immediately prior to the consummation of the SoftBank Merger will be allocated to the assets acquired and the liabilities assumed by Parent using the acquisition method, which allocates the consideration on the basis of fair value. As indicated above, the acquisition date fair value of the consideration given by Parent for the ownership interests in Sprint is estimated to be approximately $23.0 billion, which exceeded Sprint’s pre-combination net book value as of March 31, 2013 by approximately $16.7 billion, which will be allocated to the assets acquired and liabilities assumed.

The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	March 31, 2013 historical carrying value	Purchase price adjustment	Preliminary fair value
Current assets(i)	$12,769	(33)	$12,736
Investments(ii)	866	1,736	2,602
Property, plant and equipment, net(iii)	14,025	(238)	13,787
Indefinite life intangibles (including pro forma goodwill of $8,647)(iv)	21,081	15,659	36,740
Customer relationships and other(v)	1,271	5,326	6,597
Other assets(vi)	745	(503)	242
Current liabilities(i)(vii)	(8,567)	259	(8,308)
Long-term debt, financing and capital lease obligations(viii)	(24,072)	(2,826)	(26,898)
Deferred tax liabilities(ix)	(7,131)	(3,509)	(10,640)
Other liabilities(x)	(4,513)	857	(3,656)

	$6,474	$16,728	$23,202
Impact to Sprint’s pre-combination equity resulting from Parent and Sprint intercompany eliminations	(238)	—	(238)

Total	$6,236	$16,728	$22,964

i.	Adjustment includes elimination of $116 million of deferred revenue and associated deferred cost balances related to upfront activation fees for subscribers obtained in Sprint’s indirect sales channel. See Note 5(j). The adjustment to current assets is offset by an increase in Sprint’s current deferred tax assets of $83 million resulting from the net effect of purchase accounting adjustments.
ii.	Adjustment includes a $1.7 billion increase in Sprint’s equity method investment in Clearwire, reflecting an estimated fair value based on $2.99 per share. See Note 6(b).
iii.	Adjustment includes $238 million decrease in net property, plant and equipment, reflecting the estimated replacement cost of assets. See Note 5(l).
iv.	Adjustment includes a $8.3 billion increase in goodwill, a $4.6 billion increase in indefinite lived tradenames and a $2.8 billion increase in indefinite lived FCC licenses.
v.	Adjustment includes a $6.2 billion increase in existing customer relationships, offset by decreases in Sprint’s definite lived tradename and reacquired rights of $123 million and $753 million, respectively, which are the result of adjusting the historical carrying values to estimated fair value. Reacquired rights, which were related to prior acquisitions, were adjusted to $0 since the tradename to which the prior reacquisitions of rights related to was included in the estimated fair value of tradenames.
vi.	Adjustment includes the elimination of $293 million of debt issuance costs as well as the elimination of $210 million, representing the long-term portion of deferred activation costs, for which there is no future economic benefit to a market participant.
vii.	Adjustment reflects additional reductions of deferred revenues of $143 million to an estimated fair value representing the cost of fulfilling the obligation plus a normal profit margin, in addition to the $116 million in reductions discussed in Note 5(i)(i).

viii.	Adjustment includes a $2.8 billion increase in the carrying value of long-term debt to reflect its estimated fair value as of March 31, 2013. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 5(n).
ix.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which together with the adjustment to current deferred income taxes noted in (i) above, results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.
x.	Adjustment includes elimination of approximately $1.4 billion of deferred rent primarily resulting from recognizing lease expense from tower leases on a straight line basis and which does not meet the definition of a liability under the authoritative literature for business combinations, elimination of long-term deferred activation revenues of $210 million for which there is no remaining performance obligation, offset by an unfavorable lease liability of approximately $750 million related to Sprint’s operating leases.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(j)	Reflects the elimination of deferred revenues and costs recognized in the historical statement of operations of Sprint primarily related to amounts collected or incurred by Sprint at the beginning of a customer contract for upfront activation fees, and the associated costs, each of which were amortized over the longer of the contract life or the estimated customer life. The elimination of these items is factually supportable and directly related to the effect of applying purchase accounting. Deferred activation revenues and costs are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable, by a market participant. As a result, amortization associated with these items has been eliminated.

(k)	Reflects the estimated adjustment to cost of services and products for the preliminary purchase price adjustment related to an unfavorable operating lease liability that will be amortized on a straight-line basis over the average remaining lease term, which approximates ten years.

(l)	Property, plant and equipment, net was reduced by $238 million to its estimated fair value at March 31, 2013. The adjustment principally relates to a decrease in Sprint’s Nextel platform assets. No pro forma adjustment to depreciation expense was included because such adjustment would not be expected to have a continuing impact as a result of the planned decommissioning of the Nextel platform, which is expected to be complete by June 30, 2013. The pro forma effect of the reduction in the Nextel platform assets would have resulted in a reduction to depreciation expense of approximately $303 million for the year ended December 31, 2012. There would not have been a pro forma effect on depreciation expense for the three months ended March 31, 2013 because the remaining estimated useful life of the Nextel platform assets is less than one year.

(m)	Reflects the estimated adjustment to amortization expense for the preliminary purchase price adjustment related to Sprint’s customer relationships of approximately $6.2 billion, as well as definite-lived trade names and reacquired rights. The estimated fair value of Sprint’s postpaid customer relationships, approximately $5.7 billion, is expected to be amortized over 8 years while the estimated fair value of Sprint’s prepaid customer relationships, approximately $500 million, is expected to be amortized over 4 years. The method of amortization for both customer relationship assets is expected to be the sum of the years’ digits method. The estimated fair value of Sprint’s definite-lived trade names of approximately $340 million is expected to be amortized over the remaining term of the license agreement, which approximates 36 years. This adjustment also reflects the elimination of the historical amortization expense resulting from the amortization of reacquired rights, which were adjusted by approximately $753 million in the unaudited pro forma condensed combined balance sheet. See Note 5(i)(v).

(n)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Sprint’s outstanding long-term debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Sprint’s outstanding debt is being amortized over the remaining period to maturity of the debt, which varies from approximately 1 to 20 years as of March 31, 2013. This adjustment also reflects the elimination of interest expense resulting from the amortization of debt issuance costs of approximately $293 million, which was adjusted to $0 in the unaudited pro forma condensed combined balance sheet.

(o)	No tax benefit has been provided on the net pre-tax expense resulting from the pro forma adjustments. Sprint’s consolidated net operating losses and loss carryforwards will be attributed to the new Parent consolidated group. Due to Sprint’s recent history of consecutive annual losses, Sprint does not expect to record significant tax benefits on current or future net operating losses until circumstances justify the recognition of such benefits.

(p)	Reflects the adjustments to shares outstanding as calculated below (in millions, except Merger Agreement Amendment factor):

	Sprint	Starburst II
Shares outstanding as of March 31, 2013	3,013	3
Conversion of Bond, immediately prior to consummation of the SoftBank Merger	590	—

Shares outstanding immediately prior to consummation of the SoftBank Merger	3,603	3
Shares not subject to merger consideration	(590)

Shares outstanding and eligible to participate in merger consideration	3,013
Upon consummation of the SoftBank Merger, outstanding Sprint shares are exchanged for cash and Parent shares(i)	(3,013)	838
Issuance of shares to HoldCo by Parent in accordance with the Amended Merger Agreement(ii)		3,050
Parent’s equity interest in Sprint	590

Total shares outstanding following consummation of the SoftBank Merger	590	3,891

i.	As described above, Sprint stockholders and other equityholders immediately prior to consummation of the SoftBank Merger will receive total cash consideration of approximately $16.6 billion together with an approximate 22% fully diluted interest in New Sprint effectuated by an exchange of shares in accordance with the provisions of the Amended Merger Agreement.
ii.	As previously described, following the consummation of the SoftBank Merger, HoldCo will own approximately 78% of New Sprint on a fully diluted basis. To achieve the targeted ownership, the Amended Merger Agreement provides that the number of Starburst II shares held by HoldCo will be cancelled and reclassified into a number of New Sprint shares held by HoldCo which will be equal to the product of 3.477752 multiplied by the sum of the following: (i) the total number of shares of New Sprint issued to non-HoldCo stockholders in the SoftBank Merger; (ii) the product of the “in-the-money multiplier” (as defined in the Amended Merger Agreement) multiplied by the number of New Sprint shares underlying all assumed “in-the-money options” (as defined in the Amended Merger Agreement); and (iii) the aggregate number of shares of New Sprint common stock underlying all restricted stock units outstanding as of the date of consummation of the SoftBank Merger. The pro forma consummation of the SoftBank Merger resulted in approximately 838 million shares being issued to non-HoldCo stockholders. Of the 75 million Sprint equity awards as of March 31, 2013, approximately 63 million were in the money stock options or restricted stock units, of which 40 million would be considered dilutive assuming a cashless exercise of the in the money stock options. Consequently, except as otherwise provided in the Amended Merger Agreement, Parent will issue 3.1 billion shares to HoldCo as shown below (in millions, except Merger Agreement Amendment factor):

Starburst II Shares Issued to HoldCo
Shares issued to non-HoldCo stockholders	838
Dilutive equity awards	40

878
Merger Agreement Amendment factor	x3.477752

Shares issued to HoldCo by Parent in connection with the consummation of the SoftBank Merger	3,053

Clearwire Acquisition

Note 6 — Preliminary Purchase Price Calculation — Clearwire

The estimated purchase price of approximately $4.8 billion for the Clearwire Acquisition has been calculated as follows (in millions, except per share amounts):

Total cash paid to Clearwire stockholders(a)	$2,495
Estimated fair value of Sprint’s previously held non-controlling interest in Clearwire(b)	2,208
Estimated payment to holders of Clearwire equity awards(c)	55

Total estimated purchase price	$4,758

(a)	Represents the cash purchase price of $3.40 per share to acquire the outstanding shares of Clearwire as of March 31, 2013 not currently held by Sprint.
(b)	Equals the estimated fair value of Sprint’s previously held equity interest in Clearwire of approximately 31 million Class A shares and approximately 708 million Class B shares, both valued at $2.99 per share, which represents an approximate 12% discount to Sprint’s offer price for shares not currently held by Sprint. The difference between $2.99 and the per share merger consideration of $3.40 represents an estimate of a control premium, which would not generally be included in the valuation of Sprint’s non-controlling interest.
(c)	In accordance with the Clearwire Acquisition Agreement, as amended, all holders of Clearwire RSUs will exchange each RSU, whether vested or unvested as of the date the transaction is consummated, for a right to receive $3.40 in cash. As of March 31, 2013, approximately 26 million RSUs were outstanding, which would result in total cash payments of approximately $88 million, of which approximately $55 million is attributable to pre-acquisition services. The amount attributable to pre-acquisition services is included as a component of the total purchase price and the remaining approximately $33 million will be expensed in New Sprint’s statement of operations post-acquisition. No amounts were included for holders of Clearwire stock options because the number of stock options outstanding with an exercise price less than $3.40 per share is immaterial.

Note 7 — Consolidation of Clearwire Corporation

(a)	Includes reclassifications of certain line items in Clearwire’s historical condensed consolidated balance sheet and statements of operations to present in a consistent manner with certain line items included in Sprint’s historical financial statements.

(b)	The unaudited pro forma condensed combined balance sheet includes estimated adjustments to consolidate Clearwire as a wholly owned subsidiary and eliminate related party balances. The related party balances result from outstanding loans from Sprint to Clearwire as well as ending balances primarily related to wholesale mobile virtual network operator (MVNO) arrangements between Sprint and Clearwire. The following is a summary of the material related party balances by line-item (in millions).

	Sprint	Clearwire	Elimination
Accounts and notes receivable, net	79	—	(79)
Prepaid expenses and other current assets	123	—	(123)
Investments	260	—	(260)
Accounts payable	(75)	—	75
Accrued expenses and other current liabilities	—	(127)	127
Long-term debt	—	(181)	181
Paid-in capital — beneficial conversion feature	—	(79)	79

Net related party balances	387	(387)	0

In addition to the related party balances noted in the table above, the adjusted carrying value of Sprint’s previously held equity interest in Clearwire, approximately $2,208 million (see Note 6), and Clearwire’s historical equity balances have been eliminated.

(c)	Sprint’s pro forma carrying value, as adjusted for the increase in estimated fair value of Sprint’s previously held non-controlling interest in Clearwire, exceeds Clearwire’s net assets by $806 million after giving effect to pre-combination eliminations impacting equity of $79 million. This adjustment reflects the associated increase and subsequent elimination that would occur as a result of the Clearwire Acquisition.

(d)	The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 have been adjusted as follows:

i.	To eliminate $212 million and $1.1 billion of equity in losses recorded by Sprint in “Equity in losses of unconsolidated investments and other, net” in its historical consolidated statement of operations for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Sprint’s historical equity in losses from Clearwire recorded during the three months ended March 31, 2013 and the year ended December 31, 2012, included Sprint’s proportionate interest in Clearwire’s net loss and amortization of underlying basis differences. Additionally during the year ended December 31, 2012, Sprint recorded a pre-tax impairment charge related to its investment. These adjustments are partially offset by the elimination of $10 million and $54 million in interest income recognized by Sprint on its notes receivable from Clearwire during the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. In addition, the adjustment to “Interest expense” reflects the elimination of interest expense recognized by Clearwire on its notes payable to Sprint during each period presented.

ii.	To eliminate related party activity that was recorded in the historical statements of operations of Sprint and Clearwire which were primarily related to wholesale MVNO arrangements between Sprint and Clearwire. This resulted in an adjustment to “Net operating revenues” to eliminate Clearwire’s 4G wholesale revenue from Sprint and Sprint’s 3G wholesale revenue from Clearwire which total $113 million and $459 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. In addition, “Cost of services and products” was adjusted by $116 million and $470 million to eliminate related cost of service and other costs for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively.

iii.	To reclassify amounts presented within selling, general and administrative expense in Clearwire’s statement of operations, including property taxes, fees and other costs, to provide conformity with Sprint’s presentation in costs of services and products.

Note 8 — Clearwire Pro Forma Adjustments

These unaudited pro forma condensed consolidated financial statements give effect to the Clearwire Acquisition and consolidation of Clearwire assuming successful completion of the shareholder and regulatory approvals. However, to the extent that Clearwire stockholders do not approve the merger agreement, and the SoftBank Transactions are consummated, Sprint would increase its ownership interest in Clearwire from approximately 50% to approximately 63% as a result of the contractual agreement among the remaining Clearwire strategic investors, Intel, Bright House and Comcast. In such circumstance, Sprint would continue to account for its interest in Clearwire as an equity method investment given the existing Clearwire governance structure and Sprint’s remaining non-controlling interest in Clearwire. As an equity method investment, the financial position and results of operations of Clearwire would not be consolidated with Sprint and Sprint would continue to record its proportionate share of Clearwire’s losses in Sprint’s statement of comprehensive loss.

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $4.8 billion has been allocated, based on preliminary estimates of fair value, using the historical unaudited condensed combined financial statements of Clearwire as of March 31, 2013. The following unaudited pro forma adjustments result from the preliminary allocation of estimated purchase price to the assets acquired and liabilities assumed in connection with the Clearwire Acquisition.

(a)

The Clearwire Acquisition is being treated as a business combination with Sprint as the accounting acquirer. Consequently, the estimated acquisition-date fair value of the purchase price will be allocated to the assets acquired and the liabilities assumed by Sprint. As indicated above, the purchase price is estimated to be approximately $4.8 billion, which exceeds Clearwire’s net book value of $1.4 billion as of March 31, 2013 by approximately $3.4 billion, which will be allocated to the assets acquired and liabilities assumed. The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	Clearwire’s March 31, 2013 historical carrying value	Purchase price adjustment	Preliminary fair value
Current assets(i)	$921	(25)	$896
Property, plant and equipment, net(ii)	2,120	(308)	1,812
FCC licenses and other(iii)	4,260	5,568	9,828
Other assets(iv)	138	(46)	92
Current liabilities	(565)	—	(565)
Long-term debt, financing and capital lease obligations(v)	(4,288)	(713)	(5,001)
Deferred tax liabilities(vi)	(191)	(1,542)	(1,733)
Other liabilities(vii)	(914)	422	(492)

Total	$1,481	$3,356	$4,837
Impact to Clearwire’s pre-combination equity resulting from Sprint and Clearwire intercompany eliminations	(79)	—	(79)

Total	$1,402	$3,356	$4,758

i.	Adjustment includes a decrease in the current deferred tax assets resulting from other purchase accounting adjustments related to the Clearwire Acquisition. Additionally, refer to (vi) below.
ii.	Adjustment reflects a $308 million decrease in net property, plant and equipment, reflecting the estimated replacement cost of assets.
iii.	Adjustment primarily relates to a $5.8 billion increase in FCC licenses offset by reductions to other definite lived intangible assets.
iv.	Adjustment primarily consists of the elimination of $58 million of debt issue costs for which there is no future economic benefit to a market participant.
v.	Adjustment represents a $713 million increase in the carrying value of debt to reflect its estimated fair value as of March 31, 2013. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 8(f).
vi.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which together with the adjustment to current deferred income taxes noted in (i) above, results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.
vii.	Adjustment includes elimination of $758 million of deferred rent related to straight lining operating leases which does not meet the definition of a liability under the authoritative literature for business combinations, offset by estimated adjustments to unfavorable lease liabilities of $336 million related to operating leases.

(b)	Reflects estimated fees, such as investment bankers, legal, regulatory and other, relating to the Clearwire Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(c)

Reflects a net decrease to cost of services and products associated with amortization of the fair value adjustments to Clearwire’s leased assets, including spectrum. The adjustment to cost of services and products was calculated using a weighted average remaining lease term of approximately 24 and 5 years for leased spectrum and facilities, respectively.

(d)	Reflects the estimated adjustment to depreciation expense for the preliminary purchase price adjustment of $308 million made to Clearwire’s property, plant and equipment. The adjustment to depreciation expense was calculated using a weighted average remaining useful life of approximately 4 years.

(e)	Reflects the adjustment to eliminate historical amortization expense for the preliminary purchase price adjustment of approximately $53 million made to reduce Clearwire’s other definite lived intangible assets to zero.

(f)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Clearwire’s outstanding debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Clearwire’s outstanding debt is being amortized over the remaining period to maturity of the debt, which ranges from approximately 3 to 5 years as of March 31, 2013.

(g)	The consolidated pro forma total income tax expense was calculated as if Clearwire had been a subsidiary of Sprint during the three month period ended March 31, 2013 and the year ended December 31, 2012. The pro forma tax expense is principally attributable to New Sprint’s inability to schedule the reversal of taxable temporary differences resulting from tax amortization on FCC licenses as well as New Sprint’s inability to recognize loss benefits. The difference between the combined federal and state statutory income tax rate of 39% and the resulting effective rate is primarily the result of the expected inability of New Sprint to recognize benefits attributable to net losses due to the uncertainty of the ultimate realization of the tax benefits.

Other Transactions

Note 9 — Liquidity

The assumed consummation of the SoftBank Merger, offset by the effects of the assumed consummation of the Clearwire Acquisition, will decrease the balance of cash and cash equivalents by approximately $486 million for the combined company. However, there has been no effect given to assume a decline in investment income related to the use of proceeds with respect to the proposed all-cash acquisition of Clearwire.

Clearwire’s remaining funding available under the financing agreement with Sprint is $320 million and Clearwire’s ability to draw on the remaining funding will depend, in part, on whether Clearwire shareholders approve the transaction contemplated by Clearwire’s amended merger agreement with Sprint. Clearwire has disclosed that if its merger agreement with Sprint terminates, whether as a result of its shareholders failing to approve the proposed Clearwire Acquisition, or for any other reason, there would be substantial doubt about its ability to continue as a going concern for the next twelve months. Regardless of whether the proposed Clearwire Acquisition is successful or not, Sprint is obligated to acquire approximately 183 million additional shares of Clearwire common stock from the Clearwire strategic investors for $3.40 per share, subject to certain conditions to closing, including the closing of the SoftBank Transactions, representing a total cash outlay of approximately $622 million. If the proposed Clearwire Acquisition is not consummated, New Sprint may determine that all or a portion of the existing and future investments in Clearwire are impaired based upon factors described above. The historical carrying value of Sprint’s investment in Clearwire at March 31, 2013, which equates to approximately $0.64 on a per share basis, has been recorded at its estimated fair value of $2.99 per share for purposes of giving pro forma effect to the consummation of the SoftBank Merger.

The Clearwire Acquisition does not accelerate any of the stated maturity dates of Clearwire’s debt; however, holders of Clearwire’s exchangeable notes will have the right to require Clearwire to repurchase all of the exchangeable notes at an amount equal to 100% of the principal amount, plus any unpaid accrued interest at the repurchase date. If all holders required Clearwire to repurchase the exchangeable notes, the total principal payment would approximate $629 million.

In addition, SoftBank and Sprint amended the Bond Purchase Agreement entered into by and between Sprint and Parent, dated as of October 15, 2012, to provide that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Amended Merger Agreement is terminated (except if the Amended Merger Agreement is terminated by Sprint as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and to provide Parent, in lieu of converting the Bond previously issued pursuant to the terms of the Bond Purchase Agreement, the right to cause Sprint (or any successor to Sprint) to purchase the Bond, upon consummation of an alternative transaction with a third party following certain qualifying termination events and, subject to adjustment, at a price that consists of the principal and accrued interest of the Bond, plus the aggregate net value of Sprint common stock that would otherwise be issuable upon conversion of the Bond determined by subtracting the initial $5.25 per share conversion price of the Bond from the volume-weighted average price of Sprint common stock into which the Bond would otherwise be convertible over a period of 30 trading days ending on the date the Amended Merger Agreement is terminated. Assuming a qualifying termination event with a 30 day weighted average stock price of $7.35 per share, the amount of cash payable to SoftBank would be approximately $4.4 billion.

Note 10 — Subsequent Events

On April 15, 2013, Sprint received an unsolicited proposal from DISH Network Corporation (“DISH”) to acquire Sprint (the “DISH Proposal”) for total consideration of $25.5 billion, consisting of $17.3 billion in cash and $8.2 billion in common stock (based on the closing price of DISH common stock on April 12, 2013). On April 15, 2013, Sprint’s Board of Directors formed a Special Committee of independent directors to review and carefully evaluate the proposal received from DISH with its financial and legal advisors consistent with its fiduciary and legal duties. On June 10, 2013, Sprint’s Board of Directors unanimously approved the Merger Agreement Amendment with SoftBank. Additionally, the Special Committee of the Sprint Board and the Sprint Board decided DISH’s unsolicited proposal to acquire Sprint was not reasonably likely to lead to an offer superior to the SoftBank Amended Merger Agreement. The Special Committee has terminated discussions with DISH.

On May 30, 2013, DISH commenced an unsolicited cash tender offer to acquire all outstanding common shares of Clearwire at a price of $4.40 per share, subject to a minimum participation in the offer of at least 25% of the voting stock in Clearwire. The offer is subject to other conditions such as the requirement of at least three Board designees and termination of the funding agreements with Sprint. On June 12, 2013, DISH amended certain terms of its tender offer and extended the expiration of the tender offer until midnight at the end of July 2, 2013. On that same day, Clearwire filed a Schedule 14D-9 with respect to the tender offer in which it announced that the Clearwire board of directors, acting on the recommendation of the special committee of the Clearwire board of directors, recommended that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) tender their shares into the DISH tender offer, and had determined to change its recommendation of the Clearwire Acquisition and recommend that the holders of Class A common stock of Clearwire (other than DISH and its affiliates) vote against the adoption of the Clearwire Acquisition Agreement at the Clearwire special meeting of stockholders. Clearwire announced that it intended to adjourn its special meeting of the stockholders scheduled to held on June 13, 2013, and to reconvene on June 24, 2013.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth per share data regarding loss from continuing operations and book value for Sprint on a historical and unaudited pro forma equivalent basis and New Sprint on a historical and unaudited pro forma combined basis. The unaudited pro forma per share amounts were computed as if the SoftBank Merger and the Clearwire Acquisition had been completed on January 1, 2012 by giving pro forma effect to the related transactions including (a) the proposed SoftBank Merger whereby Sprint would become a wholly owned subsidiary of Parent and (b) Sprint’s proposed acquisition of all of the remaining equity interests in Clearwire not currently held by Sprint. Additionally, for purposes of the unaudited pro forma book value per common share, the amount was computed as if the above transactions had been completed on March 31, 2013 as well as the additional equity capitalization of Parent. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page S-87 for additional information regarding unaudited pro forma adjustments. Additionally, the amount of stock exchanged in the SoftBank Merger may vary as described under “The Merger Agreement Amendment — Structure of the SoftBank Merger — Merger Consideration” beginning on page S-66. These amounts do not necessarily reflect future per share amounts of losses from continuing operations and book value per share of New Sprint.

The following comparative historical and unaudited pro forma per share data is derived from the historical consolidated financial statements of Sprint and Clearwire and adjusted to give pro forma effect to agreements and events that are directly attributable to the transactions described above. The information below should be read in conjunction with the audited historical financial information and accompanying notes of Parent, beginning on page F-2 to the proxy statement-prospectus, of Sprint, included in its Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into the proxy statement-prospectus, and of Clearwire, which are included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012. The information below should also be read in conjunction with the unaudited historical financial information as of and for the three month period ended March 31, 2013 and accompanying notes of Parent beginning on page S-114. You should also read the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page S-87.

	Sprint		Starburst II
	Historical	Unaudited pro forma Equivalent(1)	Historical	Unaudited Pro Forma Combined
As of and for the three months ended March 31, 2013
Loss from continuing operations per common share:
Basic and Diluted	$(0.21)	$(0.24)	$(2.99)	$(0.24)
Cash dividends per common share	—	—	—	—
Book value per common share	$2.15	NA	$1,001.57	$7.17
As of and for the year ended December 31, 2012
Loss from continuing operations per common share:
Basic and Diluted	$(1.44)	$(1.45)	$(8.55)	$(1.45)
Cash dividends per common share	—	—	—	—
Book value per common share	$2.35	NA	$1,001.43	NA

(1)	The exchange ratio for the Sprint shareholders electing stock as merger consideration is 1:1.

UPDATE TO MARKET PRICES AND DIVIDEND INFORMATION

The following information supplements and, where applicable, replaces the information under the heading “Market Prices and Dividend Information” beginning on page 44 of the proxy statement-prospectus.

The Sprint common stock is listed on the NYSE under the symbol “S”. Parent, a direct wholly owned subsidiary of HoldCo, is not currently a publicly traded company. The following table shows the high and low sales price per share of Sprint common stock, for the periods indicated, as reported on the NYSE composite:

	Market Prices
	High	Low
2013:
First Quarter	$6.21	$5.52
Second Quarter (through June 12, 2013)	7.50	6.12

2012:
First Quarter	$3.03	$2.10
Second Quarter	3.33	2.30
Third Quarter	5.76	3.15
Fourth Quarter	6.04	4.79

2011:
First Quarter	$5.26	$4.12
Second Quarter	6.45	4.54
Third Quarter	5.75	2.95
Fourth Quarter	3.39	2.10

2010:
First Quarter	$4.23	$3.10
Second Quarter	5.31	3.81
Third Quarter	5.08	3.82
Fourth Quarter	4.88	3.70

The following table shows the closing sale prices of the Sprint common stock as reported on the NYSE on October 10, 2012, the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank, on October 12, 2012, the last trading day before the SoftBank Merger was publicly announced, on June 10, 2013, the last trading day before the Amendments were publicly announced, and on June 12, 2013, the last full trading day before the date of this supplement. No assurance can be given concerning the market prices of Sprint common stock before the completion of the transaction or the market price of New Sprint after the completion of the transaction. Immediately following the SoftBank Merger, SoftBank will indirectly hold approximately 78% of the fully-diluted shares of New Sprint common stock and Sprint stockholders and other Sprint equityholders will hold the remaining approximately 22% of New Sprint common stock on a fully-diluted basis. These percentages are fixed in the Amended Merger Agreement and will not be adjusted for changes in the business, financial condition or operating results of Sprint or changes in the market price of Sprint common stock. As a result, the stock price of the New Sprint common stock that Sprint stockholders will receive in the SoftBank Merger may vary significantly from the prices shown in the table below.

Closing Sale Price of Sprint Common Stock
October 10, 2012	$5.04
October 12, 2012	$5.73
June 10, 2013	$7.18
June 12, 2013	$7.35

The market price of the Sprint common stock will fluctuate prior to the effective time of the SoftBank Merger. You should obtain current market quotations for the shares.

As of April 18, 2013, the meeting record date, there were 3,014,764,924 shares of Sprint common stock outstanding and there were approximately 45,514 holders of record of Sprint common stock. On June 7, 2013, the last date for which information was available prior to the execution of the Amendments, there were 3,022,802,604 shares of Sprint common stock outstanding.

WHERE CAN YOU FIND MORE INFORMATION

You should rely only on the information contained in this document or that which New Sprint and Sprint have referred you to. Neither New Sprint nor Sprint have authorized anyone to provide you with any additional information.

New Sprint has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to New Sprint common stock to be issued in the SoftBank Merger. This supplement and the proxy statement-prospectus constitutes the prospectus of New Sprint filed as part of the registration statement. This supplement and the proxy statement-prospectus do not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Sprint that have been filed via the EDGAR System.

In addition, the SEC allows Sprint and New Sprint to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this supplement and the proxy statement-prospectus, except for any information that is superseded by information included directly in this supplement or the proxy statement-prospectus or incorporated by reference subsequent to the date of this supplement or the proxy statement-prospectus as described below.

This supplement and the proxy statement-prospectus incorporate by reference the documents listed below that Sprint and New Sprint has previously filed with the SEC. They contain important information about Sprint and its financial condition and New Sprint.

•	Sprint’s Annual report on Form 10-K for the year ended December 31, 2012; and

•	Sprint’s Quarterly report on Form 10-Q for the three months ended March 31, 2013;

•	Sprint’s Current reports on Form 8-K filed on March 5, 2013 (two reports), May 22, 2013, May 29, 2013 and June 11, 2013 (other than any portion of any such documents not deemed to be filed); and

•	New Sprint’s Current report on Form 8-K filed on June 11, 2013 and June 13, 2013.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Sprint incorporates by reference any future filings Sprint makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this supplement to the proxy statement-prospectus and before the date of the Sprint special stockholders’ meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this supplement and the proxy statement-prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

This supplement and the proxy statement-prospectus are also available at Sprint’s website at www.sprint.com/investors, and you can obtain the documents incorporated by reference in this supplement and the proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from:

Sprint Nextel Corporation

Brad Hampton, Investor Relations

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 259-3755

email: investor.relations@sprint.com

You may also ask questions about this supplement and the proxy statement-prospectus and obtain copies of these documents from the proxy solicitor for Sprint and the information agent for New Sprint, Georgeson Inc., by requesting in writing or by telephone from:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Toll Free: (866) 741-9588

Banks and Brokers: (212) 440-9800

This supplement and the proxy statement-prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this supplement and the proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this supplement or the proxy statement-prospectus nor any distribution of securities pursuant to this supplement or the proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this supplement or the proxy statement-prospectus by reference or in its affairs since the date of this supplement or the proxy statement-prospectus, respectively. The information contained in this supplement and the proxy statement-prospectus with respect to New Sprint was provided by New Sprint and the information contained in this supplement and the proxy statement-prospectus with respect to Sprint was provided by Sprint.

STARBURST II, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2013 AND DECEMBER 31, 2012

	March 31, 2013	December 31, 2012
	In thousands except for number of shares and par value
ASSETS

Current assets:
Cash and cash equivalents	$2,553	$5,000
Interest receivable	13,606	5,856
Other receivables	3,185	—

Total current assets	19,344	10,856
Investment	2,936,000	2,929,000
Derivative	167,000	175,000

Total assets	$3,122,344	$3,114,856

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accrued expenses and other current liabilities	$10,890	$1,096
Income taxes payable	—	1,906

Total current liabilities	10,890	3,002
Deferred tax liabilities	588	1,400

Total liabilities	11,478	4,402

Commitments and contingencies (Note 6)

Stockholder’s equity:
Class A common stock, $.01 par value, 1,000 shares authorized; none issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Class B common stock, $.01 par value, 25,000,000 shares authorized; 3,106,000 shares issued and outstanding at March 31, 2013 and December 31, 2012	31	31
Additional paid-in capital	3,145,619	3,136,619
Accumulated deficit	(35,823)	(26,542)
Accumulated other comprehensive income	1,039	346

Total stockholder’s equity	3,110,866	3,110,454

Total liabilities and stockholder’s equity	$3,122,344	$3,114,856

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STARBURST II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

March 31, 2013
In thousands
Operating expenses	$(13,767)
Other income (expense):
Interest income	13,684
Change in fair value of derivative	(8,000)

Loss before income tax expense	(8,083)
Income tax expense	(1,198)

Net loss	$(9,281)

Other comprehensive income:
Unrealized gain on available-for-sale investment, net of $373 of deferred tax expense	693

Comprehensive loss	$(8,588)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STARBURST II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

Three Months Ended March 31, 2013
In thousands
Cash flows from operating activities
Net loss	$(9,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses incurred by SoftBank Corp. for the benefit of the Company	9,000
Deferred income taxes	(1,185)
Accretion of convertible bond discount	(5,934)
Change in fair value of derivative	8,000
Changes in assets and liabilities:
Interest receivable	(7,750)
Other receivables	(3,185)
Accrued expenses and other current liabilities	9,794
Income taxes payable	(1,906)

Net cash used in operating activities	(2,447)

Net decrease in cash and cash equivalents	(2,447)
Cash and cash equivalents at beginning of period	5,000

Cash and cash equivalents at end of period	$2,553

Cash paid during the year for:
Income taxes	$4,300

Supplemental schedule of noncash investing and financing activities:
The Company increased additional paid-in capital by $9,000 for expenses incurred by SoftBank Corp. on behalf and for the benefit of the Company.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STARBURST II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2013

	In thousands
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total stockholder’s equity
	Shares	Par value	Shares	Par value
Balances at December 31, 2012	—	$—	3,106	$31	$3,136,619	$(26,542)	$346	$3,110,454
Expenses incurred by SoftBank Corp. for the benefit of the Company	—	—	—	—	9,000	—	—	9,000
Net loss	—	—	—	—	—	(9,281)	—	(9,281)
Other comprehensive income, net of tax	—	—	—	—	—	—	693	693

Balances at March 31, 2013	—	$—	3,106	$31	$3,145,619	$(35,823)	$1,039	$3,110,866

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STARBURST II, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

1.	ORGANIZATION AND BUSINESS OPERATIONS

Starburst II, Inc. (“Starburst II”) was incorporated in Delaware on October 5, 2012. Starburst II was established by SoftBank Corp. (“SoftBank”), a publicly-traded holding company organized and existing under the laws of Japan and headquartered in Tokyo, for purposes of (i) directly owning Starburst III, Inc. (“Merger Sub” and collectively with Starburst II the “Company”) and (ii) acquiring a controlling interest in Sprint Nextel Corporation (“Sprint”) as more fully described below.

Starburst II is a wholly owned subsidiary of Starburst I, Inc. (“HoldCo”). Holdco is a wholly owned subsidiary of SoftBank. During 2012, Starburst II issued 3,106,000 shares of its Class B common stock to HoldCo for $3.1 billion. Merger Sub is a wholly owned subsidiary of Starburst II. During 2012, Merger Sub issued 1,000 shares of its common stock to Starburst II for $10. The Company’s fiscal year end is December 31.

In accordance with the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 (the “Merger Agreement”), by and among Sprint, SoftBank, HoldCo, Starburst II and Merger Sub, Merger Sub will merge with and into Sprint, with Sprint surviving the merger as a wholly owned subsidiary of Starburst II (the “Merger”). Upon consummation of the Merger, Starburst II will amend and restate its certificate of incorporation to authorize the issuance of $0.01 par value per share common stock (“Starburst II Common Stock”). The number of shares authorized will be an amount sufficient to effect the Merger. At that time, all shares of Starburst II Class B common stock held by HoldCo will automatically convert into Starburst II Common Stock. Starburst II will be renamed Sprint Corporation. Refer to Note 7 for additional details on Merger terms that were revised in conjunction with the amendment to the Merger Agreement dated June 10, 2013.

The consummation of the Merger is subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Sprint Common Stock in favor of the adoption of the Merger Agreement. The consummation of the Merger is also subject to the performance of covenants and the satisfaction of certain other conditions, including, among other things, (i) the effectiveness of the registration statement for the shares of Starburst II Common Stock to be issued in the Merger, and the approval of the listing of such shares on the New York Stock Exchange (the “NYSE”), (ii) receipt of certain regulatory approvals, including approvals of the Federal Communications Commission, applicable state public utility commissions, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain applicable non-U.S. competition laws, favorable completion of review by the Committee on Foreign Investments in the United States (“CFIUS”) and the approval by the Defense Security Services of a plan to operate the business of Sprint and its subsidiaries pursuant to a foreign ownership, control or influence (“FOCI”) mitigation plan, and (iii) no material adverse effect with respect to Sprint since the date of the Merger Agreement. Refer to Note 7 for additional details on the latest approvals obtained.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements include the accounts of Starburst II and Merger Sub, its wholly owned subsidiary, and have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial information. All intercompany accounts and transactions have been eliminated in consolidation and all normal recurring adjustments considered necessary for a fair presentation have been included. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted.

Use of Estimates — The preparation of the unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amount of income and expense during the reporting period. Significant estimates include valuation of the Bond, as defined below, and the related embedded derivative. Actual results could differ materially.

Cash and cash equivalents — The Company considers all demand deposit accounts and highly liquid investments with original maturities of three months or less to be cash equivalents. At times, bank deposits may be in excess of federally insured limits.

Investment and derivative — During 2012, in connection with the Merger Agreement, Starburst II entered into a Bond Purchase Agreement (the “Bond Purchase Agreement”) with Sprint pursuant to which Starburst II purchased from Sprint a convertible bond (the “Bond”) in the principal amount of $3.1 billion at par. The Bond is convertible, subject to the provisions of the Bond Purchase Agreement, into an aggregate of 590,476,190 shares of Sprint Common Stock, or approximately 19.6% of the outstanding shares of Sprint Common Stock as of March 31, 2013 (pre-conversion of the Bond), subject to adjustment in accordance with the terms of the Bond Purchase Agreement. If not earlier converted, principal and any accrued but unpaid interest under the Bond will be due and payable on October 15, 2019. The principal balance of the Bond will bear interest at 1.0% per annum, with interest payable semi-annually in arrears on April 15 and October 15, beginning on April 15, 2013.

Immediately prior to the Effective Time, as defined in the Merger Agreement, the Bond will convert into shares of Sprint Common Stock in accordance with the terms and conditions of the Bond Purchase Agreement, as amended, and the Bond may not otherwise convert prior to the termination of the Merger Agreement without consummation of the Merger. Starburst II may convert the Bond into Sprint Common Stock at any time after the termination of the Merger Agreement. Conversion of the Bond is subject in any case to receipt of any required approvals and, subject to certain exceptions, to receipt of waivers under Sprint’s existing credit facilities. Refer to Note 7 for additional details on the amendment to the Bond Purchase Agreement dated June 10, 2013.

The Bond is a hybrid instrument consisting of an embedded derivative and the host contract. The economic characteristics and risks of the embedded derivative are not clearly and closely related to the economic characteristics and risks of the host contract. No fair value election was made with respect to the hybrid instrument in its entirety. Rather, the embedded derivative has been bifurcated and reported at fair value with changes in fair value recognized in earnings (loss) in accordance with FASB Accounting Standards Codification Topic 815 (“ASC 815”), Derivatives and Hedging.

The host contract represents an available-for-sale investment and is carried at its estimated fair value. Unrealized gains and losses related to the host contract are recorded within accumulated other comprehensive income (loss). Upon realization, gains and losses are measured and reclassified from accumulated other comprehensive income (loss) to earnings (loss).

Realized losses related to the host contract are recognized when the decline in the fair value of the investment is below the cost basis and deemed to be other-than-temporary. If it is determined that a decline in fair value is other-than-temporary, a realized loss equal to the decline is reflected as a charge to earnings (loss), and a new cost basis in the investment is established.

Fair Value of Financial Instruments — FASB Accounting Standards Codification Topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Cash, cash equivalents, interest receivable, other receivables, accrued expenses and other current liabilities are reflected in the unaudited condensed consolidated financial statements at book value, which approximates fair value because of the short-term nature of these instruments.

The fair value of financial assets and liabilities are determined based on the fair value hierarchy prescribed by ASC 820, which prioritizes the inputs to valuation techniques used to measure fair value for assets and liabilities into three levels:

Level I — Quoted prices in active markets for identical assets or liabilities

Level II — Observable market based inputs or unobservable inputs that are corroborated by market data

Level III — Unobservable inputs that are not corroborated by market data including management’s estimate of assumptions that market participants would use in pricing the financial asset or liability

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Assessing the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Concentration of Credit Risk — The Company is potentially subject to concentrations of credit risk from its financial instruments consisting of cash, cash equivalents and the Bond.

New Accounting Pronouncements — In February 2013, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance regarding Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends existing guidance and requires, in a single location, the presentation of the effects of certain significant amounts reclassified from each component of accumulated other comprehensive income based on its source and Statement of Comprehensive Loss line items affected by the reclassification. The guidance was effective beginning in the first quarter 2013 and did not have a material effect on the unaudited condensed consolidated financial statements as there were no amounts reclassified out of other comprehensive income during the period presented.

3.	FAIR VALUE MEASUREMENT

The carrying value and estimated fair value of cash equivalents, which consist of short-term money market funds, are classified as Level 1 within the fair value hierarchy. There were no transfers between Level 1 and Level 2 during the three months ended March 31, 2013.

Management is responsible for determining appropriate valuation policies and procedures for fair value measurements within Level 3. Fair value calculations are generally prepared by third-party valuation experts who rely on assumptions and estimates provided by management, such as the development and determination of relevant unobservable inputs. Through regular interaction with the third-party valuation experts, management determines the valuation techniques used and inputs and outputs of the valuation models reflect the requirements of ASC 820. Changes in fair value measurements categorized within Level 3 are analyzed each calendar quarter based on changes in estimates or assumptions and recorded as appropriate.

The estimated fair values of the host contract and embedded derivative are calculated by third-party valuation experts and determined under the income approach using relevant model-driven valuation techniques including discounted cash flow and binomial lattice models. This approach requires the use of significant inputs from observable market data as well as unobservable inputs supported by little or no market data, including various assumptions that management believes market participants would use in pricing the Bond. The significant observable and unobservable inputs used to value the host contract and the embedded derivative include Sprint’s stock price, volatility, credit spread and certain other assumptions specifically related to the Merger. The actual Merger outcome may have a significant impact on both observable and unobservable inputs to the models and the resulting fair values of the host contract and the embedded derivative derived from the models.

The following table summarizes, for assets measured at fair value, the respective fair value and the classification by level of input within the fair value hierarchy (in thousands):

		Fair Value Measurements Using
	Total Carrying Value at March 31, 2013	Quoted Prices in Active Markets for Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Other Unobservable Inputs (Level III)
Assets:
Cash equivalents	$2,553	$2,553	$—	$—
Investment	2,936,000	—	—	2,936,000
Derivative	167,000	—	—	167,000

Total assets measured at fair value	$3,105,553	$2,553	$—	$3,103,000

		Fair Value Measurements Using
	Total Carrying Value at December 31, 2012	Quoted Prices in Active Markets for Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Other Unobservable Inputs (Level III)
Assets:
Cash equivalents	$5,000	$5,000	$—	$—
Investment	2,929,000	—	—	2,929,000
Derivative	175,000	—	—	175,000

Total assets measured at fair value	$3,109,000	$5,000	$—	$3,104,000

The following is a reconciliation of Level 3 assets for the three months ended March 31, 2013 (in thousands):

	Balances as of December 31, 2012	Net Purchases	Net Sales	Accretion of Bond Discount Recognized as Interest Income	Change in Value of Derivative	Appreciation Recognized through OCI	Transfers In (Out) of Level 3	Balances as of March 31, 2013
Investment	2,929,000	—	—	5,934	—	1,066	—	2,936,000
Derivative	175,000	—	—	—	(8,000)	—	—	167,000

Total	$3,104,000	$—	$—	$5,934	$(8,000)	$1,066	$—	$3,103,000

4.	STOCKHOLDER’S EQUITY

The Company is authorized to issue up to 1,000 shares of Class A common stock and 25,000,000 shares of Class B common stock (collectively the “Common Stock”). The Class A and Class B common stock generally have the same economic and voting rights. Holders of Common Stock are entitled to one vote for each share of Common Stock held. In addition, the holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors.

5.	INCOME TAXES

The Company’s effective tax rate of (15%) for the three months ended March 31, 2013 differs from the U.S. federal statutory income tax rate of 35% due to certain permanently non-deductible expenses incurred during the period.

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of the Company’s assets and liabilities and their tax bases that will result in future taxable or deductible amounts. For acquisition-related costs incurred prior to the Merger that are not immediately deductible for tax purposes, management has elected to record deferred tax assets, and a related valuation allowance, as appropriate, at the time the expenses are recognized after considering the likelihood the Merger will be consummated and the expected tax structure of the Merger.

Deferred income tax assets and liabilities are measured based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount management believes is more likely than not to be realized.

6.	COMMITMENTS AND CONTINGENCIES

At the Effective Time, Starburst II will issue a warrant (the “Warrant”) to HoldCo to purchase up to 54,579,924 fully paid and nonassessable shares of common stock (subject to anti-dilution adjustments), at the exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant will be exercisable at the option of HoldCo, in whole or in part, at any time after the issuance of the Warrant until the fifth anniversary of the issuance date.

The Merger Agreement contains representations and warranties and covenants customary for a transaction of this nature. The Merger Agreement also contains certain termination rights for both Sprint and Starburst II. Upon termination of the Merger Agreement, under specified circumstances, Sprint may be required to pay a termination fee to Starburst II (the “Sprint Termination Fee”). In addition, if the Merger Agreement is terminated because Sprint’s stockholders do not approve and adopt the Merger Agreement, and prior to such termination certain triggering events described in the Merger Agreement have not occurred, then Sprint may be required to reimburse Starburst II for its fees and expenses incurred in connection with the Merger Agreement up to a specified amount (the “Reimbursable Expenses”). Upon termination of the Merger Agreement, under specified circumstances, Starburst II may be required to pay a reverse termination fee to Sprint (the “Starburst II Reverse Termination Fee”). Refer to Note 7 for details on the Sprint Termination Fee, the Reimbursable Expenses and the Starburst II Reverse Termination Fee.

SoftBank is party to certain bridge financing agreements with several large financial institutions. Starburst II has pledged a security interest in and continuing lien on substantially all of its assets as a guarantor to this bridge financing.

In connection with the Merger, certain suits, inquiries, proceedings or claims, either asserted or unasserted, including purported class actions typical to business combination transactions are possible or pending against the Company. The Company intends to defend the pending cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position, results of operations or cash flows. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with the Company’s beliefs, the Company expects that the outcome of such proceedings, individually or in the aggregate, will not have a material effect on the Company’s financial position, results of operations or cash flows.

7.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through June 13, 2013, the date the unaudited condensed consolidated financial statements were issued.

On April 15, 2013, Sprint received an unsolicited proposal from DISH Network Corporation (“DISH”) to acquire Sprint (the “DISH Proposal”) for total consideration of $25.5 billion, consisting of $17.3 billion in cash and $8.2 billion in DISH common stock (based on the closing price of DISH common stock on April 12, 2013). On April 22, 2013 Sprint announced that its Board of Directors formed a Special Committee of independent directors to review and carefully evaluate the DISH Proposal with its financial and legal advisors consistent with its fiduciary and legal duties.

On June 10, 2013, following unanimous approval by the Sprint board of directors, including the unanimous recommendation from the Sprint Special Committee, the parties to the Merger Agreement entered into an amendment (the “Merger Agreement Amendment”). As a result, the Sprint board of directors has terminated all discussions and negotiations with DISH regarding the DISH Proposal.

Among other things, the Merger Agreement Amendment increases the aggregate cash consideration payable in the SoftBank Merger to Sprint stockholders from $12.14 billion to $16.64 billion. Of this increase, $1.5 billion will be funded by new cash contributed by SoftBank through HoldCo, and the remaining $3.0 billion funded by reducing from $4.9 billion to $1.9 billion the portion of the aggregate cash contribution from SoftBank through HoldCo that will remain in the cash balances of Starburst II immediately following the Effective Time of the Merger. Immediately following the Effective Time of the Merger, HoldCo will own approximately 78% of the fully diluted equity of Starburst II (increased from approximately 70%), and the former stockholders and other equityholders of Sprint will collectively own approximately 22% of the fully diluted equity of Starburst II (decreased from approximately 30%).

The Merger Agreement Amendment also increases (i) the Sprint Termination Fee from $600 million to $800 million and (ii) the amount of Reimbursable Expenses from $75 million to $200 million. The Starburst II Reverse Termination Fee remains unchanged at $600 million.

In connection with the Merger Agreement Amendment certain provisions of the Bond Purchase Agreement were also amended. This includes the addition of a make whole put right, which in the event of a “qualifying termination event”, as defined, provides Starburst II with the right, at its option, to deliver Sprint a notice to suspend its rights to convert the Bond into Sprint Common Stock and instead require Sprint (or any successor thereto) to pay Starburst II, on the “make whole payment time”, as defined, an amount equal to the sum of (a) the principal amount of the Bond, plus (b) all accrued and unpaid interest on the Bond through the date of payment, plus (c) the “net share value”, as defined.

On May 1, 2013, the registration statement on Form S-4, as amended, was declared effective by the U.S. Securities and Exchange Commission (“SEC”). Regulatory approvals from CFIUS and all applicable state public utility commissions integral to the consummation of the Merger were also completed during May 2013.

* * * * * *

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$172,108	$193,445
Short-term investments	625,297	675,112
Restricted cash	1,641	1,653
Accounts receivable, net of allowance of $2,400 and $3,145	19,769	22,769
Inventory	16,098	10,940
Prepaids and other assets	83,672	83,769

Total current assets	918,585	987,688
Property, plant and equipment, net	2,120,081	2,259,004
Restricted cash	2,114	3,709
Spectrum licenses, net	4,237,640	4,249,621
Other intangible assets, net	21,576	24,660
Other assets	137,601	141,107

Total assets	$7,437,597	$7,665,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$285,723	$177,855
Other current liabilities	279,001	227,610

Total current liabilities	564,724	405,465
Long-term debt, net	4,287,671	4,271,357
Deferred tax liabilities, net	191,136	143,992
Other long-term liabilities	913,772	963,353

Total liabilities	5,957,303	5,784,167
Commitments and contingencies (Note 12)
Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 699,172 and 691,315 shares outstanding	70	69
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 773,733 shares outstanding	77	77
Additional paid-in capital	3,217,732	3,158,244
Accumulated other comprehensive income (loss)	15	(6)
Accumulated deficit	(2,573,346)	(2,346,393)

Total Clearwire Corporation stockholders’ equity	644,548	811,991
Non-controlling interests	835,746	1,069,631

Total stockholders’ equity	1,480,294	1,881,622

Total liabilities and stockholders’ equity	$7,437,597	$7,665,789

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues	$318,042	$322,639
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	213,181	263,790
Selling, general and administrative expense	141,101	142,655
Depreciation and amortization	183,633	177,973
Spectrum lease expense	83,399	79,708
Loss from abandonment of network and other assets	414	80,400

Total operating expenses	621,728	744,526

Operating loss	(303,686)	(421,887)
Other income (expense):
Interest income	378	264
Interest expense	(140,517)	(136,686)
Loss on derivative instruments	(1,774)	(4,862)
Other income (expense), net	336	(13,268)

Total other expense, net	(141,577)	(154,552)

Loss from continuing operations before income taxes	(445,263)	(576,439)
Income tax (provision) benefit	(16,625)	15,413

Net loss from continuing operations	(461,888)	(561,026)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	234,935	378,972

Net loss from continuing operations attributable to Clearwire Corporation	(226,953)	(182,054)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	—	231

Net loss attributable to Clearwire Corporation	$(226,953)	$(181,823)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.33)	$(0.40)

Diluted	$(0.33)	$(0.44)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.33)	$(0.40)

Diluted	$(0.33)	$(0.44)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net loss:
Net loss from continuing operations	$(461,888)	$(561,026)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	234,935	378,972

Net loss from continuing operations attributable to Clearwire Corporation	(226,953)	(182,054)

Net loss from discontinued operations	—	1,043
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	—	(812)

Net loss from discontinued operations attributable to Clearwire Corporation	—	231

Net loss attributable to Clearwire Corporation	(226,953)	(181,823)

Other comprehensive income (loss):
Unrealized foreign currency gains (losses) during the period	45	(777)
Less: reclassification adjustment of foreign currency gains to net loss from continuing operations	—	(1,764)
Unrealized investment holding losses during the period	(1)	(198)

Other comprehensive income (loss)	44	(2,739)
Less: non-controlling interests in other comprehensive income (loss) of consolidated subsidiaries	(23)	1,917

Other comprehensive income (loss) attributable to Clearwire Corporation	21	(822)

Comprehensive loss:
Comprehensive loss	(461,844)	(562,722)
Less: non-controlling interests in comprehensive loss of consolidated subsidiaries	234,912	380,077

Comprehensive loss attributable to Clearwire Corporation	$(226,932)	$(182,645)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss from continuing operations	$(461,888)	$(561,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	16,194	(15,863)
Non-cash loss on derivative instruments	1,774	4,862
Accretion of discount on debt	12,593	10,188
Depreciation and amortization	183,633	177,973
Amortization of spectrum leases	13,212	14,216
Non-cash rent expense	40,560	46,382
Loss on property, plant and equipment (Note 4)	5,116	139,056
Other non-cash activities	9,644	18,696
Changes in assets and liabilities:
Inventory	(5,269)	5,070
Accounts receivable	844	(42,662)
Prepaids and other assets	1,695	(11,198)
Deferred revenue	(36,630)	154,246
Accounts payable and other liabilities	113,429	119,897

Net cash (used in) provided by operating activities of continuing operations	(105,093)	59,837
Net cash provided by operating activities of discontinued operations	—	5,814

Net cash (used in) provided by operating activities	(105,093)	65,651

Cash flows from investing activities:
Payments to acquire property, plant and equipment	(37,510)	(21,867)
Purchases of available-for-sale investments	(249,988)	(1,022,287)
Disposition of available-for-sale investments	299,450	117,953
Other investing activities	1,599	(845)

Net cash provided by (used in) investing activities of continuing operations	13,551	(927,046)
Net cash provided by investing activities of discontinued operations	—	59

Net cash provided by (used in) investing activities	13,551	(926,987)

Cash flows from financing activities:
Principal payments on long-term debt	(9,844)	(6,295)
Proceeds from issuance of long-term debt	80,000	300,000
Debt financing fees	—	(6,205)
Proceeds from issuance of common stock	46	—

Net cash provided by financing activities of continuing operations	70,202	287,500
Net cash provided by financing activities of discontinued operations	—	—

Net cash provided by financing activities	70,202	287,500

Effect of foreign currency exchange rates on cash and cash equivalents	3	(2,269)

Net decrease in cash and cash equivalents	(21,337)	(576,105)
Cash and cash equivalents:
Beginning of period	193,445	893,744

End of period	172,108	317,639
Less: cash and cash equivalents of discontinued operations at end of period	—	7,505

Cash and cash equivalents of continuing operations at end of period	$172,108	$310,134

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$338	$732
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$17,558	$14,050
Fixed asset purchases financed by long-term debt	$19,287	$—
Non-cash financing activities:
Vendor financing obligations	$(9,474)	$—
Capital lease obligations	$(9,813)	$—
Class A common stock issued for repayment of long-term debt	$—	$88,456
Repayment of long-term debt through issuances of Class A common stock	$—	$(88,456)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

Three Months Ended March 31, 2013 and 2012

	Class A Common Stock		Class B Common Stock
	Shares	Amounts	Shares	Amounts	Additional Paid In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non- controlling Interests	Total Stockholders’ Equity
Balances at December 31, 2011	452,215	$45	839,703	$83	$2,714,634	$2,793	$(1,617,826)	$2,546,309	$3,646,038
Net loss from continuing operations	—	—	—	—	—	—	(182,054)	(378,972)	(561,026)
Net income from discontinued operations	—	—	—	—	—	—	231	812	1,043
Other comprehensive loss	—	—	—	—	—	(822)	—	(1,917)	(2,739)
Issuance of common stock, net of issuance costs, and other capital transactions	40,309	4	—	—	92,547	—	—	(7,638)	84,913
Share-based compensation and other transactions	—	—	—	—	3,826	—	—	1,503	5,329

Balances at March 31, 2012	492,524	$49	839,703	$83	$2,811,007	$1,971	$(1,799,649)	$2,160,097	$3,173,558

Balances at December 31, 2012	691,315	$69	773,733	$77	$3,158,244	$(6)	$(2,346,393)	$1,069,631	$1,881,622
Net loss from continuing operations	—	—	—	—	—	—	(226,953)	(234,935)	(461,888)
Other comprehensive income	—	—	—	—	—	21	—	23	44
Issuance of common stock, net of issuance costs, and other capital transactions	7,857	1	—	—	54,541	—	—	(3,667)	50,875
Share-based compensation and other transactions	—	—	—	—	4,947	—	—	4,694	9,641

Balances at March 31, 2013	699,172	$70	773,733	$77	$3,217,732	$15	$(2,573,346)	$835,746	$1,480,294

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in our 2012 Annual Report on Form 10-K. In the opinion of management, all adjustments consisting of normal recurring accruals necessary for a fair presentation have been included. The results for the three months ended March 31, 2013 and 2012 do not necessarily indicate the results that may be expected for the full year.

We are a leading provider of fourth generation, or 4G, wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential Internet access services in communities throughout the country. Our current 4G mobile broadband network operates on the Worldwide Interoperability of Microwave Access technology 802.16e standard, which we refer to as mobile WiMAX. In our current 4G mobile broadband markets, we offer our services through retail channels and through our wholesale partners. Sprint Nextel Corporation, which we refer to as Sprint, accounts for substantially all of our wholesale sales to date, and offers services in each of our 4G markets.

As of March 31, 2013, we offered our services in 88 markets in the United States. During 2012, we completed the sale of our operations in Belgium, Germany and Spain. The results of operations of these international entities prior to their sale are separately disclosed as discontinued operations.

We need to expand our revenue base by increasing sales to our existing wholesale partners, primarily Sprint, and bring on additional wholesale partners with substantial requirements for additional data capacity to supplement their own services. To be successful with either, we believe it is necessary that we deploy Long Term Evolution, or LTE, technology, which is currently being adopted by most wireless operators globally, including Sprint, as their next generation wireless technology, on our network.

We have begun deployment of our Time Division Duplex, which we refer to as TDD, LTE network and have approximately 1,300 sites commissioned as of March 31, 2013. We expect to have approximately 2,000 TDD-LTE sites commissioned by the end of June 2013, which will satisfy the initial LTE prepayment milestone under the terms of our amended wholesale agreements with Sprint. Subject to the availability of funding, including proceeds of the interim financing arrangement provided by Sprint, we plan to have approximately 5,000 sites commissioned by the end of the year. Under the amended wholesale agreements with Sprint, we are required to expand our TDD-LTE network to 5,000 sites by no later than June 30, 2014 and 8,000 by the end of 2014.

Proposed Sprint Merger

On December 17, 2012, we entered into an Agreement and Plan of Merger with Sprint, as amended on April 18, 2013, which we refer to as the Merger Agreement, pursuant to which Sprint agreed to acquire all of the outstanding shares of Clearwire Corporation Class A and Class B common stock, which we refer to as Class A Common Stock and Class B Common Stock, respectively, not currently owned by Sprint, SOFTBANK CORP., which we refer to as SoftBank, or their affiliates. The transactions under the Merger Agreement, which we refer to as the Proposed Merger, are subject to a number of conditions, including approval by our stockholders and the closing of the pending merger between Sprint and SoftBank and certain affiliates thereof. At the closing, the outstanding shares of common stock will be canceled and converted automatically into the right to receive $2.97 per share in cash, without interest, which we refer to as the Merger Consideration. Our stockholders will be asked to vote on the adoption of the Merger Agreement at a special meeting that is scheduled to be held on May 21, 2013.

In connection with the Merger Agreement, on December 17, 2012, we entered into a Note Purchase Agreement, which we refer to as the Note Purchase Agreement, with Clearwire Communications LLC, which we

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

refer to as Clearwire Communications, Clearwire Finance Inc., which we refer to as Clearwire Finance, and together, which we refer to as the Issuers, and Sprint, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800 million of 1.00% Exchangeable Notes due 2018, which we refer to as the Sprint Notes, in ten monthly installments of $80.0 million each on the first business day of each month, which we refer to as the Draw Date, beginning January 2013 and through the pendency of the Proposed Merger.

We elected to forego the first two draws (January 2013 and February 2013) under the Note Purchase Agreement which reduced the aggregate principal amount available to $640 million. We have taken the draws for March 2013 and April 2013 under the Note Purchase Agreement, resulting in aggregate proceeds so far of $160 million. In addition, we have provided notice to Sprint of our decision to take the $80 million May 2013 draw under the Note Purchase Agreement. As a result, the aggregate principal amount of additional funding remaining to us under the the Note Purchase Agreement has been reduced to $400 million.

On February 26, 2013, we entered into an amendment to the Note Purchase Agreement which removed the conditions related to the accelerated build-out agreement between us and Sprint of our wireless broadband network on the last three Draw Dates (in August, September and October 2013) and to permit the Issuers to request financing from Sprint on the last three Draw Dates. For additional discussion concerning the Merger Agreement and the Note Purchase Agreement, see our 2012 Annual Report on Form 10-K.

DISH Proposals

After signing the Merger Agreement, we received an unsolicited, non-binding proposal, which we refer to as the DISH Proposal, from DISH Network Corporation, which we refer to as DISH. The DISH Proposal provides for DISH to purchase certain spectrum assets from us, enter into a commercial agreement with us and acquire up to all of our common stock for $3.30 per share (subject to minimum ownership of at least 25% and granting of certain governance rights) and provide us with financing on specified terms. The DISH Proposal is only a preliminary indication of interest and is subject to numerous material uncertainties and conditions, including the negotiation of multiple contractual arrangements being requested by DISH as well as regulatory approvals.

A special committee of our Board consisting of disinterested directors not appointed by Sprint, which we refer to as the Special Committee, is currently evaluating the DISH Proposal and engaging in discussion with each of DISH and Sprint, as appropriate. The Special Committee has not made any determination to change its recommendation of the Proposed Merger. For additional discussion concerning the DISH Proposal, see our 2012 Annual Report on Form 10-K.

On April 15, 2013, DISH publicly announced that it had submitted a non-binding proposal to the board of directors of Sprint to acquire all of the outstanding Sprint shares for total cash and stock consideration of $25.5 billion. On April 22, 2013, Sprint announced that its board of directors formed a special committee of independent directors to review and carefully evaluate the proposal received from DISH with its financial and legal advisors. The Special Committee, our management and our board of directors continue to monitor developments relating to this proposal.

Pursuant to the terms of the Proposed Merger, neither us nor Sprint has the right to terminate the Merger Agreement if Sprint terminates the Agreement and Plan of Merger, dated as of October 15, 2012, as amended, by and among Sprint, SoftBank, Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc., which we refer to as the Sprint-SoftBank Merger Agreement, in order to enter into an agreement with respect to an unsolicited superior offer from a third party, which we refer to as a Sprint Superior Offer. Rather, in the event of such a termination of the Sprint-SoftBank Merger Agreement, the Merger Agreement would remain in effect and

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Sprint’s consummation of the Merger would be conditioned on the consummation of the transaction contemplated by the Sprint Superior Offer. If Sprint enters into an agreement with respect to a Sprint Superior Offer, the termination date of October 15, 2013 under the Merger Agreement is automatically extended to the end date under the agreement relating to the Sprint Superior Offer but may not be extended beyond December 31, 2013 without the our consent.

In connection with the Merger Agreement, Intel Capital Wireless Investment Corporation 2008A, which we refer to as Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Comcast Wireless Investment, LLC and BHN Spectrum, which we collectively refer to as the Voting Agreement Stockholders, entered into an irrevocable voting and support agreement with Clearwire, which we refer to as the Voting and Support Agreement, whereby each Voting Agreement Stockholder agreed to vote all of the shares of our Common Stock beneficially owned by such Voting Agreement Stockholder in favor of certain proposals being considered in our Proxy Statement filed on April 23, 2013. Pursuant to the terms of the Voting and Support Agreement, the Voting Agreement Stockholders have the right to terminate the Voting and Support Agreement as to each of themselves by written notice to Clearwire and Sprint if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an agreement with respect to a Sprint Superior Offer.

In connection with the Merger Agreement, Sprint and Sprint HoldCo have entered into the Agreement Regarding Right of First Offer with the Voting Agreement Stockholders, which agreement we refer to as the Agreement Regarding Right of First Offer, pursuant to which if the Merger Agreement is terminated due to the failure of the Clearwire stockholders to adopt the Merger Agreement and either (i) the Sprint-SoftBank Merger has been consummated, or (ii) the Sprint-SoftBank Merger has been terminated in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger and such alternative transaction has been consummated then each Voting Agreement Stockholder will, upon the occurrence of the events described above, offer to sell to Sprint HoldCo, and Sprint HoldCo will purchase from each Voting Agreement Stockholder, all of the equity securities of Clearwire and Clearwire Communications that such Voting Agreement Stockholder owns at a price per share of Class A Common Stock and Class B Common Stock (together with each corresponding equity security in Clearwire Communications) equal to the Merger Consideration. If a Voting Agreement Stockholder (other than Clearwire) terminates that agreement then the Agreement Regarding Right of First Offer will also terminate as to that party, and each party also has the right to terminate the Agreement Regarding Right of First Offer as to itself if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an agreement relating to a Sprint Superior Offer. As a result, if Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into the proposed transaction with DISH, then the Voting Agreement Stockholders may terminate their obligations to vote in favor of certain proposals being considered in our Proxy Statement filed on April 23, 2013 (and so such stockholders may vote their shares of Common Stock in their discretion), and the number of shares of Common Stock that Sprint may be obligated to acquire (and the relevant stockholders may be obligated to sell) pursuant to the Agreement Regarding Right of First Offer may decrease.

Verizon Proposal

On April 8, 2013, we received an unsolicited, non-binding written proposal from Verizon Communications Inc., which we refer to as Verizon, a strategic buyer, in which Verizon offered to acquire our leased spectrum licenses generally located in large markets that cover approximately 5 billion MHz-POPs at a gross price of approximately $1.0 to $1.5 billion, less the underlying spectrum lease obligations, the present value of which could be substantial. We are prohibited by the terms of the Merger Agreement from selling spectrum without the consent of Sprint. The Special Committee will, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, evaluate this proposal and any other proposal and engage in discussions with each of Verizon and Sprint, as appropriate.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Liquidity Issues

During the three months ended March 31, 2013, we incurred $461.9 million of net losses from continuing operations. We utilized $105.1 million of cash from operating activities of continuing operations and spent $37.5 million of cash on capital expenditures in the improvement and maintenance of our existing networks and for the deployment of our TDD-LTE network.

To date, we have invested heavily in building and maintaining our networks. We have a history of operating losses, and we expect to have significant losses in the future. We do not expect our operations to generate cumulative positive cash flows during the next twelve months.

As of March 31, 2013, we had available cash and short-term investments of approximately $797.4 million. Our current TDD-LTE build plan is to have approximately 2,000 TDD-LTE sites commissioned by the end of June 2013, which would satisfy the initial LTE prepayment milestone under the terms of our amended wholesale agreements with Sprint. Under the amended wholesale agreements with Sprint, we are required to expand our TDD-LTE network to 5,000 sites by June 30, 2014. Subject to the availability of funding under the Note Purchase Agreement, our current TDD-LTE build plan is to expand our TDD-LTE network to 5,000 sites by the end of 2013 in order to maximize our proceeds from the Sprint LTE Prepayment.

Under our current TDD-LTE build plan, we currently expect to satisfy our operating, financing and capital spending needs for the next twelve months using the available cash and short-term investments on hand, including the $160 million aggregate proceeds we received from the March 2013 and April 2013 draws under the Note Purchase Agreement, together with the remaining borrowing capacity available under the Note Purchase Agreement and the proceeds of additional vendor financing. In addition, we have provided notice to Sprint of our decision to take the $80 million May 2013 draw under the Note Purchase Agreement. With the March 2013 and April 2013 draws taken and our plans to take the May 2013 draw, in addition to our election to forego the first two draws available under the Note Purchase Agreement, the aggregate principal amount of additional funding remaining available to us under the Note Purchase Agreement will be reduced to $400 million. Our ability to take the final $400 million in funding available under the Note Purchase Agreement will depend, in part, on whether our shareholders approve the transactions contemplated by the Merger Agreement and the Note Purchase Agreement.

If the Merger Agreement terminates, whether as a result of our shareholders failing to approve the Proposed Merger, or for any other reason, the remaining funding under the Note Purchase Agreement would no longer be available to the Company. Without alternative sources of additional capital, we would have to curtail or suspend substantially all of our TDD-LTE network build plan as currently contemplated to conserve cash. In such case, we forecast that our cash and short-term investments would be depleted sometime in the first quarter of 2014. To conserve cash in the event the Proposed Merger fails to close for any reason, our board of directors is actively considering whether or not to make the June 1, 2013, interest payment on our approximately $4.5 billion of outstanding debt.

If the Proposed Merger fails to close for any reason or the closing takes longer than we expect and as a result, or for any other reason we cannot draw the full $400 million in funding remaining available under the Note Purchase Agreement, we will need to raise substantial additional capital and secure commitments from additional wholesale partners with significant data capacity needs that generate substantial revenues for us in a timely manner to fully implement our business plans and be able to continue to operate.

The amount of additional capital needed by us if the Proposed Merger fails to close will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties. Our capital

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

requirements will largely be predicated on the amount of cash we receive from Sprint for our services beyond the minimum commitments specified in our amended wholesale agreement and whether we secure commitments from new wholesale partners with significant data capacity needs. Each will partially depend on whether our construction of a TDD-LTE network is successful and completed according to the design architecture and deployment requirements of these parties, the extent to which the parties’ customers utilize that network, and the level of Sprint’s usage of our mobile WiMAX network beyond 2013. Other factors significantly affecting our capital needs include the amount of cash generated by our retail business, our ability to maintain reduced operating expenses and the accuracy of our other projections of future financial performance.

Any delays in the deployment of our planned TDD-LTE network, delays in the rollout of LTE services that rely on our network by Sprint or our other wholesale partners or unexpected increases in the costs we incur in deploying our TDD-LTE network would materially increase the additional capital we require for our business. Additionally, if we are unable to secure commitments from additional wholesale partners with significant data capacity needs, our need for additional capital will increase substantially to a level that we may find difficult to obtain.

Whether we would be able to successfully fulfill our additional capital needs in a timely manner is uncertain. If the Merger Agreement terminates, we will likely pursue various alternatives for securing additional capital. These alternatives include, among other things, obtaining additional equity and debt financing from a number of possible sources such as new and existing strategic investors, private or public offerings and vendors, or sales of certain of our assets, including excess spectrum. However, we face a number of challenges. Our recent equity financings were dilutive to our shareholders and any additional equity financings could result in significant additional dilution for our stockholders and may not generate the proceeds we need. Further, unless we are able to secure the required shareholder approvals to increase the number of authorized shares under our Certificate of Incorporation, we may not have enough authorized but unissued shares available to raise sufficient additional capital through an equity financing. With our existing level of indebtedness, including the amount of any financing drawn by us under the Note Purchase Agreement, and our inability to issue additional secured indebtedness under our existing indentures, additional debt financing may not be available on acceptable terms or at all. Even if additional debt financings are available, they could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find difficult to support. We may also look to undertake sales of certain of our assets that we believe are not essential for our business, such as excess spectrum. However, our ability to consummate a sale of assets that would generate sufficient proceeds to meet our capital needs on acceptable terms in a timely manner or at all is uncertain.

Additionally, as previously stated, we regularly evaluate our plans and other strategic options, and, if the Merger Agreement terminates, we may elect to pursue new or alternative strategies which we believe would be beneficial to our business. Such changes to our plans could also substantially change our capital requirements in the near and/or long term.

If the Merger Agreement terminates and we are unable to raise sufficient additional capital to fulfill our funding needs in a timely manner, or we fail to generate sufficient additional revenue from our wholesale and retail business to meet our obligations, our business prospects, financial condition and results of operations would likely be materially and adversely affected, and we would be forced to consider all available alternatives, including a financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code. These factors raise substantial doubt about our ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

The condensed consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States of America, which we refer to as U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC. The same accounting policies are followed for preparing the quarterly and annual financial information unless otherwise disclosed in the notes below.

Recent Accounting Pronouncements

The following accounting pronouncements were issued by the Financial Accounting Standards Board, which we refer to as the FASB, and adopted by the company during the three months ended March 31, 2013:

In January 2013, the FASB issued guidance clarifying the scope of disclosures about offsetting assets and liabilities. The guidance limits the scope of new balance sheet offsetting disclosures to derivative instruments, including bifurcated embedded derivatives, repurchase agreements and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement of similar agreement. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Entities are required to provide the new disclosures retrospectively for all comparative periods. We adopted the guidance on January 1, 2013. As the new guidance only clarified disclosure requirements for specific instruments, the adoption did not have any impact on our financial condition or results of operations.

In February 2013, the FASB issued new accounting guidance on the reporting of amounts reclassified from accumulated other comprehensive income. The guidance is intended to improve the reporting of reclassifications out of accumulated other comprehensive income of various components. This includes requiring an entity to present either parenthetically on the face of the financial statements or in the notes, significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. The new guidance is effective for public entities for annual periods, and interim periods within those periods, beginning after December 15, 2012. We adopted the new guidance on January 1, 2013. As the new guidance only amended the disclosure requirements related to other comprehensive income, the adoption did not have any impact on our financial condition or results of operations.

The following accounting pronouncement was issued by the FASB during the three months ended March 31, 2013:

In March 2013, the FASB issued an update on a parent’s accounting for the cumulative translation adjustment, which we refer to as CTA, upon derecognition of certain subsidiaries or group of assets within a foreign entity or of an investment in a foreign entity. The objective of the update is to resolve the diversity in practice about the appropriate guidance to apply to the release of CTA into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or a business within a foreign entity. The update provides that the entire amount of the CTA associated with the foreign entity would be released when there has been a sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity. This update is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The update should be applied prospectively from the beginning of the fiscal year of

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

adoption. As we have disposed of all of our significant foreign operations during fiscal year 2012, we do not expect that this update will have any impact on our financial condition or results of operations.

3.	Investments

Investments as of March 31, 2013 and December 31, 2012 consisted of the following (in thousands):

		March 31, 2013 Gross Unrealized			December 31, 2012
						Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$625,210	$87	$—	$625,297	$675,024	$88	$—	$675,112

4.	Property, Plant and Equipment

Property, plant and equipment, which we refer to as PP&E, as of March 31, 2013 and December 31, 2012 consisted of the following (in thousands):

	Useful Lives (Years)	March 31, 2013	December 31, 2012
Network and base station equipment	5 -15	$3,376,541	$3,396,376
Customer premise equipment	2	40,765	45,376
Furniture, fixtures and equipment	3-5	478,894	480,160
Leasehold improvements	Lesser of useful life or lease term	29,669	30,142
Construction in progress	N/A	172,519	156,630

		4,098,388	4,108,684
Less: accumulated depreciation and amortization		(1,978,307)	(1,849,680)

		$2,120,081	$2,259,004

	Three Months Ended March 31,
	2013	2012
Supplemental information (in thousands):
Capitalized interest	$2,791	$2,174
Depreciation expense	$179,992	$173,367

We have entered into lease arrangements related to our network construction and equipment that meet the criteria for capital leases. At March 31, 2013 and December 31, 2012, we have recorded capital lease assets with an original cost of $122.6 million and $112.8 million, respectively, within Network and base station equipment.

Construction in progress is primarily composed of costs incurred during the process of completing network projects not yet placed in service. The balance at March 31, 2013 included $107.2 million of costs related to completing network projects not yet placed in service, $60.1 million of network and base station equipment not yet assigned to a project and $5.2 million of costs related to information technology, which we refer to as IT, and other corporate projects.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Charges associated with Property, plant and equipment

We periodically assess assets that have not yet been deployed in our networks, including equipment and cell site development costs, classified as construction in progress. We evaluate for losses related to (1) shortage, or loss incurred in deploying such equipment, (2) reserve for excessive and obsolete equipment not yet deployed in the network, and (3) abandonment of network and corporate projects no longer expected to be deployed. In addition to charges incurred in the normal course of business, this assessment includes evaluating the impact of changes in our business plans and strategic network plans on those assets.

During 2012, we solidified our TDD-LTE network architecture, including identifying the sites at which we expect to overlay TDD-LTE technology in the first phase of our deployment. Any projects that are not required to deploy TDD-LTE technology at those sites, or that are no longer viable due to the development of the TDD-LTE network architecture, were abandoned and the related costs written down. In addition, any network equipment not required to support our network deployment plans or sparing requirements were written down to estimated salvage value.

We incurred the following charges associated with PP&E for the three months ended March 31, 2013 and 2012 (in thousands):

	Three Months Ended March 31,
	2013	2012
Abandonment of network projects no longer meeting strategic network plans	$327	$79,971
Abandonment of corporate projects	87	429

Total loss from abandonment of network and other assets	414	80,400
Charges for excessive and obsolete equipment and other disposals(1)(2)	4,702	58,656

Total losses on property, plant and equipment	$5,116	$139,056

(1)	Included in Cost of goods and services and network costs on the condensed consolidated statements of operations.
(2)	For the three months ended March 31, 2012, $2.3 million related to retail operations is included in Selling, general and administrative expense on the condensed consolidated statements of operations.

5.	Spectrum Licenses

Owned and leased spectrum licenses as of March 31, 2013 and December 31, 2012 consisted of the following (in thousands):

	March 31, 2013			December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived owned spectrum	$3,104,129	$—	$3,104,129	$3,104,129	$—	$3,104,129
Spectrum leases and prepaid spectrum	1,372,097	(250,958)	1,121,139	1,370,317	(237,317)	1,133,000
Pending spectrum and transition costs	12,372	—	12,372	12,492	—	12,492

Total spectrum licenses	$4,488,598	$(250,958)	$4,237,640	$4,486,938	$(237,317)	$4,249,621

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Three Months Ended March 31,
	2013	2012
Supplemental Information (in thousands):
Amortization of prepaid and other spectrum licenses	$13,761	$14,795

As of March 31, 2013, future amortization of spectrum leases and prepaid lease costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

Total
2013	$41,254
2014	54,080
2015	53,359
2016	52,676
2017	51,351
Thereafter	868,419

Total	$1,121,139

6.	Other Intangible Assets

Other intangible assets as of March 31, 2013 and December 31, 2012 consisted of the following (in thousands):

		March 31, 2013			December 31, 2012
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	7 years	$108,275	$(88,859)	$19,416	$108,275	$(86,040)	$22,235
Trade names and trademarks	5 years	3,804	(3,297)	507	3,804	(3,106)	698
Patents and other	10 years	3,278	(1,625)	1,653	3,270	(1,543)	1,727

Total other intangibles		$115,357	$(93,781)	$21,576	$115,349	$(90,689)	$24,660

As of March 31, 2013, the future amortization of other intangible assets is expected to be as follows (in thousands):

2013	$9,211
2014	7,738
2015	3,872
2016	327
2017	327
Thereafter	101

Total	$21,576

	Three Months Ended March 31,
	2013	2012
Supplemental Information (in thousands):
Amortization expense	$3,092	$4,058

We evaluate all of our patent renewals on a case by case basis, based on renewal costs.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7.	Supplemental Information on Liabilities

Current liabilities

Current liabilities consisted of the following (in thousands):

	March 31, 2013	December 31, 2012
Accounts payable and accrued expenses:
Accounts payable	$63,128	$83,701
Accrued interest	170,313	42,786
Salaries and benefits	17,417	22,010
Business and income taxes payable	28,941	20,363
Other accrued expenses	5,924	8,995

Total accounts payable and accrued expenses	285,723	177,855

Other current liabilities:
Derivative instruments	7,110	5,333
Deferred revenues(1)	169,567	124,466
Current portion of long-term debt	39,500	36,080
Cease-to-use liability	46,163	48,425
Other	16,661	13,306

Total other current liabilities	279,001	227,610

Total	$564,724	$405,465

(1)	See Note 16, Related Party Transactions, for further detail regarding deferred revenue balances with related parties.

Other long-term liabilities

Other long-term liabilities consisted of the following (in thousands):

	March 31, 2013	December 31, 2012
Deferred rents associated with tower and spectrum leases(1)	$757,224	$717,741
Cease-to-use liability	110,415	114,284
Deferred revenue(1)	—	83,887
Other	46,133	47,441

Total	$913,772	$963,353

(1)	See Note 16, Related Party Transactions, for further detail regarding deferred revenue balances with related parties.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Cost savings initiatives

In connection with our ongoing cost savings initiatives, since the beginning of 2011, we incurred employee, lease and other contract termination costs and recognized associated accrued liabilities, including a cease-to-use tower lease liability. We had the following activity associated with the cost savings initiatives accrued liabilities for the three months ended March 31, 2013 (in thousands):

Accrued liabilities as of December 31, 2012	$164,451
Costs incurred, excluding non-cash credits	7,935
Cash and share payment	(14,125)

Accrued liabilities as of March 31, 2013	$158,261

8.	Income Taxes

Clearwire Corporation, which we refer to as Clearwire or the Company, holds no significant assets other than its equity interests in Clearwire Communications LLC, which we refer to as Clearwire Communications. Clearwire Communications is treated as a partnership for United States federal income tax purposes and therefore does not pay United States federal income tax. As a result, any current and deferred tax consequences are reflected at the partner level. Other than the balances associated with the non-United States operations, the only temporary difference for Clearwire is the difference between the financial statement carrying value and the tax basis associated with the investment in Clearwire Communications.

Our deferred tax assets primarily represent net operating loss, which we refer to as NOL, carry-forwards associated with Clearwire’s operations prior to the formation of the Company on November 28, 2008 and the portion of the partnership losses allocated to Clearwire after the formation of the Company. The Company is subject to a change in control test under Section 382 of the Internal Revenue Code, that if met, would limit the annual utilization of any pre-change in control NOL carry-forward as well as the ability to use certain unrealized built in losses as future deductions. We believe that a change of control under Section 382 of the Internal Revenue Code did occur in 2011 and 2012 and therefore, we believe that we permanently will be unable to use a significant portion of our NOL carry-forwards that arose before the change in control to offset future income.

We have recognized a deferred tax liability for the difference between the financial statement carrying value and the tax basis of the partnership interest. As it relates to the United States tax jurisdiction, we determined that our temporary taxable difference associated with our investment in the partnership will not completely reverse within the carry-forward period of the NOLs. The portion of such temporary differences that will reverse within the carry-forward period of the NOLs represents relevant future taxable income. Management has reviewed the facts and circumstances, including the history of NOLs, projected future tax losses, and determined that it is appropriate to record a valuation allowance against the portion of our deferred tax assets that are not deemed realizable. The income tax expense reflected in our condensed consolidated statements of operations primarily reflects United States deferred taxes and certain state taxes.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

9.	Long-term Debt, Net

Long-term debt at March 31, 2013 and December 31, 2012 consisted of the following (in thousands):

	March 31, 2013
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(25,891)	$2,921,603
2016 Senior Secured Notes	14.75%	15.36%	2016	300,000	—	300,000
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.93%	2040	629,250	(159,415)	469,835
Sprint Notes	1.00%	N/A (5)	2018	80,000	(78,730)	1,270
Vendor Financing Notes(3)	LIBOR based (2)	6.36%	2014/2015	35,792	—	35,792
Capital lease obligations and other(3)				98,671	—	98,671

Total debt, net				$4,591,207	$(264,036)	4,327,171

Less: Current portion of Vendor Financing Notes and capital lease obligations and other(4)						(39,500)

Total long-term debt, net						$4,287,671

(1)	Represents weighted average effective interest rate based on quarter-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50% (secured) and 7.00% (unsecured). Included in the balance are unsecured notes with par amount of $13.7 million at March 31, 2013.
(3)	As of March 31, 2013, par amount of approximately $119.3 million is secured by assets classified as Network and base station equipment. The remaining par amount is unsecured.
(4)	Included in Other current liabilities on the consolidated balance sheets.
(5)

The discount on the Sprint Notes is accreted as interest expense on a straight-line basis over the life of the notes due to the magnitude of the initial discount. For further discussion, see Sprint Notes below.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31, 2012
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(27,900)	$2,919,594
2016 Senior Secured Notes	14.75%	15.36%	2016	300,000	—	300,000
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.93%	2040	629,250	(165,050)	464,200
Vendor Financing Notes(3)	LIBOR based (2)	6.37%	2014/2015	32,056	(51)	32,005
Capital lease obligations and other(3)				91,638	—	91,638

Total debt, net				$4,500,438	$(193,001)	4,307,437

Less: Current portion of Vendor Financing Notes and capital lease obligations and other(4)						(36,080)

Total long-term debt, net						$4,271,357

(1)	Represents weighted average effective interest rate based on year-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50% (secured) and 7.00% (unsecured). Included in the balance are unsecured notes with par amount of $4.6 million at December 31, 2012.
(3)	As of December 31, 2012, par amount of approximately $118.8 million is secured by assets classified as Network and base station equipment. The remaining par amount is unsecured.
(4)	Included in Other current liabilities on the consolidated balance sheets.

Sprint Notes — As described in Note 1, Description of Business, in connection with the Merger Agreement, Sprint and the Issuers entered into a Note Purchase Agreement on December 17, 2012 in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800 million of 1% Exchangeable Notes maturing on June 1, 2018. Interest on the notes is payable semi-annually in June and December.

Sprint has the right to exchange their notes for Class A Common Stock or Class B Common Stock and Class B Common Interests at the applicable exchange rate at any time prior to the maturity date once (a) the Merger Agreement is terminated or (b) the proposed merger is consummated. The applicable exchange rate is 666.67 shares of Class A Common Stock (or Class B Common Stock and Class B Common Interests) per $1,000 principal, equivalent to an exchange price of approximately $1.50 per share. The exchange rate is subject to adjustments for certain events such as a fundamental change in control and certain dilutive transactions. For purposes of the Sprint Notes, a fundamental change in control does not include transactions with Sprint and its affiliates including the Sprint-SoftBank merger.

The Sprint Notes are guaranteed by this Issuers’ existing wholly-owned domestic subsidiaries. The Sprint Notes are expressly subordinated to the 2015 and 2016 senior secured notes; rank equally in right of payments with all the Issuers’ and the guarantors’ other existing and future senior indebtedness, and senior to any existing and future subordinated indebtedness. The Sprint Notes do not contain any financial or operating covenants.

The Sprint Notes contain a beneficial conversion feature, which we refer to as BCF. A BCF will be recorded if the Company’s stock price is greater than the exchange price on the commitment date. Therefore, on the settlement date of each draw of the Sprint Notes, the BCF will be calculated based on the closing price on settlement date less the exchange price of $1.50 per share multiplied by the number of shares of Class A

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Common Stock issued. The amount of the BCF for each draw is limited to the proceeds received for that draw. The BCF is recognized as a discount to the debt and an increase to Additional paid-in capital on the condensed consolidated balance sheets. The debt discount will be accreted from the date of issuance through the stated maturity into Interest expense on the condensed consolidated statements of operations on a straight-line basis.

Future Payments — For future payments on our long-term debt see Note 12, Commitments and Contingencies.

Interest Expense — Interest expense included in our condensed consolidated statements of operations for the three months ended March 31, 2013 and 2012, consisted of the following (in thousands):

	Three Months Ended March 31,
	2013	2012
Interest coupon(1)	$130,715	$128,672
Accretion of debt discount and amortization of debt premium, net(2)	12,593	10,188
Capitalized interest	(2,791)	(2,174)

	$140,517	$136,686

(1)	The three months ended March 31, 2012 includes $2.5 million of coupon interest relating to Exchangeable Notes, which was settled in a non-cash transaction.
(2)	Includes non-cash amortization of deferred financing fees which are classified as Other assets on the condensed consolidated balance sheets.

10.	Derivative Instruments

The holders’ exchange rights contained in the 8.25% exchangeable notes due 2040, which we refer to as the Exchangeable Notes, constitute embedded derivative instruments that are required to be accounted for separately from the debt host instrument at fair value. As a result, upon the issuance of the Exchangeable Notes, we recognized exchange options, which we refer to as Exchange Options. The Exchange Options are indexed to Class A Common Stock, have a notional amount of 88.9 million shares at March 31, 2013 and December 31, 2012 and mature in 2040.

We do not apply hedge accounting to the Exchange Options. Therefore, gains and losses due to changes in fair value are reported in our condensed consolidated statements of operations. At March 31, 2013 and December 31, 2012, the Exchange Options’ estimated fair value of $7.1 million and $5.3 million, respectively, was reported in Other current liabilities on our condensed consolidated balance sheets. For the three months ended March 31, 2013 and 2012, we recognized losses of $1.8 million and $4.9 million, respectively, from the changes in the estimated fair value in Loss on derivative instruments in our condensed consolidated statements of operations. See Note 11, Fair Value, for information regarding valuation of the Exchange Options.

11.	Fair Value

The following is a description of the valuation methodologies and pricing assumptions we used for financial instruments measured and recorded at fair value on a recurring basis in our financial statements and the classification of such instruments pursuant to the valuation hierarchy.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Cash Equivalents and Investments

Where quoted prices for identical securities are available in an active market, we use quoted market prices to determine the fair value of investment securities and cash equivalents, and they are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Government Treasury Bills, actively traded U.S. Government Treasury Notes and money market mutual funds for which there are quoted prices in active markets or quoted net asset values published by the money market mutual fund and supported in an active market.

Investments are classified in Level 2 of the valuation hierarchy for securities where quoted prices are available for similar investments in active markets or for identical or similar investments in markets that are not active and we use pricing from independent external valuation sources. Level 2 securities include U.S. Government Agency Discount Notes and U.S. Government Agency Notes.

Derivatives

The Exchange Options are classified in Level 3 of the valuation hierarchy. To estimate the fair value of the Exchange Options, we use an income approach based on valuation models, including option pricing models and discounted cash flow models. We maximize the use of market-based observable inputs in the models and develop our own assumptions for unobservable inputs based on management estimates of market participants’ assumptions in pricing the instruments.

We use a trinomial option pricing model to estimate the fair value of the Exchange Options. The inputs include the contractual terms of the instrument and market-based parameters such as interest rate forward curves, stock price volatility and cost to borrow stock. A level of subjectivity is applied to estimate our stock price volatility input. The stock price volatility used in computing the fair value of the Exchange Options at March 31, 2013 of 25% is based on the implied volatility of existing stock options, adjusted for our estimates of market participant adjustments for differences in critical terms of the options, liquidity, and other factors related to exchangeable debt instruments. Holding all other pricing assumptions constant, an increase or decrease of 10% in our estimated stock volatility at March 31, 2013 could result in a loss of $16.9 million, or a gain of $7.1 million, respectively.

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at March 31, 2013 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$147,108	$25,000	$—	$172,108
Short-term investments	$325,369	$299,928	$—	$625,297
Other assets — derivative warrant assets	$—	$—	$214	$214
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(7,110)	$(7,110)

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2012 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$193,445	$—	$—	$193,445
Short-term investments	$375,743	$299,369	$—	$675,112
Other assets — derivative warrant assets	$—	$—	$211	$211
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(5,333)	$(5,333)

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended March 31, 2013 (in thousands):

	January 1, 2013	Acquisitions, Issuances and Settlements	Net Realized/ Unrealized Gains (Losses) Included in Earnings		Net Realized/ Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	March 31, 2013	Net Unrealized Gains Included in 2013 Earnings Relating to Instruments Held at March 31, 2013
Other assets:
Derivatives	$211	$—	$3	(1)	$—	$214	$3
Other current liabilities:
Derivatives	(5,333)	—	(1,777	)(1)	—	(7,110)	(1,777)

(1)	Included in Loss on derivative instruments in the condensed consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended March 31, 2012 (in thousands):

	January 1, 2012	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings		Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	March 31, 2012	Net Unrealized Gains (Losses) Included in 2012 Earnings Relating to Instruments Held at March 31, 2012
Other assets:
Derivatives	209	—	5	(1)	—	214	5
Other current liabilities:
Derivatives	(8,240)	1,553	(4,867	)(1)	—	(11,554)	(4,443)

(1)	Included in Loss on derivative instruments in the condensed consolidated statements of operations.

The following is the description of the fair value for financial instruments we hold that are not subject to fair value recognition.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Debt Instruments

The senior secured notes maturing in 2015, which we refer to as the 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the second-priority secured notes, which we refer to as the Second-Priority Secured Notes and the Exchangeable Notes are classified as Level 2 of the valuation hierarchy. To estimate the fair value of the 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the Second-Priority Notes and the Exchangeable Notes, we used the average indicative price from several market makers.

The Sprint Notes are classified as Level 3 of the valuation hierarchy. A level of subjectivity is applied to estimate the fair value of the Sprint Notes. We use a market approach, benchmarking the price of the Sprint Notes to our Exchangeable notes, adjusting for differences in critical terms such as tenor and strike price of the options as well as liquidity.

To estimate the fair value of the vendor financing notes, which we refer to as the Vendor Financing Notes, we used an income approach based on the contractual terms of the notes and market-based parameters such as interest rates. As a result, they are classified in Level 3 of the valuation hierarchy. A level of subjectivity is applied to estimate the discount rate used to calculate the present value of the estimated cash flows.

The following table presents the carrying value and the approximate fair value of our outstanding debt instruments at March 31, 2013 and December 31, 2012 (in thousands):

	March 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes:
Senior Secured Notes — 2015	$2,921,603	$3,198,031	$2,919,594	$3,180,238
Senior Secured Notes — 2016	$300,000	$423,375	$300,000	$414,375
Second-Priority Secured Notes	$500,000	$591,875	$500,000	$591,565
Exchangeable Notes(1)	$469,835	$692,452	$464,200	$689,598
Sprint Notes(2)	$1,270	$172,800	$—	$—
Vendor Financing Notes	$35,792	$35,983	$32,005	$31,802

(1)

Carrying value as of March 31, 2013 and December 31, 2012 is net of $159.4 million and $165.1 million discount, respectively, arising from the separation of the Exchange Options from the debt host instrument. The fair value of the Exchangeable Notes incorporates the value of the exchange feature which we have recognized separately as a derivative on our consolidated balance sheets.

(2)	Carrying value as of March 31, 2013 is net of $78.7 million discount arising from the BCF.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

12.	Commitments and Contingencies

Future minimum cash payments under obligations for our continuing operations listed below (including all optional expected renewal periods on operating leases) as of March 31, 2013, are as follows (in thousands):

	Total	2013	2014	2015	2016	2017	Thereafter, including all renewal periods
Long-term debt obligations(1)	$4,492,536	$17,415	$12,068	$2,953,803	$300,000	$500,000	$709,250
Interest payments on long-term debt obligations(1)	2,998,702	511,939	511,627	511,058	156,963	112,713	1,194,402
Operating lease obligations(2)	1,557,781	264,961	363,019	286,576	194,415	124,898	323,912
Operating lease payments for assumed renewal periods(2)	7,856,457	1,434	27,048	105,406	193,629	260,883	7,268,057
Spectrum lease obligations	6,660,622	136,031	182,666	183,224	189,919	205,399	5,763,383
Spectrum service credits and signed spectrum agreements	102,784	4,505	3,019	3,019	3,019	3,019	86,203
Capital lease obligations(3)	140,414	20,284	27,803	26,508	14,486	8,922	42,411
Purchase agreements	130,365	97,541	17,871	6,301	1,899	1,884	4,869

Total	$23,939,661	$1,054,110	$1,145,121	$4,075,895	$1,054,330	$1,217,718	$15,392,487

(1)	Principal and interest payments beyond 2017 represent potential principal and interest payments on the Exchangeable Notes beyond the expected repayment in 2017.
(2)	Includes executory costs of $51.1 million.
(3)	Payments include $41.7 million representing interest.

Expense recorded related to spectrum and operating leases was as follows (in thousands):

	Three Months Ended March 31,
	2013	2012
Spectrum lease payments	$44,483	$43,293
Non-cash spectrum lease expense	25,704	22,199
Amortization of spectrum leases	13,212	14,216

Total spectrum lease expense	$83,399	$79,708

Operating lease expense	$118,995	$119,074

Operating lease obligations — Our commitments for non-cancelable operating leases consist mainly of leased sites, including towers and rooftop locations, and office space. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Operating leases generally have initial terms of five to seven years with multiple renewal options for additional five-year terms totaling between 20 and 25 years. Operating lease obligations in the table above include all lease payments for the contractual lease term including any remaining future lease payments for leases where notice of intent not to renew has been sent as a result of the lease termination initiatives. Operating lease payments for assumed renewal periods include the expected renewal periods for those leases where renewal is likely.

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Certain of the tower leases specify a minimum number of new leases to commence by December 31, 2013. Charges may apply if these commitments are not satisfied. These charges are included in operating lease obligations in the table above.

Spectrum lease obligations — Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Leased spectrum agreements have terms of up to 30 years and the weighted average remaining lease term at March 31, 2013 was approximately 22 years, including renewal terms. We expect that all renewal periods in our spectrum leases will be renewed by us.

Spectrum service credits — We have commitments to provide Clearwire services to certain lessors in launched markets, and to reimburse lessors for certain capital equipment and third-party service expenditures, over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. During the three months ended March 31, 2013 and 2012, we satisfied $0.5 million and $1.1 million, respectively, related to these commitments. The maximum remaining commitment at March 31, 2013 is $101.3 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.

Purchase agreements — Included in the table above are purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable. The table above also includes other obligations we have that include minimum purchase commitments with certain suppliers over time for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services.

In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

Legal proceedings — As more fully described below, we are involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, business practices, commercial and other matters. We determine whether we should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. We reassess our views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which we are involved. Legal proceedings are inherently unpredictable, and the matters in which we are involved often present complex legal and factual issues. We vigorously pursue defenses in legal proceedings and engage in discussions where possible to resolve these matters on terms favorable to us, including pursuing settlements where we believe it may be the most cost effective result for the Company. It is possible, however, that our business, financial condition and results of operations in future periods could be materially and adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

Consumer Purported Class Actions and Investigation(s)

In April 2009, a purported class action lawsuit was filed against Clearwire U.S. LLC in Superior Court in King County, Washington by a group of five plaintiffs (Chad Minnick, et al.). The lawsuit generally alleges that

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we disseminated false advertising about the quality and reliability of our services; imposed an unlawful early termination fee, which we refer to as ETF; and invoked allegedly unconscionable provisions of our Terms of Service to the detriment of subscribers. Among other things, the lawsuit seeks a determination that the alleged claims may be asserted on a class-wide basis; an order declaring certain provisions of our Terms of Service, including the ETF provision, void and unenforceable; an injunction prohibiting us from collecting ETFs and further false advertising; restitution of any ETFs paid by our subscribers; equitable relief; and an award of unspecified damages and attorneys’ fees. Plaintiffs subsequently amended their complaint adding seven additional plaintiffs. We removed the case to the United States District Court for the Western District of Washington. On July 23, 2009, we filed a motion to dismiss the amended complaint. The Court stayed discovery pending its ruling on the motion, and on February 2, 2010, granted our motion to dismiss in its entirety. Plaintiffs appealed to the Ninth Circuit Court of Appeals. On March 29, 2011 the Court of Appeals entered an Order Certifying Question to the Supreme Court of Washington requesting guidance on a question of Washington state law. On May 23, 2012, the Washington Supreme Court issued a decision holding that an ETF is a permissible alternative performance provision. The Court of Appeals has stayed the matter. The parties have agreed to settle the lawsuit. On December 19, 2012, the District Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In September 2009, a purported class action lawsuit was filed against Clearwire in King County Superior Court, brought by representative plaintiff Rosa Kwan. The complaint alleges we placed unlawful telephone calls using automatic dialing and announcing devices and engaged in unlawful collection practices. It seeks declaratory, injunctive, and/or equitable relief and actual and statutory damages under federal and state law. On October 1, 2009, we removed the case to the United States District Court for the Western District of Washington. The parties stipulated to allow a Second Amended Complaint, which plaintiffs filed on December 23, 2009. We then filed a motion to dismiss the amended complaint. On February 22, 2010, the Court granted our motion to dismiss in part, dismissing certain claims with prejudice and granting plaintiff leave to further amend the complaint. Plaintiff filed a Third Amended Complaint adding additional state law claims and joining Bureau of Recovery, a purported collection agency, as a co-defendant. On January 27, 2011, the court granted the parties’ stipulation allowing plaintiff to file a Fourth Amended Complaint adding two new class representatives. We then filed motions to compel the newly-added customer plaintiffs to arbitrate their individual claims. On January 3, 2012, the Court denied without prejudice our motions to compel arbitration because of factual issues to be resolved at an evidentiary hearing. The parties stipulated to allow a Fifth Amended Complaint. The parties agreed to settle the lawsuit. On December 27, 2012, the Court granted preliminary approval of the settlement. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements. If the Court does not grant final approval of the settlement, this case will remain in the early stages of litigation and its outcome is unknown.

In November 2010, a purported class action lawsuit was filed against Clearwire by Angelo Dennings in the U.S. District Court for the Western District of Washington. The complaint generally alleges we slow network speeds when network demand is highest and that such network management violates our agreements with subscribers and is contrary to the Company’s advertising and marketing claims. Plaintiffs also allege that subscribers do not review the Terms of Service prior to subscribing, and when subscribers cancel service due to network management, we charge an ETF or restocking fee that they claim is unconscionable under the circumstances. The claims asserted include breach of contract, breach of the covenant of good faith and fair dealing and unjust enrichment. Plaintiffs seek class certification; unspecified damages and restitution; a declaratory judgment that Clearwire’s ETF and restocking fee are unconscionable under the alleged circumstances; an injunction prohibiting Clearwire from engaging in alleged deceptive marketing and from

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charging ETFs; interest; and attorneys’ fees and costs. On January 13, 2011, we filed concurrent motions to compel arbitration and in the alternative, to dismiss the complaint for failure to state a claim upon which relief may be granted. In response to Clearwire’s motions, plaintiff abandoned its fraud claim and amended its complaint with fourteen additional plaintiffs in eight separate jurisdictions. Plaintiff further added new claims of violation of Consumer Protection statutes under various state laws. On March 31, 2011, Clearwire filed concurrent motions to (1) compel the newly-added plaintiffs to arbitrate their individual claims, (2) alternatively, to stay this case pending the United States Supreme Court’s decision in AT&T Mobility LLC v. Concepcion, No. 09-893, which we refer to as Concepcion, and (3) to dismiss the complaint for failure to state a claim upon which relief may be granted. Plaintiffs did not oppose Clearwire’s motion to stay the litigation pending Concepcion, and the parties stipulated to stay the litigation. The parties agreed to settle the lawsuit. On December 19, 2012, the District Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. Plaintiffs and Clearwire filed a motion for appeal bond requiring objectors to secure payment of costs in connection with the appeal. The Court of Appeals ordered the objectors to post the appeal bond. Plaintiffs also filed a motion for summary affirmance. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In March 2011, a purported class action was filed against Clearwire in the U.S. District Court for the Eastern District of California. The case, Newton v. Clearwire, Inc. [sic], alleges Clearwire’s network management and advertising practices constitute breach of contract, unjust enrichment, unfair competition under California’s Business and Professions Code Sections 17200 et seq., and violation of California’s Consumers’ Legal Remedies Act. Plaintiff contends Clearwire’s advertisements of “no speed cap” and “unlimited data” are false and misleading. Plaintiff alleges Clearwire has breached its contracts with customers by not delivering the Internet service as advertised. Plaintiff also claims slow data speeds are due to Clearwire’s network management practices. Plaintiff seeks class certification; declaratory and injunctive relief; unspecified restitution and/or disgorgement of fees paid for Clearwire service; and unspecified damages, interest, fees and costs. On June 9, 2011, Clearwire filed a motion to compel arbitration. The parties agreed to settle the lawsuit. On December 19, 2012, the District Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In August 2012, Richard Wuest filed a purported class action against Clearwire in the California Superior Court, San Francisco County. Plaintiff alleges that Clearwire violated California’s Invasion of Privacy Act, Penal Code 630, notably §632.7, which prohibits the recording of communications made from a cellular or cordless telephone without the consent of all parties to the communication. Plaintiff seeks statutory damages and injunctive relief, costs, attorney fees, pre and post judgment interest. Clearwire removed the matter to federal court. On November 2, 2012, Clearwire filed an answer to the complaint. The litigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On September 6, 2012, the Washington State Attorney General’s Office served on Clearwire Corporation a Civil Investigative Demand pursuant to RCW 19.86.110. The demand seeks information and documents in furtherance of the Attorney General Office’s investigation of possible unfair trade practices, failure to properly disclose contractual terms, and misleading advertising. On October 22, 2012, Clearwire responded to the demand. The investigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

In April 2013, Kenneth Lindsay, a former employee and others, filed a purported collective class action lawsuit in U.S. District Court for the District of Minnesota, against Clear Wireless LLC and Workforce Logic

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LLC. Plaintiffs allege claims individually and on behalf of a purported nationwide collective class under the Fair Labor Standards Act, which we refer to as the FSLA, from April 9, 2010 to present. The lawsuit alleges that defendants violated the FLSA, notably sections 201 and 207 and relevant regulations, regarding failure to pay minimum wage, failure to pay for hours worked during breaks or work performed “off the clock” before, during and after scheduled work shifts, overtime, improper deductions, and improper withholding of wages, commissions and bonuses. Plaintiffs seek back wages, unpaid wages, overtime, liquidated damages, attorney fees and costs. Clearwire will respond to the complaint in due course. The litigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

Purported Shareholder Class Actions: Delaware Actions

On December 12, 2012, stockholder Crest Financial Limited, which we refer to as Crest, filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco LLC and Eagle River, purportedly brought on behalf of the public stockholders of the Company. On December 14, 2012, plaintiff filed an amended complaint, and on January 2, 2013, plaintiff filed a second amended complaint. Also, on December 12, 2012, the plaintiff filed a motion seeking an expedited trial. Following a hearing on January 10, 2013, the Court denied the motion to expedite without prejudice. The Court also directed the parties to consolidate this lawsuit with the other Delaware actions described below. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the proposed transaction between Sprint and the Company, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, including with respect to the SoftBank Transaction, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and Eagle River. The lawsuit also alleges that the Merger Consideration undervalues the Company, and that the controlling stockholders acted to enrich themselves at the expense of the minority stockholders. The lawsuit seeks to permanently enjoin the SoftBank Transaction, permanently enjoin the Proposed Merger, permanently enjoin Sprint from allegedly interfering with the Company’s plans to raise capital or sell its spectrum and to recover compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 20, 2012, stockholder Abraham Katsman filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and SoftBank, purportedly bought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that SoftBank aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Kenneth L. Feigeles filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Merger Sub and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company, Sprint, Merger Sub and Eagle River aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, and

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that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Joan Litwin filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint, Eagle River and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain the Company’s spectrum for itself to the detriment of the public stockholders, and that the directors of the Company allowed the Company to stagnate to benefit Sprint and Eagle River. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger. The lawsuit also seeks to enjoin Sprint from interfering with the Company’s build-out plans or any future sale of spectrum, and seeks unspecified compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On or about January 3, 2013, stockholder David DeLeo filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of our public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company and Merger Sub aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint and the directors of the Company misappropriated non-public information that was not disclosed to the plaintiffs, and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks a declaratory judgment that the proposed transaction between Sprint and the Company was entered into in breach of Sprint’s fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

Purported Shareholder Class Actions: Washington Actions

On December 20, 2012 stockholder Joe Kuhnle filed a putative class action lawsuit in the Superior Court of Washington, King County, against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Kuhnle Action. The Kuhnle Action alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Kuhnle Action also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in their public filings. The Kuhnle Action seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, a preliminary injunction preventing the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. On January 18, 2013, we and the other defendants collectively filed a motion to dismiss or stay the Kuhnle Action in favor of the prior-filed Delaware actions. On January 18, 2013, we and the other defendants opposed plaintiff’s motion to expedite discovery. The Court denied plaintiff’s motion to expedite

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discovery and granted defendants’ motion to stay the Kuhnle matter pending resolution of actions in Delaware. On January 22, 2013, the parties stipulated to consolidate the three King County Washington lawsuits — the Kuhnle Action, along with both the Millen Action and the Rowe Action (each discussed further below) — into one matter: In Re Clearwire Corporation Shareholder Litigation. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 20, 2012, stockholder Doug Millen filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Millen Action. The lawsuit alleges that the directors of the Company breached their fiduciary duties owed to the Company’s public stockholders in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in connection with the announcement of the transaction. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, and rescission of the Proposed Merger to the extent it has already been consummated. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Millen Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 31, 2012, stockholder Clinton Rowe filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Rowe Action. The lawsuit alleges that Sprint and the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, and that the Company, Sprint and Merger Sub aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, and that the directors of the Company did not protect the Company against numerous conflicts of interest. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, rescission of the transaction to the extent it has already been implemented, and the imposition of a constructive trust in favor of the plaintiff class upon any benefits improperly received by defendants. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Rowe Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

In addition to the matters described above, we are often involved in certain other proceedings which seek monetary damages and other relief. Based upon information currently available to us, none of these other claims are expected to have a material effect on our business, financial condition or results of operations.

Indemnification agreements — We are currently a party to indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the condensed consolidated balance sheets for any indemnification agreements, because they are neither probable nor estimable.

13.	Share-Based Payments

As of March 31, 2013, there were 24,976,830 shares available for grant under the Clearwire Corporation 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, which authorizes us to grant incentive stock

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options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, which we refer to as RSUs, performance based RSUs and other stock awards to our employees, directors and consultants. With the adoption of the 2008 Plan, no additional share grants will be granted under the Clearwire Corporation 2007 Stock Compensation Plan or the Clearwire Corporation 2003 Stock Option Plan.

Restricted Stock Units

We grant RSUs and performance-based RSUs to certain officers and employees under the 2008 Plan. RSUs generally have performance and service requirements or service requirements only, with vesting periods ranging from 2 to 4 years. The fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price. Performance-based RSUs awarded in 2012 have 1 to 2 year performance periods and were granted once the performance objectives were established during the first quarter of 2012.

A summary of the RSU activity from January 1, 2013 through March 31, 2013 is presented below:

	Restricted Stock Units		Weighted-Average Grant Price
	Future Performance and Service Required	Future Service Required	Future Performance and Service Required	Future Service Required
Restricted stock units outstanding — January 1, 2013	6,411,835	21,963,607	$1.96	$2.83
Granted	—	11,590,842	—	3.18
Forfeited	(1,691,445)	(209,958)	1.96	2.87
Vested	—	(7,202,207)	—	2.71

Restricted stock units outstanding — March 31, 2013	4,720,390	26,142,284	$1.96	$3.02

As of March 31, 2013, we have total unrecognized compensation cost of approximately $48.4 million, which is expected to be recognized over a weighted-average period of approximately 1.7 years.

Stock Options

We granted options to certain officers and employees under the 2008 Plan. All options generally vest over a four-year period. The fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model.

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A summary of option activity from January 1, 2013 through March 31, 2013 is presented below:

	Number of Options	Weighted- Average Exercise Price
Options outstanding — January 1, 2013	3,250,605	$14.39
Granted	—	—
Forfeited	(65,166)	16.29
Exercised	(15,000)	3.03

Options outstanding — March 31, 2013	3,170,439	$14.41

Vested and expected to vest — March 31, 2013	3,164,458	$14.42

Exercisable outstanding — March 31, 2013	3,096,657	$14.59

The total unrecognized share-based compensation costs related to non-vested stock options outstanding at March 31, 2013 was approximately $59,000 and is expected to be recognized over a weighted average period of approximately eight months.

Share-based compensation expense is based on the estimated grant-date fair value of the award and is recognized net of estimated forfeitures on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Share-based compensation expense recognized for all plans for the three months ended March 31, 2013 and 2012 is as follows (in thousands):

	Three Months Ended March 31,
	2013	2012
Options	$54	$66
RSUs	9,587	5,263

Total	$9,641	$5,329

14.	Stockholders’ Equity

The following table lists the voting interests in Clearwire as of March 31, 2013:

Investor	Class A Common Stock	Class A Common Stock Voting % Outstanding	Class B Common Stock(1)	Class B Common Stock % Voting Outstanding	Total	Total % Voting Outstanding
Sprint	30,922,958	4.4%	708,087,860	91.5%	739,010,818	50.2%
Comcast	88,504,132	12.7%	—	—%	88,504,132	6.0%
Bright House	8,474,440	1.2%	—	—%	8,474,440	0.6%
Intel	28,432,066	4.1%	65,644,812	8.5%	94,076,878	6.4%
Other Shareholders	542,838,329	77.6%	—	—%	542,838,329	36.8%

Total	699,171,925	100.0%	773,732,672	100.0%	1,472,904,597	100.0%

(1)	The holders of Class B Common Stock hold an equivalent number of Class B Common Interests.

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Sprint and Intel Corporation, which we refer to as Intel, own shares of Clearwire Class B Common Stock that have equal voting rights to Clearwire’s Class A Common Stock, but have only limited economic rights. Unlike the holders of Class A Common Stock, the holders of Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of Class B Common Stock. Sprint and Intel hold their economic rights through ownership of Clearwire Communications Class B common interests, which we refer to as Class B Common Interests.

During the first quarter of 2013, we issued a warrant to purchase 2.0 million shares of Class A Common Stock at an exercise price of $1.75 per share related to a spectrum lease agreement. The warrants expire January 29, 2019.

15.	Net Loss Per Share

Basic Net Loss Per Share

The net loss per share attributable to holders of Class A Common Stock is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended March 31,
	2013	2012
Net loss from continuing operations	$(461,888)	$(561,026)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	234,935	378,972

Net loss from continuing operations attributable to Class A Common Stockholders	(226,953)	(182,054)
Net loss from discontinued operations attributable to Class A Common Stockholders	—	231

Net loss attributable to Class A Common Stockholders	$(226,953)	$(181,823)

Weighted average shares Class A Common Stock outstanding	693,901	458,827
Net loss per share from continuing operations	$(0.33)	$(0.40)
Net loss per share from discontinued operations	—	—

Net loss per share	$(0.33)	$(0.40)

Diluted Net Loss Per Share

The potential exchange of Class B Common Interests together with Class B Common Stock for Class A Common Stock may have a dilutive effect on diluted net loss per share due to certain tax effects. That exchange would result in both an increase in the number of Class A Common Stock outstanding and a corresponding increase in the net loss attributable to the Class A Common Stockholders through the elimination of the non-controlling interests’ allocation. Further, to the extent that all of the Class B Common Interests and Class B Common Stock are converted to Class A Common Stock, the Clearwire Communications partnership structure would no longer exist and Clearwire would be required to recognize a tax provision related to indefinite lived intangible assets.

For the three months ended March 31, 2013, shares issuable upon the exchange of Class B Common Interests together with Class B Common Stock for Class A Common Stock were excluded in the computation of diluted net loss per share as their inclusion would have been antidilutive.

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Net loss per share attributable to holders of Class A Common Stock on a diluted basis is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended March 31,
	2013	2012
Net loss from continuing operations attributable to Class A Common Stockholders	$(226,953)	$(182,054)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	—	(378,972)
Tax adjustment resulting from dissolution of Clearwire Communications	—	(9,380)

Net loss from continuing operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(226,953)	(570,406)

Net loss from discontinued operations available to Class A Common Stockholders	—	231
Non-controlling interest in net loss from discontinued operations of consolidated subsidiaries	—	812

Net loss from discontinued operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	—	1,043

Net loss available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	$(226,953)	$(569,363)

Weighted average shares Class A Common Stock outstanding	693,901	458,827
Weighted average shares converted from Class B Common Stock outstanding	—	839,703

Total weighted average shares Class A Common Stock outstanding (diluted)	693,901	1,298,530

Net loss per share from continuing operations	$(0.33)	$(0.44)
Net loss per share from discontinued operations	—	—

Net loss per share	$(0.33)	$(0.44)

The diluted weighted average shares did not include the effects of the following potential common shares as their inclusion would have been antidilutive (in thousands):

	Three Months Ended March 31,
	2013	2012
Class B common stock	773,733	—
Exchangeable Notes conversion shares	88,887	100,363
Sprint Notes conversion shares	18,370	—
Stock options	3,199	4,542
Restricted stock units	26,968	15,387
Warrants	1,775	1,467

	912,932	121,759

We have calculated and presented basic and diluted net loss per share of Class A Common Stock. Class B Common Stock net loss per share is not calculated since it does not contractually participate in distributions of Clearwire.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

16. Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, Intel, Comcast, Time Warner Cable, Bright House, Eagle River, and Ericsson Inc., all of which are or have been related parties. Some of these relationships include agreements pursuant to which we sell wireless broadband services to certain of these related parties on a wholesale basis, which such related parties then resell to each of their respective end user subscribers. We sell these services at terms defined in our contractual agreements.

The following amounts for related party transactions are included in our condensed consolidated financial statements (in thousands):

	March 31, 2013	December 31, 2012
Accounts receivable	$13,817	$17,227
Prepaid assets and other assets	$5,738	$5,943
Accounts payable and accrued expenses	$14,799	$8,223
Other current liabilities:
Cease-to-use	$5,711	$5,497
Deferred revenue	$139,980	$96,161
Other	$5,720	$5,642
Other long-term liabilities:
Cease-to-use	$38,108	$36,793
Deferred revenue	$—	$83,887
Deferred rent	$63,433	$32,213
Other	$1,411	$2,821

	Three Months Ended March 31,
	2013	2012
Revenue	$112,917	$117,391
Cost of goods and services and network costs (inclusive of capitalized costs)	$38,615	$35,407
Selling, general and administrative (inclusive of capitalized costs)	$12,999	$11,233

Proposed Sprint Merger Agreement — On December 17, 2012, we entered into a Merger Agreement, pursuant to which Sprint agreed to acquire all of the outstanding shares of Class A and Class B Common stock not currently owned by Sprint. See Note 1, Description of Business, for further information.

Note Purchase Agreement — In connection with the Merger Agreement, on December 17, 2012, we and certain of our subsidiaries also entered into the Note Purchase Agreement, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800 million of 1.00% exchangeable notes due 2018, in ten monthly installments of $80.0 million each. We elected to forego the first two draws (January 2013 and February 2013) under the Note Purchase Agreement which reduced the aggregate principal amount available to $640 million. On March 1, 2013 we elected to take the draw and received $80.0 million from Sprint. In addition, subsequent to March 31, 2013, we elected to take the April draw and have provided notice to Sprint of our intent to take the May 2013 draw. See Note 1, Description of Business, for further information.

Rollover Notes — In connection with the issuance of the 2015 Senior Secured Notes on November 24, 2009, we issued notes to Sprint and Comcast with identical terms as the 2015 Senior Secured Notes. From time to time, other related parties may hold our debt, and as debtholders, would be entitled to receive interest payments from us.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — Sprint, through two wholly-owned subsidiaries, Sprint HoldCo LLC and SN UHC 1, Inc., owns the largest interest in Clearwire with an effective voting and economic interest of approximately 50.2%, and Intel owns voting and economic interest in Clearwire of 6.4%. After the conversion of their Class B Common Interests and corresponding number of Class B Common Stock into Class A Common Stock, Comcast Corporation, which we refer to as Comcast, and Bright House Networks LLC, which we refer to as Bright House, together own voting interests in Clearwire of approximately 6.6% at March 31, 2013.

Sprint Wholesale relationship

Under the November 2011 4G MVNO Amendment Sprint is paying us a fixed amount for unlimited 4G mobile WiMAX services for resale to its retail subscribers in 2013, a portion of which will be paid as an offset to principal and interest due under a $150.0 million promissory note issued by us to Sprint on January 3, 2012, which we refer to as the Sprint Promissory Note. The Sprint Promissory Note has an aggregate principal amount of $150.0 million and bears interest of 11.5% per annum. On January 2, 2013, we offset $83.6 million of principal and related accrued interest to reduce the principal amount we owe to Sprint under the promissory note to $75.0 million maturing on January 2, 2014. If not previously paid, Sprint may offset the amounts payable by us under the Sprint Promissory Note, including interest, against payments then due by Sprint to Clearwire Communications under the 4G MVNO Agreement, as amended. Because the Sprint Promissory Note was entered into in conjunction with the November 2011 4G MVNO Amendment, and amounts due may be offset against payments due under the November 2011 4G MVNO Amendment, it is treated as deferred revenue for accounting purposes, and associated interest costs is being recorded as a reduction to the payable by Sprint for unlimited WiMAX service in calendar year 2013.

As part of the 4G MVNO Agreement, we also agreed to usage based pricing for WiMAX services after 2013 and for LTE service beginning in 2012. We also agreed that Sprint may re-wholesale wireless broadband services, subject to certain conditions and we agreed to operate our WiMAX network through calendar year 2015.

For the three months ended March 31, 2013 and 2012, we received $75.0 million and $76.6 million, respectively, from Sprint for 4G broadband wireless services. During the three months ended March 31, 2013 and 2012, wholesale revenue recorded attributable to Sprint comprised approximately 36% of total revenues and substantially all of our wholesale revenues.

3G MVNO Agreement — We entered into a non-exclusive 3G MVNO agreement with Sprint Spectrum L.P., which we refer to as the 3G MVNO Agreement, whereby Sprint agrees to sell its code division multiple access and mobile voice and data communications service, which we refer to as PCS Service, for the purpose of resale to our retail customers. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. For the three months ended March 31, 2013 and 2012, we paid $0.6 million and $1.5 million, respectively, to Sprint for 3G wireless services provided by Sprint to us.

Sprint Master Site Agreement — In November 2008, we entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and we established the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from the date the

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

agreement was signed. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. Either party may terminate the lease by providing a 30 days notice of termination. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees. During the three months ended March 31, 2013 and 2012, we made rent payments under this agreement of $16.8 million, and $14.3 million, respectively.

During the first quarter of 2013, we amended the Master Site Agreement pursuant to which Sprint will reimburse us for certain incremental expenses we will incur as a result of Sprint decommissioning its iDEN sites where we are co-located and actively operating. Sprint will reimburse us for certain incremental expenses in cash, and in some cases we will provide a corresponding service credit to be applied against our 2014 usage based billing to Sprint. In addition, we plan to assume the leases on select towers and while we renegotiate the leases with the landlord, Sprint will continue to pay the monthly rent under the existing leases. We will reimburse Sprint for the amounts paid on our behalf through either a service credit to be applied against our 2014 usage based billing or cash. As of March 31, 2013, we have a receivable of $2.8 million and a service credit included in deferred revenue of $5.2 million.

Ericsson, Inc — Ericsson provides network deployment services to us, including site acquisition and construction management services. In addition, during the second quarter of 2011, we entered into a managed services agreement with Ericsson to operate, maintain and support our network. Dr. Hossein Eslambolchi, who currently sits on our Board of Directors, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the three months ended March 31, 2013 and 2012, we paid $21.6 million and $19.5 million, respectively, to Ericsson for network management services.

Execution Copy

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment (this “Amendment”) to the Merger Agreement (defined below) is made as of June 10, 2013, by and among: SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Sprint Nextel Corporation, a Kansas corporation (the “Company”, and together with SoftBank, HoldCo, Parent and Merger Sub collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of October 15, 2012, and amended such Agreement and Plan of Merger pursuant to (a) that certain First Amendment to Agreement and Plan of Merger dated as of November 29, 2012, and (b) that certain Second Amendment to Agreement and Plan of Merger dated as of April 12, 2013 (such Agreement and Plan of Merger, as so amended, the “Merger Agreement”);

WHEREAS, the Parties desire to further amend the Merger Agreement in order to reflect certain additional understandings reached among the Parties; and

WHEREAS, (a) contemporaneously with entering into this Amendment, Parent and the Company are entering into an amendment to that certain Bond Purchase Agreement dated as of October 15, 2012, and (b) this Amendment contemplates that the Company will adopt a stockholder rights plan in substantially the form attached as Exhibit A hereto (the “Rights Plan”).

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 9.1 of the Merger Agreement, the Parties hereby agree as follows:

1.	INTERPRETATION

This Amendment is made and delivered pursuant to the Merger Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement or in the Parent Charter (as defined in the Merger Agreement).

2.	AMENDMENTS TO MERGER AGREEMENT

2.1 Increase in Aggregate Cash Consideration.

(a) Each reference to “$12,140,000,000” in Recital E, the definition of “Aggregate Cash Consideration” in Section 2.6(a)(i), Section 5.13(h) and Section 7.10 of the Merger Agreement is hereby replaced by a reference to “$16,640,000,000.”

(b) Each reference to “$17,040,000,000” in Recital E, Section 5.13(h) and Section 7.10 of the Merger Agreement is hereby replaced by a reference to “$18,540,000,000.”

(c) As a consequence of the changes set forth in Section 2.1(a) and Section 2.1(b) of this Amendment, each reference to “$4,900,000,000” in Recital E, Section 5.13(h) and Section 7.10 of the Merger Agreement is hereby replaced by a reference to “$1,900,000,000.”

2.2 Change in HoldCo Number.

(a) The reference to “2.294” in the definition of “HoldCo Number” in Section 1.2(b)(v) of the Merger Agreement is hereby replaced by a reference to “3.477752.”

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(b) As a consequence of the change set forth in Section 2.2(a) of this Amendment, (i) each reference to “69.642%” in Recital D and Section 1.2(b) of the Merger Agreement is hereby replaced by a reference to “77.667%,” and (ii) each reference to “30.358%” in Recital D and Section 1.2(b) of the Merger Agreement is hereby replaced by a reference to “22.333%.”

(c) In addition, clause (3) of the definition of “HoldCo Number” in the Merger Agreement is hereby amended and restated to read in its entirety as follows: “the aggregate number of shares of Company Common Stock issuable upon the conversion of Company RSUs outstanding immediately prior to the Effective Time”.

2.3 Per Share Amount. In the definition of “Per Share Amount” set forth in Recital D of the Merger Agreement, clause (i) is hereby amended and restated to read in its entirety as follows:

“(i) cash in an amount equal to $7.65 (the “Per Share Amount”),”

2.4 Stock Splits, etc. Section 2.5(b) of the Merger Agreement is hereby amended and restated to read as follows:

“Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or any Rights (as defined in the Rights Plan) are exercised, any Rights are exchanged or any dividends or distributions are made, set aside, paid or declared with respect to the Company’s Preferred Stock that would be issued upon the exercise of the Rights, then without limiting any provisions of the Parent Charter (including any provisions that relate to the calculation of the number of shares of Parent Common Stock to be held by HoldCo), the Merger Consideration and similarly dependent terms will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.”

2.5 Expenses; Termination Fees.

(a) Each reference to “$600,000,000” in Section 8.3(c) and Section 8.3(e) of the Merger Agreement is hereby replaced by a reference to “$800,000,000.”

(b) The reference to “$75,000,000” in Section 8.3(c) of the Merger Agreement is hereby replaced by a reference to “$200,000,000.”

(c) The first sentence of Section 8.3(b) of the Merger Agreement is hereby amended and restated to read as follows:

“If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made, (iii) at the time of the termination of this Agreement, the conditions set forth in Sections 6.7 and 7.6 shall have been satisfied but a final vote by the holders of Company Common Stock on the adoption of this Agreement shall not have taken place, and (iv) on or prior to the first anniversary of such termination, a definitive agreement (which shall not include a confidentiality agreement, letter of intent or other similar agreement that does not obligate the parties thereto, subject to the satisfaction or waiver of the conditions set forth therein, to consummate a Specified Acquisition Transaction) relating to a Specified Acquisition Transaction is entered into, then the Company will pay to Parent, contemporaneously with entering into such definitive agreement, a nonrefundable fee in the amount of $800,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $800,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii), on or prior to the date of consummation of such Specified Acquisition Transaction.”

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(d) Section 8.3(d) of the Merger Agreement is hereby amended and restated to read as follows:

“If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (ii) prior to the adoption of this Agreement by the Required Company Vote a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made, and (iii) on or prior to the first anniversary of such termination, a definitive agreement (which shall not include a confidentiality agreement, letter of intent or other similar agreement that does not obligate the parties thereto, subject to the satisfaction or waiver of the conditions set forth therein, to consummate a Specified Acquisition Transaction) relating to a Specified Acquisition Transaction is entered into, then the Company will pay to Parent, contemporaneously with entering into such definitive agreement, a nonrefundable fee in the amount of $800,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $800,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii).”

2.6 Elections.

(a) The second sentence of Section 2.7(a) of the Merger Agreement is hereby amended and restated to read as follows:

“All elections in accordance with this Section 2.7 (“Elections”) will be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) and mailed to holders of record of shares of the Company Common Stock commencing no later than June 14, 2013, or such other date as Parent and the Company mutually agree in writing (the “Election Record Date”).”

(b) The first sentence of Section 2.7(b) of the Merger Agreement is hereby amended and restated to read as follows:

“A Form of Election must be properly completed, signed, and actually received by the Exchange Agent not later than 5:00 p.m. New York City time on the date five Business Days prior to the Effective Time, or at such other time as Parent and the Company mutually agree in writing (such time hereinafter referred to as the “Election Deadline”) in order to be effective.”

2.7 Confidentiality Agreements. The proviso to Section 5.3(b) of the Merger Agreement is hereby amended and restated to read as follows:

“provided, however, that (A) prior to furnishing, or causing to be furnished, any such nonpublic information to such Person, the Company (I) gives Parent written notice that it is furnishing such nonpublic information to such Person and (II) receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person and such Person’s Representatives by or on behalf of the Company, the terms of which (x) are at least as restrictive as the terms contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, (y) require that such Person disclose in writing to the Company the names of any persons and entities (other than Representatives of such Person (as defined in this Agreement)) to whom such Person proposes to provide or make available any nonpublic information, before providing such information to any such person or entity, and (z) prohibit such Person from providing or making available any nonpublic information to any actual or potential source of equity financing, co-bidder or similar party without the Company’s prior written consent, and (B) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously so furnished).”

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2.8 Status of Acquisition Inquiries. Section 5.3(c) of the Merger Agreement is hereby amended and restated to read as follows:

“The Company will promptly (and in no event later than 24 hours after receipt) advise Parent orally and in writing of the receipt of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and a summary of all material terms thereof) received by the Company, and provide Parent with a copy of such Acquisition Inquiry if it is in writing. The Company will keep Parent promptly (and in no event later than 24 hours) informed with respect to (i) all material changes with respect to the status of any such Acquisition Inquiry, (ii) any material modification thereto and (iii) any proposed material modification thereto made by the Person making or submitting such Acquisition Inquiry, and including a summary of all material terms of any such actual or proposed modification thereto. The Company agrees that it will not enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. For the avoidance of doubt, prior to consenting to or otherwise permitting any Person making an Acquisition Inquiry providing or making available any nonpublic information to any actual or potential source of equity financing, co-bidder or similar party, the Company must disclose to Parent the names of any such source of equity financing, co-bidder or similar party and the general nature of their proposed involvement in the transaction contemplated by such Acquisition Inquiry.”

2.9 Superior Offer. The definition of “Superior Offer” set forth in Exhibit A to the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Superior Offer” means an unsolicited bona fide written offer by a Third Party for a transaction (a) described in clause (a) of the definition of Acquisition Transaction (except substituting 50% for 20% therein) or providing for such Third Party’s acquisition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole, (b) that is on terms and conditions that the Company Board (or a committee thereof) in good faith determines (after consultation with its outside legal counsel and financial advisors), after taking into account all relevant factors as the Company Board considers to be appropriate (including all material legal, financial and regulatory aspects of the transaction contemplated by such Superior Offer), to be more favorable from a financial point of view to the Company’s stockholders than the Merger and the other Contemplated Transactions (taken as a whole), (c) with respect to which the Company Board (or a committee thereof) has in good faith taken into consideration the financial impact on the Company’s stockholders of (i) any reasonably anticipated delay in the closing of such transaction beyond the anticipated Closing Date of the Merger, (ii) any reasonably anticipated request or requirement by any Governmental Body that the Company or such third party or any of their respective Affiliates take or agree to take any of the actions described in Section 5.8(e), and (iii) the value of any stock consideration in such transaction not being guaranteed as of the closing date, (d) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions, and (e) is otherwise reasonably capable of being consummated on the terms proposed. Notwithstanding the foregoing, in order for a written offer to be considered a Superior Offer for purposes of the right to terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j) (but, for the avoidance of doubt, not for purposes of effecting a Change in Company Board Recommendation in accordance with Section 5.5(c)), the Company Board (or a committee thereof) must, prior to 11:59 p.m., New York City time, on June 18, 2013, both (x) make all determinations provided in Section 5.5(c)(i)(C) with respect to such written offer in accordance with the Agreement, and (y) give written notice of those determinations to Parent.”

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2.10 Notices. Section 9.9 of the Merger Agreement is hereby amended by adding the following as an additional copy party for notices to the Company:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 USA
Attention: Peter D. Lyons
Robert M. Katz
Facsimile: +1 212 848 7179

2.11 Triggering Event. The definition of “Triggering Event” set forth in Exhibit A to the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Triggering Event” means any of the following: (a) the Company Board shall have failed to include in the Prospectus/Proxy Statement, or shall have amended the Prospectus/Proxy Statement to exclude, the Company Board Recommendation; (b) the Company Board shall have effected or publicly announced a Change in Company Board Recommendation; (c) the Company shall have entered into any letter of intent or similar document or any Company Contract contemplating any Acquisition Transaction (other than a confidentiality agreement contemplated by Section 5.3(b)) or any offer or proposal with respect to any Acquisition Transaction; or (d) a tender or exchange offer relating to the outstanding Company Common Stock shall have been commenced and the Company shall not have sent to its stockholders, prior to the earlier of (x) the date 10 Business Days after the commencement of such tender or exchange offer or (y) the day prior to the date of the Company Stockholders’ Meeting, a statement disclosing that the Company recommends rejection of such tender or exchange offer, provided that in the case of clause (y) above, that (A) the Company shall have had a minimum of five calendar days from the commencement of such tender or exchange offer to consider such tender or exchange offer and (B) Parent shall have consented to the Company adjourning the Company Stockholders’ Meeting to permit such five calendar day period to elapse.”

2.12 Date of Company Stockholders’ Meeting.

(a) Section 5.5(a) of the Merger Agreement is hereby amended and restated to read as follows:

“The Company will take all action necessary under all applicable Legal Requirements and in accordance with its Charter Documents to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be convened on June 12, 2013, and immediately adjourned until June 25, 2013 (subject to any extension reasonably necessary to comply with applicable Legal Requirements, including (x) amending any disclosure document to be delivered to holders of Company Common Stock in connection with the Company Stockholders’ Meeting or otherwise acting to address any oral or written comments made by the SEC and (y) any delay pursuant to an order of a court of competent jurisdiction). The Company will cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements. SoftBank (subject to and without limiting its rights in the event of a Change in Company Board Recommendation pursuant to Section 5.5(c)) and (unless the Company shall have made a Change in Company Board Recommendation pursuant to Section 5.5(c)) the Company will each use their respective best efforts to solicit adoption of this Agreement, as amended, by the Company’s stockholders, including by jointly preparing letters, presentations and other solicitation materials, jointly conducting meetings with significant stockholders and taking such other actions as SoftBank may request in good faith (subject in each case to the Company’s determination in good faith that such solicitation and any materials used therein comply with applicable Legal Requirements).”

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(b) Section 5.5(f) of the Merger Agreement is hereby amended and restated to read as follows:

“Notwithstanding the terms of Section 5.5(a), if on June 25, 2013, or any subsequent date for which the Company Stockholders’ Meeting is scheduled following any adjournment or postponement (any such date, a “Company Meeting Original Date”), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, the Company will cause the Company Stockholders’ Meeting to be postponed or adjourned to a date that is the sooner of 10 Business Days after such Company Meeting Original Date and two Business Days prior to the End Date (as defined in Section 8.1(b)), or to such other date as Parent and the Company may mutually determine.”

2.13 Termination Rights.

(a) Section 8.1(f) of the Merger Agreement is hereby amended and restated to read as follows:

“by Parent, upon written notice to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty of the Company shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) is incapable of being cured prior to the End Date by the Company or is not cured within 30 days of written notice of such breach from Parent to the Company;”

(b) Section 8.1(j) of the Merger Agreement is hereby amended and restated to read as follows:

“by the Company (at any time prior to the earlier of (i) adoption of this Agreement by the Required Company Vote or (ii) 11:59 p.m. New York City time on June 25, 2013), upon written notice to Parent, in order to enter into a definitive agreement with a Third Party providing for a Superior Offer in accordance with Section 5.5(e); or;”

3.	COVENANTS AND OTHER RELATED MATTERS

3.1 Determinations by Company Board and Special Committee. Contemporaneously with the public announcement of this Amendment, the Company will make public statements to the effect that the Company Board and a special committee of the Company Board (the “Special Committee”) have each unanimously (after consultation with their respective outside legal counsel and their respective financial advisors) (a) approved this Amendment and determined that the Merger and the Merger Agreement (as amended by this Amendment) are advisable, (b) recommended that the Company’s stockholders vote to adopt the Merger Agreement (as amended by this Amendment), and (c) determined that no Acquisition Inquiry submitted by DISH Network Corporation (“DISH”) to the Company through the date of this Amendment constitutes, or is reasonably likely to lead to, a Superior Offer (as defined in the Merger Agreement prior to the date of this Amendment). Such public statements will also disclose (x) the termination of all discussions and negotiations with DISH with respect to all Acquisition Inquiries submitted by DISH prior to the date of this Amendment consistent with Section 3.3 of this Amendment, and (y) the Company’s agreement to adopt the Rights Plan on or prior to June 17, 2013.

3.2 Supplement to the Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Amendment, and in no event later than June 14, 2013 (or if the required pro forma financial statements are not available on such date, not later than the first date thereafter on which such pro forma financial statements become available), or such other date as Parent and the Company mutually agree in writing, Parent and the Company will prepare, file with the SEC and cause to be mailed to the holders of Company Common Stock a supplement to the Prospectus/Proxy Statement disclosing the matters that are the subject of this Amendment, together with any other related disclosures (new or amended) that are necessary or appropriate in to reflect such matters, make any required filings with other Governmental Bodies

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with respect to this Amendment and otherwise implement this Amendment in a manner that does not require or result in a delay in the Company Stockholders’ Meeting beyond June 25, 2013 (subject to any delay necessitated by the date on which such pro forma financial statements become available) or require or result in a change in the record date for stockholders entitled to vote at the Company Stockholders’ Meeting. Without limiting the foregoing, the Company will include in the supplement to the Prospectus/Proxy Statement a description of each of the determinations made by the Company Board and the Special Committee as described in Section 3.1 of this Amendment.

(b) Disclosures with respect to (i) the Special Committee’s and the Company Board’s determinations regarding the terms of, and transactions contemplated by, this Amendment and the Acquisition Inquiry submitted to the Company by DISH, (ii) discussions and negotiations conducted by the Company and its Representatives with DISH and its Representatives, (iii) financial scenarios and projections made available to Parent or DISH and (iv) such other information as the Company shall determine in its reasonable discretion is appropriate to satisfy Legal Requirements shall be deemed “necessary and appropriate” for purposes of the first sentence of Section 3.2(a) of this Amendment.

3.3 Termination of Discussions and Negotiations.

(a) Immediately following the execution of this Amendment, the Company will, and will cause the other Acquired Corporations and will instruct each of their respective Representatives immediately to, (a) cease and cause to be terminated any and all discussions or negotiations between the Company, any other Acquired Corporation or any of their respective Representatives, on the one hand, and any Person (other than the Parent Entities and their respective Representatives), on the other hand, with respect to any Acquisition Inquiry pending as of the date of this Amendment, (b) terminate in full any access of such Person and its Representatives to nonpublic information, and (c) require the return or destruction of all nonpublic information furnished by the Company or its Representatives to any Person or its Representatives under any confidentiality or non-disclosure agreement entered into prior to the date of this Amendment in connection with any Acquisition Inquiry. For the avoidance of doubt, in the event that any Person has made any Acquisition Inquiry prior to the date of this Amendment, the provisions of the Merger Agreement will thereafter apply fully to such Person (or such Person’s Affiliates) as if such Person had not previously made any Acquisition Inquiry.

(b) Without limiting the provisions of clause (a) above, effective immediately upon the execution of this Amendment, those certain waiver letters dated as of April 26, 2013, and May 20, 2013, between Parent and the Company (the “Waiver Letters”) are hereby terminated and the waivers granted by Parent pursuant to the Waiver Letters will be of no further force or effect. Accordingly, from and after the date of this Amendment, the Company will not be entitled to take any of the actions permitted by either of the Waiver Letters unless and until the Company is (or becomes) otherwise entitled to take such actions pursuant to (and in accordance with) the terms of the Merger Agreement.

(c) Promptly following the execution of this Amendment, the Company shall be permitted to send DISH a written notice addressing the matters set forth in Section 3.3(a) of this Amendment and advising DISH of the amendments to the Merger Agreement and the Bond Purchase Agreement contemplated by this Amendment, provided that the Company shall give Parent a reasonable opportunity to review and comment on such notice in advance of sending and shall consider in good faith any comments reasonably proposed by or on behalf of Parent.

3.4 Rights Plan.

(a) The Company will adopt the Rights Plan on or prior to June 17, 2013, and will publicly announce adoption of the Rights Plan promptly following such adoption. The Company will comply with all of its obligations under the Rights Plan. SoftBank, HoldCo, Parent and Merger Sub each acknowledges that the adoption of the Rights Plan shall not result in any breach of the representation and warranty set forth in Section 3.5 of the Merger Agreement or the covenant set forth in Section 5.2 of the Merger Agreement.

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(b) Without limiting any of the rights of any of SoftBank, HoldCo, Parent or Merger Sub, whether under the Merger Agreement (as amended by this Amendment), the Bond Purchase Agreement or any agreement entered into in connection with either thereof or otherwise, including to convert the Bond or take any other actions, the Company will from time to time make all determinations and take all actions necessary, or as may be reasonably requested by Parent, to ensure, for purposes of the Rights Plan, that none of SoftBank, HoldCo, Parent and Merger Sub, and none of their respective Affiliates and Associates, are deemed to acquire or to have acquired Beneficial Ownership of any shares of Company Common Stock that are reserved for issuance under the Bond Purchase Agreement or that are acquired at or following the Closing in accordance with the terms of the Merger Agreement to be or become an Acquiring Person for purposes of any such shares of Company Common Stock. The Company will not take any action that would allow any Person (other than SoftBank, HoldCo, Parent or Merger Sub, or any of their respective Affiliates or Associates) to acquire Beneficial Ownership of 17% or more of the shares of Company Common Stock without causing a Distribution Date and a Stock Acquisition Date under the Rights Plan, and will not otherwise amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan; provided, however, that the foregoing restrictions shall not apply in the event that the Company Board has effected a Change in Company Board Recommendation in accordance with Section 5.5(c).

(c) The Company will promptly (and in no event later than 24 hours after the Company learns of any such event) notify Parent in writing of (i) the occurrence of a Distribution Date, (ii) any Person becoming an Acquiring Person or (iii) the receipt by or on behalf of the Company of any request for, or inquiry regarding, any waiver or amendment of any of the provisions of or exemptions under the Rights Plan, including a reasonably detailed description of the facts and circumstances underlying or relating to any such event.

(d) Terms used in this Section 3.4 and not otherwise defined in this Amendment have the meanings ascribed to them in the Rights Plan.

4.	REPRESENTATIONS AND WARRANTIES

4.1 Additional Representations of the Company. The Company hereby represents and warrants to the Parent Entities as follows:

(a) The Company has all requisite corporate power and authority to enter into this Amendment and, subject to the adoption of the Merger Agreement by the Required Company Vote, to carry out its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b) The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of the Company (other than obtaining the Required Company Vote).

(c) This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by each of the Parent Entities, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d) As of June 7, 2013, (i) 3,022,802,604 shares of Company Common Stock have been issued and are outstanding, (ii) 50,407,081 shares of Company Common Stock are subject to issuance pursuant to Company Options; (iii) 72,370,877 shares of Company Common Stock are reserved for future issuance pursuant to the

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Company ESPP; (iv) 15,140,896 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards; and (v) 141,944,839 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. As of June 7, 2013, the Company held no shares of its capital stock in treasury.

(e) Except as set forth in (1) Section 4.1(d) of this Amendment, (2) Parts 3.5(b) and 3.5(c) of the Company Disclosure Schedule and (3) the Bond Purchase Agreement, the Warrant Agreement and the Rights Plan, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other voting securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other voting securities of any of the Acquired Corporations; or, other than any Company Plan, Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other voting securities.

4.2 Additional Representations of the Parent Entities. Each of the Parent Entities hereby represents and warrants to the Company as follows:

(a) Such Parent Entity has all requisite corporate power and authority to enter into this Amendment and to carry out its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b) The execution and delivery of this Amendment by such Parent Entity and the consummation by such Parent Entity of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of such Parent Entity.

(c) This Amendment has been duly executed and delivered by such Parent Entity and, assuming the due authorization, execution and delivery of this Amendment by the Company, constitutes the valid and binding obligation of such Parent Entity, enforceable against such Parent Entity in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.	GENERAL

5.1 Savings. Subject to and without limiting the change to the definition of “Superior Offer” herein insofar as it relates to Section 5.5(c)(i) of the Merger Agreement, nothing set forth in this Amendment shall be construed to limit the ability of the Company Board to effect a Change in Company Board Recommendation in accordance with Section 5.5(c) of the Merger Agreement or the ability of the Company to make disclosures in accordance with Section 5.3(f) of the Merger Agreement.

5.2 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Merger Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

5.3 Other Terms. Section 9.4, Section 9.5, Section 9.9 (as amended by this Amendment) and Section 9.10 of the Merger Agreement will apply to this Amendment, mutatis mutandis, as if set forth herein.

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5.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

SOFTBANK CORP.		STARBURST I, INC.

By:	/s/ Masayoshi Son	By:	/s/ Ronald D. Fisher
	Name: Masayoshi Son		Name: Ronald D. Fisher
	Title: Chairman & CEO		Title: President

SPRINT NEXTEL CORPORATION		STARBURST II, INC.

By:	/s/ Charles Wunsch	By:	/s/ Ronald D. Fisher
	Name: Charles Wunsch		Name: Ronald D. Fisher
	Title: SVP, GC & Corp. Sec.		Title: President

STARBURST III, INC.

		By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Signature Page to the Third Amendment to the Merger Agreement]

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EXECUTION COPY

FIRST AMENDMENT TO

BOND PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the BPA (defined below) is made as of June 10, 2013 by and between: Starburst II, Inc. (the “Purchaser”), a Delaware corporation and Sprint Nextel Corporation, a Kansas corporation (the “Company” and, together with the Purchaser, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Bond Purchase Agreement as of October 15, 2012 (the “BPA”); and

WHEREAS, the Parties desire to amend the BPA in order to reflect certain additional understandings reached between the Parties.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 14.3 of the BPA, the Parties hereby agree as follows:

1.	INTERPRETATION

This Amendment is made and delivered pursuant to the BPA. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the BPA.

2.	AMENDMENTS TO THE BPA

2.1 Recitals. The first sentence of the Recitals of the BPA is hereby amended and restated, in its entirety, to read as follows:

“The Company desires to issue and sell and the Purchaser desires to purchase a convertible senior bond in substantially the form attached to this Agreement as Exhibit A as it may be amended, supplemented or modified pursuant to the terms of this Agreement from time to time (the “Bond”), which will be convertible on the terms stated herein into equity securities of the Company.”

2.2 Standstill and Non-Solicitation. Section 6.3(a) of the BPA is hereby amended and restated, in its entirety, to read as follows:

“Except with respect to the consummation of the Merger, until the earliest of (i) the date that this Agreement is terminated, (ii) the date the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock), and (iii) a Fall Away Event, the Purchaser, for itself and the Parent Entities and their respective Affiliates, covenants and agrees with the Company that it will not in any manner, directly or indirectly (unless requested by the Company) effect or seek (including entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (any of the foregoing, with respect to this Section 6.3(a) only, a “Person”) to participate in, effect or seek (whether publicly or otherwise) to effect: (i) any acquisition of beneficial ownership by any Person of any securities, rights or options to acquire any securities, or any assets or businesses, of the Company or any of its Subsidiaries; provided that the Parent Entities may acquire beneficial ownership of Common Stock if upon such acquisition the aggregate beneficial ownership of Common Stock by the Parent Entities would not at any time be in excess of 19.95% of the number of shares of Common Stock that is then outstanding; (ii) any tender offer, exchange offer,

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merger, acquisition or other business combination involving the Company or any of its Subsidiaries, or any similar extraordinary transaction involving the purchase of all or substantially all the of assets of the Company; or (iii) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its Subsidiaries or any similar extraordinary transaction involving a dividend or distribution of assets of the Company. Notwithstanding anything in this Agreement to the contrary, (A) from and after such time that the Purchaser first receives a Change Notice, or otherwise learns that the Company Board is considering effecting a Change in Company Board Recommendation, this Section 6.3(a) shall have no force or effect and shall not in any way restrict or otherwise apply to the Purchaser, the Parent Entities or their Affiliates, provided that, notwithstanding the foregoing, prior to any Fall Away Event, none of the Parent Entities nor any of their Affiliates shall be permitted to acquire or agree to acquire, directly or indirectly, alone or as a part of a “group” (as such term is used in Section 13(d) of the Exchange Act), any outstanding Common Stock or rights or options to acquire outstanding Common Stock or any derivative interests in outstanding Common Stock, in each case, in an amount that, when taken together with the Common Stock into which the Purchaser’s Bond is convertible, exceeds 19.95% of the number of shares of Common Stock that is then outstanding; and (B) notwithstanding clause (A) above, all of the restrictions contained in this Section 6.3(a) will lapse with respect to the Purchaser, the Parent Entities or their Affiliates, at such time as any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934) not affiliated with the Purchaser, the Parent Entities or their Affiliates, has commenced a bona fide tender offer to acquire at least 50.1% of the Company’s outstanding voting securities. However, from and after any termination of the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement, this Section 6.3(a) shall again apply to the Purchaser, the Parent Entities and their Affiliates pursuant to the terms hereof, but only until the earliest of (i) the date that this Agreement is terminated, and (ii) the date that the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock). Notwithstanding anything in this Agreement to the contrary, upon any Fall Away Event and without any further action on the part of the Purchaser, the Parent Entities, the Company or any other party, all of the restrictions and limitations applicable to the Purchaser, the Parent Entities or their Affiliates set forth in this Section 6.3(a) will automatically lapse, and will have no force or effect and will not in any way limit, restrict or otherwise apply to the Purchaser, the Parent Entities or their Affiliates.”

2.3 Right to Convert. A new clause (g) is added to Section 10.1 of the BPA which shall read as follows:

“(g) Notwithstanding anything herein to the contrary, if, within three (3) Business Day after any Qualifying Termination Event, the Purchaser has delivered to the Company a notice (the “Make Whole Put Notice”) electing, in whole but not in part, to receive the Make Whole Put Amount, then (i) the Purchaser’s right to convert the Bond pursuant to this Section 10.1 will be suspended, and (ii) the Company will pay (or cause to be paid by any successor thereto or any direct or indirect parent of such successor) to the Purchaser the Make Whole Put Amount at the Make Whole Payment Time by wire transfer of immediately available funds to the account designated by the Purchaser in a written notice delivered to Company prior to the Make Whole Payment Time; provided, however, that in the event that (x) the Qualifying Agreement is terminated or (y) the transaction contemplated by such Qualifying Agreement is otherwise not consummated for any reason by June 10, 2014 (and in the case of this clause (y) the Purchaser has delivered a written notice after June 10, 2014 to the Company revoking such Make Whole Put Notice), then (1) the Make Whole Put Notice will be deemed automatically withdrawn as of the date of such termination or receipt of such written notice from the Purchaser, as applicable, and (2) the suspension of Purchaser’s right to convert the Bond described above will be terminated and Purchaser shall again have its full rights under this Agreement to convert the Bond pursuant to this Section 10.1 as if the Make Whole Put Notice had never been delivered by the Purchaser. Except as provided in clause 10.1(g)(i) above, the delivery of the Make Whole Put Notice will have no effect whatsoever on the rights or powers of the Purchaser under this Agreement, it being understood that, the obligations of the parties under the Agreement will terminate upon payment of the Make Whole Put Amount, in full, in accordance with, and subject to the provisions of, Section 13.1. Notwithstanding anything herein to the contrary, in no event will the Make Whole Put Amount be paid to the Purchaser prior to the Make Whole Payment Time without the Purchaser’s prior written consent.”

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2.4 Transfer Restrictions. The second sentence of Section 11 is hereby amended and restated, in its entirety, to read as follows:

“Any shares of Common Stock issued upon conversion, including in connection with a Synthetic Sale, in whole or in part, of the Bond, may be transferred as provided herein and pursuant to applicable law; provided, however, that other than sales of shares of Common Stock pursuant to Section 9 or pursuant to, or in connection with, a Synthetic Sale, no such transfer of shares of Common Stock issued upon conversion of the Bond may be effected (and any such transfer will be invalid) to the extent that the transferee would, immediately following such transfer, be the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 5% of the voting power of the Company’s outstanding equity.”

2.5 Termination. Section 13. 1 of the BPA is hereby amended by (1) deleting the word “or” at the end of clause (c) thereof, (2) replacing the period at the end of clause (d) thereof with “; or” and adding the following clause (e) immediately following clause (d) thereof:

“(e) automatically, without any further action by the Purchaser or the Company, upon payment of the Make Whole Put Amount, in full, as contemplated by Section 10.1(g) hereof; provided, however, that this Agreement will automatically be reinstated if the Purchaser is required to disgorge the Make Whole Put Amount in connection with any bankruptcy or insolvency proceeding involving the Company (or any successor thereto).”

2.6 Assignability; Third-Party Beneficiaries. The first sentence of Section 14.8 of the BPA is hereby amended and restated, in its entirety, to read as follows:

“This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each holder of the Bond (and any attempted assignment or transfer by the Company without such consent will be null and void and of no effect); provided, further, that notwithstanding the foregoing to the contrary, in the event of the consummation of a transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), Sections 6.1, 6.2, 6.4, 10.1, 10.2, 10.6, 12.1, 14.2, 14.10 and Articles 7, 8 and 9 of this Agreement shall apply mutatis mutandis to the Person (including any parent entity of such Person) that is the counterparty in such Change of Control transaction, and any references to the “Company” in such provisions shall be understood to mean, and shall be interpreted to include, such Person (including any parent entity of such Person).”

2.7 Annex A.

(a) The following defined terms are hereby added to Annex A in alphabetical order:

“Daily VWAP” of the Common Stock means, for any VWAP Trading Day, the per-share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page S.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading on such market, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. Daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

“Fall Away Event” means any termination of the Merger Agreement (other than a termination of the Merger Agreement by the Company pursuant to Section 8.1(g) of the Merger Agreement).

“Make Whole Payment Time” means the time (i) in the case of termination of the Merger Agreement pursuant to Section 8.1(j) of the Merger Agreement, on the date upon which the transaction

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contemplated by the applicable Qualifying Agreement is consummated, immediately prior to the consummation of such transaction, and (ii) in the case of a termination of the Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement that constitutes a Qualifying Termination Event, on the date upon which the transaction contemplated by the applicable Qualifying Agreement is consummated, immediately prior to the consummation of such transaction.”

“Make Whole Put Notice” has the meaning set forth in Section 10.1(g) of the Agreement.

“Make Whole Put Amount” means the sum of (a) the principal amount of the Bond, plus (b) all accrued and unpaid interest on the Bond through the Make Whole Payment Time, plus (c) the Net Share Value.

“Market Disruption Event” means (a) a failure by the primary national securities exchange or market in which the Common Stock is listed or admitted to trading to open during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Net Share Value” equals the amount obtained by multiplying (a) the number of shares of Common Stock that would have been issuable pursuant to Section 10.2 of the Agreement if the Bond had been converted on the date of the Make Whole Put Notice, by (b) the amount that results from subtracting (x) the quotient obtained by dividing (i) $1,000 by (ii) the Conversion Rate from (y) the average of the Daily VWAPs of the Common Stock over the thirty (30) consecutive VWAP Trading Day period ending on the day that the Merger Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(j), as applicable, of the Merger Agreement.

“Qualifying Agreement” means (i) as it relates to any termination of the Merger Agreement pursuant to Section 8.1(j) of the Merger Agreement, the definitive acquisition agreement entered into by the Company with a third party in connection with such termination, and (ii) in the case of a termination of the Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement that constitutes a Qualifying Termination Event, any definitive acquisition agreement entered into by the Company prior to June 10, 2014 relating to a Change of Control of the Company.

“Qualifying Termination Event” means any termination of the Merger Agreement pursuant to (i) Section 8.1(j) of the Merger Agreement, or (ii) Sections 8.1(b) or 8.1(d) of the Merger Agreement, where (x) in each case for purposes of this clause (ii) at or prior to the time of such termination a proposal or offer for a Specified Acquisition Transaction (as such term in defined in the Merger Agreement) shall have been publicly disclosed, announced, commenced, submitted or made and (y) in the case of termination of the Merger Agreement pursuant to Section 8.1(b), the conditions set forth in Section 6.7 and Section 7.6 of the Merger Agreement shall have been satisfied but a final vote by the holders of the Company’s common stock on the adoption of the Merger Agreement shall not have taken place.

“VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

(a) The following definitions set forth in Annex A are hereby amended and restated in their entirety as follows:

“Common Stock” means (i) the Series 1 common stock, $2.00 par value per share, of the Company, or (ii) in the event of the consummation of a transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), other than for purposes of determining amounts payable upon conversion (which shall be determined pursuant to Sections 10.1 through Section 10.5 (as the same shall be modified pursuant to the agreement contemplated by Section 10.5)), such portion of

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the Reference Property as shall consist of shares of capital stock. For the avoidance of doubt, in connection with the consummation of the first transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), “Common Stock” as used in Sections 10.4 and 10.5 shall mean the Series 1 common stock, $2.00 par value per share, of the Company.

“Conversion Date” means the date a holder of the Bond complies with the procedures for conversion set forth in Section 10.3 of the Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 15, 2012, by and among SoftBank, Holdco, the Purchaser, Merger Sub, and the Company, as it may be amended from time to time.”

2.8 Allonge. Concurrent with the execution of this Amendment, the Parties shall enter into the Form of Allonge to the Sprint Nextel Corporation Convertible Bond set forth on Exhibit A attached to this Amendment (the “Allonge”).

3.	REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a) The transactions hereunder are within the corporate or other equivalent power of the Company and have been duly authorized by all necessary corporate action.

(b) This Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.2 Additional Representations of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) The transactions hereunder are within the corporate or other equivalent power of the Purchaser and have been duly authorized by all necessary corporate action.

(b) This Amendment, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.	GENERAL

4.1 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the BPA remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the BPA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BPA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BPA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BPA, as amended by this Amendment, whether or not this Amendment is expressly referenced.

4.2 Other Terms. Sections 14.4, 14.5, 14.9 and 14.11 of the BPA will apply to this Amendment, mutatis mutandis, as if set forth herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name: Charles Wunsch
Title: SVP, GC & Corp. Sec.

[Signature Page to the First Amendment to the Bond Purchase Agreement]

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FORM OF ALLONGE

By this Allonge to the Sprint Nextel Corporation Convertible Bond (the “Allonge”), that certain Sprint Nextel Corporation Convertible Bond, dated as of October 22, 2012 (the “Bond”), payable to the order of Starburst II, Inc., a Delaware Corporation, is hereby amended as follows:

1. The third paragraph of the Bond (fourth paragraph inclusive of the legend) is hereby amended and restated in its entirety as follows:

“Subject to the terms of the Bond Purchase Agreement, in the event of a Change of Control, the holder of this Bond shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Bond, including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000, at a price equal to the sum of (a) the principal amount of the Bond (or such portion thereof), plus (b) all accrued and unpaid interest through the date that such repurchase is consummated. Notwithstanding the foregoing, in the event of a Qualifying Termination Event, including if such Qualifying Termination Event may also result in a Change of Control, the holder of this Bond shall have the right, at the holder’s option by delivery of a Make Whole Put Notice, to require the Company to pay the Make Whole Put Amount at the Make Whole Payment Time pursuant to the terms of the Bond Purchase Agreement.”

Except, as herein expressly amended, the Bond is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

This Allonge will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank; signature page follows]

[Exhibit A to the First Amendment to the Bond Purchase Agreement]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: June 10, 2013	SPRINT NEXTEL CORPORATION

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Allonge]

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June 10, 2013

The Board of Directors

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Sprint Nextel Corporation (the “Company”) of the Aggregate Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of October 15, 2012, as further amended by the First Amendment to the Agreement and Plan of Merger dated November 29, 2012 and the Second Amendment to the Agreement and Plan of Merger dated April 12, 2013 (as so amended, the “Existing Merger Agreement”) among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. We further understand that the Company and the other parties to the Existing Merger Agreement propose to enter into a Third Amendment to the Existing Merger Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Third Amendment”; the Existing Merger Agreement, as proposed to be further amended by the Third Amendment, is referred to as the “Merger Agreement”). We further understand that pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), and the holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either:

(a)	one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or

(b)	$7.65 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms, procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”) and (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not less than $1,900,000,000, which will not be used to fund the aggregate Cash Consideration and will be retained in the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution”). We understand that pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 between the Company and Parent (the “Existing Bond Purchase Agreement”), Parent previously purchased from the Company a convertible senior bond in the principal amount of $3,100,000,000 (the “Bond”). We further understand that concurrently with the execution of the Third Amendment, the Company and Parent propose to enter into the First Amendment to Bond Purchase Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Bond Purchase Amendment”; the Existing Bond Purchase Agreement as proposed to be amended by the Bond Purchase Amendment is referred to

S-G-1

The Board of Directors

Sprint Nextel Corporation

June 10, 2013

as the “Bond Purchase Agreement” and, together with the Warrant Agreement and the Merger Agreement, the “Agreements”). We also understand that pursuant to the Bond Purchase Agreement, the Bond is convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.5% of Company Common Stock outstanding, without giving effect to such conversion, and is putable to the Company in certain circumstances specified in the Bond Purchase Agreement (the purchase of the Bond and the terms thereof being referred to as the “Bond Purchase Transaction” and, together with the Warrant Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

In arriving at our opinion, we reviewed the Agreements and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of SoftBank concerning the businesses, operations and prospects of the Company and SoftBank. We examined certain publicly available business and financial information relating to the Company and SoftBank as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Transactions as set forth in the Agreements in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. We reviewed certain estimates of synergies prepared by the management of the Company that were not publicly available that the management of the Company has directed us to utilize for purposes of our analysis. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee. In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts, estimates of synergies and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts, estimates of synergies and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the expected synergies, and that such forecasts, estimates of synergies and other information and data have been reviewed by the Board of Directors of the Company, and we express no view as to any such financial forecasts and other information and data or the assumptions on which they are based.

We have assumed, with your consent, that the Transactions and related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any party to the Agreements or the Transactions. We note in particular in this connection that the forecasts provided to us by the Company anticipate, and that we have been directed by you in connection with rendering our opinion to assume, that the Company will acquire 100% of the equity interests of Clearwire Corporation (“Clearwire”) not currently owned by the Company on the terms of the

S-G-2

The Board of Directors

Sprint Nextel Corporation

June 10, 2013

Company’s current proposal to acquire Clearwire. We express no view as to the reasonableness of such financial analyses and forecasts or any assumption on which they are based. In addition, we have assumed that the forecasts will be achieved at the times and in the amounts projected. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Merger or the price at which the Parent Common Stock or the Company Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company or SoftBank. We understand that the Third Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on the Company’s behalf by a Special Committee of the Board of Directors (the “Special Committee”), which is advised by its own legal and financial advisors, and that such Special Committee has also been delegated responsibility for reviewing and considering certain other matters relating to the Merger and potential alternatives thereto. In this regard, we note that we did not participate in negotiations or discussions relating to the Third Amendment or the Bond Purchase Amendment, and we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We have not been asked to pass upon, and express no opinion with respect to, any matter other than, as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s and SoftBank’s respective advisors with respect to legal, regulatory, accounting and tax matters. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Representatives of the Company have advised us, and we also have assumed, that the terms of the Third Amendment and the Bond Purchase Amendment, when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the Merger and certain other potential competing transactions involving the Company and any third party. In connection therewith, we have received or are entitled to receive fees aggregating $4.5 million and we will also be entitled to a fee of $2.0 million upon the delivery of this opinion, as well as an additional fee of $7.5 million, plus 0.20% of the product of (A) the excess of (1) the average price of the Company Common Stock prior to the closing of the Merger over (2) $6.38 and (B) the number of fully-diluted shares of the Company Common Stock outstanding (excluding any shares of the Company Common Stock held by SoftBank as of April 15, 2013) upon the consummation of the Merger or certain other potential transactions involving the Company and any third party. We and our affiliates in the past have provided, and currently provide, services to the Company and SoftBank unrelated to the proposed Transactions, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, having acted for the Company as joint bookrunner for a $2.3 billion notes offering in November 2012, a $1.5 billion notes offering in August 2012, a $2.0 billion notes offering in February 2012 and a $4.0 billion notes offering in November 2011 and as a lender under the Company’s credit facilities. We have also acted as a financial advisor to the Company in connection with the

S-G-3

The Board of Directors

Sprint Nextel Corporation

June 10, 2013

Company’s proposal to acquire all of the equity interests of Clearwire not currently owned by the Company (the “Clearwire Acquisition”), for which we will receive a fee of $6.5 million upon the consummation of the Clearwire Acquisition. In connection with such advisory services, we became entitled to receive a fee of $1.0 million on June 1, 2013. We also provided services for SoftBank as joint lead manager for a JPY 10,000 million bond offering in September 2012 and a JPY 30,000 million bond offering in June 2011 and as a lender under SoftBank’s credit facilities. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, SoftBank and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Transactions, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transactions, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

S-G-4

June 10, 2013

The Board of Directors Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, Kansas 66251

Members of the Board of Directors:

We understand that Sprint Nextel Corporation, a Kansas corporation (the “Company”), has entered into the Agreement and Plan of Merger dated as of October 15, 2012, as amended by the First Amendment to the Agreement and Plan of Merger, dated November 29, 2012, and the Second Amendment to the Agreement and Plan of Merger, dated April 12, 2013 (as so amended, the “Existing Merger Agreement”), among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), and Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”). We further understand that the Company and the other parties to the Existing Merger Agreement propose to enter into a Third Amendment to the Existing Merger Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Third Amendment”; the Existing Merger Agreement, as proposed to be further amended by the Third Amendment, is referred to as the “Merger Agreement”). We further understand that pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”) and the holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either:

(a)	one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or

(b)	$7.65 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms (pursuant to which holders of Company Common Stock (other than holders of Excluded Shares) may receive a combination of cash and a fraction of a share of Parent Common Stock for each share of Company Common Stock), procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”) and (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not less than $1,900,000,000, which will not be used to fund the aggregate Cash Consideration and will be retained in the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution”). We understand that pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 between the Company and Parent (the “Existing Bond Purchase Agreement”), Parent previously purchased from the Company a convertible senior bond in the principal amount of $3,100,000,000 (the “Bond”). We further understand that concurrently with the execution of the Third Amendment, the Company and Parent propose to enter into the First Amendment to Bond Purchase Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Bond Purchase Amendment”; the

S-H-1

Board of Directors

Sprint Nextel Corporation

June 10, 2013

Existing Bond Purchase Agreement as proposed to be amended by the Bond Purchase Amendment is referred to as the “Bond Purchase Agreement” and, together with the Warrant Agreement and the Merger Agreement, the “Agreements”). We also understand that pursuant to the Bond Purchase Agreement, the Bond is convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.5% of Company Common Stock outstanding, without giving effect to such conversion, and is putable to the Company in certain circumstances specified in the Bond Purchase Agreement (the purchase of the Bond and the terms thereof being referred to as the “Bond Purchase Transaction” and, together with the Warrant Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

The Board of Directors of the Company (the “Board”) has requested our opinion as to whether the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the shares of the Company Common Stock (other than holders of Excluded Shares).

In arriving at our opinion set forth below, we have, among other things: (i) reviewed the Agreements; (ii) reviewed certain publicly available business and financial information concerning the Company and SoftBank and the industry in which they operate; (iii) compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data relating to public market trading levels and implied multiples; (v) reviewed the current and historical market prices of the Company Common Stock; (vi) reviewed certain internal financial analyses and forecasts for the Company prepared by its management relating to its business as approved for our use by the Company (the “Forecasts”); (vii) reviewed certain estimates of synergies prepared by the management of the Company that were not publicly available that the management of the Company has directed us to utilize for purposes of our analysis; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of management of the Company and SoftBank with respect to the business and financial prospects of the Company and SoftBank and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and SoftBank, their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company or SoftBank, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or SoftBank. In relying on the Forecasts and estimates of synergies provided to us or discussed with us by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company and the expected synergies, and that such Forecasts and estimates of synergies have been reviewed by the Board of Directors. We note in particular in this connection that the Forecasts provided to us by the Company anticipate, and that we have been directed by you in connection with rendering our opinion to assume, that the Company will acquire 100% of the equity interests of Clearwire Corporation (“Clearwire”) not currently owned by the Company on the terms of the Company’s current proposal to acquire Clearwire. We express no view as to the reasonableness of such financial

S-H-2

Board of Directors

Sprint Nextel Corporation

June 10, 2013

analyses and forecasts or any assumption on which they are based. In addition, we have assumed that the Forecasts will be achieved at the times and in the amounts projected. We have assumed that the transactions contemplated by the Agreements and related transactions will be consummated as contemplated in the Agreements and related agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreements and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transactions, no material delays, limitations, conditions or restrictions will be imposed. Representatives of the Company have advised us, and we also have assumed, that the terms of the Third Amendment and the Bond Purchase Amendment, when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us.

For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or SoftBank since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company or SoftBank made available to us, and that there is no information or any fact that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and SoftBank and their respective other advisors with respect to such issues.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions, prospects, financial and otherwise, of the Company and SoftBank as they were reflected in the information provided to us and as they were represented to us in discussions with certain members of management of the Company and SoftBank. We are expressing no opinion herein as to the price at which the shares of the Parent Common Stock or the Company Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares), of the Aggregate Merger Consideration pursuant to the Merger Agreement and we express no opinion as to any underlying decision which the Company may make to engage in the Transactions or any alternative transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. We understand that the Third Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on the Company’s behalf by a Special Committee of the Board of Directors (the “Special Committee”), which is advised by its own legal and financial advisors, and that such Special Committee has also been delegated responsibility for reviewing and considering certain other matters relating to the Merger and potential alternatives thereto. In this regard, we note that we did not participate in negotiations or discussions relating to the Third Amendment or the Bond Purchase Amendment, and we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of the Company, and we do not express any opinion as to the relative merits of the Transactions as compared to any alternative transaction.

We have acted as financial advisor to the Company in connection with the Merger and certain other potential competing transactions involving the Company and any third party. In connection therewith, we have received or are entitled to receive fees aggregating $4.5 million and we will also be entitled to a fee of $2.0 million upon the delivery of this opinion as well as an additional fee of $2.5 million, plus 0.20% of the product of

S-H-3

Board of Directors

Sprint Nextel Corporation

June 10, 2013

(A) the excess of (1) the average price of the Company Common Stock prior to the closing over (2) $6.38 and (B) the number of fully-diluted shares of the Company Common Stock outstanding (excluding any shares of the Company Common Stock held by SoftBank as of the April 15, 2013) upon the consummation of the Merger or certain other potential competing transactions involving the Company and any third party. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. We are not acting as financial advisor to the Company in connection with its proposed acquisition of Clearwire. In the past, we have provided financial advisory services to the Company unrelated to the Transactions for which we received compensation. In addition, we and our affiliates may in the future provide financial services to the Company, SoftBank and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board, solely in its capacity as such, in connection with and for the purpose of its evaluation of the Merger. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transactions or a recommendation to any holders of the Company Common Stock as to how to vote or otherwise act with respect to the Transactions or any other matter, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock (other than holders of Excluded Shares) or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees of the Company, or any class of such persons, whether relative to the Aggregate Merger Consideration pursuant to the Merger Agreement or otherwise. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, such approval not to be unreasonably withheld; provided, however, that the Company may reproduce this opinion in full in any document relating to the Transactions that is required to be filed by the Company with the United States Securities and Exchange Commission. This opinion has been approved by the Global Financial Advisory Commitment Committee of Rothschild Inc.

S-H-4

Board of Directors

Sprint Nextel Corporation

June 10, 2013

On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

/s/ Rothschild Inc.
ROTHSCHILD INC.

S-H-5

June 10, 2013

The Board of Directors

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Dear Members of the Board:

We understand that Sprint Nextel Corporation, a Kansas corporation (the “Company”), has entered into the Agreement and Plan of Merger dated as of October 15, 2012, as further amended by the First Amendment to the Agreement and Plan of Merger, dated November 29, 2012, and the Second Amendment to the Agreement and Plan of Merger, dated April 12, 2013 (as so amended, the “Existing Merger Agreement”), among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), and Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”). We further understand that the Company and the other parties to the Existing Merger Agreement propose to enter into a Third Amendment to the Existing Merger Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Third Amendment”; the Existing Merger Agreement, as proposed to be further amended by the Third Amendment, is referred to as the “Merger Agreement”). We further understand that pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”) and the holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either (a) one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or (b) $7.65 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms (pursuant to which holders of Company Common Stock (other than holders of Excluded Shares) may receive a combination of cash and a fraction of a share of Parent Common Stock for each share of Company Common Stock), procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”) and (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not less than $1,900,000,000, which will not be used to fund the aggregate Cash Consideration and will be retained in the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution”). We understand that pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 between the Company and Parent (the “Existing Bond Purchase Agreement”), Parent previously purchased from the Company a convertible senior bond in the principal amount of $3,100,000,000 (the “Bond”). We further understand that concurrently with the execution of the Third Amendment, the Company and Parent propose to enter into the First Amendment to Bond Purchase Agreement, the most recent draft of which was delivered to us on June 10, 2013 (the “Bond Purchase Amendment”; the Existing Bond Purchase

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The Board of Directors Sprint Nextel Corporation June 10, 2013 Page 2

Agreement as proposed to be amended by the Bond Purchase Amendment is referred to as the “Bond Purchase Agreement” and, together with the Warrant Agreement and the Merger Agreement, the “Agreements”). We also understand that pursuant to the Bond Purchase Agreement, the Bond is convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.5% of Company Common Stock outstanding, without giving effect to such conversion, and is putable to the Company in certain circumstances specified in the Bond Purchase Agreement (the purchase of the Bond and the terms thereof being referred to as the “Bond Purchase Transaction” and, together with the Warrant Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and certain other potential competing transactions involving the Company and any third party. In connection therewith, we have received or are entitled to receive fees aggregating $4.5 million and we will also be entitled to a fee of $2.0 million upon the delivery of this opinion as well as an additional fee of $2.5 million, plus 0.20% of the product of (A) the excess of (1) the average price of the Company Common Stock prior to the closing over (2) $6.38 and (B) the number of fully-diluted shares of the Company Common Stock outstanding (excluding any shares of the Company Common Stock held by SoftBank as of the date April 15, 2013) upon the the consummation of the Merger or certain other potential competing transactions involving the Company and any third party. We are not acting as financial advisor to the Company in connection with its proposed acquisition of Clearwire. In the past, UBS and its affiliates have provided investment banking services to the Company and SoftBank unrelated to the proposed Transactions, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, SoftBank and certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transactions or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transactions or any related transaction, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. We have not been asked to address, and express no opinion with respect to, any matter other than, the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Aggregate Merger Consideration. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger or the prices at which Parent Common Stock or Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreements will comply with all material terms of the Agreements

S-I-2

The Board of Directors Sprint Nextel Corporation June 10, 2013 Page 3

and (ii) the Transactions and related transactions will be consummated in accordance with the terms of the Agreements and related agreements without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on any of the parties to the Agreements or the Transactions. We understand that the Third Amendment and the Bond Purchase Amendment and the transactions contemplated thereby were negotiated on the Company’s behalf by a Special Committee of the Board of Directors (the “Special Committee”), which is advised by its own legal and financial advisors, and that such Special Committee has also been delegated responsibility for reviewing and considering certain other matters relating to the Merger and potential alternatives thereto. In this regard, we note that we did not participate in negotiations or discussions relating to the Third Amendment or the Bond Purchase Amendment, and we have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and SoftBank; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior managements of the Company and SoftBank concerning the businesses and financial prospects of the Company and SoftBank; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) reviewed certain estimates of synergies prepared by the management of the Company that were not publicly available that the management of the Company has directed us to utilize for purposes of our analysis; (vii) compared the financial terms of the Transactions with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Company Common Stock; (ix) reviewed the Agreements; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or SoftBank, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, and synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and expected synergies, and that such forecasts and estimates, including synergies, have been reviewed by the Board of Directors of the Company, and we express no view as to any financial forecasts and estimates or the assumptions on which they are based. We note in particular in this connection that the Forecasts provided to us by the Company anticipate, and that we have been directed by you in connection with rendering our opinion to assume, that the Company will acquire 100% of the equity interests of Clearwire Corporation (“Clearwire”) on the terms of the Company’s current proposal to acquire Clearwire. Representatives of the Company have advised us, and we also have assumed, that the terms of the Third Amendment and the Bond Purchase Amendment, when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s and SoftBank’s respective advisors with respect to legal, regulatory, accounting and tax matters.

S-I-3

The Board of Directors Sprint Nextel Corporation June 10, 2013 Page 4

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by holders of Company Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

S-I-4

The Board of Directors Sprint Nextel Corporation June 10, 2013 Page 5

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Aggregate Merger Consideration in the Merger.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

S-I-5

Annex S-J

June 10, 2013

The Special Committee of the Board of Directors

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Members of the Special Committee of the Board of Directors:

We understand that Sprint Nextel Corporation (“Sprint”) previously entered into an Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 and April 12, 2013 (the “Initial Merger Agreement”), among SOFTBANK CORP., (“SoftBank”), Starburst I, Inc., a wholly owned subsidiary of SoftBank (“SoftBank HoldCo”), Starburst II, Inc., a wholly owned subsidiary of SoftBank HoldCo (“Parent”), Starburst III, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Sprint, pursuant to which, among other things, Merger Sub will merge with and into Sprint and Sprint will become a wholly owned subsidiary of Parent (the “Merger”). We further understand that Sprint, SoftBank, SoftBank HoldCo, Parent and Merger Sub propose to enter into a Third Amendment (the “Amendment”) to the Initial Merger Agreement, dated June 10, 2013 (as so amended, the “Merger Agreement”), pursuant to which in the Merger holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of Sprint (the “Sprint Common Stock”) (other than shares of Sprint Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), the “Excluded Shares”)) may elect to receive in respect of each share of Sprint Common Stock either (a) one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or (b) $7.65 in cash (the “Cash Consideration” and the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of Sprint Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms, procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. Pursuant to the terms of the Amendment, the aggregate Stock Consideration to be received by the former stockholders and former equityholders of Sprint will collectively represent 22.333% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement (as defined below)).

We also understand that (i) pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012, as proposed to be amended pursuant to a First Amendment to Bond Purchase Agreement dated June 10, 2013 (the “Bond Purchase Agreement”), between Sprint and Parent, Parent purchased from Sprint and Sprint issued and sold to Parent a convertible senior bond in the principal amount of $3,100,000,000 (which is convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, the “Bond”) (the “Bond Purchase Transaction”), (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause SoftBank HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”, and together with the Merger Agreement and the Bond Purchase Agreement, the “Agreements”) with Parent, pursuant to which SoftBank HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”), and (iii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause SoftBank HoldCo to make an equity contribution to Parent of not less than $1,900,000,000, which will not be used to fund the aggregate Cash

S-J-1

Special Committee of the Board of Directors

Sprint Nextel Corporation

Consideration and will be retained in the cash balances of Parent immediately following the consummation of the Merger (the “Equity Contribution”, and together with the Warrant Transaction, the Bond Purchase Transaction and the Merger, the “Transactions”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Sprint Common Stock (other than holders of the Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Sprint and SoftBank;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sprint furnished to or discussed with us by the management of Sprint, including certain financial forecasts relating to Sprint prepared by the management of Sprint (such forecasts, the “Sprint Forecasts”);

(3)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Sprint to result from the Merger;

(4)	discussed the past and current business, operations, financial condition and prospects of Sprint with members of senior management of Sprint;

(5)	reviewed the trading history for Sprint Common Stock;

(6)	compared certain financial and stock market information of Sprint with similar information of other companies we deemed relevant;

(7)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(8)	reviewed the Agreements;

(9)	reviewed the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 17, 2012, by and among Sprint, Collie Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Sprint, and Clearwire Corporation, a Delaware corporation (as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 18, 2013 and the Second Amendment to Agreement and Plan of Merger, dated as of May 21, 2013) (the “Clearwire Transaction”); and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Sprint that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sprint Forecasts, we have been advised by Sprint, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sprint as to the matters covered thereby. With respect to the Cost Savings, we have been advised by Sprint, and have assumed, with the consent of Sprint, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management

S-J-2

Special Committee of the Board of Directors

Sprint Nextel Corporation

of Sprint as to the future financial performance of Parent. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sprint, nor have we made any physical inspection of the properties or assets of Sprint. We have not evaluated the solvency or fair value of Sprint, SoftBank or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Special Committee, that the Transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Sprint, Parent or the contemplated benefits of the Transactions. At the direction of the Special Committee, we have assumed and relied upon for purposes of our analyses and opinion, that the Clearwire Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory, shareholder and other approvals, consents, releases and waivers for the Clearwire Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Sprint, Parent or the contemplated benefits of the Clearwire Transaction.

We express no view or opinion as to any terms or other aspects of the Transactions (other than the Aggregate Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution, nor do we express any view or opinion as to any terms or other aspects of the Clearwire Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Aggregate Merger Consideration to be received by holders of Sprint Common Stock (other than holders of the Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Aggregate Merger Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Sprint or in which Sprint might engage or as to the underlying business decision of Sprint to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Parent Common Stock actually will be when issued or the prices at which Sprint Common Stock or Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election.

We have acted as financial advisor to the Special Committee of the Board of Directors of Sprint in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Sprint has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a

S-J-3

Special Committee of the Board of Directors

Sprint Nextel Corporation

principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Sprint, SoftBank and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Sprint and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner or manager for various debt and equity offerings of Sprint and its affiliates, (ii) having acted or acting as a documentation agent and book runner for, and a lender under, certain credit facilities, letters of credit and lease facilities of Sprint and its affiliates, (iii) having acted as solicitation agent for a consent solicitation undertaken by Sprint with respect to certain of its debt securities to provide an exception for transactions involving SoftBank and its affiliates from the change of control provisions under the indenture governing such securities, (iv) having provided or providing certain fixed income trading services to Sprint and its affiliates and (v) having provided or providing certain treasury and management services and products to Sprint and its affiliates. In addition, certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with Sprint.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to SoftBank and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner or manager for various debt offerings of SoftBank, including SoftBank’s issuance of US$2.485 billion of 4.500% Senior Notes due year 2020, the proceeds of which SoftBank has disclosed will be utilized to finance a portion of the Cash Consideration, and (ii) having acted or acting as arranger and bookrunner for, and a lender under, certain credit facilities and other loans of SoftBank.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of Sprint in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Special Committee of the Board of Directors of Sprint.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Aggregate Merger Consideration to be received in the Merger by holders of Sprint Common Stock (other than holders of the Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

S-J-4

SPRINT NEXTEL CORPORATION	SPRINT NEXTEL CORPORATION
6200 SPRINT PARKWAY OVERLAND PARK, KS 66251	YOUR VOTE IS IMPORTANT
Please take a moment now to vote the shares of Sprint Nextel Corporation common stock for the Special Meeting of Stockholders convened on June 12, 2013, and adjourned until June 25, 2013.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone—Please call toll-free at 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on this proxy card.

OR

2. Vote by Internet—Please access www.proxyvote.com and follow the on-screen instructions. Have this proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time the night before the meeting (2 days before the meeting for shares held through our 401(k) plan). Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you had executed a proxy card.

OR

3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to arrive no later than the closing of the polls on June 25, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M61271-504690	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

▲ TO VOTE BY MAIL PLEASE COMPLETE, SIGN, DATE AND DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▲

SPRINT NEXTEL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3		For	Against	Abstain

1.	Adoption of the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012, April 12, 2013, and June 10, 2013 (the “Merger Agreement”), among SoftBank Corp., Starburst I, Inc., Starburst II, Inc., Starburst III, Inc., and Sprint Nextel Corporation.	☐	☐	☐

2.	Approval, by a non-binding advisory vote, of certain compensation arrangements for Sprint Nextel Corporation’s named executive officers in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐

3.	Approval of any motion to postpone or adjourn the Sprint Nextel Corporation special stockholders’ meeting, if necessary to solicit additional proxies to approve proposal 1.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any postponement or adjournment thereof.

Please sign exactly as your name or names appear on this proxy. For joint accounts, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2013 SPECIAL MEETING OF STOCKHOLDERS

Tuesday, June 25, 2013

10:00 a.m. Central time

Ritz Charles

9000 W. 137th Street

Overland Park, Kansas 66221

THIS ADMISSION TICKET ADMITS ONLY THE

NAMED STOCKHOLDER AND A GUEST, OR PERSONS

HOLDING PROXIES FROM STOCKHOLDERS.

▼ TO VOTE BY MAIL PLEASE COMPLETE, SIGN, DATE AND DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED  ▼

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M61272-504690

SPRINT NEXTEL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS—CONVENED ON JUNE 12, 2013 AND ADJOURNED UNTIL JUNE 25, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Wunsch or Timothy P. O’Grady and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Sprint Nextel Corporation held of record or in an applicable plan by the undersigned at the close of business on April 18, 2013, at the Special Meeting of Stockholders to be held at Ritz Charles, at 10:00 a.m. local time, on June 25, 2013, or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is made, this proxy will be voted as recommended by the board of directors of Sprint Nextel Corporation.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting of Stockholders or any postponement or adjournment thereof, and hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement furnished herewith.

IMPORTANT—THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.